The information contained herein is subject to completion or amendment. An offering statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the offering statement becomes qualified. This proxy statement/offering circular does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PROXY STATEMENT AND OFFERING CIRCULAR
SUBJECT TO COMPLETION — DATED JULY 14, 2017
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Patriot Federal Bank Shareholder:
The Board of Directors of Patriot Federal Bank (“Patriot”) has unanimously approved a strategic merger in which Patriot will merge (the “Merger”) with and into The National Union Bank of Kinderhook (“Kinderhook”) with a goal of creating a community banking organization with enhanced scale and efficiency towards building long-term shareholder value. We are sending this proxy statement to ask you, as a Patriot shareholder, to approve and adopt the Merger Agreement.
If the Merger is consummated, each share of Patriot common stock will be converted into the right to receive 0.30 shares of the common stock of Kinderhook Bank Corp. (“KBC”), Kinderhook’s bank holding company. As of the date of this proxy statement/offering circular, KBC expects that it will issue approximately 439,059 shares of KBC common stock to the holders of Patriot common stock in the Merger (assuming no outstanding options or warrants of Patriot are exercised before the consummation of the Merger and assuming that no holders of Patriot common stock exercise their dissenters’ rights). Upon consummation of the Merger, it is expected that there will be issued and outstanding approximately 1,171,820 shares of KBC common stock, with current KBC shareholders owning approximately 62.5% of KBC’s outstanding common stock and former holders of Patriot common stock owning approximately 37.5% of KBC’s outstanding common stock, and 29.3% of KBC’s fully diluted outstanding common stock, assuming conversion of all outstanding preferred stock.
The KBC common stock issued pursuant to the Merger will be issued pursuant to the Regulation A exemption from registration under the Securities Act of 1933, as amended, and this document serves as an offering circular with respect to the KBC common stock. The market price of KBC common stock is subject to change at all times based on the future financial condition and operating results of KBC, Kinderhook, future market conditions and other factors. We urge you to obtain current market quotations for KBC (trading symbol “NUBK”) which is quoted on the OTCQB marketplace of the OTC Markets Group, Inc. The closing price of KBC common stock and Patriot common stock on March 13, 2017, the last day before the Merger was announced, was $33.15 and $7.00,respectively, and was $37.00 and $10.44, respectively on July 11, 2017, the last practicable trading day prior to the mailing of this document. Based on such price, the equivalent value of stock consideration to be received by Patriot shareholders would be approximately $16,245,183 in the aggregate.
After careful consideration, the Board of Directors of Patriot has determined that the Merger is in the best interests of Patriot shareholders and recommends that Patriot shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” each of the other items to be considered at the Patriot shareholders’ meeting.
Your vote is very important. We are holding the annual meeting of our shareholders to obtain approval of the Merger and elect directors of Patriot as described in this proxy statement/offering circular. Approval of the Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Patriot common stock. Directors will be elected by a plurality of votes cast at the meeting.
Whether or not you plan to attend the Patriot shareholders’ meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may still attend the Patriot shareholders’ meeting and vote your shares in person. The Board of Directors of Patriot unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” the election of each Director and, if necessary, “FOR” the adjournment of the meeting.
This proxy statement/offering circular describes the shareholders’ meeting and proposals, the Merger, the documents related to the Merger and other related matters. Please carefully read this proxy statement/offering circular in its entirety, including the information in the “Risk Factors” section beginning on page 16.
Thank you for your support.
Kathleen J. Wolfe
President and Chief Executive Officer
Patriot Federal Bank
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if the proxy statement/offering circular is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the Merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either KBC, Kinderhook or Patriot, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/offering circular is dated            , 2017 and is first being mailed to Patriot shareholders on or about            , 2017.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on August 29, 2017
Notice is hereby given that the annual meeting of shareholders of Patriot Federal Bank (“Patriot”) will be held at the Canajoharie Library and Art Gallery, located at 2 Erie Boulevard, Canajoharie, New York 13317 at 10:00 a.m., local time, on August 29, 2017 for the following purposes:
1.
To approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 14, 2017, by and among Kinderhook Bank Corp. (“KBC”), The National Union Bank of Kinderhook (“Kinderhook”), and Patriot Federal Bank (“Patriot”), pursuant to which Patriot will merge with and into Kinderhook, as more fully described in the accompanying proxy statement/offering circular (the “Merger Proposal”);

2.
To elect three (3) Directors, each for a term of three (3) years (the “Director Election Proposal”);

3.
To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the Merger Agreement (the “Adjournment Proposal”); and

4.
To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of Patriot common stock at the close of business on July 17, 2017, are entitled to notice of and to vote at the meeting and any adjournments thereof.
After careful consideration, the Board of Directors of Patriot has determined that the Merger is in the best interests of Patriot shareholders and recommends that Patriot shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” each of the other items to be considered at the meeting.
Your vote is very important. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Patriot common stock. Directors will be elected by a plurality of votes cast at the meeting.
Each holder of Patriot common stock is entitled to assert dissenters’ rights in connection with the Merger and receive the value of his or her shares, provided the proper procedures of 12 U.S.C. 215a are followed. A copy of 12 U.S.C. 215a is attached as Annex D to the accompanying proxy statement/offering circular.
By Order of the Board of Directors,

Stanley K. Dickson
Corporate Secretary
Canajoharie, New York
           , 2017
i

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the shareholder meeting. You may also vote via the Internet or telephone by following the instructions on the enclosed proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.
In this proxy statement/offering circular:
•
Kinderhook Bank Corp. is referred to as “KBC”

•
The National Union Bank of Kinderhook, the wholly-owned national bank subsidiary of KBC, is referred to as “Kinderhook”

•
Patriot Federal Bank, is referred to as “Patriot”

•
The merger of Patriot with and into Kinderhook is referred to as the “Merger”

•
The Agreement and Plan of Merger, dated as of March 14, 2017, by and among KBC, Kinderhook and Patriot is referred to as the “Merger Agreement”, a copy of which is attached as Annex A to this proxy statement/offering circular

•
The date on which the Merger becomes effective, is referred to as the “Effective Date” of the Merger

•
Patriot’s proposal to approve and adopt the Merger Agreement is referred to as the “Merger Proposal”

•
Patriot’s proposal to adjourn its shareholder meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the Merger Proposal is referred to as the “Adjournment Proposal”

•
The annual meeting of shareholders of Patriot to be held on August 29, 2017 is referred to as the “Patriot Shareholder Meeting”

•
The bank continuing in operation after the Merger, which will be a national bank named “The National Union Bank of Kinderhook,” is referred to as the “continuing bank” or the “surviving bank”

•
The date on which the closing occurs is referred to as the “Closing Date”

•
The time at which the Merger will be consummated is referred to as the “Effective Time”, as defined in the Merger Agreement, and will be the close of business on the Closing Date or such other time as may be agreed upon in writing by the parties and as set forth in the Articles of Merger filed with the Office of the Comptroller of the Currency

•
Capitalized terms not defined in this proxy statement/offering circular are defined in the Merger Agreement

PLEASE NOTE
We have not authorized anyone to provide you with any information other than the information included in this proxy statement/offering circular and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.
This proxy statement/offering circular has been prepared as of the date on the cover page. There may be changes in the affairs of Patriot, KBC and Kinderhook since that date that are not reflected in this document.

Annex A — Agreement and Plan of Merger
Annex B — Form of Voting Agreement
Annex C — Opinion of Financial Advisor to Patriot
Annex D — Section 12 U.S.C. 215a Regarding Dissenters’ Rights of Patriot Shareholders
Annex E — Patriot Financial Statements
Annex F — KBC Financial Statements
Annex G — Opinion of Financial Advisor to KBC
v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PATRIOT
SHAREHOLDER MEETING
The following questions and answers briefly address some commonly asked questions about the Patriot Shareholder Meeting and the Merger. They may not include all of the information that is important to Kinderhook and Patriot shareholders. We urge shareholders to read carefully this proxy statement/offering circular, including the Annexes and the other documents referred to herein.
Q:
What is the Merger?

A:
KBC, Kinderhook, and Patriot have entered into the Merger Agreement whereby Patriot will merge with and into Kinderhook, with Kinderhook being the surviving bank. Kinderhook and Patriot currently expect to complete the Merger in the fourth calendar quarter of 2017. A copy of the Merger Agreement is attached to this proxy statement/offering circular as Annex A.

If the Merger is completed, Patriot will merge with and into Kinderhook, the wholly-owned bank subsidiary of KBC. The surviving bank in the Merger will continue in operation under the name “The National Union Bank of Kinderhook”.
Q:
Why do Kinderhook and Patriot want to merge?

A:
Kinderhook and Patriot believe that the proposed Merger has significant strategic benefits to both parties, and that the Merger will create a stronger community bank franchise, with enhanced scale and efficiency which will build long-term shareholder value. Kinderhook and Patriot also believe that the Merger is a natural market extension for the parties and their respective balance sheets are complementary. For additional details on the reasons for the Merger, see “The Merger — Patriot’s Reasons for the Merger” on page       .

Q:
When will the Merger be complete?

A:
We are working to complete the Merger as quickly as possible, but we first must satisfy the conditions to completion of the Merger set forth in the Merger Agreement. The parties are using their best efforts to complete the Merger before December 31, 2017. However, we cannot assure you if or when the Merger will occur.

Q:
What will Patriot shareholders receive in the Merger?

A:
Patriot shareholders will receive the right to exchange each share of Patriot common stock for 0.30 shares of KBC common stock. This stock consideration is sometimes referred to in this proxy statement/offering circular as the “Merger Consideration”.

For more information, see “The Merger Agreement — Merger Consideration” on page       .
Q:
Why am I receiving this proxy statement/offering circular?

A:
In order to approve and adopt the Merger Agreement and elect directors, Patriot has called a meeting of its shareholders. The Patriot Board of Directors is soliciting proxies from its shareholders and this document serves as the proxy statement for the Patriot Shareholder Meeting and describes the proposals to be presented at the Patriot Shareholder Meeting. This document is also an offering circular that is being delivered to Patriot shareholders because KBC is offering shares of its common stock to Patriot shareholders in connection with the Merger. This proxy statement/offering circular contains important information about the Merger and the nominee directors. You should read it carefully and in its entirety.

The enclosed materials allow you to have your shares voted by proxy without attending the Patriot Shareholder Meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
Will I be able to sell the shares of KBC common stock that I receive in the Merger?

A:
Yes. You may sell the shares of KBC common stock that you receive as consideration in the Merger. Because the shares of KBC common stock are being offered as Merger Consideration under Regulation A, the shares of KBC common stock are not considered “restricted securities” under Rule 144 of the Securities Act. As a result, sales of KBC common stock by persons are not subject to transfer restrictions under Rule 144. “Affiliates” of KBC, however, are still subject to the limitations of Rule 144, other than the holding period requirement.

Q:
What do I need to do now to vote my shares?

A:
After carefully reading and considering the information contained in this proxy statement/offering circular, as a Patriot shareholder, please vote your shares as soon as possible so that your shares will be represented at the Patriot Shareholder Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee (“street name”).

Q:
If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:
No. Your broker or other nominee does not have authority to vote on the proposals described in this proxy statement/offering circular if you do not provide instructions on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions on how to vote. You should follow the directions your broker or other nominee provides.

Q:
When and where is the Patriot Shareholder Meeting?

A:
The Patriot Shareholder Meeting will be held at the Canajoharie Library and Art Gallery, located at 2 Erie Boulevard, Canajoharie, New York 13317 at 10:00 a.m. local time, on August 29, 2017.

Q:
What vote is required to approve each proposal at the Patriot Shareholder Meeting?

A:
The Merger Proposal requires the affirmative vote of the Patriot shareholders owning at least two-thirds of the outstanding shares of Patriot common stock entitled to vote on the proposal.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election.
The Adjournment Proposal requires the affirmative vote of at least a majority of the shares present or represented at the Patriot Shareholder Meeting and entitled to vote.
Q:
How does my board recommend I vote on the Merger Agreement?

A:
The Board of Directors of Patriot unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement.

Q:
What if I do not vote on the matters relating to the Merger?

A:
With respect to the Merger Proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote your shares of Patriot common stock will have the same effect as a vote against the Merger Proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the Merger Proposal. If you are a shareholder of record of Patriot common stock and you sign and return your proxy card but do not indicate how you want to vote on the Merger Proposal, your proxy will be voted in favor of the Merger Proposal.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are a shareholder of record of Patriot common stock, you may change your vote at any time before your proxy is voted at the Patriot Shareholder Meeting. You may do this in any of the following ways:

•
By sending a notice of revocation to the Patriot Corporate Secretary;

•
By sending a completed proxy card bearing a later date than your original proxy card;

•
By voting via the Internet or telephone any time after delivering your proxy or voting instruction card; or

•
By attending the Patriot Shareholder Meeting and voting in person, your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the Patriot Shareholder Meeting.
If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.
Q:
What are the material U.S. federal income tax consequences of the Merger to Patriot shareholders?

A:
Kinderhook and Patriot intend for the Merger to be treated, and the obligation of Kinderhook and Patriot to consummate the Merger is conditioned upon the receipt of an opinion from their respective legal counsel to the effect that the Merger will be treated, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Merger qualifies for such treatment, a holder of Patriot common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of Patriot common stock solely for shares of KBC common stock pursuant to the Merger.

However, Patriot shareholders generally will recognize gain (or loss) measured by the difference between the cash received for such fractional share and such shareholder’s tax basis in its shares of Patriot common stock allocable to that fractional share.
For greater detail, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page       .
The U.S. federal income tax consequences described above may not apply to all holders of Patriot common stock. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the Merger to you.
Q:
Do I have dissenters’ rights?

A:
Yes. Under federal banking law, Patriot shareholders are entitled to exercise dissenters’ rights in connection with the Merger. You are urged to read the summary of dissenters’ rights contained in this proxy statement/offering circular under the section titled “The Merger — Dissenters’ Rights” beginning on page ___, as well as 12 U.S.C. 215a, which is attached as Annex D to this this proxy statement/offering circular.

Q:
If I am a Patriot shareholder with shares represented by stock certificates, should I send in my Patriot stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card.

If you are a holder of Patriot common stock, you will receive written instructions from Computershare Trust Company (the “exchange agent”) within ten (10) business days prior to the Effective Time of the Merger on how to exchange your Patriot stock certificates for the Merger Consideration.

Q:
Who should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the Merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/offering circular or the enclosed proxy card, you should contact Patriot’s Corporate Secretary by calling (518) 673-4400 or by writing to Patriot Federal Bank, 211 Erie Boulevard, Canajoharie, New York 13317, Attention: Stanley K. Dickson, Corporate Secretary. You may also obtain more information about the Merger and the proxy materials by contacting Georgeson, LLC, Patriot’s proxy solicitor, at 1-888-877-5373.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY
The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in this document and the information incorporated into this document by reference to fully understand the Merger. See “Where You Can Find More Information” on page       . Each item in this summary refers to the page where that subject is discussed in more detail.
The Companies (Page       )
Kinderhook Bank Corp.
KBC is a New York corporation that owns all of the outstanding shares of common stock of Kinderhook. At March 31, 2017, KBC had on a consolidated basis, assets of approximately $466.6 million, deposits of approximately $404.9 million, and stockholders’ equity of approximately $36.6 million. KBC’s stock is traded on the OTCQB Marketplace under the symbol “NUBK”.
The National Union Bank of Kinderhook
Kinderhook, which is headquartered in Kinderhook, New York, is a 164-year-old independent community bank with offices in Albany, Chatham, Delmar, East Greenbush, Greenport, Kinderhook, Latham, and Valatie, New York. Kinderhook offers a full range of deposit, loan and related banking and financial products and services to consumer and commercial customers.
Patriot Federal Bank
Patriot is a federal savings association headquartered in Canajoharie, New York. Patriot, which was founded in 2005, provides a full range of banking products and services through its main office in Canajoharie and two branch offices located in Amsterdam and Johnstown, New York. At March 31, 2017, Patriot had assets of approximately $144.7 million and deposits of approximately $121.8 million.
The Patriot Shareholder Meeting
Date, Time and Place of the Patriot Shareholder Meeting (Page       )
Patriot will hold its Patriot Shareholder Meeting at the Canajoharie Library and Art Gallery, located at 2 Erie Boulevard, Canajoharie, New York 13317 on August 29, 2017, at 10:00 a.m., local time.
Actions to be Taken at the Patriot Shareholder Meeting (Page       )
At the Patriot Shareholder Meeting, shareholders will be asked to approve and adopt the Merger Agreement, elect directors, and, if necessary, approve one or more adjournments of the Patriot Shareholder Meeting.
Recommendation of Patriot Board of Directors (Page       )
The Patriot Board of Directors unanimously recommends that Patriot shareholders vote “FOR” approval of the Merger Proposal, “FOR” the election of each Director, and “FOR” approval of the Adjournment Proposal.
Record Date; Outstanding Shares; Shares Entitled to Vote (Page       )
Only holders of record of Patriot common stock at the close of business on the record date of July 17, 2017, are entitled to notice of and to vote at the Patriot Shareholder Meeting. As of the record date, there were 1,463,533 shares of Patriot common stock outstanding, held of record by approximately 340 shareholders. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock beneficially through banks, brokerage firms and others.

Quorum; Vote Required (Page       )
A quorum of Patriot shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Patriot common stock entitled to vote are represented in person or by proxy at the Patriot Shareholder Meeting, a quorum will exist. Patriot will include proxies marked as abstentions and broker non-votes in determining the presence of a quorum at the Patriot Shareholder Meeting.
The affirmative vote of the holders of at least two-thirds of the shares of Patriot common stock outstanding and entitled to vote is required to approve and adopt the Merger Agreement. The affirmative vote of the holders of a plurality of the shares present and entitled to vote at the Patriot Shareholder Meeting is required to elect Directors. The affirmative vote of the holders of a majority of the shares present and entitled to vote at the Patriot Shareholder Meeting is required to approve the Adjournment Proposal.
Share Ownership of Management; Voting Agreements (Page       )
As of the record date, the Directors and executive officers of Patriot and their affiliates collectively owned 384,422 shares of Patriot common stock, or approximately 26.27% of Patriot’s outstanding shares. Each Patriot Director and executive officer has entered into a Voting Agreement with KBC, which requires each person to vote all of the shares of Patriot common stock beneficially owned by him or her “FOR” approval of the Merger Proposal. None of the Directors or executive officers was paid any additional consideration in connection with the execution of the Voting Agreement.
Proxies, Voting and Revocation (Page       )
The Patriot Board of Directors requests that you return the proxy card accompanying this document for use at the Patriot Shareholder Meeting. Please complete, date and execute the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the Patriot Shareholder Meeting and not revoked before the vote at the Patriot Shareholder Meeting will be voted at the Patriot Shareholder Meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the proposals.
You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Patriot Shareholder Meeting:
•
delivering a written notice bearing a date later than the date of your proxy card to the Secretary of Patriot, stating that you revoke your proxy;

•
signing and delivering to the Secretary of Patriot a new proxy card relating to the same shares and bearing a later date; or

•
attending the Patriot Shareholder Meeting and voting in person, although attendance at the Patriot Shareholder Meeting will not, by itself, revoke a proxy.

The Merger and the Merger Agreement
The proposed Merger is of Patriot with and into Kinderhook, with Kinderhook as the surviving bank in the Merger. The Merger Agreement is attached to this proxy statement/offering circular as Annex A. Please carefully read the Merger Agreement as it is the legal document that governs the Merger.
Structure of the Merger (Page       )
Subject to the terms and conditions of the Merger Agreement, and in accordance with the laws and regulations of the Office of the Comptroller of the Currency (the “OCC”) and other applicable federal banking law, at the completion of the Merger, Patriot will merge with and into Kinderhook. Kinderhook will be the surviving bank in the Merger and will continue its corporate existence under the laws and regulations of the OCC and other federal banking laws. Upon completion of the Merger, the separate corporate existence of Patriot will terminate.

Consideration to be Received in the Merger (Page       )
Upon completion of the Merger, each outstanding share of Patriot common stock (other than any Patriot stock held by Patriot, which will be cancelled) will be converted into the right to receive 0.30 shares of KBC common stock.
No fractional shares of KBC common stock will be issued to any holder of Patriot common stock upon completion of the Merger. For each fractional share that would otherwise be issued, KBC will pay each shareholder cash (without interest) in an amount equal to the fractional share interest to which such shareholder would otherwise be entitled multiplied by the average of the daily closing prices of KBC common stock during the regular session of KBC common stock on OTCQB for the twenty (20) consecutive trading days immediately prior to the Closing Date, rounded to the nearest whole cent.
Treatment of Patriot Stock Options and Organizer Warrants (Page       )
At the Effective Time of the Merger, each stock option granted under the Patriot Stock Option Plan that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right of the holder to receive an amount of cash equal to the Option Cancellation Payment, as calculated under Section 3.4.1 of the Merger Agreement. In addition, at the Effective Time, each Patriot Organizer Warrant will be converted into the right to receive either the Patriot Warrant Cancellation Payment or a Replacement Warrant Certificate, as more fully described herein.
Opinion of The Bank Advisory Group, Financial Advisor to Patriot (Page       )
On May 23, 2017, Patriot’s financial advisor, The Bank Advisory Group (“BAG”), rendered to the Patriot Board of Directors its opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio in the proposed Merger. The full text of BAG’s written opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BAG as set forth in the opinion, is included as Annex C to this proxy statement/offering circular. Patriot shareholders are urged to read the opinion in its entirety. BAG’s opinion speaks only as of the date of the opinion. The opinion was directed to the Patriot Board of Directors (in its capacity as such) in its consideration of the financial terms of the Merger and addressed only the fairness, from a financial point of view, of the exchange ratio to the holders of Patriot common stock. It did not address the underlying business decision of Patriot to engage in the Merger and does not constitute a recommendation to any Patriot shareholder as to how to vote in connection with the Merger or any other matter.
Interests of Patriot’s Directors and Executive Officers in the Merger (Page       )
Patriot’s Directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Patriot shareholders generally. These interests include continued indemnification and insurance coverage by KBC after the Merger for acts or omissions occurring before the Merger, the receipt and potential receipt by certain Patriot executive officers of change in control, severance, or termination payments under pre-existing agreements, the appointment of one current Patriot director to the Board of Directors of both KBC and Kinderhook following the Effective Date of the Merger, and the invitation of those Patriot Directors who will not join the KBC or Kinderhook Boards of Directors, to serve on an advisory board of KBC. In addition, Patriot’s President and Chief Executive Officer, Kathleen J. Wolfe, has entered into an Employment Agreement with Kinderhook that will be effective at the Effective Time and will continue for a term of six (6) months. Patriot’s Vice President and Chief Credit Officer, Hans W. Drews, has also entered an employment agreement with Kinderhook that will be effective at the Effective Time. Patriot’s Board of Directors was aware of these interests and considered them in its decision to approve the Merger Agreement.
KBC and Kinderhook Management and Boards of Directors After the Merger (Page       )
Kinderhook has agreed to appoint Kathleen J. Wolfe, the current Chief Executive Officer and President of Patriot to the position of Regional Executive Vice President of Kinderhook pursuant to an Employment Agreement to be effective upon consummation of the Merger. The term of this agreement will commence immediately upon the Effective Date of the Merger and continue in effect for six (6) months, unless earlier terminated or extended by mutual agreement between Kinderhook and Ms. Wolfe. In addition, KBC has agreed to appoint one Director of Patriot to the Boards of Directors of KBC and Kinderhook effective immediately following the Effective Time of the Merger. Those Directors of Patriot not joining the KBC or Kinderhook Boards of Directors after the Merger will be invited to serve on an advisory board of KBC.
No Solicitation (Page       )
While the Merger Agreement is in effect, Patriot has agreed not to initiate, solicit, knowingly encourage, or knowingly facilitate the submission of any proposal from third parties regarding acquiring Patriot or its subsidiaries. In addition, Patriot has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring Patriot or its subsidiaries. However, if Patriot receives an acquisition proposal from a third party that did not result from solicitation in violation of its obligations under the Merger Agreement prior to the date of the Patriot Shareholder Meeting, Patriot may participate in discussions with, or provide confidential information to, such third party if, among other steps, Patriot’s Board of Directors concludes in good faith that the failure to take such actions would result in a violations of its fiduciary duties under applicable law.
Conditions to Completion of the Merger (Page       )
As more fully described in this proxy statement/offering circular and the Merger Agreement, the completion of the Merger depends on a number of mutual conditions being satisfied or waived, including approval of the Merger Agreement by Patriot shareholders and receipt of required regulatory approvals.
Termination of the Merger Agreement (Page       )
The Merger Agreement specifies a number of situations when KBC and Patriot may terminate the Merger Agreement. For example, the Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent and by either party under specified circumstances, including if the Merger is not consummated by December 31, 2017, unless the delay is due to a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.
Termination Fee (Page       )
Patriot has agreed to pay to KBC a termination fee of  $525,000 if the Merger Agreement is terminated under certain circumstances as specified in “The Merger Agreement — Termination Fee” beginning on page       .
Waiver or Amendment of Merger Agreement Provisions (Page       )
At any time prior to the completion of the Merger, a provision of the Merger Agreement may be waived by the party intended to benefit by the provision, or may be amended or modified by a written action taken or authorized by the parties’ respective Boards of Directors. However, after the approval of the Merger Agreement by the Patriot shareholders, no amendment will be made which by law requires further approval by Patriot shareholders without such further approval.
Material U.S. Federal Income Tax Consequences of the Merger (Page       )
The Merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of Kinderhook and Patriot to complete the Merger, each of Kinderhook and Patriot shall receive an opinion from its legal counsel to that effect. Accordingly, Patriot shareholders generally will not recognize any gain or loss on the conversion of shares of Patriot common stock solely into shares of KBC common stock. However, a Patriot shareholder generally will recognize gain (or loss) on cash received in lieu of any fractional share of KBC common stock that a Patriot shareholder would otherwise be entitled to receive. Any such gain or loss will be measured by the difference between the cash received for such fractional share and such shareholder’s tax basis in its shares of Patriot common stock allocable to that fractional share.

You should consult your tax advisor for a full explanation of the tax consequences of the Merger to you.
Regulatory Approvals Required for the Merger (Page       )
To complete the Merger, Kinderhook and Patriot need the prior approval of the OCC, which was received on June 14, 2017. Approval by the OCC is not an endorsement of, or recommendation for, the Merger. KBC confirmed with the Federal Reserve Bank of New York (“FRBNY”) that neither an application nor a waiver from the FRBNY is required in connection with the Merger. The United States Department of Justice (the “DOJ”) is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. KBC, Kinderhook, and Patriot have filed all necessary applications and notices with regulators. KBC and Patriot cannot predict, however, whether or when the required regulatory approval will be obtained or whether any such approval or waiver will impose any condition upon KBC, Kinderhook or Patriot that would result in a material adverse effect.
Accounting Treatment of the Merger (Page       )
The Merger will be accounted for using the acquisition method of accounting with Kinderhook treated as the acquirer. Under this method of accounting, Patriot’s assets and liabilities will be recorded by Kinderhook at their respective fair values as of the Closing Date of the Merger and added to those of Kinderhook. Any excess of purchase price over the net fair values of Patriot’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Patriot’s net assets over the purchase price will be recognized in earnings by Kinderhook on the Closing Date of the Merger.
Dissenters’ Rights (Page       )
Under federal banking laws, holders of Patriot common stock have the right to dissent from, and obtain payment of the fair value of their shares of Patriot common stock in connection with, the Merger. To perfect such dissenters’ rights, a Patriot shareholder must not vote for the approval of the Merger Agreement and must strictly comply with all of the procedures required under federal banking laws. These procedures are described more fully beginning on page       .
The relevant provisions of federal banking laws are included as Annex D to this proxy statement/offering circular.
Listing of KBC Common Stock to be Issued in the Merger (Page       )
KBC’s common stock is quoted on the OTCQB under the symbol “NUBK”. The KBC shares to be issued to the shareholders of Patriot will also be included for quotation on the OTCQB.
Comparison of Rights of Shareholders (Page       )
As a result of the Merger, some or all of the holders of Patriot common stock will become holders of KBC common stock. Following the Merger, Patriot shareholders will have different rights as shareholders of KBC than as shareholders of Patriot due to the different provisions of the governing documents of KBC and Patriot and differences between the laws and regulations of the OCC affecting federal savings associations and the Delaware General Corporation Law, which govern the rights of Patriot shareholders, and the New York Business Corporation Law affecting New York corporations, which govern the rights of KBC shareholders. For additional information regarding the different rights as shareholders of KBC versus those of shareholders of Patriot, see “Comparison of Rights of Shareholders” beginning on page       .

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
Selected Consolidated Historical Financial Data of KBC
The following table sets forth selected historical financial and other data of KBC for the periods and at the dates indicated. The information at December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is derived in part from, and should be read together, with the audited consolidated financial statements and notes thereto of KBC that are included in this proxy statement/offering circular. The selected unaudited data presented below for the three months ended March 31, 2017 and are not necessarily indicative of the results that may be expected for future periods.
	At March 31, 2017	At December 31,
		2016	2015
	(In thousands)
Total assets	$466,613	$460,568	$418,992
Cash and cash equivalents	15,777	11,076	26,206
Investment securities available-for-sale	97,042	97,529	55,229
Investment securities held-to-maturity	1,130	1,130	125
Loans, net	328,262	328,400	316,289
Deposits	404,918	398,587	367,542
Federal Home Loan Bank advances	10,000	10,000	—
Total stockholders’ equity	36,630	36,349	35,353
	Three Months Ended March 31, 2017	For the Years Ended December 31,
		2016	2015
	(In thousands)
Interest income	$4,269	$17,421	$15,269
Interest expense	682	2,808	1,845
Net interest income	3,587	14,613	13,424
Provision for loan losses	10	520	844
Net interest income after provisions for loan losses	3,577	14,093	12,580
Non-interest income	481	2,063	3,083
Non-interest expense	3,349	11,752	12,030
Income before income taxes	709	4,404	3,633
Income tax expense	311	1,256	1,368
Net income attributed to non-controlling interest and KBC	398	3,148	2,265
Less: Net income attributable to non-controlling interest	—	6	6
Net income	398	3,142	2,259

	March 31, 2017	December 31,
		2016	2015
Regulatory Capital Ratios(1):
Common equity tier 1 capital (to risk-weighted assets)	12.70%	12.47%	11.92%
Tier 1 capital (to average assets)	9.56	9.61	9.82
Tier 1 capital (to risk-weighted assets)	12.70	12.47	11.92
Total capital (to risk-weighted assets)	13.84	13.59	12.92
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.13	1.12	0.97
Allowance for loan losses as a percent of non-performing loans	72.00	75.39	46.69
Net recoveries (losses) to average outstanding loans during the period	—	0.04	(0.18)
Non-performing loans as a percent of total loans	1.56	1.49	2.07
Non-performing assets as a percent of total assets	1.11	1.07	1.58

(1)
Ratios are for Kinderhook.

Selected Historical Financial Data of Patriot
The following table sets forth selected historical financial and other data of Patriot for the periods and at the dates indicated. The information at December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is derived in part from, and should be read together, with the consolidated financial statements and notes thereto of Patriot that are included in this proxy statement/offering circular. The selected data presented below for the three months ended March 31, 2017 is unaudited, but Patriot management believes that such amounts reflect all adjustments necessary for a fair presentation of Patriot’s results of operations and financial condition as of and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2017 are unaudited and are not necessarily indicative of the results that may be expected for future periods.
	At March 31, 2017	At December 31,
		2016	2015
	(In thousands)
Total assets	$144,660	$141,246	$129,342
Cash and cash equivalents	4,258	2,775	2,445
Investment securities available-for-sale	18,320	19,875	23,934
Investment securities held-to-maturity	—	—	—
Loans, net	117,323	113,785	97,836
Deposits	121,796	118,198	105,636
Federal Home Loan Bank advances	9,750	10,250	11,200
Total stockholders’ equity	12,473	12,325	12,034
	Three Months Ended March 31, 2017	For the Years Ended December 31,
		2016	2015
	(In thousands)
Interest income	$1,480	$5,501	$5,147
Interest expense	230	857	776
Net interest income	1,250	4,644	4,371
Provision for loan losses	30	272	503
Net interest income after provisions for loan losses	1,220	4,372	3,868
Non-interest income	134	569	543
Non-interest expense	1,157	4,115	3,907
Income before income taxes	197	826	504
Income tax expense	119	318	150
Net income	$78	$508	$354

	March 31, 2017	December 31,
		2016	2015
Regulatory Capital Ratios(1):
Common equity tier 1 capital (to risk-weighted assets)	13.23%	13.53%	14.27%
Tier 1 leverage capital (to average total assets)	8.78	8.84	9.24
Tier 1 capital (to risk-weighted assets)	13.23	13.53	14.27
Total capital (to risk-weighted assets)	14.49	14.79	15.53
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.53	1.55	1.56
Allowance for loan losses as a percent of non-performing loans	431.83	278.73	185.85
Net charge-offs to average outstanding loans during the period	0.02	0.03	0.22
Non-performing loans as a percent of total loans	0.35	0.56	0.85
Non-performing assets as a percent of total assets	0.29	0.46	0.75

(1)
Ratios are for Patriot.

Selected Unaudited Consolidated Pro Forma Financial Data of KBC and Patriot
The following table shows selected unaudited consolidated pro forma financial data reflecting the Merger of Patriot with and into Kinderhook, assuming the banks had been combined at the dates and for the periods shown. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the Merger completion date. These adjustments are described in the notes to unaudited pro forma combined condensed consolidated financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Condensed Consolidated Financial Information”, beginning on page ___. The pro forma financial data in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the Merger to the combined bank and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined bank would have been had Kinderhook and Patriot been combined as of the dates and for the periods shown.
At December 31, 2016
(In thousands)
Total assets	$604,507
Cash and cash equivalents	11,841
Investment securities available-for-sale	117,404
Investment securities held-to-maturity	1,130
Loans, net	441,590
Deposits	516,612
Federal Home Loan Bank advances	20,283
Total stockholders’ equity	$51,507
Year Ended December 31, 2016
(In thousands)
Interest income	$23,071
Interest expense	3,821
Net interest income	19,250
Provision for loan losses	792
Net interest income after provision for loan losses	18,458
Non-interest income	2,632
Non-interest expense	15,973
Income before income taxes	5,117
Income tax expense	1,534
Net income attributable to non-controlling interest and KBC	3,583
Less: net income attributable to non-controlling interest	6
Net income	$3,577

Comparative Unaudited Pro Forma Per Share Data
The following table sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of KBC and Patriot on a historical basis, for KBC on a pro forma combined basis and on a pro forma combined basis per Patriot equivalent share. The pro forma combined and pro forma combined per equivalent share information gives effect to the Merger as if the Merger occurred on December 31, 2016 and as if the Merger occurred on March 31, 2017, in the case of the cash dividends and earnings per common share data. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the Merger completion date. These adjustments are described in the notes to unaudited pro forma combined condensed consolidated financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Condensed Consolidated Financial Information”, beginning on page ___. The pro forma financial data in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the Merger to the combined bank and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined bank would have been had Kinderhook and Patriot been combined as of the dates and for the periods shown.
	KBC Historical	Patriot Historical	Pro Forma Combined Amounts for KBC	Pro Forma Combined Per Patriot Equivalent Share(1)
Book value per common share at December 31, 2016	$33.84	$8.42	$34.09	$10.23
Cash dividends per common share for the year ended December 31, 2016	0.89	—	0.89	0.27
Basic earnings per common share for the year ended December 31, 2016	3.42	0.35	2.51	0.75
Diluted earnings per common share for the year ended December 31, 2016	2.97	0.35	2.39	0.72
Book value per common share at March 31, 2017	$34.13	$8.52	$34.38	$10.31
Cash dividends per common share for the year ended March 31, 2017	0.23	—	0.23	0.07
Basic earnings per common share for the year ended March 31, 2017	0.33	0.05	0.25	0.08
Diluted earnings per common share for the year ended March 31, 2017	0.33	0.05	0.25	0.08

(1)
Calculated by multiplying the pro forma combined amounts of KBC by 0.30, which is the exchange ratio provided for in the Merger Agreement for the consideration payable to holders of Patriot common stock.

RISK FACTORS
In addition to general investment risks and the other information contained in this proxy statement/offering circular, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements” on page       , you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/offering circular.
Risks Related to the Merger
Because the market price of KBC common stock will fluctuate, Patriot shareholders who receive stock consideration will not know until the effective date of the Merger the market value of the consideration they will receive in the Merger.
Each share of Patriot common stock will be converted into the right to receive 0.30 shares of KBC common stock. Based on fluctuations in the value of KBC common stock prior to the Closing Date, however, the value of the shares of KBC common stock delivered for shares of Patriot common stock may be greater than, less than, or equal to its value at the time of this proxy statement/offering circular. Changes in the price of the KBC common stock may result from a variety of factors, including, among others, general market and economic conditions, changes in KBC’s or Kinderhook’s business, operations, prospects, and market assessment of the likelihood that the Merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond KBC’s control.
As a result of changes in KBC’s stock price, the market value of the shares of KBC common stock that Patriot shareholders will receive at the time that the Merger is completed could be lower or higher than the value of such shares immediately before the public announcement of the Merger, on the date of this proxy statement/offering circular, on the date of the Patriot Shareholder Meeting or on the date on which the Patriot shareholders actually receive their shares of KBC common stock. Accordingly, at the time of the Patriot Shareholder Meeting, Patriot shareholders will not know or be able to calculate the exact market value of KBC common stock that shareholders will receive upon completion of the Merger.
Future results of the continuing bank after the Merger may be materially different from those reflected in the audited pro forma condensed combined financial statements included in this proxy statement/offering circular because such financial statements do not reflect actual Merger-related expenses.
The unaudited pro forma condensed combined financial statements included in this proxy statement/offering circular are presented for illustrative purposes only and do not necessarily indicate the future financial condition or operating results of the continuing bank. The pro forma financial data reflect adjustments, which are based on preliminary estimates to record KBC’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized.
Combining Kinderhook and Patriot may be more difficult, costly, or time-consuming than expected.
The success of the Merger will depend, in part, on KBC’s ability to realize the anticipated benefits and cost savings from combining the businesses of Kinderhook and Patriot and doing so in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Patriot or Kinderhook or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, KBC must successfully combine the businesses of Kinderhook and Patriot. If KBC is not able to achieve these objectives, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected.
Kinderhook and Patriot have operated, and, until the completion of the Merger, will continue to operate independently. To realize anticipated benefits from the Merger, after the completion of the Merger, Kinderhook will integrate Patriot’s business into its own. The integration process in the Merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures, and policies that adversely affect either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the Merger. The loss of key Patriot employees could adversely affect Kinderhook’s ability to successfully conduct its business in the markets in which Patriot now operates, which could, in turn, have an adverse effect on KBC’s financial results and thereby the value of KBC’s common stock. If Kinderhook experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause Kinderhook and Patriot to lose customers or cause customers to withdraw their deposits from Patriot or Kinderhook, or other unintended consequences that could have a material adverse effect on KBC’s results of operations or financial condition after the Merger. These integration matters could have an adverse effect on each of Patriot, KBC, and Kinderhook during this transition period and for an undetermined period after consummation of the Merger.
Kinderhook may find it difficult to effectively integrate the operations of Patriot.
The future operating performance of the continuing bank will depend, in part, on the success of the Merger of Patriot and Kinderhook. The success of the Merger will, in turn, depend on a number of factors, including (i) the integration of the operations and branches of Patriot and Kinderhook, (ii) retention of the deposits and customers of Patriot and Kinderhook, (iii) control over the incremental increase in noninterest expense arising from the Merger in a manner that enables the continuing bank to improve its overall operating efficiencies and (iv) retention and integration of the appropriate personnel of Patriot with the operations of Kinderhook. The integration of Patriot and Kinderhook following the Merger will require the dedication of time and resources of both banks’ management and may temporarily distract managements’ attention from the day-to-day business of the banks. If Kinderhook and Patriot are unable to successfully integrate, KBC may not be able to realize expected operating efficiencies and eliminate redundant costs.
The Merger may divest the attention of management of Kinderhook and Patriot from their other responsibilities.
The Merger could cause the respective management groups of Kinderhook and Patriot to focus their time and energies on matters related to the Merger that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and thereby adversely affect the business and earnings of Kinderhook or Patriot before the Merger, or the business and earnings of the continuing bank after the Merger.
Termination of the Merger Agreement could negatively impact Kinderhook or Patriot.
If the Merger Agreement is terminated, Kinderhook’s or Patriot’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of KBC’s or Patriot’s common stock could decline to the extent that the current market prices reflect a market assumption that the Merger will be completed. Furthermore, costs relating to the Merger, such as legal, accounting, and financial advisory fees, must be paid even if the Merger is not completed. If the Merger Agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Patriot’s Board of Directors, a termination fee may be payable. See “The Merger Agreement — Termination Fee” on page       .
The fairness opinion received by Patriot in connection with the Merger is not likely to be updated before completion of the Merger.
The fairness opinion rendered by The Bank Advisory Group, financial advisor to Patriot, included as Annex C to this proxy statement/offering circular is based upon information available as of the date of such opinion. The opinion is not expected to be updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Patriot, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Patriot or the prices of shares of Patriot common stock by the time the Merger is completed. The opinion does not speak as of the date the Merger will be completed or as of any date other than the date of the opinion. Patriot does not currently anticipate asking its financial advisor to update the opinion prior to the time the Merger is completed. For a description of the opinion that Patriot received from its financial advisor, please see “The Merger — Opinion of Patriot’s Financial Advisor”, beginning on page       .

Patriot’s Directors and executive officers have interests in the Merger that differ from the interests of Patriot’s other shareholders.
Patriot shareholders, in deciding how to vote on the Merger Proposal, should be aware that Patriot’s Directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Patriot shareholders generally. These interests exist because of, among other things, (i) in the case of President and Chief Executive Officer Kathleen J. Wolfe, an offer of employment for a period of at least six (6) months after the Merger, (ii) the receipt and potential receipt by certain executive officers of Patriot of change in control, severance or termination payments, (iii) the appointment of one current Patriot Director to the Board of Directors of KBC and the continuing bank, and (iv) the agreement by KBC and Kinderhook to indemnify and hold harmless the Directors and officers of Patriot against certain liabilities arising after the effective date of the Merger in connection with their capacity as a Director or executive officer of Patriot. These interests may cause Directors and executive officers of Patriot to view the Merger proposal differently than other Patriot shareholders. See “The Merger — Interests of Patriot’s Executive Officers and Directors in the Merger” on page       .
The Merger Agreement limits the ability of Patriot to pursue alternatives to the Merger and might discourage competing offers for a higher price or premium.
The Merger Agreement contains a “no-solicitation” provision that, subject to limited exceptions, restricts the ability of Patriot to discuss, facilitate, or commit to a competing third-party proposal to acquire all or a significant part of Patriot and/or its subsidiaries. In addition, under certain circumstances, if the Merger Agreement is terminated due to such events as Patriot terminating the Merger Agreement upon receipt of a superior offer, and/or consummating another acquisition proposal within one year of KBC terminating the Merger Agreement on grounds of breach by Patriot, or because of Patriot shareholders failing to approve and adopt the Merger Agreement, Patriot must pay KBC a termination fee of  $525,000.
These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant percentage of ownership of Patriot from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market value than that proposed in the Merger. See “The Merger Agreement — Termination Fee” on page       .
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the continuing bank following the Merger.
Before the Merger may be completed, certain regulatory approvals must be received. The OCC approved the Merger on June 14, 2017. Such approval is not an endorsement of, or recommendation for, the Merger. Other approvals, waivers, or consents from regulators may also be required. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although KBC, Kinderhook, and Patriot do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, in which case the Merger may not be completed, or if completed, such conditions or changes could delay completion of the Merger or impose additional costs on or limit the revenues of the continuing bank following the Merger, any of which might have an adverse effect on the continuing bank following the Merger. See “The Merger — Regulatory Approvals” on page       .
If the Merger is not completed, KBC, Kinderhook, and Patriot will have incurred substantial expenses without realizing the expected benefits of the Merger.
KBC, Kinderhook and Patriot have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/offering circular and all filing and other fees paid to the SEC and other regulatory authorities in connection with the Merger. If the Merger is not completed, KBC, Kinderhook, and Patriot would have incurred these expenses without realizing the expected benefits of the Merger.
Current holders of KBC common stock, and current holders of Patriot common stock that become holders of KBC common stock, will have less influence as holders of KBC common stock after the Merger.
It is expected that, as a group, the current holders of common stock of Patriot will own approximately 37.5% of the outstanding common stock of KBC and 29.3% of KBC’s fully diluted outstanding common stock after the Merger, not including the potential impact of dissenters’ rights. Each current holder of Patriot common stock will own a notably smaller percentage of KBC after the Merger than they currently own of Patriot. As a result of the Merger, holders of Patriot common stock will have less influence on the management and policies of KBC than they currently have on the management and policies of Patriot.
Patriot shareholders who receive KBC common stock in the Merger will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in KBC relative to their percentage ownership interest in Patriot prior to the Merger.
Additionally, the current holders of KBC common stock will have their ownership interest in KBC diluted by the issuance of common stock to the common stock holders of Patriot. Consequently, while the current KBC shareholders will still own a majority of the KBC common stock after the Merger, they will have less voting power per share.
If the Merger does not constitute a reorganization under Section 368(a) of the Code, then each Patriot shareholder may be responsible for payment of U.S. income taxes related to the Merger.
Although, KBC, Kinderhook and Patriot have structured the Merger to qualify as a reorganization under Section 368(a) of the Code, the United States Internal Revenue Service (the “IRS”) is not bound by that position. If the IRS determines that the Merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code, then each Patriot shareholder would recognize a gain or loss equal to the difference between the (i) the fair market value of the KBC common stock (and cash, if any) received by the Patriot shareholder in the Merger and (ii) the Patriot shareholder’s adjusted tax basis in the shares of Patriot common stock exchanged therefor.
Risks Related to KBC’s Business
KBC’s business may be adversely affected by conditions in the financial markets and economic conditions generally and in the market in which it operates.
As a bank holding company, KBC’s business is directly related to the business of its wholly-owned banking subsidiary, Kinderhook. The community banking industry is directly affected by national, regional, and local economic conditions. The economies in Kinderhook’s market areas have generally improved since the recession of 2008, though growth remains moderate. Management allocates significant resources to mitigate and respond to risks associated with the current economic conditions, however, such conditions cannot be predicted or controlled. Therefore, such conditions, including a reduction in spending, a flatter yield curve, and extended low interest rates, could adversely affect the credit quality of Kinderhook’s loans, and/or Kinderhook’s results of operations and financial condition. Kinderhook’s financial performance is dependent on the business environment in the markets where Kinderhook operates, and in particular, the ability of borrowers to pay interest on and repay the principal balances of outstanding loans and the value of collateral securing those loans, as well as the demand for loans and other products and services that Kinderhook offers. In addition, Kinderhook holds securities that could be significantly affected by various factors such as credit ratings assigned by third parties. An adverse credit rating in securities held by Kinderhook could result in a reduction of the fair value of its securities portfolio and in turn could have an adverse impact on Kinderhook’s financial condition.
The competition Kinderhook faces could negatively impact Kinderhook’s results of operations.
There is significant competition among banks in the market areas served by Kinderhook. In addition, as a result of deregulation of the financial industry, it also competes with other providers of financial services such as savings and loan associations, credit unions, consumer finance companies, securities firms, mortgage companies, insurance companies, the mutual funds industry, full service brokerage firms and discount brokerage firms, some of which are subject to different regulations than Kinderhook with respect to the products and services they provide. Some of Kinderhook’s competitors have greater resources than Kinderhook and, as a result, may have higher lending limits and may offer other services not offered by Kinderhook.

Kinderhook’s results of operations are significantly affected by the ability of borrowers to repay their loans.
A significant source of risk for KBC stems from the financial condition of Kinderhook, and specifically, the possibility that losses will be sustained by Kinderhook because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loan agreements. While most of Kinderhook’s loans are secured, some loans are unsecured. With respect to the secured loans, the collateral securing the repayment of these loans may be insufficient to cover the obligations owed under such loans. Collateral values may be adversely affected by changes in economic, environmental, and other conditions, including declines in the value of real estate, changes in interest rates, and changes in monetary and fiscal policies of the federal government, widespread disease, terrorist activity, environmental contamination, and other external events. In addition, collateral appraisals that are out of date or that do not meet industry recognized standards may create the impression that a loan is adequately collateralized when it is not. Kinderhook has adopted underwriting and credit monitoring procedures and policies, including regular reviews of appraisals and borrower financial statements, that management believes are appropriate to mitigate the risk of loss. An increase in nonperforming loans could result in a net loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on Kinderhook’s financial condition and results of operations.
Changes in interest rates may have an adverse effect on Kinderhook’s profitability.
The operations of financial institutions such as Kinderhook, and in turn, KBC, are dependent to a large degree on net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. An institution’s net interest income is significantly affected by market rates of interest that in turn are affected by prevailing economic conditions, by the fiscal and monetary policies of the federal government, and by the policies of various regulatory agencies. The Board of Governors of the Federal Reserve System (the “FRB”) regulates the national money supply in order to manage recessionary and inflationary pressures. In doing so, the FRB may use techniques such as engaging in open market transactions of U.S. Government securities, changing the discount rate, and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits. The interest rate environment, which includes both the level of interest rates and the shape of the U.S. Treasury yield curve, has a significant impact on net interest income and may also impact the value of Kinderhook’s securities portfolio. Like all financial institutions, Kinderhook’s balance sheet is affected by fluctuations in interest rates. Volatility in interest rates can also result in disintermediation, which is the flow of deposits away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than bank deposit products.
Kinderhook’s liquidity needs could adversely affect results of operations and financial condition.
Kinderhook’s primary sources of funds are deposits, loan repayments, and borrowed funds from sources such as the Federal Home Loan Bank of New York (“FHLB”) or the discount window of the FRBNY. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including, but not limited to, changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, availability of, and/or access to sources of refinancing, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including, but not limited to, rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions. Accordingly, Kinderhook may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and borrowings from the FRB Discount Window, as well as additional out-of-market time deposits and brokered deposits. While Kinderhook believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if Kinderhook continues to grow and experiences increasing loan demand. Kinderhook may be required to slow or discontinue loan growth, capital expenditures, or other investments or liquidate assets should such sources not be adequate.

Kinderhook’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses.
Kinderhook assumes credit risk by virtue of making loans and extending loan commitments and letters of credit. Kinderhook manages credit risk through a program of underwriting standards, the review of certain credit decisions and a continuous quality assessment process of credit already extended. Kinderhook’s exposure to credit risk is managed through the use of consistent underwriting standards that emphasize local lending while avoiding highly leveraged transactions, as well as excessive industry and other concentrations. Kinderhook’s credit administration function employs risk management techniques to help ensure that problem loans and leases are promptly identified. While these procedures are designed to provide Kinderhook with the information needed to implement policy adjustments where necessary and to take appropriate corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.
Kinderhook’s allowance for loan losses may be insufficient, and increases in the allowance for loan losses could result in a decrease in net income, and could have a material adverse effect on Kinderhook’s financial condition and results of operations.
Kinderhook maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio.
The level of the allowance reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires Kinderhook to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration of economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside Kinderhook’s control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review Kinderhook’s allowance for loan losses and may recommend an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, Kinderhook could need additional provisions to increase the allowance for loan losses. An increase in the allowance for loan losses could result in a decrease in net income, and could have a material adverse effect on Kinderhook’s financial condition and results of operations.
Kinderhook’s focus on lending to small to mid-sized community-based businesses may increase its credit risk.
Much of Kinderhook’s commercial business and commercial real estate loans are made to small businesses or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have a heightened vulnerability to economic conditions. If general economic conditions in the market areas in which Kinderhook operates negatively impact this important customer sector, results of operations and financial condition may be adversely affected. Deterioration of the borrowers’ businesses may hinder their ability to repay their loans with Kinderhook, which could have a material adverse effect on its financial condition and results of operations.
Kinderhook’s concentration in commercial loans secured by real estate may increase its future credit losses, which could negatively affect Kinderhook’s financial results.
Kinderhook offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer, and other loans. Credit risk and credit losses can increase if its loans are concentrated to borrowers who, as a group, may be uniquely or disproportionately affected by economic or market conditions. A significant change in the real estate market that Kinderhook serves, resulting in a deterioration in real estate values, or in the local or national economy, including changes caused by raising interest rates, could adversely affect Kinderhook customers’ ability to pay these loans, which in turn could adversely impact Kinderhook. Risk of loan defaults and foreclosures are inherent in the banking industry, and Kinderhook tries to limit its exposure to this risk by carefully underwriting and monitoring its extensions of credit. Kinderhook cannot fully eliminate credit risk, and as a result, credit losses may occur in the future.
Kinderhook relies upon independent appraisals to determine the value of the real estate that secures a significant portion of its loans and the value of foreclosed properties carried on its books, and the values indicated by such appraisals may not be realizable if it is forced to foreclose upon such loans or liquidate such foreclosed property.
As indicated above, a significant portion of Kinderhook’s loan portfolio consists of loans secured by real estate. Kinderhook relies upon independent appraisers to estimate the value of such real estate. Appraisals are only estimates of value and the independent appraisers may make mistakes of fact or judgment that adversely affect the reliability of their appraisals. In addition, events occurring after the initial appraisal may cause the value of the real estate to increase or decrease. As a result of any of these factors, the real estate securing some of Kinderhook’s loans and any foreclosed properties held or to be held by Kinderhook may be more or less valuable than anticipated. If a default occurs on a loan secured by real estate that is less valuable than originally estimated, Kinderhook may not be able to recover the outstanding balance of the loan. It may also be unable to sell its foreclosed properties for the values estimated by their appraisals.
A substantial decline in the value of Kinderhook’s securities portfolio may result in an “other-than-temporary” impairment charge.
The total amount of Kinderhook’s available-for-sale securities portfolio was $97.5 million at December 31, 2016. The measurement of the fair value of these securities involves significant judgment due to the complexity of the factors contributing to the measurement. Market volatility makes measurement of the fair value of Kinderhook’s securities portfolio even more difficult and subjective. More generally, as market conditions continue to be volatile, Kinderhook cannot provide assurance with respect to the amount of future unrealized losses in the portfolio. To the extent that any portion of the unrealized losses in these portfolios is determined to be other than temporary, and the loss is related to credit factors, Kinderhook would recognize a charge to its earnings in the quarter during which such determination is made, and its capital ratios could be adversely affected.
Kinderhook’s success depends on its management team, and the unexpected loss of any of these personnel could adversely affect operations.
Kinderhook’s success is, and is expected to remain, highly dependent on its management team, including current Patriot management that may join KBC’s and Kinderhook’s management teams as a result of the Merger. This is particularly true because, as a community bank, Kinderhook depends on the management team’s ties to the community and customer relationships. Kinderhook’s growth will continue to place demands on management, and the loss of any such person’s services may have an adverse effect upon growth and profitability. If Kinderhook fails to retain or continue to recruit qualified employees, growth and profitability could be adversely affected.
KBC and Kinderhook are subject to extensive supervision and regulation, which is subject to change, the compliance or noncompliance with which could adversely affect KBC and Kinderhook.
KBC, as a bank holding company and New York corporation, is subject to extensive federal and state regulation and supervision, just as Kinderhook is subject to extensive federal regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds, and the banking system as a whole. These regulations affect lending practices, capital structure, investment practices, dividend policy, and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations, and policies for possible changes. These provisions, or any other aspects of current proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of KBC’s and/or Kinderhook’s business activities or change certain of its business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads, and could expose KBC and/or Kinderhook to additional costs, including increased compliance costs. These changes also may require KBC and/or Kinderhook to invest significant management attention and resources to make any necessary changes to its operations in order to comply, and could therefore also materially adversely affect business, financial condition and results of operations. Furthermore, failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on KBC’s and/or Kinderhook’s business, financial condition and results of operations.
The deposit insurance assessments that Kinderhook is required to pay may increase in the future, which would have an adverse effect on its earnings.
As an insured depository institution, Kinderhook is required to pay quarterly deposit insurance premium assessments to the Federal Deposit Insurance Corporation (the “FDIC”) to maintain the level of the FDIC deposit insurance reserve ratio. Kinderhook is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. The FDIC could increase its deposit insurance assessment rates. Any future assessments, increases, or required prepayments in FDIC insurance premiums could materially adversely affect earnings.
Kinderhook’s business and earnings are impacted by governmental, fiscal, and monetary policy over which it has no control.
Kinderhook is affected by domestic monetary policy. For example, the FRB regulates the supply of money and credit in the United States and its policies determine in large part Kinderhook’s cost of funds for lending, investing and capital raising activities and the return it earns on those loans and investments, both of which affect Kinderhook’s net interest margin. The actions of the FRB also can materially affect the value of financial instruments that Kinderhook holds or may hold in the future, such as loans and debt securities, and the FRB’s policies also can affect Kinderhook’s borrowers, potentially increasing the risk that they may fail to repay their loans. Kinderhook’s business and earnings also are affected by the fiscal or other policies that are adopted by various regulatory authorities of the United States. Changes in fiscal or monetary policy are beyond both KBC’s and Kinderhook’s control and hard to predict.
Changes in accounting standards could impact reported earnings.
The authorities that promulgate accounting standards, including the Financial Accounting Standards Board and other regulatory authorities, may periodically change the financial accounting and reporting standards that govern the preparation of KBC’s and Kinderhook’s consolidated financial statements. These changes are difficult to predict and can materially impact how KBC and Kinderhook record and report their financial condition and results of operations.
Kinderhook may need to raise capital that may not ultimately be available to it.
Regulatory authorities require Kinderhook to maintain certain levels of capital to support its operations. While Kinderhook is considered to be “well capitalized” and expects to be “well capitalized” following the Merger, it may need to raise additional capital in the future if it incurs losses or is required to by regulatory mandates. The ability to raise capital, if needed, will depend in part on conditions in the capital markets at that time, which may be outside Kinderhook’s control, and on Kinderhook’s financial performance.
Kinderhook relies on other companies to provide key components of its business infrastructure.
Third parties provide key components of Kinderhook’s business infrastructure, for example, system support and network access. While Kinderhook has selected these third party vendors carefully, it does not control their actions. Any problems caused by these third parties, including those resulting from their failure to provide services for any reason, or their poor performance of services, could adversely affect Kinderhook’s ability to deliver products and services to its customers and otherwise conduct its business. Replacing these third party vendors could also entail significant delay and expense.
Kinderhook is subject to a variety of operational risks, including reputational risk, legal and compliance risk, and the risk of fraud or theft by employees or outsiders.
Kinderhook is exposed to many types of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, and unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Kinderhook’s necessary dependence upon automated systems to record and process its transaction volume may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. Kinderhook also may be subject to disruptions of its operating systems arising from events that are wholly or partially beyond its control (for example, computer viruses or electrical or telecommunications outages), which may give rise to disruption of service to customers and to financial loss or liability. Kinderhook is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees that Kinderhook is) and to the risk that its (or its vendors’) business continuity and data security systems prove to be inadequate. The occurrence of any of these risks could result in a diminished ability of Kinderhook to operate its business, potential liability to clients, reputational damage and regulatory intervention, which could adversely affect its business, financial condition and results of operations, perhaps materially.
Kinderhook’s operations may be adversely affected by cyber security risks.
In the ordinary course of business, Kinderhook collects and stores sensitive data, including proprietary business information and personally identifiable information of its customers and employees in systems and on networks. The secure processing, maintenance, and use of this information is critical to operations and Kinderhook’s business strategy. Kinderhook has invested in technologies, and continually reviews processes and practices that are designed to protect its networks, computers, and data from damage or unauthorized access. Despite these security measures, Kinderhook’s computer systems and infrastructure like those of other financial institutions may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. A breach of any kind could compromise systems and the information stored there could be accessed, damaged, or disclosed. A breach in security could result in legal claims, regulatory penalties, disruption in operations, and damage to Kinderhook’s reputation, which could adversely affect its business and financial condition. Furthermore, as cyber threats continue to evolve and increase, Kinderhook may be required to expend significant additional financial and operational resources to modify or enhance its protective measures, or to investigate and remediate any identified information security vulnerabilities.
In recent years, various major U.S. retailers have experienced data systems incursions reportedly resulting in the thefts of credit and debit card information, online account information and other financial or privileged data. Retailer incursions affect cards issued and deposit accounts maintained by many banks, including Kinderhook. Although Kinderhook’s systems are not breached in retailer incursions, such events could cause it to reissue a significant number of cards and take other costly steps to avoid significant theft loss to Kinderhook and its customers. Other possible points of intrusion or disruption not within Kinderhook’s control include internet service providers, electronic mail portal providers, social media portals, distant-server (cloud) service providers, electronic data security providers, telecommunications companies, and smart phone manufacturers.
Risks Related to KBC’s Common Stock
An investment in KBC common stock is not an insured deposit and, as with any stock, inherent market risk may cause you to lose some or all of your investment.
KBC common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in KBC common stock is inherently risky and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire KBC common stock, you may lose some or all of your investment.
KBC common stock currently has a limited trading market and is inactively traded; there can be no assurance that a more liquid market for KBC common stock will develop after the Merger, which could limit the ability of shareholders to sell their shares and may increase price volatility.
KBC’s common stock is quoted on the OTCQB marketplace of the OTC Markets Group, Inc. Although price quotations are available, KBC common stock is thinly traded. There is no assurance that a more active trading market for KBC common stock will develop or be sustained following the Merger. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within KBC’s control. As a result, it is possible that it could be difficult to sell shares of KBC common stock at the times or prices that you desire.
KBC is not obligated to pay cash dividends on its common stock, and its ability to pay dividends depends upon the results of operations of Kinderhook, as its bank subsidiary, among other factors.
KBC is a bank holding company that conducts substantially all of its operations through its subsidiary bank, Kinderhook. As a result, KBC’s ability to make dividend payments on its common stock depends primarily on certain federal regulatory considerations and the receipt of dividends and other distributions from Kinderhook. There are various regulatory restrictions on the ability of banks, such as Kinderhook, to pay dividends or make other payments to their holding companies. KBC is currently paying an annual cash dividend to holders of its common stock at a rate of rate of  $0.89 per share. Although KBC has historically paid a cash dividend to the holders of its common stock and plans to continue to pay dividends on its common stock, holders of the common stock are not entitled to receive dividends, and KBC is not obligated to pay dividends on its common stock in any particular amounts or at any particular times. While unlikely, it is possible that regulatory, economic, or other factors could cause KBC’s Board of Directors to consider, among other things, the reduction of dividends paid on its common stock. See “Description of KBC Capital Stock” on page        and “Market for Common Stock and Dividends” on page       .
Future issuances of KBC common stock could adversely affect the market price of the common stock and could be dilutive.
KBC is not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. Issuances of a substantial number of shares of common stock, or the expectation that such issuances might occur, including in connection with acquisitions, could materially adversely affect the market price of the shares of common stock and could be dilutive to KBC shareholders. Because KBC’s decision to issue common stock in the future will depend on market conditions and other factors, it cannot predict or estimate the amount, timing, or nature of possible future issuances of its common stock. Accordingly, KBC’s shareholders bear the risk that future issuances will reduce the market price of the common stock and dilute their stock holdings in KBC.
KBC has outstanding shares of preferred stock and KBC’s Board of Directors is authorized to issue preferred stock without shareholder approval.
KBC’s Board of Directors is empowered under KBC’s Certificate of Incorporation to authorize the issuance, in one or more classes or series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. In connection with any such issuance, the KBC Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock. Such preferred stock may have voting and conversion rights that could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of Kinderhook.
The rights of holders of KBC common stock are subordinate in some respects to the potential rights of holders of KBC’s debt securities.
KBC has, in the past, issued certain debt securities and may issue more debt securities or otherwise incur debt in the future. The rights of holders of KBC debt to receive payments are superior to the rights of the holders of KBC’s common stock to receive payments of dividends and payments upon a sale or liquidation of KBC. If KBC is not able to service its debt obligations in the future, the rights of holders of KBC common stock could be impacted.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/offering circular, including information included or incorporated by reference in this proxy statement/offering circular, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the Merger of Kinderhook and Patriot, including future financial and operating results and performance; statements about Kinderhook’s, KBC’s and Patriot’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of KBC’s and Patriot’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of KBC and Patriot. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.
In addition to the items discussed under “Risk Factors” beginning on page        in this proxy statement/offering circular, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
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Difficulties related to the consummation of the Merger and the integration of the businesses of Kinderhook and Patriot;

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The level and timeliness of realization, if any, of expected cost savings from the Merger;

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Lower than expected revenues following the Merger;

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Difficulties in obtaining required shareholder and regulatory approvals for the Merger;

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Limitations imposed by the Merger Agreement on Patriot’s ability to pursue alternatives to the Merger;

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Local, regional, national and international economic conditions and the impact they may have on Kinderhook or Patriot and their customers;

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Continued volatility and disruption in national and international financial markets;

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Changes in the level of non-performing assets and charge-offs;

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Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

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Adverse conditions in the securities markets that lead to impairment in the value of securities in KBC’s or Patriot’s investment portfolio;

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Inflation, interest rate, securities market and monetary fluctuations;

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The timely development and acceptance of new products and services and perceived overall value of these products and services by users;

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Changes in consumer spending, borrowings and savings habits;

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Technological changes;

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The ability to increase market share and control expenses;

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Changes in the competitive environment among banks, financial holding companies and other financial service providers;

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The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Kinderhook, KBC and Patriot must comply;

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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;

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A possible change in KBC’s ability to pay dividends in the future in accordance with past practice, due to dependence on Kinderhook’s earnings and certain legal and regulatory restrictions; and

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KBC’s and Patriot’s success at managing the risks involved in the foregoing items.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/offering circular or the date of any document incorporated by reference in this proxy statement/offering circular. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement/offering circular and attributable to KBC and Patriot or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, KBC and Patriot undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/offering circular or to reflect the occurrence of unanticipated events.

THE COMPANIES
Kinderhook Bank Corp. and The National Union Bank of Kinderhook
Kinderhook Bank Corp. is the parent company of The National Union Bank of Kinderhook, a national bank with offices in Albany, Chatham, Delmar, East Greenbush, Hudson, Kinderhook, Latham, and Valatie, New York. At March 31, 2017, KBC has, on a consolidated basis, assets of  $466.6 million, deposits of  $404.9 million and stockholders’ equity of  $36.6 million. KBC’s stock trades on the OTCQB Market under the symbol “NUBK”.
Kinderhook was established in 1853 to serve the financial needs of the community, businesses, and citizens throughout Albany, Columbia, and Rensselaer Counties in New York State. Kinderhook is headquartered in Columbia County with additional branches in Albany, Chatham, Delmar, East Greenbush, Hudson, Kinderhook, Latham, and Valatie, New York. Kinderhook offers a full complement of consumer and business banking products and services through it eight (8) office network. See also “Where You Can Find More Information”.
Patriot Federal Bank
Patriot Federal Bank is a federal savings association headquartered in Canajoharie, New York and serving customers in Montgomery and Fulton Counties, New York through its three (3) offices in Canajoharie, Amsterdam, and Johnstown. Since opening for business in 2005, Patriot has offered a variety of savings and checking products as well as commercial, residential and consumer lending. At March 31, 2017, Patriot had assets of approximately $144.7 million and deposits of approximately $121.8 million.

PATRIOT SHAREHOLDER MEETING
This proxy statement/offering circular is being furnished to holders of Patriot common stock in connection with the Patriot Shareholder Meeting and any adjournments or postponements thereof.
Date, Place and Time of the Patriot Shareholder Meeting
The Patriot Shareholder Meeting will be held at the Canajoharie Library and Art Gallery, located at 2 Erie Boulevard, Canajoharie, New York 13317, on August 29, 2017, at 10:00 a.m., local time.
Purposes of the Patriot Shareholder Meeting
At the Patriot Shareholder Meeting, Patriot shareholders as of the record date will be asked to consider and vote on the following proposals (which are discussed in more detail below under “Proposals to be Considered at the Patriot Shareholder Meeting” on page       ):
1.
To approve and adopt the Agreement and Plan of Merger, dated as of March 14, 2017, by and among Patriot, Kinderhook and KBC, pursuant to which Patriot will merge with and into Kinderhook with Kinderhook as the surviving bank (the “Merger Proposal”);

2.
To elect the three director nominees, each for a term of three (3) years (the “Director Election Proposal”);

3.
To approve one or more adjournments of the Patriot Shareholder Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Patriot Shareholder Meeting, or at any adjournment or postponement of that meeting, to adopt and approve and adopt the Merger Agreement (the “Adjournment Proposal”); and

4.
To addresses such other matters as may properly come before the Patriot Shareholder Meeting or any adjournment or postponement of that meeting.

Recommendation of the Patriot Board of Directors
The Patriot Board of Directors has approved the Merger Agreement and unanimously recommends that you vote your shares as follows:
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“FOR” the approval of the Merger Proposal;

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“FOR” the Director Election Proposal; and

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“FOR” the Adjournment Proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote
Only holders of record of Patriot common stock at the close of business on the record date of July 17, 2017, are entitled to notice of and to vote at the Patriot Shareholder Meeting. As of the record date, there were 1,463,533 shares of Patriot common stock outstanding, held of record by 340 shareholders. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock beneficially through banks, brokerage firms and others. Each holder of Patriot common stock is entitled to one vote for each share of Patriot common stock owned as of the record date.
A list of Patriot shareholders as of the record date will be available for review by any Patriot shareholder at Patriot’s principal executive offices during regular business hours beginning twenty (20) days prior to the date of the Patriot Shareholder Meeting and continuing through the Patriot Shareholder Meeting.
Quorum; Vote Required
A quorum of Patriot shareholders is necessary to hold a valid meeting. As of the record date for the Patriot Shareholder Meeting, there are 1,463,533 shares of Patriot common stock outstanding. If the holders of at least a majority of the total number of the outstanding shares of Patriot common stock entitled to vote are represented in person or by proxy at the Patriot Shareholder Meeting, or 731,767 shares, then a quorum will exist. Patriot will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Patriot Shareholder Meeting.

The affirmative vote of the holders of at least two-thirds of the shares of Patriot common stock outstanding and entitled to vote at the Patriot Shareholder Meeting, or 975,689 shares, is required to approve and adopt the Merger Proposal. A plurality of votes cast in favor of each Director nominee is necessary to elect each Director nominee; and the affirmative vote of the holders of at least a majority of the shares present and entitled to vote at the Patriot Shareholder Meeting is required to approve the Adjournment Proposal.
Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the Merger Agreement. Votes withheld, abstentions and broker non-votes will not be treated as having voted on the Director Election Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, but broker non-votes will have no effect on such proposal.
Stock Ownership of Management; Voting Agreements
As of the record date, the Directors and executive officers of Patriot and their affiliates collectively owned 384,422 shares of Patriot common stock, or approximately 26.27% of Patriot’s outstanding shares. Each Patriot Director and executive officer has entered into a Voting Agreement with KBC, which requires each person to vote all of the shares of Patriot common stock beneficially owned by him or her “FOR” approval of the Merger Proposal. None of the Directors or executive officers was paid any additional consideration in connection with the execution of the Voting Agreement.
When considering the recommendation of the Board of Directors of Patriot that you vote in favor of the approval of the Merger Proposal, you should be aware that the Directors and executive officers of Patriot have financial interests in the Merger that may be different from, or in addition to, the interests of shareholders of Patriot generally. See “The Merger — Interests of Patriot’s Executive Officers and Directors in the Merger” beginning on page       .
Voting of Proxies
If you are a Patriot shareholder, the Board of Directors of Patriot requests that you return the proxy card accompanying this document for use at the Patriot Shareholder Meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope.
All properly signed proxies received prior to the Patriot Shareholder Meeting and not revoked before the vote at the Patriot Shareholder Meeting will be voted at the Patriot Shareholder Meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the Merger Proposal, “FOR” election of the three (3) Director nominees, and, if necessary, “FOR” the Adjournment Proposal.
If you hold your shares of Patriot common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Patriot common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the Patriot Shareholder Meeting.
If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Patriot common stock and you do not attend the Patriot Shareholder Meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” approval of the Merger Proposal.
How to Revoke Your Proxy
If you are a Patriot shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Patriot Shareholder Meeting:
•
Delivering a written notice bearing a date later than the date of your proxy card to Patriot’s Secretary at the address listed below, stating that you revoke your proxy;

•
Submitting a newly signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•
Attending the Patriot Shareholder Meeting and voting in person, although attendance at the Patriot Shareholder Meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to Stanley K. Dickson, Corporate Secretary, at the following address:
Patriot Federal Bank
211 Erie Boulevard
Canajoharie, New York 13317
If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker, or other nominee to change your vote.
Voting in Person
If you are a Patriot shareholder and plan to attend the Patriot Shareholder Meeting and wish to vote in person, you will be given a ballot at the Patriot Shareholder Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Patriot Shareholder Meeting, you must obtain a proxy from the broker, bank or other nominee in order to vote your shares.
Whether or not you plan to attend the Patriot Shareholder Meeting, Patriot requests that you complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the Patriot Shareholder Meeting but will assure that your vote is counted if you are unable to attend.
Abstentions and Broker Non-Votes
Only shares affirmatively voted for approval of the Merger Proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be voted “FOR” approval of the Merger Proposal, “FOR” the election of each Director nominee, and, if necessary, “FOR” approval of the Adjournment Proposal.
Brokers who hold shares of Patriot common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your Patriot common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/offering circular.
Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.
Abstentions will be included in determining the presence of a quorum at the Patriot Shareholder Meeting. Broker non-votes will be counted in determining the presence of a quorum at the Patriot Shareholder Meeting, only if the beneficial owner of such shares has instructed the bank or broker how to vote with respect to at least one matter before the Patriot Shareholder Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the Merger Proposal. Votes withheld, abstentions and broker non-votes will not be treated as having voted on the Director Election Proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but broker non-votes will have no effect on that proposal.
Proxy Solicitation
If you are a Patriot shareholder, the enclosed proxy is solicited by and on behalf of the Board of Directors of Patriot. Patriot will pay the expenses of soliciting proxies to be voted at the Patriot Shareholder Meeting. Following the original mailing of the proxies and other soliciting materials, Patriot and its agents also may solicit proxies by mail, telephone, and facsimile or in person. No additional compensation will be paid to Directors, officers or other employees of Patriot for making these solicitations. In addition, Patriot has made arrangements with Georgeson, LLC to assist it in soliciting proxies and has agreed to pay $12,000, plus reasonable expenses for these services.
This proxy statement/offering circular and the proxy card are first being sent to Patriot shareholders on or about            , 2017.
Stock Certificates
If you are a Patriot shareholder, you should not send in any certificates representing Patriot common stock. You will receive separate instructions from the exchange agent for the exchange of your certificates representing Patriot common stock.

PROPOSALS TO BE CONSIDERED AT THE PATRIOT SHAREHOLDER MEETING
Proposal No. 1 — The Merger Proposal
Patriot is asking its shareholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. Holders of Patriot common stock should read this proxy statement/offering circular carefully and in its entirety, including the Annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement/offering circular as Annex A.
After careful consideration, the Patriot Board of Directors adopted the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interest of Patriot and the shareholders of Patriot. See “The Merger — Patriot’s Reasons for the Merger” on page    of this proxy statement/offering circular for a more detailed discussion of the Patriot Board of Directors’ recommendation.
The Patriot Board of Directors recommends a vote “FOR” the Patriot Merger Proposal.
Proposal No. 2 — The Director Election Proposal
Patriot’s Board of Directors is currently comprised of ten (10) members. Patriot’s Directors are elected to serve for a three (3) year period and until their respective successors shall have been elected and shall qualify. Three (3) Directors will be elected at the Patriot Shareholder Meeting.
The Board of Directors has nominated the following persons each to serve as a Director for a three (3) year term: C. Alfred Santillo, Stanley K. Dickson, and Albert V. Turo. Please note that if the Merger is completed, all Directors of Patriot will resign as Directors of Patriot.
The Patriot Board of Directors recommends a vote “FOR” the election of each of the Directors named above.
The table below sets forth certain information, as of July 17, 2017, regarding the Director nominees, the other members of Patriot’s Board of Directors, and executive officers who are not directors, including the terms of office of board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to any nominee) will be voted at the Patriot Shareholder Meeting for the election of the proposed nominees. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may determine. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. No Directors or executive officers have pledged any of their common stock as security for a loan.
Name	Position	Age	Director Since	Term Expiry	Shares Beneficially Owned	% of shares
Nominees
C. Alfred Santillo(1)	Director	72	2005	2017	5,900	*
Stanley K. Dickson	EVP, CFO, Director	64	2012	2017	151,541	10.4%
Albert V. Turo	Director	64	2015	2017	640	*
Continuing Board Members
Philip Beckett	Director	62	2010	2019	23,269	1.6%
John J. Stewart	Director	59	2007	2019	19,390	1.3%
Laura Casamento	Director	53	2012	2019	55,846	3.8%
Edward R. Jacksland(1)	Director, Chairman	64	2005	2018	35,171	2.4%
Milton J. Schilde(1)	Director, Vice Chairman	81	2005	2018	26,000	1.8%
Gordon E. Coleman(1)(2)	Director	62	2005	2018	42,892	2.9%
Kathleen J. Wolfe(3)	Pres, CEO, Director	47	2012	2018	16,728	1.1%

Name	Position	Age	Director Since	Term Expiry	Shares Beneficially Owned	% of shares
Executive Officer who is not a Director
Hans W. Drews(4)	VP, Chief Credit Officer	47	n/a	n/a	7,045	*

*
Less than one percent (1%).

For purposes of this table, a person is deemed to be the beneficial owner of shares of common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the record date. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. The table includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(1)
Additionally, has 5,000 warrants exercisable within 60 days of the record date. These warrants are exercisable at $10 per share.

(2)
Additionally, has 32,374 shares underlying options exercisable within 60 days of the record date. These options are exercisable at $10 per share.

(3)
Additionally, has 3,000 shares of restricted stock and 15,108 shares underlying options exercisable within 60 days of the record date. These options are exercisable at $10 per share.

(4)
Additionally, has 6,475 shares underlying options exercisable within 60 days of the record date. These options are exercisable at $10 per share.

The following is brief biographical information on our directors and executive officers.
Philip Beckett is the president and sole shareholder of Philip Beckett CPA, P.C., a local certified public accounting, and business advisory firm located in Gloversville since 1993. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He graduated from the University of Albany with a Bachelor of Science degree in accounting. Mr. Beckett chairs Patriot’s audit committee.
Laura Casamento is the president of Utica College, serving in that role since August 1, 2016. She is a former chair of Mohawk Valley Edge. Ms. Casamento is a former president, chief operating officer, director, branch administrator, and marketing director of Herkimer County Trust Company. She has an Executive MBA from RPI and has completed the Institute for Management and Leadership Education from the Harvard Graduate School of Education. She received her doctorate in education from the University of Pennsylvania in 2016.
Gordon E. Coleman was Patriot’s founding president and chief executive officer, retiring in December 2012. He has over twenty five years of banking experience and more than thirty years of business experience. He began his banking career with St. Lawrence National Bank in Canton, New York where he successfully completed its management training program. Mr. Coleman has worked in various executive officer capacities throughout his banking career. Mr. Coleman was appointed president and chief executive officer of Canajoharie Building Savings and Loan Association in October, 1996. While there, he oversaw the conversion of Canajoharie Building Savings and Loan Association from a mutual form of ownership to a publicly traded stock holding company known as Landmark Financial Corp, whose primary asset was Landmark Community Bank. Upon its acquisition by Trustco Bank Corp. in July, 2000, Mr. Coleman served as president and chief executive officer of Trustco Savings Bank until April, 2001. From May, 2001 through November, 2001, Mr. Coleman worked with the New York Business Development 4 Corporation (NYBDC) in Albany to help establish an agricultural lending program. He left the NYBDC to oversee the organization and formation of Patriot. Mr. Coleman is a graduate of Potsdam State University.

Stanley K. Dickson is Patriot’s executive vice president, chief financial officer, and corporate secretary. Mr. Dickson has previously served as president, chief operating officer, and director of Herkimer County Trust Company, and also held positions of chief financial officer, senior credit officer, commercial and mortgage lender, operations officer and branch manager at that bank. Mr. Dickson graduated from both the Stonier and Alex Sheshunoff graduate schools of banking. He is a graduate of Colgate University and Brooklyn Law School, and is a non-practicing member of the New York Bar.
Edward R. Jacksland currently serves as president of the Hearn Agency, Inc., an insurance agency based in Canajoharie where he has been employed since 1977. Prior to joining the Hearn Agency, Inc., Mr. Jacksland worked for the Continental Insurance Co. in Glens Falls as a commercial insurance underwriter. He is a graduate of Canajoharie Central School and received his college degree in economics & political science from Bishop’s University, Quebec, Canada. He has previously served on the board of directors of Landmark Community Bank, Canajoharie. In addition, Mr. Jacksland has served on the board of directors of the Canajoharie Country Club. A life-long resident of Palatine Bridge, he was an organizer of Patriot.
C. Alfred Santillo is a local independent businessman. He owns and operates Weathertop Farm in Sharon Springs, which grows organic produce, and raises organic poultry and livestock. Mr. Santillio is a graduate of Georgetown University and New York University. He is a U.S. Army veteran, and has spent many years working with several automobile makers in the areas of design engineering and prototype testing. He has been chairman of the Town of Sharon Zoning Board of Appeals for the past fifteen years. He was an organizer of Patriot.
Milton J. Schilde is a local independent businessman. He has owned and operated Sunnycrest Orchards since 1975. Mr. Schilde has served as an international consultant for the United States Department of Agriculture. He has consulted internationally in agriculture and agricultural economics in the Far East, Central Asia, and South America as well as in the Middle East. Mr. Schilde was an organizer of Patriot.
John J. Stewart is general manager of the six locations of Betz, Rossi, Bellinger & Stewart Family Funeral Homes in Montgomery and Fulton Counties. A resident of Gloversville, John has been a New York licensed state funeral director since 1982.
Albert V. Turo recently retired as vice president of development and planning and is currently the interim vice president of human resources of St. Mary’s Healthcare in Amsterdam. A native of Amsterdam, now residing in Albany, Mr. Turo is a graduate of Potsdam State University with a degree in mathematics. He served as executive director of Catholic Charities of Montgomery County from 1998-2005. Mr. Turo currently serves as a trustee of his Church and several community agency boards.
Kathleen J. Wolfe is Patriot’s president and chief executive officer. She was a founding officer of Patriot and served as chief operating officer prior to becoming president and chief executive officer in December 2012. Ms. Wolfe is involved in numerous local civic and charitable organizations, including service to Mountain Valley Hospice as both a board member and prior service as a trained volunteer. She also serves on the board of Liberty Foundation.
Hans W. Drews is Patriot’s chief credit officer. He began his banking career at Central National Bank in June of 1993 in the mortgage origination and processing department. Over time Mr. Drews has held positions of increasing responsibility in the consumer mortgage area. Mr. Drews has extensive experience in all areas of consumer lending including the origination, documentation, and sale of mortgages into the secondary market. Mr. Drews is a graduate of the University of Albany.
Board Independence
The Board of Directors has determined that each of Patriot’s Directors, with the exceptions of Ms. Wolfe and Mr. Dickson, is “independent” as defined in the listing standards of the Nasdaq Stock Market. In determining the independence of the Directors, the Board of Directors reviewed and considered fees paid to Hearn Agency, Inc., an insurance agency of which Director Jacksland is president. The Hearn Agency, Inc. provides Patriot Federal Bank with director and officer liability insurance and commercial building insurance. The Bank determined that Director Jacksland’s receipt of such fees does not interfere with his exercise of independent judgment in carrying out the responsibilities of a Director.

Patriot’s Board of Directors is chaired by Edward R. Jacksland, who is a non-executive chairman.
Meetings and Committees of the Board of Directors
Patriot’s business is conducted at regular and special meetings of the Board and its committees. In addition, the “independent” members of the Board of Directors meet in executive sessions as necessary. The Board of Directors has a standing audit committee. The entire Board of Directors (other than nominated directors) acts as the nominating committee and the entire Board of Directors acts as the loan committee. During the year ended December 31, 2016, the Board of Directors met at 11 regular meetings and had one special meeting.
Executive Compensation
Summary Compensation Table: The following table sets forth for the years ended December 31, 2016 and December 31, 2015 certain information as to the total compensation paid to Kathleen J. Wolfe, President and Chief Executive Officer, and to Stanley K. Dickson, Executive Vice President and Chief Financial Officer.
Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	All Other Compensation*	Total ($)
Kathleen J. Wolfe	2015	131,325	3,862	—	—	11,253	146,440
Kathleen J. Wolfe	2016	132,971	9,112	20,682	—	11,189	173,954
Stanley K. Dickson	2015	116,688	3,432	—	—	4,351	124,471
Stanley K. Dickson	2016	118,265	8,103	—	—	4,048	130,416
____________________
*
All Other Compensation includes 401(K) matches, and automobile and cell phone allowance.

Stock Incentive Plan
Patriot sponsors a stock incentive plan which provides certain key employees with the option to purchase shares of common stock. Under the 2005 Stock Incentive Plan, Patriot may grant options to its employees for up to 138,000 shares of common stock. The stock incentive plan has a minimum of one year of service vesting period. Stock option awards were granted with an option price equal to the market price at the time of the award. As of December 31, 2016, a total of 58,274 options were vested with an option price equal to the market price at grant date of  $10.00 per share. All outstanding options were extended to May 31, 2023. Upon consummation of the Merger, any outstanding Patriot options will be cancelled in exchange for the Option Cancellation Payment, as provided in Section 3.4 of the Merger Agreement.
Restricted Stock Agreement
Restricted stock has only been issued or granted to Kathleen J. Wolfe, Patriot’s President and CEO. As of March 31, 2017, 3,000 shares of restricted stock awards were issued or granted to Ms. Wolfe. As discussed below, such shares of restricted stock will be forfeited upon consummation of the Merger pursuant to her Settlement Agreement with KBC, Kinderhook and Patriot.
Pension Plan
Patriot has a defined contribution pension plan with a 401(k) provision for all employees. The participants are immediately vested upon entering the plan. Patriot matched 100% of employees’ 401(k) contributions up to 3% of base compensation in 2016. Patriot’s matching contributions for the years ended December 31, 2016 and 2015 were $37,275 and $39,974, respectively.
Existing Executive Officer Employment Contracts
Patriot has existing employment contracts with executive officers Kathleen J. Wolfe (President and Chief Executive Officer), Stanley K. Dickson (Executive Vice President and Chief Financial Officer) and Hans W. Drews (Vice President and Chief Credit Officer), effective, as amended, as of January 1, 2017. All three contracts, as amended, include provisions for change in control, and dismissal without cause. The compensation payable in those cases would be lump sum payments equal to 2.99% of the applicable officer’s “base amounts” as defined in Section 280G of the Code, which generally means such officer’s average annualized compensation received for serviced performed for Patriot over the most recent five taxable years of such officer ending before the date of the change in control.
If the Merger is consummated, such employment contracts will be cancelled and superseded by Settlement Agreements by and among such executives, KBC, Kinderhook and Patriot. Such Settlement Agreements are discussed in more detail below.
Existing Consulting Contract with Gordon E. Coleman
Patriot has an existing consulting contract with one of its directors, Gordon E. Coleman, dated effective as of December 31, 2012. Mr. Coleman’s consulting contract includes compensation to Mr. Coleman for working on behalf of Patriot on an as needed basis for a term ending December 31, 2023.
If the Merger is consummated, such consulting contract will be assumed by Kinderhook under the Assignment, Consent and Assumption of Consulting Agreement, by and among Kinderhook, Patriot and Mr. Coleman. The Assignment, Consent and Assumption of Consulting Agreement is discussed in more detail below.
Compensation of Directors
Directors of Patriot receive a fee of  $700 for each board meeting. Chairman Jacksland and vice chairman Schilde receive $900 and $750, respectively. In situations where special meetings are called, the Directors receive the same or such lesser amount as may be determined case by case. Directors Wolfe and Dickson, who are also executive officers, receive no compensation for attendance at Board meetings.
Director Plans
The Directors are eligible to participate in the 2005 Stock Incentive Plan (the “Plan”). Gordon E. Coleman, retired President and Chief Executive Officer, and Kathleen J. Wolfe, current President and Chief Executive Officer, are the only directors who have ever participated in the Plan.
Patriot has a Restricted Stock Agreement with Kathleen J. Wolfe pursuant to which Ms. Wolfe was granted 3,000 shares of restricted stock of Patriot. If the Merger is consummated, pursuant to the Settlement Agreement among Ms. Wolfe, KBC, Kinderhook and Patriot, Ms. Wolfe will forfeit such shares of restricted stock.
Transactions with Certain Related Persons
Patriot’s organizers advanced funds for organizational and other pre-opening expenses prior to December 2005, when Patriot opened for business. The advances were noninterest bearing and had no stated maturity. Patriot repaid the advances by issuing 36,000 shares of common stock at $10.00 per share in amounts equal to the cash advanced. In addition, in exchange for undertaking this obligation, organizers received, in the aggregate, warrants to purchase 70,000 shares of our common stock. These warrants are exercisable at a price of  $10.00 per share and may be exercised at any time within ten years from December 2, 2005, the date that Patriot opened for business. No warrants have been issued since 2005. The warrants were extended to May 31, 2023 at the May 3, 2016 Patriot annual meeting of shareholders.
In the ordinary course of business, Patriot makes loans available to Directors, officers and employees. These loans are made on substantially the same terms, including interest rate and collateral, as comparable loans to other borrowers with similar credit profiles. Management believes that these loans neither involve more than the normal credit risk, nor contain other unfavorable features, and they are made in compliance with the FRB’s Regulation O.
Proposal No. 3 — The Adjournment Proposal
The Patriot Shareholder Meeting may be adjourned to another time or place, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Patriot Shareholder Meeting approve and adopt the Merger Proposal.

If at the Patriot Shareholder Meeting the number of shares of Patriot common stock present or represented and voting in favor of the Patriot Merger Proposal is insufficient to approve such Proposal, Patriot intends to move to adjourn the Patriot Shareholder Meeting to solicit additional proxies for approval of the Merger Proposal. In that event, Patriot will ask its shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal.
In this proposal, Patriot is asking its shareholders to authorize the holder of any proxy solicited by the Patriot Board of Directors on a discretionary basis to vote in favor of adjourning the Patriot Shareholder Meeting to another time and place to solicit additional proxies, including the solicitation of proxies from Patriot shareholders who have previously voted.
The Patriot Board of Directors recommends a vote “FOR” the Adjournment Proposal.

THE MERGER
Background of the Merger
From time to time, the Board of Directors of Patriot has considered various strategic alternatives to enhance and maximize shareholder value and growth opportunities for Patriot. Although these strategic alternatives included continuing as an independent institution, the limiting factor was that the business plan required that assets grow faster than retained earnings in the intermediate term, which in turn made capital ratios a realistic constraint. These constraints made establishing or acquiring additional branch offices or other small banks non-viable options in the absence of a capital augmenting initiative. The Board has also observed the considerable consolidation in the financial institutions industry occurring in recent years. In July 2016, the Patriot Board of Directors decided that formation of a bank holding company would provide significant benefits to Patriot and its shareholders, so it began the process of exploring a bank holding company formation. Significant among those benefits were other avenues to raise capital at the holding company level and downstream most of it to the bank as Tier 1 capital. Patriot retained Hunton & Williams LLP as legal counsel for this project.
Shortly thereafter, and in the midst of the early stages of the bank holding company formation, Patriot learned of a potential merger partner, KBC and Kinderhook, from a mutual consultant for each institution.
The consultant, Michael Jamesson of Jamesson Associates, invited Kathleen J. Wolfe and Stanley K. Dickson to his office on September 28, 2016 to share with them an outline of a plan he thought made sense for both banks. But because the plan would be primarily or totally a stock transaction, there was a concern about the lack of trading liquidity in Kinderhook stock. Ms. Wolfe and Mr. Dickson could see that the advantages were such that they could not discount the plan out of hand.
Mr. Jamesson arranged for a meeting between Ms. Wolfe and Mr. Dickson and two senior officers of Kinderhook, President-CEO John Balli and EVP-COO Tom Signor, in October 2016. The meeting was preliminary and synergies were identified within a price range or exchange ratio that looked like it might work for both banks. Patriot management requested a written, though non-binding, letter of intent in order for them to bring it to the Patriot Board of Directors as a bona fide possibility. Ms. Wolfe and Mr. Dickson contacted counsel, who had been, and still was, working with management and the Patriot Board of Directors on the holding company project about the possibility of another potential avenue to consider.
Kinderhook provided Patriot management with a written and non-binding letter of intent, which was presented to the Patriot Board of Directors for discussion at the November 15, 2016 meeting. Consultant Michael Jamesson was present at the meeting, and Peter Weinstock and Heather Eastep of Hunton & Williams LLP were on conference call. The Patriot Board of Directors did not accept the letter, but expressed further interest and came back with questions for Patriot management and counsel to present to Kinderhook.
Patriot management and the Patriot Board of Directors had been discussing Patriot’s performance on a stand-alone basis all along, including the creation of value to shareholders through organic growth, which as previously discussed would require a capital-raising initiative. This is why the holding company project had been undertaken. The transaction with Kinderhook looked like it might present an opportunity to partner with a bigger bank further along the path to economies of scale, and better able to deal with an ever increasing regulatory burden that is disproportionally onerous to smaller banks. Based on that analysis, the Patriot Board of Directors determined that a merger with Kinderhook, at pricing that was initially discussed, might be the better proposition for Patriot’s shareholders, the community, and Patriot’s employees.
The Patriot Board of Directors directed Patriot management to proceed further in its investigation with the assistance of counsel. For a short time, the holding company project and the merger project progressed on parallel paths. But as the merger project looked more beneficial and more likely, the focus soon shifted solely to the merger project.

Preliminary mutual due diligence was initiated, and counsel was simultaneously working with Kinderhook counsel and the managements of both Patriot and Kinderhook to respond to the questions posed by the Patriot Board of Directors. These issues included the range of pricing to be delivered to Patriot’s shareholders in the Merger, obtaining the opinion of a financial advisor, the ability to have Patriot’s options and warrants cashed-out, and the liquidity provided by KBC common stock to be received by Patriot’s shareholders in the Merger.
Kinderhook forwarded additional responses in writing to Patriot along with a confidentiality agreement and a revised expression of interest. The revised expression of interest contained a pricing range, and the Merger Consideration in the Merger Agreement falls within that range. After review of the expression of interest by counsel, the Board of Directors of Patriot discussed the proposed terms of the transaction, including increased liquidity offered through KBC common stock as Merger Consideration and the ability of Kinderhook to obtain regulatory approval. The Patriot Board of Directors then authorized Ms. Wolfe to execute the expression of interest and return it to Kinderhook. Ms. Wolfe executed and returned the expression of interest to Kinderhook on November 22, 2016.
From late November to mid-February, Kinderhook conducted extensive due diligence with respect to Patriot, and management of each party held various meetings to discuss due diligence and other transitional matters. Patriot also conducted reverse due diligence on Kinderhook during that time period. Also during that time period, Kate Wolfe contacted BAG to assist Patriot with its evaluation of any offer that Kinderhook presented to Patriot. BAG notified Patriot management that its method of business was to do a preliminary review to see if the transaction made sense, which would be free of charge, and save the parties from going further if the transaction did not make sense on the first pass. BAG talked to Patriot management, expressing a verbal and preliminary opinion, that they would accept an engagement from Patriot.
On December 13, 2016, a teleconference executive session board meeting was held with the Patriot Board of Directors, BAG and Hunton & Williams. At the meeting the Patriot Board of Directors approved a slightly revised letter of intent and a contract with BAG to be its financial advisor and to draft the fairness opinion.
As the transaction began to look increasingly more likely, Mr. Balli offered to host a meeting in Albany for the Patriot Board of Directors to meet the senior management of Kinderhook, along with the Chairman of their Board. This meeting was held on December 28, 2016 and was well received by both parties.
Counsel to each party began the process of negotiating the definitive agreement, which was delivered to Patriot’s counsel on February 14, 2017. Related to this, Patriot authorized BAG to begin its process of rendering a fairness opinion with respect to the Merger Consideration received by Patriot (and ultimately the shareholders of Patriot) in connection with the Merger.
Through the early part of March 2017, counsel to Patriot and Kinderhook continued negotiating the terms of the Merger Agreement. A major negotiating point was the addition by Patriot’s counsel of a “fiduciary out” provision to enable Patriot’s Board of Directors to terminate the Merger Agreement and pursue an unsolicited offer from a third-party should one be made. In return for this, Kinderhook requested a termination fee of initially $750,000. Counsel was able to reduce this fee to $525,000.
On March 14, 2017, the Board of Directors of Patriot held a meeting at which the Merger Agreement and Merger were reviewed and discussed. Counsel presented an overview of fiduciary duties, and then discussed in detail the terms of the transaction, including Merger Consideration, representations and warranties, covenants, the concept of the “fiduciary out” provision and related matters. Representatives of BAG reviewed the Merger Agreement and delivered its preliminary verbal fairness opinion, which is discussed in more detail under “Financial Fairness,” beginning on page [      ]. Kinderhook also held a board meeting on March 14, 2017.
After exploring and evaluating all of its options, the Patriot Board of Directors believes that the Merger is in the best interests of Patriot and its shareholders, employees, and the communities that it serves. The Patriot Board of Directors believes that KBC has offered a fair price as confirmed by an independent third party, and is a good “fit” for Patriot because of the synergies and balance that can be created by complementary assets of each entity, as well as the additional products and services that will be available for its customers.

The Boards of Directors of all parties to the Merger Agreement unanimously approved the Merger Agreement and Merger on March 14, 2017, and the parties executed the Merger Agreement and certain other documents that same day.
Patriot’s Reasons for the Merger
In reaching a determination to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, Patriot’s Board of Directors considered a number of factors, both positive and negative, and potential benefits and detriments of the Merger to Patriot and its shareholders. Patriot’s Board of Directors identified the following factors and benefits of the merger that, among others, the Patriot Board of Directors believes support its decision and recommendation:
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the financial presentation of BAG to the Patriot Board of Directors on March 14, 2017 and BAG’s verbal opinion to the Patriot Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration was fair from a financial point of view to holders of Patriot common stock;

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the financial terms of the Merger, including the relationship of the consideration to be received by Patriot shareholders to the book value of Patriot common shares and Patriot’s earnings;

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the desire of Patriot shareholders for liquidity and the absence of a market to provide such liquidity;

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the financial and regulatory condition of Patriot;

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the likely impact of the proposed Merger on Patriot’s employees and customers, on the community in which Patriot presently conducts their business, and on Patriot’s other constituencies in view of KBC’s commitment to community banking;

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the financial terms of recent business combinations in the financial services industry and comparison of the pricing multiples and indicators of selected combinations with the terms of the proposed transaction with KBC and Kinderhook;

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the possibility of Patriot continuing to operate as a standalone entity, including increasing compliance costs for community banks;

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that growth of Patriot without the affiliation with a larger holding company would likely be limited because of Patriot’s need for increased capital resources to support growth;

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that affiliation with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development and delivery of new products and services;

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the potential benefits and opportunities for Patriot employees through a business combination, as a result of both employment opportunities and benefit plans in a larger organization;

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the ability of the Patriot Board of Directors under the Merger Agreement to withdraw or modify their recommendation in favor of the Merger Agreement under certain circumstances, including the ability to terminate the Merger Agreement under certain circumstances, such as in connection with a Superior Proposal, subject to a termination fee of  $525,000; and

•
the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

In addition to taking into account the foregoing factors, the board of directors also considered the following potentially negative factors in reaching its decision to approve the Merger Agreement:
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The possibility that the Merger may not be consummated, or that completion of the Merger may be unduly delayed, for reasons beyond the control of Patriot, KBC, or Kinderhook;

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The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the Merger and the potential effect on Patriot’s business and relations with customers, service providers and other stakeholders (including creditors), whether or not the Merger is completed;

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The possibility that another potential acquiror would offer more favorable terms and conditions and the fact that the Merger Agreement precludes the board of directors from negotiating an alternative transaction with a potential acquirer; and

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The potential that the termination fee provisions in the Merger Agreement could have the effect of discouraging an alternative proposal for Patriot.

The reasons set out above for the Merger are not intended to be exhaustive but include material factors considered by Patriot’s Board of Directors in approving the Merger. In reaching its determination, Patriot’s Board of Directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the Patriot Board of Directors felt that the Merger was in the best interest of Patriot and its shareholders; therefore, Patriot’s Board of Directors unanimously approved the Merger Agreement and the Merger.
Patriot’s Board of Directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement.
KBC’s Reasons of the Merger
KBC’s Board of Directors determined that the Merger Agreement and the Merger are advisable and in the best interests of KBC and its shareholders. Accordingly, KBC’s Board of Directors unanimously adopted and approved the Merger Agreement. The KBC Board unanimously approved the Merger Agreement and the Merger because it determined that the Merger is a natural expansion and strengthening of its franchise that should increase long-term shareholder value because Patriot is, like Kinderhook, a bank that is deeply committed to its customers, employees, and the communities that it serves.
The KBC Board believes that Patriot’s strong residential lending expertise complements Kinderhook’s robust commercial lending business as both are strong community banks that are a good fit financially, strategically and culturally. In addition, the combined organization should be able to offer larger lending limits, creating a bank with greater scale, product breadth and efficiency to compete more effectively and deliver strong returns to its shareholders.
The Merger should provide Kinderhook with access to new and potential customers in Fulton and Montgomery Counties, where Kinderhook does not currently have a physical presence. The transaction is financially attractive to KBC and its shareholders because it allows KBC to add Patriot’s loan and deposit base to that of KBC while simultaneously providing KBC with the opportunity to maintain and deepen relationships with Patriot’s customers by offering KBC’s broader range of products and services from an experienced team of banking professionals working in an expanded network. The KBC Board of Directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements.
KBC’s financial advisor, Endicott Financial Advisors, LLC, reviewed in detail with the Board of Directors the financial aspects of the proposed Merger and delivered its opinion that as of March 14, 2017 and subject to the limitations, assumptions, and qualifications set forth therein, the Merger Consideration was fair to KBC, from a financial point of view. The full text of such opinion is included as Annex G to this proxy statement/offering circular.
After taking into account these and other factors, the KBC Board of Directors determined that the Merger Agreement and the Merger were in the best interests of KBC and its shareholders and that KBC should enter into the Merger Agreement and complete the Merger. KBC’s Board of Directors evaluated the factors described above, including asking questions of KBC’s management and KBC’s legal and financial advisers, and reached the unanimous decision that the Merger was in the best interests of KBC and its shareholders, its employees, its customers, and the communities served by KBC. This discussion of the factors considered by KBC’s Board of Directors is not exhaustive, but includes material factors considered by the KBC Board.

KBC’s Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. KBC’s Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of KBC’s Board of Directors may have given different weights to different factors. KBC’s Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.
Opinion of Patriot’s Financial Advisor
BAG has delivered an oral and a written opinion to the Board of Directors of Patriot that is based upon and subject to certain matters stated in the opinion, the Merger Consideration is fair to the holders of Patriot common stock from a financial point of view. The oral opinion was presented to the Board of Directors of Patriot on March 14, 2017. The written opinion was delivered on May 23, 2017, and is attached to this proxy statement/offering circular as Annex C. The written opinion of BAG is not a recommendation to any Patriot shareholder as to how to vote on the proposal to approve the Merger Agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by BAG in providing its opinion.
The fairness opinion of Patriot’s financial advisor, BAG, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Patriot. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Patriot or KBC. You should review the copy of the fairness opinion, which is attached to this proxy statement/offering circular as Annex C.
BAG is regularly engaged to provide valuations of financial institutions and their securities in connection with mergers and acquisitions and other purposes. Based on BAG’s reputation and qualifications in evaluating financial institutions, on December 13, 2016, the Board of Directors of Patriot engaged BAG to provide financial advisory and investment banking services in connection with the Merger and to provide an opinion with regard to the fairness, from a financial point of view, of the financial terms of the Merger from the perspective of the holders of Patriot common stock.
For the purpose of its analysis and the discussion in the fairness opinion, BAG assumed a total deal value equaling $16.74 million, representing:
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Merger Consideration of  $16.57 million (439,059 shares of KBC common stock issued to the holders of Patriot common stock in the Merger x $37.75 per share, which represents the May 23, 2017, market price of KBC common stock); and,

•
The Patriot Warrant Cancellation Payment together with the cash payment to the holders of Patriot stock options, which in aggregate totals $170 thousand, again based on KBC common stock valued at $37.75 per share.

However, the actual total deal value, including the Merger Consideration, between the date of the proxy statement/offering circular and the Closing Date will vary as the market value of KBC common stock changes over time.
On March 14, 2017, BAG rendered its oral opinion to Patriot’s Board of Directors that the terms of the Merger, including, without limitation, the Merger Consideration, are fair, from a financial point of view, to the holders of Patriot common stock, subject to further due diligence on the part of BAG.
On May 23, 2017, BAG rendered its written opinion to Patriot’s Board of Directors that, as of the date of date of its opinion and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth therein, the terms of the Merger, including, without limitation, the Merger Consideration, are fair, from a financial point of view, to the holders of Patriot common stock.
For purposes of rendering the written opinion, BAG held discussions with members of senior management of Patriot regarding past and current business operations, financial condition, future prospects and other matters BAG deemed relevant. In addition, BAG reviewed and, without independent verification, relied upon the accuracy and completeness of financial data and regulatory filings of Patriot, KBC and their respective subsidiary banks. BAG also compared certain financial and stock information for Patriot and KBC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combination transactions in the banking industry, and performed other studies and analyses that BAG considered appropriate.
No limitations were imposed by the Board of Directors of Patriot upon BAG with respect to the investigations made or procedures followed in rendering its written opinion, and the Board of Directors and management of Patriot cooperated fully with BAG in connection with its due diligence investigations. Neither BAG, nor the individuals involved in rendering the written opinion, has any present or contemplated future ownership interest in Patriot or KBC. BAG is acting as financial advisor to Patriot in connection with the merger and will receive fees for its services.
Underlying Analyses for the Written Fairness Opinion
In arriving at its conclusion for the written opinion, BAG relied primarily on two broad methods of evaluation: (i) investment/earnings value; and, (ii) market value.
Investment value, sometimes referred to as the income value or earnings value, represents an estimate of the present value of future earnings or cash flow. In addition, another popular valuation method in determining an investment or earnings value is to determine current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize them using either an appropriate yield or price-earnings multiple.
Market value represents an estimate of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market prices at which “control” of similar banking organizations have been sold previously.
Investment/Earnings Value
The investment or earnings value of any banking organization’s stock is, simply stated, an estimate of the present value of the future benefits, usually earnings or cash flow, that will accrue to the stock. The earnings value is comprised of two major components: the present value of annual future earnings as projected for a certain number of periods; and, the residual value as determined at the end of the projected number of periods. In this circumstance, BAG relied upon “earnings in perpetuity” for determining the residual value. BAG believes the utilization of net earnings, rather than cash flows, for the calculation of the present value and the residual value is appropriate given the minimal level of long-term, non-earning assets typically held by a community banking organization.
BAG developed and then utilized 12-year financial projections (FY2017 – FY2028) for Patriot as the fundamental basis for the initial earnings stream employed in BAG’s present value calculation. BAG’s financial projections for Patriot were based on BAG’s analysis of the banking industry, market area, and current financial condition and historical levels of growth and earnings for Patriot, as well as information provided to BAG by the management of Patriot and conversations with Patriot’s management.
As mentioned above, BAG relied in part on projections and associated assumptions prepared by and furnished to BAG by Patriot’s management. Patriot does not publicly disclose internal management projections of the type provided to BAG in connection with its review of the Merger due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or projections contained in the analyses performed by BAG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
Notwithstanding the preceding, Patriot is including in this document certain unaudited prospective financial information that was made available to BAG and to KBC in connection with the Merger. The inclusion of this information should not be regarded as an indication that any of Patriot, KBC, BAG, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.
While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Patriot’s business, all of which are difficult to predict and many of which are beyond Patriot’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
As noted above, Patriot can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Patriot’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements” beginning on page __ and page __, respectively.
The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the generally accepted accounting principles, referred to as GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Patriot’s historical GAAP financial statements. Neither Patriot’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Patriot can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the Merger Agreement or as of the date of this document, similar estimates and assumptions would be used. Patriot does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The unaudited prospective financial information does not take into account the possible financial and other effects on either Patriot or KBC, as applicable, of the Merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with completing the Merger, the potential synergies that may be achieved by the surviving company as a result of the Merger, the effect on either Patriot or KBC, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the unaudited prospective financial information does not take into account the effect on either Patriot or KBC, as applicable, of any possible failure of the Merger to occur. None of Patriot, KBC, BAG or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Patriot, shareholder of KBC or other person regarding

Patriot’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below was made available to Patriot’s financial advisor and to KBC in connection with KBC’s due diligence of Patriot, as well as to KBC’s financial advisor, in connection with the Merger. In light of the inherent risks and uncertainties associated with such forecasts, the unaudited prospective financial information in this document should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.
In light of the foregoing, and considering that the Patriot Shareholder Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Patriot shareholders are cautioned not to place unwarranted reliance on such information, and Patriot urges all Patriot shareholders to review Patriot’s most recent reported financial results. See the section entitled “Where You Can Find Additional Information” on page       .
The following table presents selected Patriot unaudited prospective financial data for the years ending December 31, 2017 through 2021.
	(000s)				Per Share
	Total Assets	Net Earnings	Dividends	Tangible Core Common Equity	Earnings	Tangible Core Common Equity
2017	$152,546	$766	$0	$13,304	$0.52	$8.97
2018	$164,749	$965	$0	$14,270	$0.66	$9.63
2019	$176,282	$1,133	$0	$15,403	$0.77	$10.40
2020	$186,859	$1,270	$0	$16,672	$0.87	$11.27
2021	$196,202	$1,339	$0	$18,011	$0.91	$12.18
In addition, the present value analysis goes one step further and considers the present value of Patriot’s future earnings stream on an “as if acquired basis” assuming a range of estimated Merger savings.
In this instance, BAG assumed Merger savings equaling 25%, 30% and 35% of Patriot’s projected total noninterest expense. Based on BAG’s experience analyzing bank acquisitions for community bank acquirers and given that Patriot will merge with and into KBC, we view potentially realizable Merger savings in the 25%-30% range as entirely plausible, and those at the 35% level as ambitious, but potentially achievable.
Assuming Merger savings equaling 35% (the high end of the range of the projected Merger savings) of Patriot’s projected total noninterest expense, the present value of Patriot’s net earnings stream equals $15.9 million assuming the use of a 16.5% discount rate (or required rate of return), and $15.3 million assuming a 17.0% discount rate. Assuming Merger savings equaling 30% (the mid-point of the range of the projected Merger savings) of Patriot’s projected total noninterest expense, the present value of Patriot’s net earnings stream equals $15.0 million assuming the use of a 16.5% discount rate (or required rate of return), and $14.7 million assuming a 17.0% discount rate.
There is no specific “rule of thumb” regarding the most appropriate discount rate: each investor has different expectations for the expected return on capital and thus each might employ a different discount rate.
In this instance considering the “stand-alone” financial projections for Patriot, which include a material increase in Patriot’s projected earnings from 2016 through 2019, together with projected Merger savings BAG is inclined to use a discount rate higher than the 12%-15% range that typically might be used for a community banking organization with lower near-term projected stand-alone earnings growth rates. Accordingly, BAG believes the use of a discount rate of 16.5% or 17.0% is appropriate.
In summary, relative to the present value of Patriot’s forecast net earnings stream, on an “as if acquired basis,” the total deal value of  $16.74 million appears financially adequate from a present value analysis standpoint.
Market Value
BAG maintains a sizable database of information pertaining to the prices paid for U.S. banking organizations. The database includes transactions involving banking organizations throughout the United

States, and provides comparable pricing and financial performance data for banking organizations acquired in the United States since 1989. BAG has the capability of sorting the records to yield transactions involving similar banking organizations. Similarities might include banking organizations within a specific asset size range, banking organizations that generate a return on average assets (“ROA”) or a return on average equity capital (“ROE”) within a specified range, banking organizations that have an equity to assets ratio within a certain range, banking organizations that sold for a specific form of consideration (cash or stock), or banking organizations headquartered in various types of markets (rural, community, urban/suburban). The ability to produce specific groups of comparable banking organizations facilitates the making of a valid comparative purchase price analysis.
BAG considered transaction values for banking organizations acquired in the United States as a whole between January 2015 and April 2017 with the following criteria:
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Total assets ranging between $50 million and $500 million;

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Reporting a trailing twelve-month (“LTM”) return on average assets (“ROA”) less than or equal to 0.50%; and

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Having a tangible core common equity-to-assets ratio between 7.50% and 10%.

These transactions are referred to as the U.S. Bank Deals and included 17 banking organizations.
Additionally, BAG also considered transaction values for commercial banking organizations acquired in the Northeastern region of the United States between January 2015 and April 2017 with the following criteria:
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Banks located in the states of New York, Connecticut, Massachusetts, and New Hampshire;

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Total assets ranging between $50 million and $500 million; and

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Reporting a trailing twelve-month (“LTM”) ROA greater than 0%.

These transactions are referred to as the Northeast Bank Deals and included six banking organizations.
Finally, BAG also considered transaction values for thrifts and savings banks acquired in the United States as a whole between January 2015 and April 2017 with the following criteria:
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Total consideration between $1 million and $35 million.

These transactions are referred to as the U.S. Thrift Deals and included eight banking organizations.
BAG compared those transaction values and the corresponding financial characteristics for the U.S. Bank Deals, the Northeast Bank Deals and the U.S. Thrift Deals in relation to the total deal value to be received from KBC, giving consideration to Patriot’s related financial characteristics.
The table set forth below summarizes this comparative analysis:
	# of Deals	Assets (000)	LTM ROA	LTM ROTE(1)	Tangible Core Common Equity Ratio	Total Price (000)	Price/ Tang. Equity	Price/ LTM Earnings	Price/ Assets	Price/ Deposits
U.S. Bank Deals	16	$221,318	0.34%	3.88%	8.75%	$25,413	1.32x	34.36x	11.48%	13.06%
Northeast Bank Deals	6	$205,612	0.26%	3.03%	8.41%	$21,655	1.26x	41.87x	10.53%	12.33%
U.S. Thrift Deals	8	$123,026	0.11%	1.37%	10.50%	$13,940	1.16x	22.97x	11.60%	14.44%
Patriot(2)	1	$144,660	0.35%	4.00%	8.61%	$16,744	1.35x	34.24x	11.58%	13.75%

(1)
Represents return on tangible core common equity (common equity capital, less accumulated other comprehensive income, less intangible assets). For Patriot, tangible core common equity as of March 31, 2017, equaled $12.435 million.

(2)
Balance sheet data for Patriot is as of March 31, 2017, and net income data (ROA & ROTE) presented on trailing 12-month earnings (“LTM”) earnings basis ending March 31, 2017. For Patriot, LTM earnings as of March 31, 2017, equaled $489 thousand.

As illustrated on the preceding table, the total deal value of  $16.74 million represents 1.35x Patriot’s tangible core common equity (“TCCE”) which was 8.61% of Patriot’s total assets as of March 31, 2017. This compares with: an average price-to-tangible core common equity multiple of 1.32x (based on a 8.75% average tangible core common equity ratio) for the 16 U.S. Bank Deals; an average price-to-tangible core common equity multiple of 1.26x (based on a 8.41% average tangible core common equity ratio) for the six Northeast Bank Deals; and, an average price-to-tangible core common equity multiple of 1.16x (based on a 10.50% average tangible core common equity ratio) for the eight U.S. Thrift Deals.
As further illustrated, the total deal value of  $16.74 million represents 34.24x Patriot’s last 12-months (“LTM NI”) earnings (using Patriot’s net income of  $489 thousand recorded for the 12-month period ending March 31, 2017). This compares with an average price-to-LTM earnings multiple of 34.36x for the U.S. Bank Deals, 41.87x for the Northeast Bank Deals, and 22.97x for the U.S. Thrift Deals.
A superior method of  “benchmarking” transaction values, in contrast to the more traditional purchase price multiples, involves the use of purchase price in comparison to assets and deposits. Using these benchmarks, the Merger Consideration translates to 11.58% of Patriot’s total assets, and 13.75% of total deposits. This is in contrast to the average comparable benchmarks of 11.48% (total assets), and 13.06% (total deposits) for the U.S. Bank Deals; 10.53% (total assets), and 12.33% (total deposits) for the Northeast Bank Deals; and, 11.60% (total assets), and 14.44% (total deposits) for the U.S. Thrift Deals.
In summary, relative to the average prices paid for comparable commercial banks and thrifts in both the Northeast and the U.S. as a whole, the total deal value of  $16.74 million appears financially adequate from a comparative price level standpoint.
Market Value of KBC Common Stock
Since the Merger Consideration consists entirely of KBC common stock, BAG prepared an analysis of KBC common stock in relation to profitable exchanged-traded banking organizations headquartered in New York, Connecticut, Massachusetts, and New Hampshire with total assets below $2.6 billion. Because financial data for several of the companies included therein was incomplete for the period ending March 31, 2017, BAG used financial data as of December 31, 2016 for both KBC and the exchange-traded banking organizations included in the analysis. As compared to KBC, the exchange-traded banks used for the comparative analysis possessed the following financial traits, on average:
	KBC	Comparable Banks
Average Asset Size (Million)	$934	$1,241
Return on Assets (LTM)	0.72%	0.61%
Return on Tangible Core Common Equity (LTM)	10.15%	7.06%
Tangible Core Common Equity Ratio	5.48%	9.69%
Tangible Equity Ratio with KBC Preferred Stock	7.99%	9.69%
Efficiency Ratio	70.79	66.97
# of Banks		14

Set forth below is a comparison of the $37.75 per share market price of KBC common stock as of May  23, 2017, relative to the weighted average and median pricing metrics for the exchange-traded banks used for the comparative analysis based on market prices as of May 16, 2017:
	Market Price	Price/ Tangible Core Common Equity	Price/ LTM Earnings	Price/ Assets	Price/ Deposits
Comparable Exchange-Traded Banks:
• Arithmetic Mean		1.53x	31.34x	14.21%	18.52%
• Group Median		1.39x	22.01x	14.57%	17.85%
KBC	$37.75	1.09x	11.32x	6.00%	6.92%
KBC Inclusive of Preferred Stock @ Face	$37.75			8.50%	9.81%
This comparative financial analysis suggests that KBC common stock was, at the time, trading at pricing metrics below the averages and medians for the profitable exchanged-traded banking organizations headquartered in New York, Connecticut, Massachusetts, and New Hampshire.
Multifaceted Analysis and Items Considered
The summary set forth above does not purport to be a complete description of all the analyses performed by BAG. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. BAG did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. BAG believes, and has advised the Board of Directors of Patriot, that BAG’s analyses must be considered as a whole, notwithstanding the separate factors summarized above. Selecting portions of BAG’s analyses and factors that were considered, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.
In performing its analyses, BAG made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by BAG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty as they were based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Patriot, Patriot’s management, BAG or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by BAG and its opinions were among several factors taken into consideration by Patriot’s Board of Directors in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.
When the investment/earnings value and the market value approaches were appropriately considered, together with BAG’s experience in valuing the stocks of community financial institutions and giving consideration to the market value of KBC common stock in relation to that of selected exchange-traded banking organizations, BAG believes it has sufficient justification for its assertion that the terms of the proposed Merger, including, without limitation, the Merger Consideration, are fair, from a financial point of view, to the holders of Patriot common stock.
In conducting its review and arriving at the written fairness opinion, BAG, with the consent of Patriot’s management, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Patriot and KBC, or which was publicly available for both Patriot and KBC. BAG did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, BAG did not conduct any physical inspection of the properties or facilities of Patriot or KBC. BAG further relied upon the assurance of Patriot’s management that they were unaware of any facts that would make the information provided to

BAG on behalf of Patriot incomplete or misleading in any respect. Likewise, BAG relied upon the acknowledgment and understanding of Patriot’s management that any information furnished to BAG by or on behalf of KBC was relied upon by BAG to be true and accurate in all material respects and to not contain any untrue statement of a material fact or omit a material fact necessary to make the information not misleading. BAG, with the consent of Patriot’s management, assumed that any projections provided to BAG were reasonably prepared by Patriot’s management, reflected the best available estimates and good faith judgments of Patriot’s management as to Patriot’s future performance, and that such projections and analyses provide a reasonable basis for the written fairness opinion.
BAG met with the management of Patriot and the management of KBC regarding the relevant information that has been provided to us, and nothing came to BAG’s attention that would lead BAG to conclude that the foregoing reliances and assumptions are unfounded or without merit. However, BAG did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Patriot or KBC.
BAG’s services to Patriot in connection with the Merger have included serving as financial advisor to the Board of Directors of Patriot, and rendering its written opinion, from a financial point of view, of the fairness of the Merger Consideration to the holders of Patriot common stock. BAG’s opinion was based upon economic and market conditions and other circumstances as they existed and could be evaluated by BAG on the date of its opinion. It should be understood that although subsequent developments may affect its written fairness opinion, BAG does not have any obligation to update, revise or reaffirm its written fairness opinion and BAG expressly disclaims any responsibility to do so.
In rendering its written opinion, BAG assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and that all conditions to the consummation of the Merger Agreement will be satisfied without waiver thereof. BAG also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.
Pursuant to the terms of the engagement letter with Patriot, BAG will receive a professional fee totaling between $30,000 and $33,000 for rendering the written opinion. The terms of the fee arrangement with BAG, which Patriot’s management believes are customary in transactions of this nature, were negotiated at arm’s-length between Patriot’s management and BAG, and Patriot’s Board of Directors was aware of the arrangement. Finally, Patriot has agreed to indemnify BAG against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Prior to its retention for this assignment, The Bank Advisory Group had not provided any services to nor had it previously received any professional fees from either Patriot or KBC.
Conclusion
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, BAG determined that the total deal value, including the Merger Consideration, to be paid in connection with the Merger is fair from a financial point of view to Patriot’s shareholders. Each shareholder is encouraged to read BAG’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this proxy statement/offering circular.
Interests of Patriot’s Executive Officers and Directors in the Merger
Patriot’s Directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Patriot shareholders generally. These interests include continued indemnification and insurance coverage by KBC after the Merger for acts or omissions occurring before the Merger, the receipt and potential receipt by certain Patriot executive officers of change in control, severance, or termination payments under pre-existing agreements, the appointment of one current Patriot Director to the Board of Directors of both KBC and Kinderhook following the Effective Date of the Merger, and the invitation of those Patriot Directors who will not join the KBC or Kinderhook Boards of

Directors to serve on an advisory board of KBC. In addition, Patriot’s President and Chief Executive Officer, Kathleen J, Wolfe, has entered into an Employment Agreement with KBC that will be effective at the Effective Time and continue for a term of six (6) months and Patriot’s Vice President and Chief Credit Officer, Hans W. Drews, has entered into an Employment Agreement with Kinderhook that will be effective at the Effective Time and continue for a term of at least three years. Finally, one of Patriot’s directors, Gordon E. Coleman, has entered into an Assignment, Consent and Assumption of Consulting Agreement by and among Kinderhook, Patriot, and Mr. Coleman that will assign Mr. Coleman’s existing consulting contract with Patriot to Kinderhook as of the Effective Date of the Merger. Patriot’s Board of Directors was aware of these interests and considered them in its decision to approve the Merger Agreement.
Settlement Agreement and Employment Agreement with Kathleen J. Wolfe
In connection with the Merger Agreement, KBC, Kinderhook and Patriot have entered into a Settlement Agreement (that includes customary waiver and release provisions) with Kathleen J. Wolfe, President and Chief Executive Officer of Patriot, for the purpose of setting forth, and avoiding any future disagreement with respect to the payments and benefits that she is entitled to receive under her pre-existing employment contract with Patriot.
Pursuant to Ms. Wolfe’s Settlement Agreement, her pre-existing employment contract with Patriot, and her services to Patriot, will terminate immediately prior to the Effective Time of the Merger and Ms. Wolfe will look solely to the terms of her Settlement Agreement to determine her rights to receive severance and other payments and benefits in connection with the termination of her employment. Under Ms. Wolfe’s Settlement Agreement, a lump sum cash payment will be made within three (3) days following the Effective Time of the Merger in the amount of  $368,096 (subject to adjustment to avoid payment of excise taxes under Section 4999 of the Internal Revenue Code of 1986) to Ms. Wolfe in full satisfaction of the obligations of Patriot under her pre-existing employment contract dated as of May 24, 2016, and amended effective January 1, 2017, as well as the Restricted Stock Agreement between Patriot and Ms. Wolfe dated May 24, 2016. As a result, no further benefits will be due or will be provided to Ms. Wolfe upon consummation of the Merger under her previous agreements, and she will only be entitled to the lump sum payment under her Settlement Agreement.
Ms. Wolfe will also be entitled to receive the following benefits under her Settlement Agreement: (i) payment of the Merger Consideration pursuant to the Merger Agreement with respect to her Patriot common stock; (ii) payment of any vested benefits that Ms. Wolfe has accrued under any tax-qualified retirement plan maintained or contributed to by Patriot and/or Patriot, in accordance with the terms and conditions of those plans; and (iii) the right to purchase at her sole expense continuation coverage under any group health plan maintained by Patriot that is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or corresponding State law in which she participates immediately prior to the Effective Time of the Merger and under Kinderhook’s group medical plan if the Patriot group medical plan is terminated, or she is covered by the Kinderhook group medical plan as an employee.
In connection with the Merger Agreement, Kinderhook has also entered into an Employment Agreement with Ms. Wolfe under which she will be employed by Kinderhook as the Bank’s Regional Executive Vice President on a part-time basis. The term of this Employment Agreement will commence immediately upon the Effective Date of the Merger and continue in effect for six (6) months, unless earlier terminated or extended by mutual agreement between Kinderhook and Ms. Wolfe. In consideration for Ms. Wolfe providing such services for the specified term, Ms. Wolfe be paid a weekly rate of  $1,500, and will be able to participate in the employee benefit plans of Kinderhook.
Settlement Agreement with Stanley K. Dickson
In connection with the Merger Agreement, KBC, Kinderhook and Patriot have entered into a Settlement Agreement (that includes customary waiver and release provisions) with Stanley K. Dickson, Executive Vice President, Chief Financial Officer and Corporate Secretary of Patriot, for the purpose of setting forth, and avoiding any future disagreement with respect to, the payments and benefits that he is entitled to receive under his pre-existing employment contract with Patriot.
Pursuant to Mr. Dickson’s Settlement Agreement, his pre-existing change in control agreement with Patriot, and his services to Patriot will terminate immediately prior to the Effective Time of the Merger and

Mr. Dickson will look solely to the terms of the settlement agreement to determine his rights to receive severance and other payments and benefits in connection with the termination of his employment. Under Mr. Dickson’s Settlement Agreement, a lump sum cash payment will be made within three (3) days following the Effective Time of the Merger in the amount of  $283,774 to Mr. Dickson in full satisfaction of the obligations of Patriot under his pre-existing employment contract.
Mr. Dickson will also be entitled to receive the following benefits under his Settlement Agreement: (i) payment of the Merger Consideration pursuant to the Merger Agreement with respect to his Patriot common stock; (ii) payment of any vested benefits that Mr. Dickson has accrued under any tax-qualified retirement plan maintained or contributed to by Patriot and/or Patriot, in accordance with the terms and conditions of those plans; and (iii) the right to purchase at his sole expense continuation coverage under any group health plan maintained by Patriot that is subject to COBRA or corresponding State law in which he participates immediately prior to the Effective Time of the Merger.
Employment Agreement with Hans W. Drews
In connection with the Merger Agreement, KBC and Kinderhook have entered into an Employment Agreement (that includes customary waiver and release provisions) with Hans W. Drews, under which he will be employed by KBC and Kinderhook as the Vice President of Residential Lending on a full-time basis. The term of this Employment Agreement will commence immediately upon the Effective Time of the Merger and continue in effect for a term of at least three years, unless earlier terminated or extended by mutual agreement between KBC, Kinderhook and Mr. Drews. In consideration for Mr. Drews providing such services, Mr. Drews will be paid an annual salary of  $95,000.00, and will be able to participate in the employee benefit plans of Kinderhook.
Assignment, Consent and Consulting Agreement with Gordon E. Coleman
Patriot has an existing consulting contract with director Gordon E. Coleman, dated effective as of December 31, 2012. Mr. Coleman’s consulting contract includes compensation to Mr. Coleman for working on behalf of Patriot on an as needed basis for a term ending December 31, 2023.
In connection with the Merger Agreement, Kinderhook, Patriot and Gordon E. Coleman have entered into an Assignment, Consent and Assumption of Consulting Agreement with Gordon E. Coleman, a Director of Patriot, under which he will be engaged by Kinderhook as an independent contractor on an as-needed basis. The term of this Assignment, Consent and Consulting Agreement will commence immediately upon the Effective Time of the Merger and continue in effect until December 31, 2023. In consideration for Mr. Coleman providing such services, Mr. Coleman will be paid a monthly rate of  $8,333.33. Mr. Coleman will also be provided with health insurance by Kinderhook at Kinderhook’s expense until December 31, 2017.
Indemnification and Insurance
The Merger Agreement provides that following the Merger, KBC will indemnify and hold harmless the present and former officers, directors and employees of Patriot and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger, whether asserted or claimed prior to, at, or after the Effective Time of the Merger, to the extent the indemnified party would have been indemnified, as a director, officer or employee of Patriot or any of its subsidiaries as permitted by applicable law.
Patriot will also continue to cover those persons under its existing directors’ and officers’ liability insurance policy for a period of six (6) years from and after the Effective Date of the Merger arising out of actions or omissions occurring at or prior to the Merger, provided, however, that Patriot will not be permitted to expend more than $30,000 in the aggregate to obtain the tail insurance policy.
Retention Bonuses
Certain employees who are not executive officers of Patriot will be entitled to, at the option of KBC and subject to the employee’s execution of a release provided by KBC, a retention bonus if they maintain their employment with Patriot until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment with Kinderhook.
Appointment of Patriot Director to KBC’s and Kinderhook’s Boards of Directors and Kinderhook’s Advisory Board
All Directors of KBC and Kinderhook prior to the Effective Time will remain Directors of KBC and Kinderhook as the continuing bank, following the Effective Time of the Merger, except that KBC and Kinderhook will select and invite one (1) current member of the Patriot Board of Directors to serve on the Boards of Directors of each of KBC and Kinderhook as the continuing bank. KBC and Kinderhook will take such action as necessary to increase the size of the Board of Directors of each of KBC and Kinderhook and add such Patriot Director immediately following the Effective Time of the Merger. Additionally, Kinderhook will establish an advisory board as of the Effective Time to seek and retain and develop the customer relationships in the Patriot region and from among the customers of Patriot. The current members of the Patriot Board of Directors will be invited to join this advisory board, with the exception of the Patriot Director selected by KBC and Kinderhook to serve on the KBC and Kinderhook Boards of Directors.
Ownership Interests of Directors and Certain Executive Officers of Patriot
The following table states names and positions of Patriot’s Directors and certain executive officers of Patriot, their ages as of the record date and the amount and percentage of Patriot common stock owned by each person individually and in total by all of management and directors as a group as of July 17, 2017.
Name	Position(s) Held With Patriot(1)	Age	Shares Beneficially Owned as of July 17, 2017(2)	Percent of Common Stock(3)
Kathleen J. Wolfe	Director, President & CEO	47	16,728	1.1%
Stanley K. Dickson	Executive VP & CFO	64	151,541	10.4%
Edward R. Jacksland	Chairman of the Board	65	35,171	2.4%
Philip Beckett	Director	62	23,269	1.6%
John J. Stewart	Director	59	19,390	1.3%
Laura Casamento	Director	53	55,846	3.8%
C. Alfred Santillo	Director	72	5,900	*
Albert V. Turo	Director	64	640	*
Milton J. Schilde	Director	81	26,000	1.8%
Gordon E. Coleman	Director	62	42,892	2.9%
Hans W. Drews	Executive Officer CCO	47	7,045	*
All Directors and Executive Officers as a Group (11 persons)			384,422	26.27%

*
Less than one percent (1%).

(1)
The business address of each director and executive officer is c/o Patriot Federal Bank, 211 Erie Boulevard, Canajoharie, New York 13317.

(2)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of the table, of any shares of Patriot common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from July 17, 2017. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(3)
Based on 1,463,533 shares of Patriot common stock outstanding.

Regulatory Approvals Required for the Merger
The parties must obtain regulatory approvals from, and give notices to regulators, before the Merger can be completed. KBC and Patriot have agreed to use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the Merger. This includes the approval of the OCC, which was received on June 14, 2017.
Office of the Comptroller of the Currency
On April 28, 2017, Kinderhook filed with the OCC the required application to obtain approval of the Merger of Patriot with and into Kinderhook, which the OCC approved on June 14, 2017. The OCC is required to consider the financial and managerial resources and future prospects of the banks concerned, as well as the convenience and needs of the communities to be served and the risk to the stability of the United States financial system. In addition, the OCC must consider the effectiveness of Kinderhook and Patriot in combating money laundering activities in connection with its determination whether to approve the Merger. The United States Department of Justice (the “DOJ”) is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds.
OCC approval of the Merger:
•
Reflects only its view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;

•
Is not an OCC opinion that the proposed combination is financially favorable to the shareholders or that the OCC has considered the adequacy of the terms of the transaction; and

•
Is not an endorsement of, or recommendation for, the Merger.

Board of Governors of the Federal Reserve System (“FRB”)
In addition, KBC may request a waiver from the FRB, if determined to be necessary. If required, unless the application is waived, the Merger is subject to the prior approval of the FRB, which may not approve the Merger if:
•
Such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•
The effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The FRB is required to consider the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act (“CRA”), the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. In addition, the FRB must consider the effectiveness of the companies in combating money laundering activities. Further, the FRB must consider the extent to which the proposed transaction would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of an application for approval of the Merger and an opportunity for the public to comment on the application in writing and to request a hearing.
If a waiver is determined to be necessary and is not granted, and application is thereafter made to the FRB, any transaction approved by the FRB may not be completed until 30 days after such approval, during which time the DOJ may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the concurrence of the DOJ, the waiting period may be reduced to fifteen (15) days.

Kinderhook, KBC and Patriot cannot predict whether or when the required regulatory approval will be obtained or whether any such approval and waiver will impose any burdensome condition upon KBC and Kinderhook.
Dissenters’ Rights
The term “dissenters’ rights” refers generally to the right of shareholders in certain mergers and other transactions to dissent from such transaction and, instead of receiving the Merger Consideration, demand the payment of a fair price for their shares, as determined by an independent appraisal. Pursuant to the dissenters’ rights statute under 12 U.S.C. 215a, any shareholder of Patriot who has voted against the Merger at the Patriot Shareholder Meeting, or who has given notice in writing at or prior to such meeting to the presiding officer that he or she dissents from the Merger, shall be entitled to receive the fair value of the shares so held by him or her when such transaction is approved by the OCC upon written request made to Kinderhook at any time before thirty (30) days after the date of consummation of the Merger, accompanied by the surrender of his or her stock certificates.
The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the Merger, by an appraisal made by a committee of three persons, composed of  (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the Board of Directors of Kinderhook; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five (5) days after being notified of the appraised value of his or her shares, appeal to the OCC, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
A submitted proxy that is not marked “against” or “abstain” will be voted FOR the approval of the Merger Agreement and the transactions therein, and therefore the submission of a proxy card not marked “against” or “abstain” will result in the waiver of dissenters’ rights, to the extent such rights are available. If you hold shares in the name of a broker, bank or other nominee and you want to attempt to assert dissenters’ rights, you must instruct your nominee to take the steps necessary to enable you to assert dissenters’ rights. If you or your nominee fails to follow all of the steps required by the dissenters’ rights statute, you will lose your right of appraisal (to the extent such right otherwise would be available in connection with the Merger).
The preceding summary of dissenters’ rights does not purport to be a complete statement of the procedure outlined in 12 U.S.C. § 215a, which is reproduced in their entirety as Annex D to this proxy statement/offering circular. Furthermore, because of the complexity of the procedures described above, it is recommended that, if you wish to exercise your right to an appraisal, please consult with your counsel first.
Certain Differences in Rights of Shareholders
KBC is a New York corporation, subject to the provisions of New York Business Corporation Law, and Patriot is a federally chartered savings association subject to the provisions of federal banking law, and, pursuant to its Bylaws, follows the corporate law and governance procedures of the State of Delaware as set forth in the Delaware General Corporation Law. In addition, the rights of KBC and Patriot shareholders are governed by their respective Certificates of Incorporation, Charter and Bylaws, as applicable and amended. Upon completion of the Merger, Patriot shareholders will become shareholders of KBC, and as such their shareholder rights will then be governed by the Certificate of Incorporation and Bylaws of KBC, each as amended, and by New York Business Corporation Law. The rights of shareholders of KBC differ in certain respects from the rights of shareholders of Patriot.
A summary of the material differences between the rights of a Patriot shareholder under federal banking law and the Delaware General Corporation Law and Patriot’s Charter and Bylaws, along with the rights of a KBC shareholder under New York Business Corporation Law and the Certificate of Incorporation and Bylaws of KBC, is provided in this proxy statement/offering circular in the section “Comparison of Rights of Common Shareholders” on page       .

Accounting Treatment
The Merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction with Patriot will be recorded, as of completion of the Merger, at their respective fair values and added to those of Kinderhook. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair value of Patriot’s net assets over the purchase price will be recognized in earnings by Kinderhook on the Closing Date of the Merger. Financial statements and reported results of operations of KBC issued after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Patriot. See also “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page       .

THE MERGER AGREEMENT
The following is a summary description of the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this proxy statement/offering circular. We urge you to read the Merger Agreement in its entirety as it is the legal document governing the Merger.
Structure of the Merger
The Board of Directors of each of KBC, Kinderhook, and Patriot unanimously approved the Merger Agreement, which provides for the Merger of Patriot with and into Kinderhook, with Kinderhook remaining as the continuing bank.
At the Effective Time of the Merger, Patriot will merge with and into Kinderhook. Kinderhook will be the continuing bank, and continue in operation under the name “The National Union Bank of Kinderhook”. The separate existence of Patriot will cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Patriot will be vested in and assumed by Kinderhook.
Kinderhook’s Articles of Association and Bylaws will be the Articles of Association and Bylaws of the continuing bank after the Merger, and KBC’s Certificate of Incorporation and Bylaws, as amended, will continue to be KBC’s Certificate of Incorporation and Bylaws.
Closing; Effective Date
The closing (“Closing”) of the Merger will occur no later than the close of business on the fifth (5th) business day following the satisfaction or (to the extent permitted by applicable law) waiver of certain closing conditions set forth in Article IX of the Merger Agreement, or such other date that may be agreed upon in writing by the parties. The Merger will be effected at the close of business on the Closing Date and the Effective Time will be the close of business on the Closing Date or such other time as may be agreed upon in writing by the parties and as set forth in the Articles of Merger filed with the OCC.
The Merger is anticipated to be completed in the fourth quarter of 2017, subject to the receipt of required shareholder and regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the Merger Agreement. See “The Merger Agreement — Conditions to Completion of the Merger” at page       .
There can be no assurances as to if or when the shareholder and regulatory approvals will be obtained or continued or that the Merger will be completed. If the Merger is not completed by December 31, 2017, either party may terminate the Merger Agreement, provided that such termination right is not available to a party whose breach or failure to perform an obligation under the Merger Agreement has caused the failure of the Merger to occur on or before such date.
Merger Consideration
General
Pursuant to the terms of the Merger Agreement, as a result of the Merger, each share of Patriot common stock issued and outstanding immediately prior to the Effective Date of the Merger will cease to be outstanding and will be converted into the right to receive 0.30 shares of KBC common stock.
KBC shareholders will continue to own their existing shares of KBC common stock. Each share of KBC common stock will continue to represent one share of common stock of KBC following the Merger.
If KBC changes, or the KBC Board of Directors sets a related record date that will occur before the Effective Time for a change in the number or kind of shares of KBC common stock outstanding by way of a stock split, stock dividend, stock issuance, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration and any other dependent items will be adjusted proportionately to account for such change.
The Merger Agreement generally precludes the Patriot Board of Directors from taking action that would change the number or kind of shares of Patriot common stock (or rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction.

The market price of KBC common stock is subject to change at all times based on future market conditions and other factors, including the future financial condition and operating results of Kinderhook, which in turn affect the same of KBC. For further information concerning the historical prices of KBC common stock, see “Market for Common Stock and Dividends” on page       .
Treatment of Patriot Organizer Warrants
The organizers of Patriot advanced funds for organizational and other pre-opening expenses prior to December 2005, when Patriot opened for business. The advances were noninterest bearing and had no stated maturity. Patriot repaid the advances by issuing 36,000 shares of common stock at $10.00 per share in amounts equal to the cash advanced. In addition, in exchange for undertaking such obligation, the organizers of Patriot received, in the aggregate, warrants to purchase 70,000 shares of Patriot common stock, at an exercise price of  $10.00 per share (the “Patriot Organizer Warrants”). At the May 3, 2016 annual meeting of shareholders, the Patriot Organizer Warrants were extended to May 31, 2023. No other warrants have been issued since 2005.
In the Merger, each Patriot Organizer Warrant, at the Effective Time of the Merger, will be converted into the right to receive either:
1.
The Patriot Warrant Cancellation Payment, which is comprised of a cash payment equal to the number of Patriot Warrant Shares with respect to each Patriot Organizer Warrant, multiplied by the difference of  $10.50 and the per share Patriot Warrant Exercise Price of  $10.00; or

2.
A Replacement Warrant Certificate with respect to each Patriot Warrant, which is issued by KBC and represents the right to acquire, prior to the Patriot Warrant’s expiration date (which is not affected by the Merger), that number of shares of KBC common stock equal to the number of Patriot Organizer Warrant Shares multiplied by 0.30, at a price per share equal to the Patriot Warrant Exercise Price of  $10.00, multiplied by 0.30.

Concurrent with the distribution of this proxy statement/offering circular, warrant holders are separately being provided with notice and communications from Patriot and KBC on all necessary or appropriate actions to facilitate such warrant holder’s election to cancel their warrants for payment or to receive Replacement Warrant Certificates. For a more in-depth discussion of the treatment of Patriot Organizer Warrants, see Section 3.3 of the Merger Agreement, entitled “Treatment of Patriot Organizer Warrants,” beginning on page 12 of the Merger Agreement, attached hereto as Annex A.
Treatment of Patriot Stock Options
At the Effective Time of the Merger, the Patriot Stock Option Plan will terminate, and each Patriot stock option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right of the holder to receive an amount of cash equal to the number of Patriot shares provided for by the Patriot stock option, multiplied by the excess of  $10.50 over the $10.00 exercise share price per share.
Fractional Shares
KBC will not issue any fractional shares of common stock. Instead, a Patriot shareholder who would otherwise have received a fraction of a share of KBC common stock will receive an amount of cash equal to the product of  (i) the fraction of a share to which the Patriot shareholder would otherwise have been entitled and (ii) the weighted average of the daily closing sales prices of a share of KBC common stock for the twenty (20) consecutive trading days preceding the Closing Date.
Procedures for Exchanging Patriot Stock Certificates
Immediately prior to the Effective Time of the Merger, KBC will cause to be deposited with the exchange agent for the benefit of the holders of Patriot common stock, certificates representing shares of KBC common stock for the Merger Consideration to be delivered in the Merger, and cash instead of any fractional shares that would otherwise be issued to Patriot shareholders in the Merger.

Not later than ten (10) business days before the Effective Time, KBC shall take all steps necessary to cause the exchange agent to mail to each holder of a Patriot stock certificate(s), a customary letter of transmittal for return to the exchange agent and instructions for use in effecting the surrender of the certificate(s) or share(s) held in book entry form, as applicable, in exchange for the Merger Consideration and cash in lieu of fractional shares.
Upon proper surrender of a certificate(s) for exchange and cancellation to the exchange agent, together with submission of a properly completed letter of transmittal, duly executed, or submission of a properly completed letter of transmittal in respect of shares of Patriot common stock in book-entry form, duly executed, as applicable, the holder of such certificate(s) shall be entitled to receive in exchange for the Merger Consideration, and the certificate(s) so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of certificates.
You should not return your Patriot stock certificates with the enclosed proxy card. You should wait until you receive a transmittal letter following completion of the Merger before returning your Patriot stock certificates to the exchange agent .
Patriot stock certificates may be exchanged for the Merger Consideration with the exchange agent for up to nine (9) months after the completion of the Merger. At the end of that period, any KBC stock certificates and cash will be returned to KBC. Any holders of Patriot stock certificates who have not exchanged their certificates will be entitled to look only to KBC (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the certificate(s) held by them. Notwithstanding the foregoing, neither KBC, the surviving bank, nor the exchange agent shall be liable to any holder of a certificate for any Merger Consideration delivered in respect of such certificate to a public official pursuant to any abandoned property, escheat or other similar law.
Once you exchange your Patriot common stock certificate(s) for the Merger Consideration, you will receive, without interest, any dividends or distributions with a record date after the Closing Date of the Merger and payable with respect to any shares of KBC common stock, as well as any dividends with respect to Patriot stock declared before the Closing Date of the Merger but unpaid.
If your Patriot stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. The exchange agent may require you to post a bond in such amount as an indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed Patriot stock certificate.
Corporate Governance
Director Appointment
All Directors of KBC and Kinderhook prior to the Effective Time will remain Directors of KBC and Kinderhook as the continuing bank, following the Effective Time of the Merger, with the addition that KBC and Kinderhook will select and invite one (1) current Patriot Director to serve on the Boards of Directors of KBC and Kinderhook as the continuing bank. KBC and Kinderhook will take such action as necessary to increase the size of the Boards of Directors of KBC and Kinderhook and add such Patriot Director immediately following the Effective Time.
Advisory Board
In connection with the Merger, Kinderhook will establish an advisory board as of the Effective Time, to seek to retain and develop customer relationships in the Patriot region and from among the customers of Patriot. The current members of the Patriot Board of Directors will be invited to join this advisory board, with the exception of the Patriot Director selected by KBC and Kinderhook to serve on the KBC and Kinderhook Boards of Directors.

Representations and Warranties
The Merger Agreement contains substantially reciprocal representations and warranties relating to Kinderhook and Patriot’s respective businesses, including:
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Organization;

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Accuracy of minute books;

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Certificate of Incorporation, Bylaws, and other governing documents;

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Capitalization;

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Authority to enter into the Merger Agreement and to complete the contemplated transactions;

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Absence of conflicts with or breaches of organizational documents or other obligations as a result of entering into the Merger Agreement;

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Required governmental filings and consents;

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Financial statements and accounting controls;

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Tax matters;

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Absence of certain changes or events and absence of certain undisclosed liabilities;

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Material contracts; leases; defaults

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Ownership of properties; insurance coverage

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Legal proceedings and compliance with applicable laws;

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Employee benefit plans;

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Brokers, Finders, and Financial Advisors;

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Environmental matters;

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Loan portfolio and allowance for loan losses;

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Related party transactions;

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Deposits;

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Board approval;

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Registration obligations;

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Risk management instruments;

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Fairness opinion;

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Intellectual property;

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Employees;

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Labor Matters;

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Information supplied;

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Securities and regulatory documents; and

•
Internal controls.

In addition, the Merger Agreement contains representations and warranties relating to Patriot’s business specifically, as follows:
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Duties as fiduciaries; and

•
Stock transfer records.

Further, the Merger Agreement contains representations and warranties relating to KBC’s and Kinderhook’s business specifically, as follows:
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Eligibility to utilize Regulation A+ and Form 1-A;

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KBC common stock; and

•
Available funds.

The representations and warranties described above and included in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures, and were made for the purposes of allocating contractual risk among the parties instead of establishing these matters as facts. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/offering circular.
Conditions to Completion of the Merger
KBC’s, Kinderhook’s, and Patriot’s respective obligations under the Merger Agreement are subject to the fulfillment or waiver of certain conditions, as follows:
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Approval and adoption by Patriot shareholders of the Merger Agreement and each transaction contemplated therein requiring shareholder approval;

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The absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the Merger;

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Approval of the Merger by the necessary federal and state regulatory authorities, obtained and remaining in full force and effect and the expiration of all waiting periods thereto;

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The qualification of Kinderhook’s offering statement on Form 1-A, of which this proxy statement/offering circular is a part, and no stop order of the same being issued, nor proceedings for such purpose having been initiated or threatened by the SEC, nor stop order issued by any state securities commissioner should “blue sky” laws apply;

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The accuracy of the other party’s representations and warranties in the Merger Agreement, subject to the material adverse effect standard in the Merger Agreement;

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The other party’s performance in all material respects of its obligations, and compliance in all material respects with all agreements or covenants under the Merger Agreement; and

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The receipt by each party from its respective legal counsel of an opinion to the effect that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, KBC’s obligations under the Merger Agreement are subject to the satisfaction or waiver of certain other conditions set forth below:
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No regulatory approval required for the consummation of the Merger shall include any condition or requirement that would result in a material adverse effect on KBC and its subsidiaries, taken as a whole after giving effect to the transaction contemplated in the Merger Agreement;

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As of the Closing Date, the holders of no more than ten percent (10%) of Patriot common stock that is issued and outstanding will have taken the actions necessary to qualify their Patriot common stock as dissenters’ shares;

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Prior to the Closing Date, Patriot will provide KBC with a written opinion or comfort letter from legal counsel that the Options and Warrants are valid and enforceable;

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As of the date of the Merger Agreement, certain individuals will have entered into employment, consulting and settlement agreements, which will become effective at the Effective Time of the Merger; and

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Holders of all outstanding warrants will be provided with elections to receive Warrant Cancellation Payments or Replacement Warrants and holder of all outstanding options will be provided with Option Cancellation Payments, respectively.

Where the Merger Agreement and law permits, Kinderhook and Patriot could choose to waive a condition to its obligation to complete the Merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived or that the Merger will be completed.
Business Pending the Merger
The parties to the Merger Agreement have made customary agreements that place restrictions on them until the completion of the Merger. The parties have agreed that, unless given the prior written consent of the other party and subject to certain exceptions, they will, and will cause their subsidiaries to:
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Conduct their respective businesses in the ordinary course, preserve intact its present business organization and assets, and take no action that would (i) materially adversely affect the abilities of the parties to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform the covenants and agreements under the Merger Agreement, or (iii) result in the representations and warranties discussed herein, and contained in Articles IV and V of the Merger Agreement, as respectively applicable not being true and correct at any time prior to the Closing Date, or in any of the conditions to closing not being satisfied;

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Obtain as soon as practicable all consents and approvals of any other third parties necessary for the consummation of the transactions contemplated by the Merger Agreement, and to do all things necessary under applicable laws and regulations to effectuate the same;

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From time to time prior to the Effective Time, promptly supplement or amend the Confidential Disclosure Schedules delivered in connection to the Merger Agreement with respect to any matter hereafter arising which, if existing, occurring or known at the date of the Merger Agreement, would have been required to be set forth or described in such Confidential Disclosure Schedules or which is necessary to correct any information in such Confidential Disclosure Schedules which has been rendered materially inaccurate thereby;

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During the period from the date of the Merger Agreement to the Effective Time, promptly notify the other party of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, certain legal, administrative, or other developments relating to alleged liability of either party, as specified in the Merger Agreement respectively.

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Cause one or more of its representatives to confer with representatives of the other party to inform that party regarding operations at such times as that party may reasonably request, and will promptly notify that party of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving either party or its subsidiaries;

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Cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Patriot to those used by Kinderhook, which planning shall include, but not be limited to, discussion of the possible termination by Patriot of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Patriot in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Patriot shall not be obligated to take any such action prior to the Effective Time and, unless it otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time; and

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Use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained as of March 14, 2017, and set forth in the corresponding Confidential Disclosure Schedules to the Merger Agreement.

Patriot also agreed that, until the Effective Time of the Merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of KBC:
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Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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Change or waive any provision of its Charter or Bylaws, except as required by law;

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Change the number of authorized or issued shares of its capital stock, issue any shares of Patriot common stock that are held as Treasury Stock as of the date of the Merger Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Patriot Stock Option Plan or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend in cash, stock or property or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Patriot may issue shares of Patriot common stock upon the valid exercise of presently outstanding Patriot stock options issued under the Patriot Stock Option Plan;

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Enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $10,000 except as contemplated by the Merger Agreement;

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Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

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Grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date of the Merger Agreement or as required pursuant to the Merger Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed three percent (3%), or (iii) performance bonuses for calendar year 2017 not to exceed an aggregate amount of  $161,500;

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Patriot shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000; provided, however, that that Patriot shall not hire any new employee without first seeking to fill any position internally and providing prior written notice to KBC;

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With some exceptions, enter into or, except as may be required by law or any such plan or agreement or by the terms of the Merger Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

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Merge or consolidate Patriot with any other person; sell or lease all or any substantial portion of the assets or business of Patriot; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Patriot and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Patriot of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;
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With some exceptions, sell or otherwise dispose of any asset of Patriot other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Patriot to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

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Change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Patriot;

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Waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Patriot is a party;

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Purchase any securities without the prior written consent of KBC;

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Except as specifically provided below, and except for commitments issued prior to the date of the Merger Agreement which have not yet expired and which have been disclosed to KBC and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan if the aggregate principal amount outstanding to such borrower would be an amount greater than $500,000 without the prior consent of KBC or Kinderhook; provided that no new loans shall be issued without the personal guarantee of the borrower; provided that KBC will be deemed to have given its consent under this Section unless KBC objects to such transaction no later than three (3) Business Days after actual receipt by KBC of all information relating to the making or acquisition of that loan;

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Enter into, renew, extend, or modify any other transaction (other than a deposit transaction) with any Affiliate;

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Enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

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Except for the execution of the Merger Agreement, and actions taken or which will be taken in accordance with the Merger Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

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Make any change in policies in existence on the date of the Merger Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; or asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

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Except for the execution of the Merger Agreement, and the transactions contemplated therein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Patriot Benefit Plan;

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Make any capital expenditures in excess of  $5,000 individually or $20,000 in the aggregate;

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Purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies, except as otherwise provided by the Merger Agreement;

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Except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan unless Kinderhook has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Kinderhook; provided, that in the event Patriot proposes to sell any such participation interest, it will provide the Chief Lending Officer of Kinderhook with notice of such intent, including underwriting information for such loan. In the event that Kinderhook has not elected within three (3) Business Days to purchase such participation interests, Patriot shall be free to sell such participation interest to a third party;

•
Undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Patriot of more than $10,000 or containing any financial commitment extending beyond twelve (12) months from the date hereof;

•
Pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $5,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

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Foreclose upon or take a deed or title to any real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing written notice to, and obtaining written consent from, KBC thereof prior to initiating foreclosure proceedings;

•
Purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•
Issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with KBC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of KBC (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of KBC (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated thereby;

•
Make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•
Elect or appoint any individuals to the Patriot Board of Directors who were not directors of Patriot as of the date of the Merger Agreement and who have not executed the Voting Agreement; or

•
Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

For a more thorough discussion of the customary agreements made by both Patriot and KBC in respect to business pending the Merger, see Articles VI and VII, respectively, of the Merger Agreement.

Regulatory Matters
KBC and Patriot have each agreed to cooperate and use their commercially reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the Merger. On April 28, 2017, KBC filed the required application with the OCC for approval of the Merger, which the OCC approved on June 14, 2017.
While KBC and Patriot do not know of any reason why they would not be able to obtain the necessary regulatory approvals in a timely manner, or why they would be received with conditions unacceptable to KBC or Patriot, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.
Shareholder Meeting and Recommendations of Patriot’s Board of Directors
Patriot has agreed to call a meeting of shareholders for the purpose of obtaining the required shareholder votes to approve and adopt the Merger Agreement. In addition, Patriot has agreed, subject to the fiduciary duties of its Board of Directors, to use its reasonable best efforts to obtain from its shareholders the required shareholder votes in favor of the Merger Proposal and the transactions contemplated therein, the Adjournment Proposal, and include the appropriate approval recommendation in this proxy statement/offering circular, unless it has received and its Board of Directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”).
The Board of Directors of Patriot has determined that the Merger is in the best interests of Patriot shareholders and unanimously recommends that Patriot shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” each of the other items to be considered at the Patriot shareholders’ meeting.
No Solicitation
Patriot has agreed that, while the Merger Agreement is in effect, it will not directly or indirectly:
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Initiate, solicit, knowingly encourage, or knowingly facilitate any inquiries or proposals with respect to any “Acquisition Proposal” (as defined below);

•
Engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to an Acquisition Proposal; or

•
Approve or execute or enter into any letter of intent, agreement in principal, merger agreement, asset purchase or share exchange agreement, option agreement, or other contract related to any Acquisition Proposal.

For purposes of the Merger Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Patriot:
•
Any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Patriot and its subsidiaries, or 25% or more of any class of equity or voting securities of Patriot or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Patriot;

•
Any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of any class of equity or voting securities of Patriot or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Patriot; or

•
A merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Patriot or its subsidiaries who assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Patriot.

Under the Merger Agreement, however, if Patriot receives an unsolicited bona fide written Acquisition Proposal, it may provide confidential or nonpublic information or data, and engage in negotiations or discussions with the person or entity making the Acquisition Proposal only if:
•
Patriot receives the proposal prior to the Patriot shareholder’s approval of the Merger Agreement;

•
The Patriot Board of Directors concludes, in good faith, and after consultation with its financial advisors as to financial matters, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal (as defined below);

•
The Patriot Board of Directors also concludes in good faith, and after consultation with its outside counsel and financial advisers, that the failure to take such actions would be inconsistent with its fiduciary duties to Patriot shareholders under applicable law; and

•
Patriot receives from the person or entity making the proposal an executed confidentiality agreement, the terms of which are not less favorable to Patriot than the confidentiality agreement executed in relation to this Merger Agreement, and do not provide such person or entity with any exclusive right to negotiate with Patriot.

Patriot has agreed to advise KBC, within forty-eight (48) hours of receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof  (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and to keep KBC apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.
For purposes of the Merger Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (with the percentages set forth in the definition of  “Acquisition Proposal” changed from 25% to 50%) made by a person or entity that the Patriot Board of Directors concludes in good faith, to be more favorable from a financial point of view to its shareholders than the Merger and other transactions contemplated in the Merger Agreement, after (1) consultation with its financial advisors as to financial matters, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for the terms of the Merger Agreement) and (3) after consultation with its outside legal counsel as to legal and fiduciary matters, taking into account all legal, financial (including the financial terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.
Except as otherwise provided in the Merger Agreement, nothing contained in the no solicitation provisions of the Merger Agreement will permit Patriot to terminate the Merger Agreement or affect any of its other obligations under the Merger Agreement.
Termination of the Merger Agreement
Termination by KBC, Kinderhook and Patriot
The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by Patriot shareholders, by mutual written consent of KBC, Kinderhook and Patriot.
Termination by KBC or Patriot
The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by Patriot shareholders, by either KBC or Patriot if:
•
Provided the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement, there is a breach of any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or is not cured within thirty (30) days after written notice of such breach by the terminating party to the other party;

•
Provided the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement, either party, or a subsidiary thereof, fails to perform or comply with any of the covenants or agreements set forth in the Merger Agreement, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party;

•
The Closing has not occurred by December 31, 2017, or such later date as agreed to in writing by KBC and Patriot, provided that a party may not terminate the Merger Agreement on these grounds if the failure of the Closing to occur by such date is caused by that party’s material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•
The Patriot shareholders do not approve and adopt the Merger Proposal and the transaction contemplated therein;

•
A final action that is unappealable and does not approve the Merger Agreement or the transactions contemplated therein, is taken by a Bank Regulator whose approval is required in order to satisfy the closing conditions to the parties’ obligations to consummate the transaction as contemplated in the Merger Agreement and set forth therein; or

•
Any court of competent jurisdiction or other governmental entity issues a final and unappealable order, decree, ruling, or other action restraining, enjoining, or otherwise prohibiting the Merger.

Termination by Patriot
Patriot may terminate the Merger Agreement at any time prior to the Closing Date if:
•
Prior to the receipt of Patriot shareholder approval, Patriot receives a Superior Proposal, but only if prior to or concurrently with terminating the Merger Agreement, Patriot pays to KBC the Termination Fee in the amount of  $525,000.

Termination by KBC
KBC may terminate the Merger Agreement at any time prior to the Closing Date if:
•
The Patriot Board of Directors, in a manner adverse to KBC, does, or publically resolves to, withdraw, modify, or qualify its recommendation in this Proxy Statement/Offering Circular that Patriot shareholders approve and adopt the Merger Agreement; or

•
The Patriot Board of Directors recommends or endorses an Acquisition Proposal.

In the event of termination, the Merger Agreement will become void and have no further force, except that certain provisions thereof as set forth therein, such as those relating to fees and expenses (including the obligation to pay the Termination Fee described below) and confidentiality of information exchanged between the parties, and including those relating to post-termination rights or obligations, shall survive such termination and remain in full force and effect.
Termination Fee
Termination Fee Paid to KBC
The Merger Agreement provides that Patriot must pay KBC a $525,000 termination fee under the circumstances and in the manner described below:
•
Patriot terminates the Merger Agreement before it is approved by Patriot shareholders, due to receipt of a Superior Proposal;

•
KBC terminates the Merger Agreement due to Patriot’s Board of Directors recommending or endorsing an Acquisition Proposal, or due to its withdrawal, modification, or qualification of the recommendation included in this Proxy Statement/Offering Circular to approve and adopt the Merger Agreement, in a manner adverse to KBC, or a public resolution to do so; or

•
If Patriot enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Patriot within twelve (12) months after the occurrence of either (i) KBC terminating the Merger Agreement due to a breach by Patriot that cannot be cured or is not cured within (30) days, relating to its representation and warranties, or covenants or agreements under the Merger Agreement, after a bona fide Acquisition Proposal has been publically announced or otherwise made known to senior management or the Patriot Board of Directors, and not withdrawn at the time of the breach, or (ii) the termination of the Merger Agreement by KBC or Patriot due to the failure of Patriot shareholders to approve and adopt the Merger Agreement at the Patriot shareholder meeting, after an Acquisition Proposal has been publically announced or otherwise made known to the shareholders of Patriot, and such Acquisition Proposal has not been withdrawn at the time of termination.

Indemnification and Insurance
The Merger Agreement provides that following the Merger, KBC will indemnify and hold harmless the present and former officers, directors and employees of Patriot and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger, whether asserted or claimed prior to, at, or after the effective date of the Merger, to the extent the indemnified party would have been indemnified, as a director, officer or employee of Patriot or any of its subsidiaries under Patriot’s Charter and Bylaws and as permitted by applicable law.
Patriot will also continue to cover those persons under its existing directors’ and officers’ liability insurance policy for a period of six (6) years from and after the Effective Date of the Merger arising out of actions or omissions occurring at or prior to the Merger, provided, however, that Patriot will not be required to expend more than $30,000 in the aggregate to maintain the tail insurance policy.
Expenses
In general, whether or not the Merger is completed, KBC and Patriot will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the Merger Agreement, except in the case of a termination fee.
Amendment, Extension, and Waiver
At any time prior to the Effective Time of the Merger, the KBC and Patriot Boards of Directors may (i) extend the time for the performance of any obligations or other acts of any other party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to it, (iii) waive compliance with the agreements or conditions contained in the Merger Agreement, or (iv) amend the Merger Agreement, provided that once and if Patriot shareholders approve it and the transactions contemplated therein, no amendments can be made with respect to the amount, value or form of the Merger Consideration.
Voting Agreements
The Directors and executive officers of Patriot have entered into voting agreements pursuant to which they have agreed, to vote all of the shares over which they have voting authority as shareholders, in favor of the Merger Proposal or the Adjournment Proposal, respectively, subject to certain exceptions, including that nothing in the agreement shall prevent the exercise of fiduciary duties attendant to Directors. The agreements entered into by the Directors and executive officers of Patriot also require them to vote against any Acquisition Proposal, agreement or transaction that is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect consummation of the Merger or any of the transactions completed by the Merger Agreement.
The voting agreements prohibit, subject to limited exceptions, the Directors and executive officers of Patriot from selling, transferring, pledging, encumbering or otherwise disposing of any shares of Patriot stock. These voting agreements terminate upon the earliest to occur of the Effective Time of the Merger, the termination of the Merger Agreement in accordance with its terms, or upon the mutual written agreement to terminate the voting agreement made by the parties thereto.

Possible Alternative Merger Structure
The Merger Agreement provides that, prior to the Effective Time, KBC may revise, subject to the Closing Conditions set forth in therein, the structure of effectuating the Merger, including, without limitation, by substituting a wholly owned subsidiary for KBC or Kinderhook, as applicable, provided that:
•
Any such subsidiary shall become a party to, and shall agree to be bound by the terms of the Merger Agreement;

•
There are no adverse federal or state income tax consequences to KBC, Kinderhook, Patriot, or their respective shareholders, and nothing would prevent the rendering of the tax opinions contemplated in Merger Agreement as a result of the modification;

•
The Merger Consideration to be paid under the Merger Agreement is not thereby changed in kind, value or reduced in amount; and

•
Such modification will not materially delay the Closing or jeopardize or materially delay the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing not to be capable of being fulfilled.

Resales of KBC Stock
The shares of KBC common stock to be issued in the Merger will be qualified under the Regulation A+ exemption from registration under the Securities Act. Patriot shareholders who are not deemed to be an affiliate of Kinderhook may generally freely trade their KBC common stock upon completion of the Merger. The term “affiliate” generally means each person who is a Director, executive officer, or 10% shareholder of KBC after the Merger. It is anticipated that only one non-executive officer, non-director shareholder will be deemed to be an “affiliate” of KBC after the Merger.
Any shareholders who are deemed to be affiliates of KBC may only sell their KBC common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations and other restrictions on the manner of sale of the shares.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016
(in thousands)
	KBC	Patriot	Pro Forma Adjustments	Pro Forma
Assets
Cash and cash equivalents	$11,076	$2,775	$(2,010)	$11,841
Investment securities available-for-sale	97,529	19,875	—	117,404
Investment securities held-to-maturity	1,130	—	—	1,130
Bank stock, at cost (Federal Reserve Bank, FHLB)	1,541	637	—	2,178
Loans, net	328,400	113,785	(595)1	441,590
Premises and equipment, net	8,159	2,965	(42)2	11,082
Bank-owned life insurance	8,444	—	—	8,444
Goodwill	—	181	3,893	4,0746
Other assets	4,289	1,028	1,4473	6,764
Total assets	$460,568	$141,246	$2,693	$604,507
Liabilities and Stockholders’ Equity
Total non-interest bearing deposits	$54,216	$15,097	$—	$69,313
Total interest bearing deposits	344,371	103,101	(173)4	447,299
Total deposits	398,587	118,198	(173)	516,612
FHLB advances	10,000	10,250	335	20,283
Junior subordinated debentures and notes payable	12,106	—	—	12,106
Accrued interest payable and other liabilities	3,526	473	—	3,999
Total liabilities	424,219	128,921	(140)	553,000
Total stockholders’ equity	36,349	12,325	2,833	51,507
Total liabilities and stockholders’ equity	$460,568	$141,246	$2,693	$604,507

(1)
Reversal of Patriot reserve and mark-to-market adjustments on loans (5 year average life).

(2)
Mark-to-market adjustments on premises and equipment (10 year amortization).

(3)
Core deposit intangible and deferred tax asset, (Core deposit intangible amortized straight-line for 10 years).

(4)
Mark-to-market on time deposits (2 year average life).

(5)
Mark-to-market on FHLB borrowings (3 year average life).

(6)
Goodwill Allocation:

(dollars in thousands)
Purchase Price for Patriot paid as:
Conversion of 100% of Patriot’s outstanding shares of common stock into 0.30 shares of NUBK stock and outstanding options & warrants	$15,437
Allocated to:
Patriot book value at close	$12,325
Reversal of Patriot goodwill	(181)
Adjustments to equity resulting from expenses related to acquisition	$(1,451)
Loans, net adjustment (mark to market and reversal of Patriot ALLL)	$(595)
Premises and equipment mark to market	$(42)
Other assets (net deferred tax asset)	$496
Deposits & borrowings mark to market	$(140)
Core deposit intangible	$951
Excess purchase price over fair value of identifiable assets and liabilities (goodwill)	$4,074

	KBC	Patriot	Pro Forma Adjustments	Pro Forma
Interest income
Interest and fees on loans	$15,814	$4,977	$1491	$20,940
Interest on investments	1,607	524	—	2,131
Total interest and dividend income	17,421	5,501	149	23,071
Interest expense
Interest on deposits	2,061	748	1732	2,982
Interest on borrowings	—	109	(17)3	92
Other interest payable	747	—	—	747
Total interest expense	2,808	857	156	3,821
Net interest and dividend income before provision for loan losses	14,613	4,644	(7)	19,250
Provision for loan losses	520	272	—	792
Net interest and dividend income after provision for loan losses	14,093	4,372	(7)	18,458
Non-interest income	2,063	569	—	2,632
Non-interest expense	11,752	4,115	1064	15,973
Income before taxes	4,404	826	(113)	5,117
Income tax expense	1,256	318	(40)	1,534
Net income attributable to noncontrolling interest and KBC	3,148	508	(73)	3,583
Less: Net income attributable to noncontrolling interest	6	—		6
Net income	$3,142	$508	$(73)	$3,577
Earnings per common share, basic	$3.42	$0.35		$2.51
Earnings per common share, assuming dilution	$2.97	$0.35		$2.39
Total number of shares, basic	730,862	1,463,533		1,169,922
Total number of shares, assuming dilution	1,058,602	1,463,533		1,497,662

(1)
Mark-to-market adjustments on loans (5 year average life).

(2)
Mark-to-market on time deposits (2 year average life).

(3)
Mark-to-market on FHLB borrowings (3 year average life).

(4)
Core deposit intangible (Core deposit intangible amortized straight-line for 10 years).

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS AS OF MARCH 31, 2017
(in thousands)
	KBC	Patriot	Pro Forma Adjustments	Pro Forma
Assets
Cash and cash equivalents	$15,839	$4,258	$(2,010)	$18,087
Investment securities available-for-sale	97,015	18,320	—	115,335
Investment securities held-to-maturity	1,130	—	—	1,130
Bank stock, at cost (Federal Reserve Bank, FHLB)	1,542	664	—	2,206
Loans, net	328,262	117,323	(558)1	445,027
Premises and equipment, net	10,578	2,937	(41)2	13,474
Bank-owned life insurance	8,491	—	—	8,491
Goodwill	—	181	3,893	4,0746
Other assets	3,756	977	1,4213	6,154
Total assets	$466,613	$144,660	$2,705	$613,978
Liabilities and Stockholders’ Equity
Total non-interest bearing deposits	$52,252	$12,665	$—	$64,917
Total interest bearing deposits	352,666	109,131	(129)4	461,668
Total deposits	404,918	121,796	(129)	526,585
FHLB advances	10,000	9,750	295	19,779
Junior subordinated debentures and notes payable	12,095	—	—	12,095
Accrued interest payable and other liabilities	2,970	641	—	3,611
Total liabilities	429,983	132,187	(101)	562,069
Total stockholders’ equity	36,630	12,473	2,806	51,909
Total liabilities and stockholders’ equity	$466,613	$144,660	$2,705	$613,978

(1)
Reversal of Patriot reserve and mark-to-market adjustments on loans (5 year average life)

(2)
Mark-to-market adjustment on premises and equipment (10 year amortization)

(3)
Core deposit intangible and deferred tax asset (Core deposit intangible amortized straight-line for 10 years)

(4)
Mark-to-market on time deposits (2 year average life)

(5)
Mark-to-market on FHLB borrowings (3 year average life)

	KBC	Patriot	Pro Forma Adjustments	Pro Forma
Interest income
Interest and fees on loans	$3,783	$1,359	$371	$5,179
Interest on investments	488	121	—	609
Total interest and dividend income	4,271	1,480	37	5,788
Interest expense
Interest on deposits	495	199	432	694
Interest on borrowings	—	31	(4)3	31
Other interest payable	187	—	—	187
Total interest expense	682	230	39	951
Net interest and dividend income before provision for loan losses	3,589	1,250	(2)	4,837
Provision for loan losses	10	30	—	40
Net interest and dividend income after provision for loan losses	3,579	1,220	(2)	4,797
Non-interest income	481	134	—	615
Non-interest expense	3,349	1,157	264	4,532
Income before taxes	711	197	(28)	880
Income tax expense	312	119	(10)	421
Net income attributable to noncontrolling interest and KBC	399	78	(18)	459
Less: Net income attributable to noncontrolling interest	1	—		1
Net income	$398	$78	$(18)	$458
Basic earnings per share	$0.33	$0.05		$0.25
Diluted earnings per share	$0.33	$0.05		$0.25
Total number of shares (basic)	732,762	1,463,533		1,171,822
Total number of shares (diluted)	1,062,402	1,463,533		1,501,462

(1)
Mark-to-market adjustments on loans (5 year average life)

(2)
Mark-to-market on time deposits (2 year average life)

(3)
Mark-to-market on FHLB borrowings (3 year average life)

(4)
Core deposit intangible (Core deposit intangible amortized straight-line for 10 years)

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The following summary describes the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Patriot common stock that exchange their shares of Patriot common stock for the Merger Consideration in the Merger. The following summary is based upon the Code, its legislative history the U.S. Treasury regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof. Any of these authorities may change, possibly with retroactive effect, and any such change could adversely affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/offering circular.
The parties intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Patriot’s obligation to complete the Merger that Patriot receive an tax opinion from Hunton & Williams, dated the Closing Date of the Merger, to the effect that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to KBC’s obligation to complete the Merger that KBC receive an opinion from Cranmore, FitzGerald & Meaney, dated the Closing Date of the Merger, to the effect that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code.
These Tax Opinions are and will be based on representation letters provided by KBC and Patriot and on customary factual assumptions. None of the opinions described above will be binding on the IRS or any court. KBC and Patriot have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The remainder of this discussion assumes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Patriot common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; a trust that (i) is subject to the primary supervision of a court within the United States over the administration of the trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or an estate that is subject to U.S. federal income taxation on its gross income regardless of its source.
This discussion addresses only those U.S. holders that hold their Patriot common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all the U.S. Federal income tax consequences that may be relevant to particular holders of Patriot common stock in light of their individual circumstances or to holders of Patriot common stock that are subject to special rules, such as (without limitation):
•
Banks and certain other financial institutions;

•
Investors in pass-through entities;

•
Insurance companies;

•
Tax-exempt organizations;

•
Dealers or brokers in securities, commodities or currencies;

•
Traders in securities that elect to use a mark-to-market method of accounting;

•
Persons who exercise dissenters’ rights;

•
Persons that hold Patriot common stock as part of a straddle, hedge, constructive sale or conversion transaction or other integrated investment;

•
Regulated investment companies;

•
Real estate investment trusts;

•
Persons whose “functional currency” is not the U.S. dollar;

•
Persons subject to the alternative minimum tax provisions of the Code;

•
Partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, or passive foreign investment companies;

•
Persons who are not citizens or residents of the United States (and former citizens or residents of the United States);

•
Holders who acquired their shares of Patriot common stock through the exercise of an employee stock option or otherwise as compensation; and

•
Holders who acquired their shares of Patriot common stock through the conversion of a debt instrument.

If a partnership (or other entity or arrangement that is taxed as a partnership for U.S. federal income tax purposes) holds Patriot common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the Merger to them.
If you are a Patriot shareholder, the actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within the control of KBC or Patriot. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any federal, state, local or foreign and other tax laws and the effect of possible changes in those laws after the date of this proxy statement/offering circular.
Tax Consequences of the Merger Generally
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:
•
No gain or loss will be recognized by KBC or Patriot as a result of the Merger;

•
Except as discussed below with respect to cash received instead of a fractional share of KBC common stock, under “— Cash Received in Lieu of a Fractional Share of KBC common Stock,” no gain or loss will be recognized by U.S. holders who exchange their Patriot common stock for KBC common stock pursuant to the Merger; and

•
The aggregate tax basis of the KBC common stock received in the Merger (including a fractional share of KBC common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate tax basis of the Patriot common stock for which it is exchanged, increased by the amount of gain recognized on the exchange (excluding any gain recognized with respect to a fractional share of KBC common stock for which cash is received, as discussed below). The holding period of KBC common stock received in exchange for shares of Patriot common stock (including fractional shares of KBC common stock deemed received and redeemed as described below) will include the holding period of the Patriot common stock for which it is exchanged. If a U.S. holder has differing tax bases or differing holding periods in respect of shares of Patriot common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of KBC common stock received in the Merger.

Receipt of Cash in Lieu of a Fractional Share of KBC Common Stock
A U.S. holder of Patriot common stock who receives cash in lieu of the issuance of a fractional share of KBC common stock will generally be treated as having received such factional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by KBC. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis in the Patriot shares exchanged in the Merger which is allocable to the fractional share of KBC common stock. As discussed further below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the Effective Time of the Merger, the holder’s holding period with respect to such fractional share (including the holding period of shares of Patriot common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.
Taxation of Holders of Common Stock as Capital Gain
Generally, any gain that a U.S. holder of Patriot common stock recognizes from cash in lieu of fractional shares in connection with the Merger will constitute capital gain and will constitute long-term capital gain if such holder’s holding period with respect to such fractional share (including the holding period of shares of Patriot common stock surrendered therefor) exceeds one year as of the date of the Merger.
For U.S. holders of Patriot common stock that are non-corporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. As of the date of this proxy statement/offering circular, the maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2017 is 20%. An additional 3.8% tax imposed on certain investment income (as discussed below under “— Net Investment Income Tax”) also may apply. These tax rates are subject to change, possible with retroactive effect, after the date of this proxy statement/offering circular.
Net Investment Income Tax
A Medicare contribution tax is imposed on the “net investment income” of certain individuals, estates and trusts with income exceeding certain threshold amounts. This tax amounts to an additional 3.8% tax on the lesser of  (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income generally would include any capital gain recognized in connection with the Merger, as well as, among other items and subject to certain exemptions, other interest, rental or royalty income, and dividends and capital gain from the disposition of stock. U.S. holders who are individuals, estates or trusts should consult their tax advisors regarding the potential applicability of this tax to them.
Backup Withholding and Information Reporting
Payments of cash to a U.S. holder of Patriot common stock pursuant to the Merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding (currently at the rate of 28%), furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
A U.S. holder of Patriot common stock who receives KBC common stock as a result of the Merger will be required to retain records pertaining to the Merger. The records should include the number of shares of Patriot common stock exchanged, the number of shares of KBC common stock received, the fair market value of the Patriot common stock exchanged, and the holder’s adjusted basis in the KBC common stock received. Each U.S. holder of Patriot common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives KBC common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with U.S.
Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the Patriot common stock surrendered and the fair market value of the KBC common stock and cash received in the Merger. A “significant holder” is a holder of Patriot common stock who, immediately before the Merger, (i) owned at least 5% of the outstanding stock of Patriot or (ii) owned securities of Patriot with a basis for federal income tax purposes of at least $1 million.
This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you, if you are a Patriot shareholder, will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any federal, state, local or foreign and other tax law and the effect of possible changes in those laws after the date of this proxy statement/offering circular.

DESCRIPTION OF KBC CAPITAL STOCK
The following summary description of the material features of the capital stock of KBC is qualified in its entirety by reference to the applicable provisions of New York law, and by KBC’s Certificate of Incorporation and Bylaws, each as amended.
As a result of the Merger, Patriot shareholders who receive shares of KBC common stock in the Merger will become shareholders of KBC. Your rights as shareholders of KBC will be governed by New York law, and by the Certificate of Incorporation and the Bylaws of KBC, each as amended. We urge you to read the applicable provisions of the New York Business Corporation Law, KBC’s Certificate of Incorporation and Bylaws, and federal laws governing bank holding companies carefully and in their entirety. To find out where copies of KBC’s governing documents can be obtained, see “Where You Can Find More Information” on page       .
Authorized and Outstanding Capital Stock
As of March 31, 2017, the authorized capital stock of KBC consists of  (i) 2,000,000 shares of common stock, par value $0.83 per share, (ii) 12,690 shares of Series A preferred stock, par value $25.00, and (iii) 22,400 shares of Series C preferred stock, par value $25.00, and 64,910 preferred shares undesignated. As of March 31, 2017 there were 732,761 shares of common stock issued and outstanding held by approximately 425 holders of record, 12,087 shares of Series A preferred stock issued and outstanding, and 20,687 shares of Series C preferred stock.
KBC adopted the Kinderhook Bank Corp. 2016 Restricted Stock Plan (the “Plan”) to provide officers and employees of KBC with additional incentives to further the success of KBC and Kinderhook. In addition, the Plan is intended to further align the interest of officers and employees with the interests of KBC’s shareholders. Subject to permitted adjustments for certain corporate transactions, the Plan authorizes the issuance of delivery to participants of up to 30,000 shares of KBC common stock. The Plan is administered and interpreted by a committee (the “Committee”), which shall consist of either KBC’s Board of Directors, or two or more directors appointed by the Board of Directors, all of whom (unless the Board of Directors determines otherwise) shall be “non-employee directors” of the board as defined in the Plan. The Committee may determine the type and terms and conditions of the awards under the Plan, which are set forth in the award agreement delivered to each participant of the Plan. The Plan was effective upon approval by KBC shareholders at KBC’s Annual Meeting held on June 23, 2016. The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with KBC’s shareholders’ approval. However, any termination of the Plan will not affect outstanding awards. Restricted stock under the Plan has been issued or granted to John A. Balli, President & CEO, Thomas H. Signor, Executive Vice President and Chief Operations Officer, Lee R. Carman, Senior Vice President Loan Administration, James E. Murphy, Senior Vice President Credit Administration, Edward J. Campanella, Chief Financial Officer and Jeffrey D. Stone, Senior Vice President Retail Banking and as of March 31, 2017, 1,900 shares of restricted stock awards were issued or granted.
Common Stock
Each share of KBC common stock has the same relative rights as, and is identical in all respects to, each other share of KBC’s common stock. KBC’s common stock is traded on the OTCQB marketplace under the symbol “NUBK”. The transfer agent for KBC’s common stock is Computershare, Inc., 250 Royall Street, Canton, Massachusetts 02021.
Preferred Stock
The Board of Directors of KBC is empowered to authorize the issuance of shares of preferred stock, in one or more classes or series, at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The KBC board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The KBC Board of Directors, without shareholder approval, may authorize the issuance of one or more classes or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of KBC common stock and, under certain circumstances, discourage an attempt by others to gain control of KBC.
The creation and issuance of any additional class or series of preferred stock, and the relative rights, designations and preferences of such class or series, if and when established, will depend upon, among other things, the future capital needs of KBC, then existing market conditions and other factors that, in the judgment of the KBC Board, might warrant the issuance of preferred stock.
In July 2010, KBC amended its Certificate of Incorporation to establish 12,690 shares of Series A preferred stock, par value $25.00 per share, that, with respect to dividend rights, and rights on liquidation, dissolution and winding-up, rank senior to all other classes or series of stock, equity or equity-linked securities of KBC. In April 2014, KBC amended its Certificate of Incorporation to establish 22,400 shares of Series C preferred stock, par value $25.00, that, with respect to dividend rights, and rights on liquidation, dissolution and winding-up, rank junior to Series A preferred stock, and senior to common stock.
In August 2012, KBC participated in the Small Business Lending Fund under the U.S. Department of the Treasury Small Business Lending Funding program (“SBLF”), pursuant to which KBC issued and sold to the Secretary of the Treasury for seven million dollars ($7,000,000) 7,000 shares of KBC Senior Non-cumulative Perpetual Preferred Stock, Series B (the “SBLF Preferred Stock”) having a liquidation preference of  $1,000 per share. The SBLF Preferred Stock had no maturity date and ranked senior to the Company’s common stock and Series A and Series C preferred stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution or winding up of the Company. The SBLF Preferred Stock qualified as Tier 1 capital and received non-cumulative dividends quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2012. The dividend rate fluctuated on a quarterly basis based upon changes in the level of qualified small business lending, as defined by the SBLF program and as provided for in the terms of the SBLF Preferred Stock. In November 2015, the KBC redeemed all of the 7,000 outstanding shares of the SBLF Preferred Stock for the liquidation amount of  $1,000 per share. The aggregate redemption price of the SBLF Preferred Stock was $7,009,000, including dividends accrued but unpaid through, but not including, the redemption date.
Voting Rights
The holders of KBC common stock are entitled to one vote per share and, in general, a majority of votes cast in favor or against an action at a meeting of the shareholders shall be sufficient to authorize actions of routine matter. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors. Except in respect to certain matters relating to and affecting Series A preferred stock, the holder of such stock generally do not possess voting rights. Series C preferred stock does not have voting rights.
Dividends
KBC’s shareholders are entitled to receive dividends or distributions that its Board of Directors may declare out of funds legally available for those payments. The payment of distributions by KBC is non-cumulative and subject to the restrictions of New York law applicable to the declaration of distributions by a corporation. A New York corporation generally may not authorize and make distributions if it is currently insolvent, or would thereby be made insolvent, or when the declaration, payment, or distribution would be contrary to any restrictions contained in its Certificate of Incorporation, or if the capital of the corporation has been diminished by depreciation to an amount less than the aggregate amount of the stated capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets. In addition, the payment of distributions to shareholders of KBC common stock is subject to any prior rights of outstanding Series A and Series C preferred stock.
As a bank holding company, KBC’s ability to pay dividends is affected by the ability of Kinderhook, its wholly owned bank subsidiary, to pay dividends to the holding company. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available from the immediately preceding year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The ability of Kinderhook, as well as KBC, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines. See “Supervision and Regulation” on beginning on page       .
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the affairs of KBC, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of KBC and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of KBC available for distribution in cash or in kind. In the event of liquidation, dissolution or winding up of the affairs of KBC, the holders of shares of its Series A preferred stock will be entitled to receive, out of all the assets available for distribution to its shareholders, and before any payment shall be made or any assets distributed to holders of KBC common stock, Series C preferred stock, or any other Junior Stock, an amount per share equal to any accrued and unpaid dividends attributable to such share plus $350.00 per share of the Series A preferred stock, or, if the assets are insufficient, ratably in accordance with the respective amounts that would be payable in such shares if all amounts payable thereon were paid in full. In the same instance, holders of Series C preferred stock will be paid before any payment made or assets distributed to holders of common stock or other Junior Stock, but after any payment to Senior Stock, including Series A preferred stock, an amount per share equal to any accrued and unpaid dividends attributable to such share plus $357.15 per share, or, if the assets are insufficient, ratably in accordance with the respective amounts that would be payable in such shares if all amounts payable thereon were paid in full.
Directors and Classes of Directors
KBC’s Board of Directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the KBC board consists of thirteen (13) directors. Pursuant to the KBC Certificate of Incorporation, a director of KBC may be removed, without cause, only by the affirmative vote of holders of not less than eighty-five percent (85%) of the shares entitled to vote generally in the election of directors. A director may be removed for cause by only a vote of shareholders.
No Preemptive Rights; Redemption
No holder of shares of any class or of any series of any class of KBC shall have any preemptive right to subscribe for, purchase or receive any shares of KBC, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by KBC for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the KBC Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable. No holder of Series A preferred stock or Series C preferred stock has the right, at such holder’s option, to require KBC to redeem for cash all or a portion of such holder’s shares. For more information regarding the rights of holders of KBC common stock, see “Comparison of Rights of Shareholders” on page       .
Liability and Indemnification of Directors and Officers
As permitted by New York Law, KBC’s Certificate of Incorporation contain provisions that indemnify its Directors to the full extent permitted by New York law and eliminate the personal liability of directors for monetary damages to KBC and its shareholders, except to the extent such indemnification or elimination of liability is prohibited by New York Business Corporation Law. These provisions do not limit or eliminate the rights of KBC or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s fiduciary duty. In addition, these provisions apply only to claims against a Director arising out of his role as a director and do not relieve a director from liability arising out of acts or omissions that were made in bad faith, involved intentional misconduct or a knowing violation of the law, or from which the Director personally gained a financial profit or other advantage to which the director was not legally entitled.
In addition, KBC’s Bylaws provide the right of indemnification to its Directors and officers that are, or threatened to be, made a party to any action or proceeding, be it civil or criminal, by virtue of their position as a Director or officer of KBC, provided that no indemnification will be made to or on behalf of any Director of officer where such indemnification is prohibited by applicable law. KBC has limited its exposure to liability for indemnification of Directors and officers by purchasing Directors’ and officers’ liability insurance coverage.
KBC Common Stock is Not Insured by the FDIC
KBC’s common stock is not a deposit or a savings account and is not insured or guaranteed by the FDIC or any other government agency.

COMPARISON OF RIGHTS OF SHAREHOLDERS
KBC is a New York corporation, subject to the provisions of New York Business Corporation Law, which is Chapter four (4) of the Consolidated Laws of New York, originally enacted as Chapter 567 of the Laws of 1890. The rights of KBC shareholders are governed by its Certificate of Incorporation, and its Bylaws, as amended.
Patriot is a federally chartered savings association subject to the provisions of federal banking law. The rights of Patriot shareholders are governed by its Charter and Bylaws, as amended. With OCC approval, the Board of Directors of Patriot amended its Bylaws to extend the meeting date of the annual shareholders meeting for corporate efficiencies and cost saving reasons. The Bylaws of Patriot now allow the annual shareholders meeting to be held 210 days after the end of the fiscal year (rather than 150 days after the end of the fiscal year). OCC approval for such change was received on May 4, 2017. Additionally, the Bylaws of Patriot have been amended to elect the application of Delaware law to Patriot’s corporate law and governance procedures.
Upon completion of the proposed Merger, Patriot shareholders will become shareholders of KBC and, as such, their shareholder rights will be governed by the Certificate of Incorporation and Bylaws, as amended, of KBC, and will continue to be subject to the provisions of New York Business Corporation Law.
The following is a summary of the material differences in the rights of shareholders of KBC and Patriot, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of New York Business Corporation Law, and the Certificate of Incorporation and Bylaws of KBC, and the applicable provisions of federal banking law, as well as the Charter and Bylaws of Patriot. This summary is qualified in its entirety by reference to said Certificate of Incorporation, Bylaws, Charter, and New York Business Corporation Law.
Authorized Capital Stock
KBC
KBC is authorized to issue 2,000,000 shares of common stock, par value $0.83 per share, of which 732,761 shares were issued and outstanding as of March 31, 2017. Out of the 12,690 authorized shares of KBC Series A preferred stock, par value $25.00, 12,087 were issued and outstanding as of March 31, 2017. Out of the 22,400 authorized shares of Series C preferred stock, par value $25.00, 20,687 were issued and outstanding as of March 31, 2017.
KBC’s Certificate of Incorporation permits its Board of Directors to fix the preferences, limitations and relative rights of its preferred stock and to establish classes or series of such preferred stock and determine the variations between each class or series. Holders of KBC stock of any class do not have any preemptive right to subscribe for, purchase or receive any shares of KBC, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of KBC, or any options or rights to purchase any such shares or securities, issued or sold by KBC for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the KBC Board of Directors to such persons and on such terms as the Board in its discretion deems advisable.
Patriot
Patriot is authorized to issue 2,000,000 shares of common stock, par value $1.00 per share, of which 1,463,533 shares were issued and outstanding as of the record date for the Patriot Shareholder Meeting.
Patriot’s Charter does not permit the issuance of preferred stock. Accordingly, if the Patriot Board of Directors determined that it was in its best interest to issue preferred stock, it would be required to receive shareholder approval of an amendment to its Charter to either establish a series of preferred stock or provide the Patriot Board with the authority to establish one or more series of preferred stock.
Dividend Rights
The holders of KBC and Patriot common stock are entitled to share ratably in dividends when and as declared by their respective Boards of Directors out of funds legally available therefor. KBC’s Certificate of Incorporation permits its Board to issue preferred stock with terms set by the KBC Board, which terms may include the right to receive dividends ahead of the holders of the KBC common stock. Patriot’s Charter does not permit it to issue preferred stock. KBC currently has outstanding shares of preferred stock as follows: 12,087 shares of Series A preferred stock, and 20,687 shares of Series C preferred stock, both of which series rank senior to and have prior rights and preference to KBC common stock with respect to dividend rights.
Voting Rights
The holders of both KBC and Patriot common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholders meeting. Directors of KBC and Patriot are elected by a plurality of the votes cast, and neither KBC nor Patriot shareholders have the right to accumulate their votes in the election of directors.
Directors and Classes of Directors
KBC
The KBC Board is divided into three (3) classes, apportioned as evenly as possible, with Directors serving staggered three-year terms. The number of Directors may be increased or decreased by the KBC Board in its discretion or by the KBC shareholders at a shareholder meeting.
The Certificate of Incorporation of KBC provides that a Director may be removed without cause only upon the affirmative vote of the holders of not less than eighty-five percent (85%) of the shares entitled to vote generally in the election of Directors. The KBC Certificate of Incorporation does not contain a provision regarding the removal of a director for cause. Accordingly, pursuant to New York Business Corporation Law, a Director of KBC may be removed for cause by the same manner and number of sufficient votes by which the Director was elected.
On or prior to the Effective Time of the Merger, the KBC Board of Directors will cause the number of Directors that will comprise the full board of KBC at the Effective Time to be fixed at a number no less than fourteen (14), and the vacancy thereby created is to be filled by a current member of the Board of Directors of Patriot as selected and approved by KBC and Kinderhook.
Patriot
The Patriot Board of Directors is divided into three (3) classes, apportioned as evenly as possible, with Directors serving staggered three (3) year terms. The Patriot Charter requires the Board to have not less than five (5) nor more than fifteen (15) Directors. Patriot’s Bylaws current set the number of Directors at ten (10), which number can change from time to time within the set limit, upon an amendment to the Bylaws effectuated by a majority vote of either the Patriot Board of Directors, or Patriot shareholders at any legal meeting.
Pursuant to Patriot’s Bylaws, a Director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote, at a meeting of shareholders called expressly for that purpose.
Anti-Takeover Provisions
Certain provisions of New York law and the governing documents of KBC and Patriot may discourage attempts to acquire control of KBC or Patriot, respectively, that the majority of either KBC or Patriot shareholders may determine was in their best interests. These provisions also may deter or delay corporate changes of control that the KBC or Patriot Boards did not approve.
Classified Board of Directors
The provisions of KBC’s Certificate of Incorporation providing for classification of the Board of Directors into three (3) separate classes may have certain anti-takeover effects. For example, at least two annual meetings of shareholders may be required for the shareholders of KBC to replace a majority of the directors serving on its Board of Directors, subject to the shareholders’ ability to remove Directors for cause by vote of the holders of a majority of KBC’s outstanding shares entitled to vote in the election of

Directors, and without cause by vote of the holders of not less than eighty-five percent (85%) of such outstanding shares. Similarly, the provisions of Patriot’s Bylaws providing for classification of the Board of Directors into three separate classes also may have certain anti-takeover effects.
Authorized Preferred Stock
The Certificate of Incorporation of KBC authorizes the issuance of preferred stock. The KBC board may, subject to application of New York law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes, and for such consideration as the Board may deem advisable, and in certain instances, without shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of KBC by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.
Patriot’s Charter does not authorize the issuance of preferred stock. The governing documents of Patriot do not increase or decrease the vote required to approve such actions as a business combination. Accordingly, the Merger Proposal must be approved by at least the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.
Cumulative Voting
KBC’s Certificate of Incorporation and Patriot’s Charter do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by making it more difficult for shareholders of KBC or Patriot to elect nominees opposed by the Board of Directors of KBC or Patriot, respectively.
Special Meetings of Shareholders
The Bylaws of KBC contain a provision pursuant to which special meetings of the shareholders of KBC may be called by the Board of Directors, the Chairperson of the Board, the President, or by the shareholders entitled to cast at least twenty-five percent (25%) of the vote which all shareholders are entitled to cast at the meeting. Patriot’s Bylaws provide that special meetings of the shareholders for purpose(s) may be called at any time by the Chairperson of the Board, the President, or the Secretary upon the written request of the holders of not less than one tenth (1/10th) of all the outstanding capital stock entitled to vote at the meeting. Both of these provisions have the effect of anti-takeover protection by making it more difficult for shareholders to call a special meeting of shareholders to consider a proposed merger or other business combination.
Evaluation of Offer
Pursuant to New York Business Corporation Law, when evaluating a transaction that would or may involve a change in control of KBC, its Board of Directors shall be entitled to consider, without limitation: (1) both the long-term and the short-term interests of the corporation and its shareholders and (2) the effects that the corporation’s actions may have in the short-term or in the long-term upon any of the following: (i) the prospects for potential growth, development, productivity and profitability of the corporation; (ii) the corporation’s current employees; (iii) the corporation’s retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the corporation; (iv) the corporation’s customers and creditors;  and (v) the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business.
This provision may have the effect of affording anti-takeover protection by providing the Board of Directors latitude to consider additional factors, aside from the price of a proposed merger or other business combination, in determining whether the transaction is in the best interests of KBC and its shareholders.
Patriot’s Charter and Bylaws do not specify any factors to which the Patriot Board of Directors must give consideration in evaluating a transaction involving a potential change in control of Patriot.

Shareholder Nominations
The Bylaws of KBC require shareholder nominations for election to the Board of Directors at an annual shareholders meeting to deliver such in writing to the secretary of KBC not less than twenty (20) days or more than fifty (50) days immediately preceding the date of the meeting. Such notification shall contain information about the nominee, to the extent known by the nominating shareholder, including a name, address, principal occupation, total number of shares voted for each proposed nominee, name and residence of the nominating shareholder, and the number of shares held by said shareholder. Such requirements may discourage KBC’s shareholders from submitting director nominations.
Patriot’s Bylaws provide that its Board of Directors shall act as a nominating committee for selecting the management nominees for election as directors, and do not contain a similar provision relating to the timing or mechanics of shareholder nominations of directors.
Amendments to Certificates of Incorporation and Bylaws
New York Business Corporation Law generally provides that an amendment or change of a certificate of incorporation may be authorized by vote of the board of directors, followed by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders;  provided, however, that, whenever a certificate of incorporation requires action by the Board, by the holders of any class or series of shares, or by the holders of any other securities having voting power by the vote of a greater number or proportion than is required by any section of this article, the provision of a certificate of incorporation requiring such greater vote shall not be altered, amended, or repealed except by such greater vote;  and provided further that an amendment to the certificate of incorporation for the purpose of reducing the requisite vote by the holders of any class or series of shares or by the holders of any other securities having voting power that is otherwise provided for in any section of this chapter that would otherwise require more than a majority of the votes of all outstanding shares entitled to vote thereon shall not be adopted except by the vote of such holders of class or series of shares or by such holders of such other securities having voting power that is at least equal to that which would be required to take the action provided in such other section of this chapter.
Under New York Business Corporation Law, bylaws may be adopted, amended or repealed by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a bylaw adopted by the shareholders, bylaws may also be adopted, amended or repealed by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by this chapter, but any bylaw adopted by the board may be amended or repealed by the shareholders entitled to vote thereon as herein provided.
KBC
KBC’s Certificate of Incorporation states that approval by no less than eighty-five percent (85%) of the votes entitled to be cast by the holders of all then outstanding shares of common stock shall be required to amend or repeal or adopt any provisions inconsistent with the articles therein relating to: preemptive rights, election and class of directors, oppositions to tender offers, business combinations, director liability, and amendments. However, such eighty-five percent (85%) vote is not required for any amendment, repeal or adoption that is approved by sixty-six and two-thirds percent (66 2∕3%) of KBC’s Board of Directors, subject to certain restrictions. The voting requirements of New York Business Corporation Law set forth above for approval of amendments to Certificate of Incorporation govern all other amendments to KBC’s Certificate of Incorporation.
KBC’s Bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the Board of Directors at any regular or special meeting of the Board duly convened. Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered, but the text of all amendments and repeals to the KBC Bylaws must be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

Patriot
Patriot’s Charter provides that, except with respect to the issuance of shares, no amendment, addition, alteration, change or repeal of its Charter shall be made unless it is proposed by the Board of Directors, and approved by the shareholders by a majority of the vote eligible to be cast at a legal meeting, unless a higher vote is otherwise required and approved or pre-approved by the OCC.
Patriot’s Bylaws generally may be amended in a manner consistent with regulations of the OCC and shall be effective after: (i) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority vote of the votes cast by the Patriot shareholders at any legal meeting, and (ii) receipt of any applicable regulatory approval. When the quorum requirement is not met, solely due to vacancies on the Board, then the affirmative vote of a majority of the sitting Board will be required to amend the bylaws.

INFORMATION ABOUT KBC AND KINDERHOOK
The following provides additional information regarding KBC and should be read in conjunction with KBC’s financial statements and the notes thereto beginning on page F-1 and the other information on KBC included elsewhere herein.
General
KBC is a bank holding company that conducts substantially all of its operations through its wholly-owned bank subsidiary, The National Union Bank of Kinderhook (“Kinderhook” or, for the purposes of this section only, the “Bank”). KBC was incorporated under the laws of the State of New York in November 1996 in connection with the holding company reorganization of the Bank.
Kinderhook is a national bank and a member of the FRB. The Bank opened for business in 1853 to serve the financial needs of the community, its businesses and its citizens. The Bank currently operates eight (8) banking offices in its market area, which stretches along the Hudson River from Latham to Hudson, New York. In addition to its headquarters in Kinderhook, the Bank has branches in Albany, Chatham, Delmar, Hudson, Valatie, East Greenbush, and Latham.
Business
The Bank’s primary source of revenue is interest income from its lending activities. The Bank’s other major sources of revenue are interest and dividend income from investments, interest income from its interest-earning deposit balances in other depository institutions, and transactions and fee income from its lending and deposit activities. The major expenses of Kinderhook are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and office occupancy expenses.
As a New York based bank holding company of a national bank, KBC is subject to regulation by the FRBNY. The Bank’s primary regulators are the FRBNY and the OCC, as it is a national bank that is a member of the FRB.
In August 2012, KBC entered into a Small Business Lending Fund — Securities Purchase Agreement under the U.S. Department of the Treasury Small Business Lending Funding program (SBLF), pursuant to which KBC issued and sold to the Secretary of the Treasury for seven million dollars ($7,000,000.00) 7,000 shares of KBC Senior Non-cumulative Perpetual Preferred Stock, Series B (the SBLF Preferred Stock) having a liquidation preference of  $1,000 per share. The SBLF Preferred Stock had no maturity date and ranked senior to the Company’s common stock and Series A and Series C preferred stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution or winding up of the Company. The SBLF Preferred Stock qualified as Tier 1 capital and received non-cumulative dividends quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2012. The dividend rate fluctuated on a quarterly basis based upon changes in the level of qualified small business lending, as defined by the SBLF program and as provided for in the terms of the SBLF Preferred Stock. In November 2015, the KBC redeemed all of the 7,000 outstanding shares of the SBLF Preferred Stock for the liquidation amount of  $1,000 per share. The aggregate redemption price of the SBLF Preferred Stock was $7,009,000, including dividends accrued but unpaid through, but not including, the redemption date.
The principal executive offices of KBC and Kinderhook are located at 1 Hudson Street, Kinderhook, New York 12106, with a telephone number of  (518) 758-7101. Kinderhook’s website can be accessed at www.kinderhookbank.com. Information contained in Kinderhook’s website does not constitute part of, and is not incorporated into, this proxy statement/offering circular. KBC’s common stock is traded on the OTCQB marketplace under the symbol “NUBK”.
Market Area and Competition
Kinderhook draws customers from the cities of Albany, Chatham, Delmar, East Greenbush, Hudson, Kinderhook, Latham and Valatie, New York, and the counties of Columbia, Albany and Rensselaer in New York. Interstates 90, 87 and 787, and major state roads and highways pass through the trade area and provide efficient access to other regions of the state and beyond. KBC’s primary market area covers a significant portion of the northern Hudson River Valley in New York.

Products and Services
Both Kinderhook and Patriot have competition from other banks and financial institutions in the markets they serve. The three (3) offices of Patriot are located in Fulton and Montgomery counties. These counties are served by seven (7) banking institutions operating a total of 27 offices. Patriot has a market share of approximately 5.0% of the deposits in these two counties, while Kinderhook does not have any offices in such counties.
Kinderhook operates eight (8) offices in Columbia, Albany, and Rensselaer counties. These counties are served by 188 offices of 20 banks. Kinderhook has a market share of approximately 2.4% of the deposits in these counties, while Patriot has no offices in such counties.
While there are no counties in which both Kinderhook and Patriot have offices, the FRB considers both to compete in what it defines to be the Albany, New York Banking Market, which is comprised of the following counties: Albany, Fulton, Hamilton, Montgomery, Rensselaer, Saratoga, Schenectady, Schoharie, Warren, and Washington, along with the Columbia County Towns of Austerlitz, Canaan, Chatham, Claverack, Ghent, Hillsdale, Kinderhook, New Lebanon, Stockport, and Stuyvesant, and also the Green County Towns of Ashland, Athens, Cairo, Coxsackie, Durham, Greenville, Jewett, New Baltimore, Prattsville, and Windham, all within New York State.
Such market is served by 23 banks with approximately 408 offices. Kinderhook is considered to have a 1.14% share of the deposits in such market and Patriot is considered to have a 0.37% share of the deposits in such market.
On a combined basis the surviving bank’s share of the deposits in such market will consist of approximately 1.43% of the market, which will continue to be served by 22 institutions. Accordingly, even following the Merger, the surviving bank will face strong competition in a highly competitive market area.
The financial services industry is highly competitive. Kinderhook competes for loans, deposits and financial services directly with other bank and nonbank institutions located within its markets, internet-based banks, out-of-market banks and bank holding companies that advertise or otherwise serve its markets, along with money market and mutual funds, brokerage houses, mortgage companies, and insurance companies or other commercial entities that offer financial services products. Competition involves efforts to retain current customers and to obtain new loans and deposits, the scope and type of services offered, interest rates paid on deposits and charged on loans. Many of Kinderhook’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. KBC believes that Kinderhook’s competitive pricing, personalized service and community involvement enable it to effectively compete in the communities in which it operates.
Properties of KBC and Kinderhook
Kinderhook owns or leases the buildings and office space that is used in the normal course of business. The headquarters of both KBC and Kinderhook are located at 1 Hudson Street, Kinderhook, New York 12106 and are owned by Kinderhook.
Kinderhook owns properties at its branch office locations in Kinderhook, Hudson and Chatham, New York. The properties of its branch locations in Delmar, Albany, East Greenbush, Valatie, and Latham are leased by Kinderhook.
Employees of KBC and Kinderhook
KBC had 85 full-time and three part-time employees as of May 1, 2017. None of its employees is represented by any collective bargaining unit and KBC believes that relations with its employees are outstanding.
Legal Proceedings
In the ordinary course of its operations, KBC may be a party to various legal proceedings. As of the date of this proxy statement/offering circular, KBC is not involved in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on KBC.

Security Ownership of Principal Shareholders of KBC
There are no shareholders of KBC who own greater than 5% of KBC’s outstanding common stock.
Security Ownership of KBC Management
The following table sets forth, as of July 11, 2017, certain information with respect to the beneficial ownership of KBC common stock held by Directors and executive officers of KBC, and all the directors and executive officers of KBC as a group.
	Amount of Beneficial Ownership(1)			Percent(3)
Name of Beneficial Owner	Common Stock	Preferred Series A(2)	Preferred Series C(8)%
John A. Balli	2,567(9)			*
Mary L. Barford	2,545			*
Carl A. Florio	24,036	1,000	1,400	4.53%
Edward J. Campanella	100(9)
David M. Ginsberg	10,384		240	1.21%
Brian C. Hart	4,416	692	1,400	2.39%
Jennifer K. Harvey	30,967(4)	30		2.95%
Thomas W. Hunt	3,250(5)	30	280	*
Brian F. Kelly	17,927(6)	200	210	2.08%
Anthony S. Maney	3,300	105	283	*
James M. Monahan	3,682		140	*
Nancy K. Patzwahl	18,783	358	490	2.57%
Scott D. Shallo	3,733			*
Robert Sherwood	19,647(7)	30	280	2.15%
Thomas H. Signor	500(9)
(All Directors and Principal Officers as a group of 15 persons)	145,837	2,445	4,723	17.88%

*
Less than 1%.

(1)
The shareholdings also include, in certain cases, shares owned by an individual’s spouse. The shareholdings also include shares the Director has the right to acquire within sixty (60) days of May 4, 2017. The preferred stock, which has no voting rights, is convertible at any time at the option of the holder into ten shares of common stock.

(2)
In August, 2009, the Company issued 12,087 shares of a new series of preferred stock, the Series A Preferred Stock, to investors. The shares were issued at a price of  $350 per share, raising a total of $4,214,370 of new capital (net of capital raising expenses of  $16,080). Of this amount, $2,600,000 was contributed to the capital of the Bank so that it maintains adequate capital for future growth opportunities as they present themselves and $1,614,370 was retained at the Company for general corporate purposes, including, but not limited to, making additional capital contributions to the Bank. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the Series A Preferred Stock. The Series A Preferred Stock is convertible into common stock at any time at the option of the holder, initially at the rate of ten shares of common stock for each share of Series A Preferred Stock, subject to adjustment in specified circumstances as set forth in the Certificate of Incorporation. The Series A Preferred Stock is entitled to a non-cumulative dividend of 6% per annum. The Series A Preferred Stock has a liquidation preference of  $350 per share plus all accrued but unpaid dividends. The Company may redeem the Series A Preferred Stock at any time after five years from their issuance at 108% plus accrued but unpaid dividends.

(3)
Percentages are based upon the 732,761 shares of the Company’s common stock outstanding and entitled to vote on July 11, 2017. Also includes, in the case of holders of preferred stock, the number of shares of common stock into which the preferred stock is convertible; in such case, the number of shares of common stock is added to both the denominator and numerator in such calculation.

(4)
Includes 25,967 common stock shares and 30 preferred (A) shares owned by Ms. Harvey’s spouse.

(5)
Includes 300 common stock shares and 140 preferred (C) shares owned by Mr. Hunt’s spouse.

(6)
Includes 2,025 common stock shares and 210 preferred (C) shares owned by Mr. Kelly’s spouse.

(7)
Includes 4,399 shares common stock owned by Mr. Sherwood’s spouse.

(8)
In April 2014, the Company issued 20,687 shares of a new series of preferred stock, the Series C Preferred Stock, to investors. The shares were issued at a price of  $357.15 per share, raising a total of $7,388,362 of new capital (before expenses) to be used by the Company for general corporate purposes, including, but not limited to, making additional capital contributions to the Bank. The Series C Preferred Stock is convertible into common stock at any time at the option of the holder, initially at the rate of ten shares of common stock for each share of Series C Preferred Stock, subject to adjustment in specified circumstances as set forth in the Certificate of Incorporation. The Series C Preferred Stock is entitled to a noncumulative dividend of 5.250% per annum. The Series C Preferred Stock has a liquidation preference of  $357.15 per share. The Company may redeem the Series C Preferred Stock at any time after five years from issuance at 108%.

(9)
These amounts include 600 shares of restricted stock issued to Mr. Balli, 100 shares issued to Mr. Campanella and 500 shares issued to Mr. Signor on January 2, 2017. All such shares have voting rights and are outstanding as of the Record Date, although not vested.

On August 9, 2011, as part of the United States Department of the Treasury Small Business Lending Fund program (the “SBLF”) the Company entered into a Small Business Lending Fund Securities Purchase Agreement with the Secretary of the Treasury (the “Secretary”), pursuant to which the Company agreed to issue and sell, and the Secretary agreed to purchase 7,000 shares of the Company’s Senior Non-cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of  $1,000 per share (the “SBLF Preferred Stock”), for a purchase price of  $7,000,000. On November 19, 2015, the Company redeemed all of the outstanding shares of SBLF Preferred Stock using proceeds received by the Company in connection with its issuance of  $10,000,000 in subordinated notes.
Management of KBC (as of July 11, 2017)
Name	Position	Age	Term of Office (mm/yyyy)
John A. Balli(1)	President & CEO	53	2014
Mary L. Barford(2)	Director	60	1997
Edward J. Campanella(14)	CFO	49	2016
Carl A. Florio(13)	Director	68	August 2016
David M. Ginsberg(3)	Director	70	2003
Brian C. Hart(4)	Director	59	2008
Jennifer K. Harvey(5)	Director	51	2014
Thomas W. Hunt(6)	Director	63	2003
Brian F. Kelly(7)	Director	61	1995
Anthony S. Maney(8)	Director	51	2006
James M. Monahan(9)	Director	53	2002
Nancy K. Patzwahl(10)	Director	50	2014
Scott D. Shallo(11)	Director (Chair)	49	2006
Robert Sherwood(12)	Director	65	1986
Thomas H. Signor(15)	COO	49	2015

(1)
Mr. Balli is President and Chief Executive Officer of KBC and Kinderhook since 2014. Prior to such time, he served as Chief Financial Officer and Treasurer of Kinderhook and KBC since April 1, 2003. Prior to that, he was a CPA, employed by Pattison, Koskey & Rath, P.C. since 1990.

(2)
Ms. Barford is Legal Secretary at Freeman, Howard, P.C. in Hudson, New York.

(3)
Mr. Ginsberg is President and Chief Executive Officer of Ginsberg’s Foods, Inc. in Hudson, New York.

(4)
Mr. Hart is Vice President of George Martin & Son, Inc. in Rensselaer, New York.

(5)
Ms. Harvey is an Attorney at Couch White, LLP in Albany, New York.

(6)
Mr. Hunt is a Certified Public Accountant in Kinderhook, New York.

(7)
Mr. Kelly is retired and is the former President of Berkshire Telephone Company.

(8)
Mr. Maney is an Attorney at Maney, McConville, Liccardi, P.C. in East Greenbush, New York.

(9)
Mr. Monahan is the Senior Vice President of Sneeringer Monahan Provost Redgrave Title Agency, Inc. in Hudson, New York.

(10)
Ms. Patzwahl is a Certified Public Accountant and Shareholder of Pattison, Koskey, Howe & Bucci, CPAs, P.C.

(11)
Mr. Shallo is Chairman of the Board of Directors of KBC and Kinderhook and is a Certified Public Accountant at Shallo, Galluscio, Bianchi & Fucito, CPAs, P.C. in Hudson, New York. He is also a partner in the law firm of Guterman, Shallo & Alford, PLLC in Hudson, New York.

(12)
Mr. Sherwood is retired and is the former President and Chief Executive Officer of KBC and Kinderhook.

(13)
Mr. Florio is the Vice Chairman of Paradigm Capital Management.

(14)
Mr. Campanella has served as Senior Vice President and Chief Financial Officer of KBC and Kinderhook since 2016. Prior to such time, he served as Senior Vice President, Treasurer and Director of Finance at Opus Bank. Prior to that, he served as First Vice President, Treasurer at Cambridge Savings Bank.

(15)
Mr. Signor has served as Executive Vice President and Chief Operations Officer of KBC and Kinderhook since 2015. Prior to such time, he served as Senior Vice President of Operations and Technology of Kinderhook. Prior to that, he served as Internal Auditor of Kinderhook.

Executive Officers’ Compensation (as of December 31, 2016)
Name	Capacity	Cash Compensation	Other Compensation(1)	Total Compensation
John A. Balli	President & CEO	307,500	68,675	376,175(2)
Edward J. Campanella	CFO	97,192	25,000	122,192(3)
Thomas H. Signor	COO	182,125	55,435	237,560(4)

(1)
Other Compensation consists of bonuses and 401k matches and safe harbor contributions.

(2)
Does not include the value of Mr. Balli’s additional life insurance and disability insurance policies, Bank-Owned Life Insurance, Stock Appreciation Rights Plan, Restricted Stock, Director Fees and automobile and automobile allowance.

(3)
Mr. Campanella started at the Bank on June 15, 2016. Figure reflects only one-half of the year. Does not reflect value of Restricted Stock.

(4)
Does not reflect Mr. Signor’s Restricted Stock, Bank-Owned Life Insurance, and Stock Appreciation Rights Plan values.

Director Compensation
Directors of the Bank receive an annual retainer of  $6,000, a fee of  $750 for each Bank board of directors meeting attended for up to one meeting per month and a fee of  $250 for each Committee meeting attended, except Audit Committee, for which they receive a fee of  $350.00 per meeting. No meeting fee is paid if there are additional meetings of the Bank board of directors in a month. The Chair of the Bank board of directors receives an additional annual retainer of  $6,000. Ms. Harvey receives an additional annual retainer of  $2,000 for representation on the Incidence Response Team. The Committee Chairs receive a fee of  $350 for each Committee meeting attended. The Chair of the Audit Committee receives $450.00 for each Committee meeting and an additional annual retainer of  $2,000. Mr. Balli receives no meeting fees, but does receive the annual Director retainers. All Directors receive an additional annual retainer of  $1,000 for service on the Company’s Board of Directors and an educational allowance of  $3,000 to be used every year. If the $3,000 is not used in the current year, it may be rolled over for the following year. For the fiscal year ended December 31, 2016, the aggregate compensation for the group of all thirteen (13) Directors was $243,750.
Employment Agreements
KBC and Kinderhook entered into an amended employment agreement effective January 1, 2014, with John A. Balli, President and Chief Executive Officer of KBC and Kinderhook (the “Balli Employment Agreement”). The Balli Employment Agreement has a term of one year, to be renewed annually unless terminated in accordance with the terms thereof, and contains several provisions relating to Mr. Balli’s employment with KBC and Kinderhook, including provisions for a base annual salary to be determined at the sole discretion of the Kinderhook Board of Directors, and other benefits as may be from time to time generally available to executive officers of Kinderhook. The Balli Employment Agreement also includes termination provisions, both with and without cause, confidentiality and non-competition provisions.
The Balli Employment Agreement includes a change in control agreement, which provides that if, following a change in control of KBC or Kinderhook, either (i) Mr. Balli’s employment is involuntarily terminated within twenty-four (24) months (other than for death, disability, or for cause as defined in the change in control agreement) or (ii) Mr. Balli terminates his employment for good reason (as such term is defined in the change in control agreement) then he shall be entitled to receive an amount equal to his base salary through the date of termination, a lump sum amount equal to 2.99 times the average sum of his annual compensation paid by KBC and Kinderhook over the five years preceding the change in control, and all legal fees and expenses incurred by him as a result of such termination.
KBC and Kinderhook entered into an amended employment agreement effective January 1, 2014, with Thomas H. Signor, Chief Operations Officer of KBC and Kinderhook (the “Signor Employment Agreement”). The Signor Employment Agreement has a term of one year, to be renewed annually unless terminated in accordance with the terms thereof, and contains provisions relating to Mr. Signor’s employment with KBC and Kinderhook, including provisions for a base annual salary to be determined at the sole discretion of the Board of Directors, and other benefits as may be from time to time generally available to executive officers of Kinderhook. The Signor Employment Agreement also includes certain termination provisions, both with and without cause, confidentiality and non-competition provisions.
The Signor Employment Agreement includes a change in control agreement entered into by and among KBC, Kinderhook and Mr. Signor, dated January 1, 2014. This change in control agreement provides that if, following a change in control of KBC or Kinderhook, either (i) Mr. Signor’s employment is involuntarily terminated within twenty-four (24) months (other than for death, disability, or for cause as defined in the change in control agreement) or (ii) Mr. Signor terminates his employment for good reason (as such term is defined in the change in control agreement) then he shall be entitled to receive an amount equal to his base salary through the date of termination, a lump sum amount equal to the average sum of his annual compensation paid by KBC and Kinderhook over the five years preceding the change in control, and all legal fees and expenses incurred by him as a result of such termination.
Phantom Stock Plan
Kinderhook maintains a Phantom Stock Appreciation Rights Agreement (“Phantom Stock Plan”) with all of its Directors, and two executive officers: Thomas H. Signor and John A. Balli. Such Phantom Stock Plan

provides a projected retirement benefit to the Directors for their contributions to the continued growth, development and future business success of Kinderhook. Under the Phantom Stock Plan, each Director receives an initial award of phantom stock appreciation rights associated with phantom stock of an initial value equal to the initial price per share (as such terms are defined in the Phantom Stock Plan), and shall be awarded additional phantom stock appreciation rights in the same amount at the beginning of each plan year. The phantom stock appreciation rights account value is calculated annually, immediately before the distribution of any benefits and subsequent to any awards, and is determined by the current adjusted price per share in excess of the initial price per share (both as defined therein) multiplied by the number of awards initially awarded to the Director. Phantom stock appreciation rights awards may be credited to the Director’s account each year until the Director reaches the stipulated retirement age. Upon a triggering event, including the age of retirement, early termination, disability, or change in control, the benefit of the phantom stock appreciation rights account value of that Director is determined at the end of the year immediately preceding the triggering event, and the benefit is distributed as elected by the Director thirty (30) days following the triggering event.
Restricted Stock Plan
Pursuant to a Restricted Stock Agreement with KBC, John A. Balli, Edward J. Campanella, and Thomas H. Signor, each participate in KBC’s Restricted Stock Plan, adopted by KBC on February 16, 2016. The Restricted Stock Plan permits the grant of restricted shares of KBC common stock, par value $0.83, to designated officers and employees. The Restricted Stock Plan provides for certain restrictions on the transfer and disposition of these shares, which restrictions lapse with respect to one firth (1/5th) of the shares on each anniversary of the date of the grant, and which restrictions lapse in entirety upon the retirement, death, or disability of the grantee, or the occurrence of a change in control.
Interests in Management and Others in Certain Transactions
The Company and the Bank have had, and expect to have in the future, transactions in the ordinary course of business with certain Directors and Officers, as well as firms and companies with which they are associated, on substantially the same terms as those available for comparable transactions with others. During 2016, Directors Hart, Harvey, Patzwahl, Maney, Monahan and Shallo had such transactions. Legal services were provided by the law firms of which Ms. Harvey, Mr. Maney and Mr. Shallo are affiliated. George Martin & Son, Inc., of which Mr. Hart is an officer, provided electrical work. Hudson Valley Resource Group, of which Ms. Patzwahl is part owner, provided payroll services and Sneeringer Monahan Provost Redgrave Title Agency, Inc. provided title insurance.

KBC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
This section presents an analysis of the financial condition and results of operations of KBC on a consolidated basis for the three-month periods ended March 31, 2017 and 2016, and for the years ended December 31, 2016 and 2015. The following discussion and analysis are intended to review the significant factors affecting the financial condition and results of operations of KBC for such periods, and should be read in conjunction with the consolidated financial statements, notes to the consolidated financial statements, and financial data presented elsewhere in this proxy statement/offering circular.
Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016
KBC recorded net income of  $398,000, or $0.33 per share diluted, for the three months ended March 31, 2017 compared to $842,000, or $0.80 per share diluted, for the same period in 2016. KBC’s return on average assets and return on average equity for the three months ended March 31, 2017 were approximately 0.34% and 4.36%, respectively, on an annualized basis, as compared to approximately 0.79% and 9.43%, on an annualized basis, respectively, for the same period in 2016. KBC’s dividend payout ratio for the three months ended March 31, 2017 and 2016 was approximately 69.70% and 27.50%, respectively. KBC’s stockholders’ equity to assets ratio as of March 31, 2017 and 2016, was approximately 7.87% and 8.38%, respectively.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
For the year ended December 31, 2016, KBC’s diluted earnings per common share increased by $0.89, or approximately 43%, to $2.97, as compared to $2.08 for the year 2015. Net income increased by $883,000 in 2016, or approximately 39%, to $3,142,000 compared to $2,259,000 in 2015. These results produced a return on average assets of 0.72% and a return on average stockholders’ equity of 8.62% during the year ended December 31, 2016, compared to a return of average assets of 0.58% and a return on average stockholders’ equity of 5.52% during the year ended December 31, 2015. KBC’s earnings enabled KBC to pay cash dividends during 2016 of  $0.89 per common share to KBC’s shareholders compared to $0.85 per common share in the year ended December 31, 2015. KBC’s dividend payout ratio for the years ended December 31, 2016 and 2015 was approximately 29.97% and 40.87%, respectively. KBC’s stockholders’ equity to assets ratio as of December 31, 2016 and 2015, was approximately 8.34% and 10.54%, respectively.
Net Interest Income
Net interest income is the difference between the interest KBC earns on its interest earning assets, principally loans and investment securities, and the interest KBC pays on its deposits and borrowings. Net interest income is the principal source of KBC’s earnings and is materially impacted by fluctuations in interest rates and changes in the volume and mix of interest earning assets and interest bearing liabilities.
For the three months ended March 31, 2017, KBC experienced a decrease in net interest income of  $33,000 as compared to the three-month period ended March 31, 2016. The decrease in net interest income was primarily attributable to onetime events during the first quarter of 2016 which positively impacted net interest income. Interest expense on deposits decreased by $14,000 during the first three months of 2017 compared to the first three months of 2016. Interest income on earning assets decreased during the first three months of 2017 compared to the first three months of 2016 by $41,000. This resulted primarily from a decrease in the average yield on interest earning assets of 39 basis points from the three months ended March 31, 2016 to the three months ended March 31, 2017. The net interest margin decreased by 33 basis points to 3.25% during the first three months of 2017 compared to the first three months of 2016 as the yield on interest earning assets continued to decrease.
Average interest earning assets increased $36,458,000 for the three months ended March 31, 2017 to $441,277,000, as compared to $404,819,000 for the three months ended March 31, 2016. During the same period, average interest-bearing liabilities increased $31,187,000 from $341,242,000 for the three months ended March 31, 2016 to $372,429,000 for the three months ended March 31, 2017. Those changes resulted in an overall decrease in net interest income for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016. The decrease in net interest income was primarily attributable to onetime events during the first quarter of 2016 which positively impacted net interest income.

Average interest earning assets increased $50,603,000 for the year ended December 31, 2016 to $416,470,000, as compared to $365,867,000 for the year ended December 31, 2015. During the same period, average interest-bearing liabilities increased $47,654,000 from $298,368,000 for the year ended December 31, 2015 to $346,022,000 for the year ended December 31, 2016. Those changes resulted in an overall increase in net interest income for the year ended December 31, 2016 as compared to the year ended December 31, 2015.
The accrual of interest on all loans is discontinued at the time the loan is 90 days past due unless the credit is both well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
When net interest income is expressed as a percentage of average interest earning assets, it is referred to as net interest margin. The following tables sets forth the average amounts outstanding for each category of interest-earning and non-interest earning assets and liabilities, the average rates on the interest earning assets and average cost of interest bearing liabilities, and the net interest margin for the periods indicated:
	Three Months Ended March 31,
	2017			2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(dollars in thousands)
Interest earning assets
Gross loans*	$332,064	$3,764	4.53%	$323,992	$3,966	4.90%
Taxable securities	66,018	310	1.88%	30,953	135	1.74%
Nontaxable securities	33,988	176	2.07%	31,867	185	2.32%
Interest bearing deposits with other banks	9,207	19	0.83%	18,007	24	0.53%
Total interest earning assets	441,277	4,269	3.87%	404,819	4,310	4.26%
Non-interest earning assets
Cash and due from banks	4,405			4,596
Bank premises and equipment	9,368			8,474
Other assets	12,274			11,384
Reserve for loan losses	(3,733)			(3,202)
Total non-interest earning assets	22,314			21,252
Total assets	$463,591			$426,071
Interest bearing liabilities
Savings deposits	$65,898	47	0.29%	$49,879	35	0.28%
Time deposits	71,416	181	1.01%	81,729	192	0.94%
Interest bearing checking	213,015	267	0.50%	197,488	282	0.57%
FHLB borrowings	10,000	6	0.24%	—	—	0.00%
Junior subordinated debentures and notes	11,878	178	5.99%	11,859	176	5.94%
Notes payable	222	3	5.41%	287	5	6.97%
Total interest bearing liabilities	372,429	682	0.73%	341,242	690	0.81%
Non-interest bearing liabilities
Demand deposits	51,424			45,634
Other liabilities	3,248			3,460
Total non-interest bearing liabilities	54,672			49,094
Total liabilities	427,101			390,336
Stockholders’ equity	36,490			35,735
Total liabilities and stockholders’ equity	$463,591			$426,071
Net interest income		$3,587			$3,620
Net interest margin			3.25%			3.58%

	Years Ended December 31,
	2016			2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(dollars in thousands)
Interest earning assets
Gross loans*	$324,100	$15,814	4.88%	$298,773	$14,050	4.70%	$255,371	$12,364	4.84%
Taxable securities	42,507	796	1.87%	28,905	449	1.55%	52,143	548	1.05%
Nontaxable securities	33,236	727	2.19%	27,731	690	2.49%	19,904	589	2.96%
Interest bearing deposits with other banks	16,627	84	0.51%	10,458	80	0.76%	10,897	56	0.51%
Total interest earning assets	416,470	17,421	4.18%	365,867	15,269	4.17%	338,315	13,557	4.01%
Non-interest earning assets
Cash and due from banks	5,204			5,153			6,150
Bank premises and equipment	8,332			8,296			5,957
Other assets	11,420			12,811			12,792
Reserve for loan losses	(3,514)			(2,999)			(2,832)
Total non-interest earning assets	21,442			23,261			22,067
Total assets	$437,912			$389,128			$360,382
Interest bearing liabilities
Savings deposits	$54,671	176	0.32%	$42,536	112	0.26%	$40,672	109	0.27%
Time deposits	81,096	781	0.96%	64,297	555	0.86%	53,448	370	0.69%
Interest bearing checking	196,877	1,104	0.56%	186,153	1,004	0.54%	178,689	890	0.50%
FHLB borrowings	1,250	—	0.00%	1,750	9	0.51%	1,750	8	0.46%
Junior subordinated debentures and notes	11,866	731	6.16%	3,271	144	4.40%	2,062	85	4.12%
Notes payable	262	16	6.11%	361	21	5.82%	429	25	5.83%
Total interest bearing liabilities	346,022	2,808	0.81%	298,368	1,845	0.62%	277,050	1,487	0.54%
Non-interest bearing liabilities
Demand deposits	52,129			46,064			42,371
Other liabilities	3,239			3,658			2,680
Total non-interest bearing liabilities	55,368			49,722			45,051
Total liabilities	401,390			348,090			322,101
Stockholders’ equity	36,522			41,038			38,281
Total liabilities and stockholders’ equity	$437,912			$389,128			$360,382
Net interest income		$14,613			$13,424			$12,070
Net interest margin			3.51%			3.67%			3.57%

*
Interest income on gross loans includes loan fee income.

Note: Figures are not presented on a tax equivalent basis.

The following table sets forth the effects of changing rates and volumes on KBC’s net interest income. The Volume column represents the effects attributable to changes in volume, as changes in volume multiplied by the prior rate; the Rate column shows effects attributable to changes in rate, as changes in rate multiplied by prior rate; and the Net Change column equals the sum of the Volume and Rate values for each category.
	2016 Compared to 2015 increase (decrease) due to changes in:			2015 Compared to 2014 increase (decrease) due to changes in:
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(Dollars in thousands)
Interest income on:
Gross Loans	1,222	542	1,764	2,050	(364)	1,686
Taxable Securities	242	105	347	(301)	202	(99)
Nontaxable Securities	127	(90)	37	205	(104)	101
Interest bearing deposits w. other banks	37	(33)	4	(2)	26	24
Total Interest Income	1,628	524	2,152	1,952	(240)	1,712
Interest expense on:
Savings Deposits	36	28	64	5	(2)	3
Time Deposits	157	69	226	83	102	185
Demand Deposits	59	41	100	38	76	114
FHLB Borrowings	(2)	(7)	(9)	0	1	1
Jr. Sub. Debt and Notes	510	77	587	53	6	59
Notes Payable	(6)	1	(5)	(2)	(2)	(4)
Total Interest Expense	754	209	963	177	181	358
Net Interest Income	874	315	1,189	1,775	(421)	1,354
Non-Interest Income
Non-interest income consists of all income, other than interest income and loan fee income, and is principally derived from service charges on deposit accounts (including fees from non-sufficient funds and stop payment orders), income from bank owned life insurance, automated teller machine fees, wire transfer fees, printed check charges, safe deposit box rental income and gains on the sale of loans. KBC management recognizes the importance of supplementing net interest income with other sources of income and, as a part of KBC’s business strategy, is constantly exploring new opportunities to generate non-interest income.
For the three-month period ended March 31, 2017, non-interest income decreased $78,000, or 14%, to $481,000 as compared to $559,000 for the three-month period ended March 31, 2016. The decrease was primarily attributable to a decrease in the gain on loan sales.
Non-interest income for the year ended December 31, 2016 decreased $1,020,000 or 33%, to $2,063,000 as compared to $3,083,000 in 2015. This decrease in non-interest income was primarily attributable to the sale of the KBC’s insurance agency subsidiary in the year ended December 31, 2015. Prior to the sale of the insurance agency, during the year ended December 31, 2015, KBC recorded approximately $802,000 in insurance commissions and fees. In addition, upon the sale of the insurance agency subsidiary in 2015, KBC recorded a gain on sale related to the insurance agency sale in the amount of approximately $472,000.
As discussed above, one of the elements of KBC’s business strategy is to increase the percentage of non-interest income to total revenue. To this end, KBC continues to evaluate non-interest revenue opportunities, such as investment and electronic banking products, and review existing service charge schedules in order to maintain competitive pricing.

The following schedule lists the accounts from which non-interest income was derived for the periods indicated:
	Three months ended March 31,		Years ended December 31,
	2017	2016	2016	2015	2014
	(dollars in thousands)
Service charges	$397	$305	$1,302	$1,089	$1,108
Gain on sales of loans	2	116	428	290	276
Gain on sales of available-for-sale securities	—	—	—	103	10
Gain on sale of The Kleeber Agency, Inc.	—	—	—	472	—
Insurance commissions and fees	—	—	—	802	1,204
Cash surrender value life insurance income	48	51	205	206	213
Other	34	87	128	121	59
Total non-interest income	$481	$559	$2,063	$3,083	$2,870

Non-Interest Expense
Non-interest expenses are monitored by management and reviewed by KBC’s board of directors on a monthly basis. The level of non-interest expense in the various categories is subject to many variables. Increases or decreases in the number of staff and the timing of salary adjustments will have a corresponding impact on the level of associated expenses. Additional purchases of furniture and equipment will result in an increase in depreciation and maintenance costs. Increases in the number of past due loans and repossessed property will result in increased legal costs. Many areas of non-interest expense such as postage, health insurance, and other insurance coverage are subject to inflation and industry trends. Principal categories of non-interest expenses include salaries and employee benefits, occupancy, equipment, data processing, advertising, FDIC insurance premiums and professional and assessment fees.
Non-interest expense for the three months ended March 31, 2017 increased by $626,000, or 23%, to $3,349,000, as compared to the same period of 2016. The increase was primarily attributable to additional merger and acquisition expenses.
Non-interest expenses for the year ended December 31, 2016 decreased by $278,000, or 2.31%, to $11,752,000 during 2016 as compared to 2015. This decrease was primarily attributable to decreases in salaries and employee benefits expense, occupancy expense and other expenses in the amounts of  $319,000, $25,000 and $126,000, respectively, partially offset by increases in equipment expense and advertising expense in the amounts of  $112,000 and $48,000, respectively.
KBC anticipates that gross non-interest expenses will continue to grow as the use of electronic commerce and other technology is required. These changes require investment in equipment, personnel and training necessary to operate efficiently and competitively. Notwithstanding these factors, one of KBC’s goals is to control expenses and the proportion of these expenses to net income in order to maximize earnings and shareholder value. Generally, the efficiency ratio is one method utilized to measure operating expenses. The lower the efficiency ratio, the more effective KBC is in utilizing KBC’s resources to produce income. KBC’s efficiency ratio was 70.47% and 72.87%, in 2016 and 2015, respectively. In each case, KBC’s efficiency ratio was in line with the average of those other banks in their peer group.

The following table sets forth the accounts which comprise non-interest expense for the periods indicated. All dollar amounts are in thousands:
	Three months ended March 31,		Years ended December 31,
	2017	2016	2016	2015	2014
	(dollars in thousands)
Salaries and employee benefits	$1,903	$1,527	$6,710	$7,029	$6,279
Occupancy expense	293	281	1,107	1,132	929
Equipment expense	141	138	594	482	424
Professional and assessment fees	120	84	507	503	502
Director fees	75	60	241	237	213
Advertising	35	60	419	371	308
Data processing	163	141	596	525	477
Federal Deposit Insurance Corp. assessment	15	78	280	265	229
Loss on sale of other real estate owned	—	—	—	62	—
Merger and acquisition expense	243	—	—	—	—
Other expense	361	354	1,298	1,424	1,696
Total non-interest expense	$3,349	$2,723	$11,752	$12,030	$11,057

Analysis of Financial Condition
Loan Portfolio.   KBC is a significant commercial and real estate lender within their primary market area. The main objective of KBC’s lending activities is to seek attractive lending opportunities within its market area. Substantially all of KBC’s loans are made to borrowers who live or conduct business within its primary market area. The credit risk of each customer is evaluated and, where appropriate, collateral and appraisals are obtained. Loan policies are in place that monitor each segment of the portfolio and aid in minimizing risk associated with the various types of lending.
KBC’s lending activities from 2015 to 2016 are summarized in the series of tables that follow this discussion. For the period from December 31, 2015 to March 31, 2017, KBC experienced a 4.0% increase in gross loans.
The following table summarizes KBC’s loan portfolios by major category as of the dates indicated:
	March 31,		December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands)
Real Estate:
Residential	$79,193	$74,300	$78,058	$72,684	$64,690	$58,278	$26,349
Commercial	207,876	205,418	206,330	195,526	168,396	133,299	52,295
Home equity	11,743	12,571	11,554	12,529	13,170	14,626	17,677
Commercial	29,734	32,875	32,569	34,961	33,133	25,487	110,546
Consumer and other	3,420	3,400	3,424	3,496	3,835	3,270	3,032
Total Loans	$331,966	$328,564	$331,935	$319,196	$283,224	$234,960	$209,899

The following table sets forth certain information at December 31, 2016 regarding the dollar amount of loan principal repayments becoming due during the periods indicated:
	Real Estate: Residential	Real Estate: Commercial	Real Estate: Home Equity	Commercial	Other	Total
	(Dollars in thousands)
Amounts due in:
1 year or less	$4,228	$16,398	$172	$16,405	$1,108	$38,311
after 1 year through 5 years	16,939	78,316	538	11,692	1,674	109,159
After 5 years	56,891	111,616	10,844	4,472	642	184,465
Total	$78,058	$206,330	$11,554	$32,569	$3,424	$331,935

The following table sets forth all loans at December 31, 2016 that are due after December 31, 2017 and have either fixed interest rates, or floating or adjustable rates:
	Fixed Rates	Floating or Adjustable Rates	Total at Dec. 31, 2017
	(Dollars in thousands)
Real Estate:
Residential	$70,102	$3,728	$73,830
Commercial	28,583	161,349	189,932
Home Equity	—	11,382	11,382
Commercial	9,124	7,040	16,164
Other	584	1,732	2,316
Total	$108,393	$185,231	$293,624

Real Estate Loans.   Loans secured by real estate represent KBC’s most significant concentration of loans. Loans secured by real estate represented $298,812,000, or 90%, of KBC’s loan portfolio as of March 31, 2017, up from $292,289,000, or 89%, of KBC’s loan portfolio as of March 31, 2016. Real estate loans increased from $280,739,000 as of December 31, 2015 to $295,942,000 as of December 31, 2016, and represented approximately 88% and 89%, respectively, of KBC’s loan portfolio as of those same dates.
Concern over the high concentration of real estate loans is mitigated by KBC’s actual loss history on loans of this type and collateral requirements for real estate loans. Historically, KBC’s loans that are secured by real estate have experienced the lowest loan loss ratios of any of KBC’s loan categories. This can be attributed to KBC management’s conservative lending and real estate appraisal policies, which include an aggressive reappraisal policy on real estate serving as collateral on troubled loans, with potential exposures being quantified and reserved for as soon as they are identified.
Commercial Loans.   KBC’s second largest loan category consists of commercial loans that are not secured by real estate. Commercial loans represented $29,734,000, or 9%, of KBC’s loan portfolio as of March 31, 2017, down 1% from $32,875,000, or 10%, of KBC’s loan portfolio as of March 31, 2016. Commercial loans declined from $34,961,000 as of December 31, 2015 to $32,569,000 as of December 31, 2016 and represented approximately 11% and 10% of the loan portfolio, respectively, as of those same dates.
Consumer and Other Loans.   KBC’s next largest loan category consists of consumer simple interest loans, which have helped KBC to maintain a consistent presence within their primary market area. Consumer loans represented $3,420,000, or 1%, of KBC’s loan portfolio as of March 31, 2017, and $3,400,000, or 1%, of KBC’s loan portfolio as of March 31, 2016. Consumer loans decreased from $3,496,000 as of December 31, 2015 to $3,424,000 as of December 31, 2016, and represented approximately 1% of the loan portfolio, as of those dates.
Loan Quality and Summary of Loan Loss Experience
KBC’s lending activities are guided by the basic lending policy established by the board of directors of KBC. Loans must meet the tests of a prudent loan, which include criteria regarding the character, capacity and capital of the borrower, the collateral provided for the loan, and prevailing economic conditions.

Generally, KBC obtains an independent appraisal of real property, within regulatory guidelines, when it is considered the primary collateral for a loan.
KBC management maintains a “watch list” system under which credit officers are required to provide early warning of possible deterioration in the credit quality of KBC’s loans. These loans may not currently be delinquent, but may present indications of financial weakness, such as deteriorating financial ratios of the borrowers, or other concerns. Identification of financial weaknesses at an early stage allows early implementation of responsive credit strategies.
The allowance for loan loss account is funded from loan loss provision charged to expense. The loan loss allowance represents an amount that KBC’s management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectability of loans and prior loss experience. This evaluation takes into consideration such factors as KBC’s past loss experience, changes in the composition of performing and nonperforming loans, concentrations of credit, economic conditions, collateral coverage, and the condition of borrowers facing financial pressure. While the loan loss allowance is KBC management’s best estimate of loan losses as of the balance sheet date, the process of determining the adequacy of the account is necessarily judgmental and subject to changes in external conditions. Accordingly, KBC cannot guarantee that the existing balance in the loan loss allowance account will ultimately prove adequate to cover actual loan losses incurred.
Loans are charged against the loan loss allowance account when KBC’s management believes that collectability of the principal is unlikely. Most of KBC’s significant charges against their loan loss allowance were previously identified using the “watch list” early warning system discussed above.
The table below shows the activity in the loan loss allowance account since January 1, 2012. The decrease in provisions to the account have occurred primarily as a result of adjusting the loan loss allowance account to more closely parallel actual loan loss experience. As shown in the table, the allowance for loan losses has been consistently maintained at a level between 0.97% and 1.12% of total loans, which is substantially in excess of the actual amount of loan losses experienced during the periods shown. As of December 31, 2016, KBC’s loan loss allowance equates to approximately 98 times the actual losses incurred during 2016.
	At March 31,		At December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands)
Balance at January 1	$3,728	$3,092	$3,092	$2,795	$2,774	$2,294	$2,018
Charge-offs:
Real Estate
Residential	—	—	—	—	(3)	—	—
Commercial	—	—	(4)	(273)	(500)	(105)	—
Home Equity	—	—	—	—	—	—	—
Commercial, financial, agriculture	—	—	(10)	(285)	(101)	(22)	—
Consumer and all other	—	(9)	(24)	(28)	(32)	(8)	(16)
Recoveries:
Real Estate
Residential	—	—	—	—	—	—	—
Commercial	—	—	85	1	5	—	—
Home Equity	—	—	—	—	—	—	—
Commercial, financial, agriculture	—	—	53	20	1	8	7
Consumer and all other	1	3	16	18	23	13	8
Net charge-offs	1	(6)	116	(547)	(607)	(114)	(1)
Additions charge to operations	9	225	520	844	628	594	277
Balance at end of period	$3,738	$3,311	$3,728	$3,092	$2,795	$2,774	$2,294

	At March 31,		At December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands)
Net charge-offs during the period to average loans outstanding during the period*	0.00%	0.00%	(0.04%)	0.18%	0.24%	0.05%	0.00%
Allowance for loan losses to total loans	1.12%	1.01%	1.12%	0.97%	0.99%	1.18%	1.09%
Loan loss provision to net charge-offs	900.00%	(3,750.00)%	448.28%	(154.30)%	(103.46)%	(521.05)%	(27,700.00)%

*
Net charge-offs are defined as loans charged off during the period less recoveries on prior loan charge offs. This number represents the net amount actually charged against the loan loss allowance account during the period.

	At March 31,
	2017		2016
Balance at End of Period Applicable to:	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Real Estate:
Residential	$224	24%	$199	23%
Commercial	2,766	63%	2,450	62%
Home Equity	94	3%	93	4%
Commercial, financial, agriculture	488	9%	485	10%
Consumer and all other	166	1%	84	1%
Total	$3,738	100%	$3,311	100%

	At December 31,
	2016		2015		2014		2013		2012
Balance at End of Period Applicable to:	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Real Estate:
Residential	$239	24%	$249	23%	$215	23%	$210	25%	$208	13%
Commercial	2,743	62%	2,184	61%	1,855	59%	1,886	57%	1,391	25%
Home Equity	93	3%	118	4%	140	5%	163	6%	177	8%
Commercial, financial, agriculture	488	10%	515	11%	490	12%	472	11%	380	53%
Consumer and all other	165	1%	26	1%	95	1%	43	1%	138	1%
Total	$3,728	100%	$3,092	100%	$2,795	100%	$2,774	100%	$2,294	100%

Non-Performing Assets
Any loan that is more than 90 days delinquent or that KBC management feels contains an inordinate amount of collection risk is placed on non-accrual status. When loans are placed on non-accrual status, interest ceases to accrue and the loan may be written down to the value of the anticipated net cash flow from collection activities or collateral liquidation. Most of these loans are discovered through the “watch list” system, discussed above. Repossessed real estate consists of parcels of real estate that KBC receives through collection activities on defaulted loans.

The following table provides information relating to KBC’s non-performing assets as of the dates indicated. All dollar amounts are in thousands:
	March 31,		December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands)
Loans on non-accrual
Real Estate
Residential	$433	$923	$219	$242	$121	$422	$500
Commercial	2,689	3,088	3,045	4,969	3,716	1,002	576
Home Equity	93	—	15	16	197	192	32
Commercial, financial, agriculture	1,638	1,413	1,666	1,395	343	155	2
Consumer and all others	—	—	—	—	—	—	—
Total non-accrual loans	$4,853	$5,424	$4,945	$6,622	$4,377	$1,771	$1,110
Loans on non-accrual to total loans	1.46%	1.65%	1.49%	2.07%	1.55%	1.87%	0.53%
“Troubled Debt Restructuring” Loans*	$316	$30	$349	$24	$27	$3,801	$—
Other real estate owned	$—	$—	$—	$—	$607	$—	$—
Non-performing assets**	$5,169	$5,454	$5,294	$6,646	$5,011	$5,572	$1,110
Non-performing assets to total loans**	1.56%	1.66%	1.59%	2.08%	1.77%	2.37%	0.53%
Accruing loans past due 90+ days	$—	$—	$—	$—	$377	$—	$—

*
Loans not included above, that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15 (“FAS 15”), Accounting by debtors and Creditors for Troubled Debt Restructuring.

**
Non-performing assets are defined as non-accrual loans plus repossessed real estate. This number represents an investment in loan assets that are not currently providing KBC with a return on its investment. Favorable changes in borrowers’ financial condition and/or sales of repossessed real estate at amounts greater than the book values shown here may generate KBC investment returns in the future.

As of March 31, 2017, non-performing assets totaled $4,853,000, or 1.46% of total loans, down from $5,424,000, or 1.65% of total loans as of March 31, 2016. KBC’s non-performing assets declined from $6,622,000 as of December 31, 2015, to $4,945,000 as of December 31, 2016. As of March 31, 2017, KBC held no repossessed real estate.
If the loans accounted for on a nonaccrual basis had been current in accordance with their original terms and had been outstanding throughout the period or since origination, the gross interest income that would have been recorded for the period ended March 31, 2017 is $22,000. There was no interest income on the loans accounted for on a nonaccrual basis that was included in the net income for the period ended March 31, 2017. The gross interest income that would have been recorded for the period ended March 31, 2017 if the troubled debt restructuring loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination is $20,000. The amount of interest income on the troubled debt restructuring loans that was included in the net income for the period ended March 31, 2017 is $5,000.
There are no identified problem loans that have not already been disclosed as of March 31, 2017.
Investment Portfolio
KBC’s investment portfolio plays a primary role in the management of KBC’s interest rate sensitivity and as such, is managed in the context of KBC’s overall balance sheet. The two primary goals of the investment portfolio are to generate interest income and provide liquidity.
Investment securities are classified at the time of purchase. Those securities purchased with the interest and ability to hold until maturity are classified as “held to maturity,” stated at cost, and adjusted for amortization of premiums and accretion of discounts. Investments in securities that may be sold in response to changes in interest rates, liquidity needs or other factors are identified as “available for sale.”

These securities are reflected at fair value and net unrealized gains or losses are reflected as a separate component of stockholders’ equity, net of income tax effects. See the notes to the audited financial statements included in this proxy statement/offering circular for additional information concerning KBC’s investment securities.
The following tables present the book values and fair values of the “available for sale” and “held to maturity” investment securities portfolios for the periods presented. All dollar amounts are in thousands:
	As of March 31, 2017		As of March 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government and agency	$37,201	$37,142	$34,360	$34,708
State & political subdivisions	32,926	32,940	31,996	32,746
Mortgage-backed Securities	11,849	11,909	528	553
Collateralized mortgage obligations	15,401	15,051	—	—
Total securities available for sale	$97,377	$97,042	$66,884	$68,007
State & political subdivisions	$1,130	$1,132	$125	$126
Total securities	$98,507	$98,174	$67,009	$68,133

	As of December 31, 2016		As of December 31, 2015		As of December 31, 2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government and agency	$37,274	$37,176	$22,676	$22,710	$43,296	$43,394
State & political subdivisions	32,666	32,442	31,364	31,939	19,404	20,172
Mortgage-backed Securities	12,344	12,378	556	580	646	677
Collateralized mortgage obligations	16,006	15,533	—	—	—	—
Total securities available for sale	$98,290	$97,529	$54,596	$55,229	$63,346	$64,243
State & political subdivisions	$1,130	$1,132	$125	$126	$1,139	$1,145
Total securities	$99,420	$98,661	$54,721	$55,355	$64,485	$65,388

The carrying value of the total investment portfolio increased by $43,305,000, or 78%, to $97,529,000 at December 31, 2016, as compared to December 31, 2015. The increase of the investment portfolio balances was used to provide liquidity while also generating interest income. The net unrealized gain (loss) on “available for sale” securities decreased by $1,394,000 during 2016 to ($761,000) as of December 31, 2016. The net unrealized gain on “held to maturity” securities increased by $1,000 during 2016 to $2,000 as of December 31, 2016.
Securities issued by the United States Government and its agencies are the major categories of investment securities that comprise KBC’s investment portfolio. These securities are instruments issued by the U.S. Treasury, Government agencies, and Government sponsored enterprises such as the Federal National Mortgage Association (FNMA), the Federal Home Loan Bank (FHLB), the Government National Mortgage Association (GNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). The securities may be backed by the U.S. Government or its agencies or by assets that carry a government guarantee, such as home mortgages. These securities carry various rates and terms and may also include call options that allow the issuer to pay off the security balance prior to maturity date.
Investments in securities issued by state and county municipalities also constitute a material segment of KBC’s investment portfolio. These securities are debt instruments issued by entities such as city and county governments or road, sewer, hospital, or school districts and may be backed by a general guarantee of the issuer or by a specific revenue stream. The Investment Policy sets forth parameters for acceptable maturity, rating, and dollar limits.

The amortized cost and fair value of  “available for sale” and “held to maturity” securities at March 31, 2017, classified by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All dollar amounts are in thousands and all yields are presented on an actual income as opposed to a tax-equivalent basis.
	In One Year or Less		One thru Five Years		After Five Years		After Ten Years
Investment Securities:	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
Available for sale	$1,596	$1,603	$47,745	$47,755	$33,476	$33,111	$14,560	$14,573
Held to maturity	1,028	1,030	102	102	0	0	0	0
Total	$2,624	$2,633	$47,847	$47,857	$33,476	$33,111	$14,560	$14,573

Deposits
Deposits, which include non-interest bearing deposits, interest bearing demand deposits and savings and time deposits, are KBC’s primary and most vital source of funds. KBC offers a variety of products designed to meet the financial needs of their customers. KBC uses their deposits to fund their loan portfolio and their investments in securities. For the three months ended March 31, 2017, total average deposits increased by $27,023,000 to $401,753,000 as of March 31, 2017.
The following table sets forth KBC’s deposit balances, in thousands, by category, for the periods indicated, and the composition breakdown of their deposits:
	At March 31,
	2017			2016
	Average Balance	Average Rate	Percent	Average Balance	Average Rate	Percent
Non-interest bearing demand deposits	$51,424		13%	$45,634		12%
Interest bearing demand deposits	213,015	0.50%	53%	197,488	0.57%	53%
Savings deposits	65,898	0.29%	16%	49,879	0.28%	13%
Time deposits	71,416	1.01%	18%	81,729	0.94%	22%
Total deposits	$401,753	0.49%	100%	$374,730	0.54%	100%

For the year ended December 31, 2016, total average deposits increased by $45,723,000, or approximately 13%, to $384,773,000 at December 31, 2016 from $339,050,000 at December 31, 2015.
	At December 31,
	2016			2015			2017
	Average Balance	Average Rate	Percent	Average Balance	Average Rate	Percent	Average Balance	Average Rate	Percent
Non-interest bearing demand deposits	$52,129		14%	$46,064		13%	$42,371		13%
Interest bearing demand deposits	196,877	0.56%	51%	186,153	0.54%	55%	178,689	0.54%	57%
Savings deposits	54,671	0.32%	14%	42,536	0.26%	13%	40,672	0.26%	13%
Time deposits	81,096	0.96%	21%	64,297	0.86%	19%	53,448	0.86%	17%
Total deposits	$384,773	0.53%	100%	$339,050	0.49%	100%	$315,180	0.49%	100%

The following table sets forth the time remaining until maturity for certificates of deposit of  $100,000 or more at December 31, 2016, 2015 and 2014:
	Certificates of Deposit
Maturity Period:	December 31, 2016	December 31, 2015	December 31, 2014
	(Dollars in thousands)
Three months or less	$18,731	$7,555	$4,051
Over three through six months	7,857	23,473	2,039
Over six through twelve months	6,311	10,498	4,321
Over twelve months	14,196	4,235	13,923
Total	$47,095	$45,761	$24,334

Liquidity
Liquidity is measured by KBC’s ability to meet contractual obligations as they become due, and to fund operations from available funds. KBC’s primary liquidity needs involve their ability to accommodate customers’ demands for deposit withdrawals as well as customers’ requests for credit. Liquidity is primarily achieved through the growth of deposits and liquid assets such as securities available for sale, matured securities and federal funds sold. Asset and liability management is the process of managing the balance sheet to achieve a mix of earning assets and liabilities that maximize profitability, while providing adequate liquidity.
A fundamental component of KBC’s business strategy is to manage liquidity to ensure the availability of sufficient resources to meet all financial obligations and to finance prospective business opportunities. KBC’s liquidity position over any given period of time is a product of KBC’s operating, financing and investing activities. The extent of such activities is often shaped by such external factors as competition for deposits and loan demand.
Traditionally, funds to originate loans and purchase investments have been derived primarily from deposits, principal and interest payments received on loans, proceeds received when investments in securities mature, principal and interest payments received on investments, deposits with other banks and federal funds sold. KBC’s most liquid assets at any time are in the form of cash held in the vault, balances held at other banks, and overnight federal funds sold. Cash, deposits with other banks, and interest-bearing deposits with the Federal Home Loan Bank and Federal Reserve Bank totaled $15,777,000 at March 31, 2017, which represents a decrease of  $3,007,000, or approximately 16% from the total amount of  $18,785,000 at March 31, 2016. At December 31, 2016, these assets amounted to $11,076,000, or 2.4% of total assets, compared to $26,206,000, or 6.2% of total assets as of year-end 2015.
A secondary, but significant, source of liquidity is achieved through the sale of  “available for sale” securities held in KBC’s investment portfolio. At March 31, 2017, available for sale securities amounted to $97,042,000, or 99% of total securities, compared to $68,007,000, or 100% of total securities at March 31, 2016. Securities that are held available for sale and not currently pledged to secure deposits of public bodies or used as collateral for repurchase agreements are available to be sold for liquidity purposes if needed. The sale of these securities are subject to market demand and at market price.
As discussed above, for the one-year period ended December 31, 2016, KBC’s total net loans increased by approximately $12,111,000 from $316,289,000 at December 31, 2015 to $328,400,000 at December 31, 2016. Over the same period, deposits grew approximately $31,045,000.
In addition to the aforementioned sources of liquidity, KBC maintains various other sources of liquidity, including Federal Funds Purchased from other banks, borrowings from the Federal Reserve Discount Window borrowing from the Federal Home Loan Bank and securities sold under agreements to repurchase. As part of KBC’s routine asset-liability management procedures, KBC calculates and monitors the amount of borrowing capacity available to it at the end of each month. KBC’s management believes that the sources of funds currently available are sufficient to meet the funding requirements of their operations.

Short Term Borrowings
For the periods ended December 31, 2015 and March 31, 2016, KBC had no short-term borrowings. At December 31, 2016, the short-term Federal Home Loan Bank of New York (FHLB) borrowings totaled $10,000,000; the average balance outstanding represented less than thirty percent (30%) of stockholders’ equity at the end of the period. At March 31, 2017 the short-term FHLB borrowings totaled $10,000,000; the average balance outstanding represented less than thirty percent (30%) of stockholders’ equity at the end of the period.
Capital Adequacy
As of March 31, 2017, KBC stockholders’ equity totaled $36,630,000, or 7.85% of total assets, compared to $36,116,000, or 8.34% of total assets at March 31, 2016. The increase in stockholders’ equity was due to net income for the period.
KBC stockholders’ equity totaled $36,292,000 or 7.89% of total assets, at December 31, 2016, compared to $35,296,000 or 8.42% of total assets at December 31, 2015. The increase in stockholders’ equity during 2016 was attributable primarily to KBC’s 2016 net earnings.
Guidelines issued by the OCC establish capital adequacy guidelines for financial institutions. These guidelines focus principally on broad categories of credit risk, although the framework for assigning asset and off-balance sheet risk categories does incorporate elements of transfer risk. The risk-based capital standards do not, however, incorporate other factors that may affect a bank’s financial condition, such as overall interest rate exposure, liquidity, funding and market risks, the quality and level of earnings, investments, the effectiveness of loan and investment policies and management’s ability to monitor and control financial and operating risks.
KBC management is committed to maintaining Kinderhook as a “well capitalized” financial institution for regulatory purposes and intends to maintain the regulatory capital of Kinderhook at levels acceptable to management, in light of the regulatory framework within which Kinderhook operates. KBC management is aware of no events that have occurred since March 31, 2017 that it believes would cause Kinderhook’s status as a “well-capitalized” financial institution to change.
The following table sets forth Kinderhook’s risk-based and leverage capital ratios as of the periods indicated. All dollar amounts are in thousands:
	Actual		For Capital Adequacy Purposes			To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of March 31, 2017
Total capital (to risk-weighted assets)	$48,059	13.84%	≥$	27,772	≥8.0%	≥$	34,715	≥10.0%
Tier 1 capital (to risk-weighted assets)	$44,079	12.70%	≥$	20,829	≥6.0%	≥$	27,772	≥8.0%
Tier 1 capital (to average assets)(1)	$44,079	9.56%	≥$	18,447	≥4.0%	≥$	23,058	≥5.0%
Common equity Tier 1 capital (to risk-weighted assets)	$44,079	12.70%	≥$	15,622	≥4.5%	≥$	22,565	≥6.5%
As of December 31, 2016
Total capital (to risk-weighted assets)	$47,914	13.59%	≥$	28,202	≥8.0%	≥$	35,253	≥10.0%
Tier 1 capital (to risk-weighted assets)	$43,945	12.47%	≥$	21,152	≥6.0%	≥$	28,202	≥8.0%
Tier 1 capital (to average assets)(1)	$43,945	9.61%	≥$	18,291	≥4.0%	≥$	22,863	≥5.0%
Common equity Tier 1 capital (to risk-weighted assets)	$43,945	12.47%	≥$	15,864	≥4.5%	≥$	22,914	≥6.5%

	Actual		For Capital Adequacy Purposes			To Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2015
Total capital (to risk-weighted assets)	$43,719	12.92%	≥$	27,070	≥8.0%	≥$	33,838	≥10.0%
Tier 1 capital (to risk-weighted assets)	$40,343	11.92%	≥$	20,303	≥6.0%	≥$	27,070	≥8.0%
Tier 1 capital (to average assets)(1)	$40,343	9.82%	≥$	16,441	≥4.0%	≥$	20,551	≥5.0%
Common equity Tier 1 capital (to risk-weighted assets)	$40,343	11.92%	≥$	15,227	≥4.5%	≥$	21,995	≥6.5%

(1)
Refers to quarterly average assets as calculated by the bank regulatory agencies.

Note: Ratios above representative of Kinderhook Bank.
The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time and due to inflation.
The impact of the economy and inflation is reflected in the increased cost of KBC’s operations. Unlike many industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same magnitude as the prices of goods and services.

INFORMATION ABOUT PATRIOT
The following provides additional information regarding Patriot and should be read in conjunction with Patriot’s financial statements and the notes thereto beginning on page ___ and the other information on Patriot included elsewhere herein.
General
Patriot is a federally chartered savings association that maintains insurance on deposits with the FDIC, is a member of the Federal Home Loan Bank, and is primarily regulated by the OCC. As the area’s only community bank, Patriot has been committed to serving the communities within the Montgomery and Fulton Counties since 2005 through its three (3) banking offices in Amsterdam, Johnstown, and its headquarters in Canajoharie, New York.
As of March 31, 2017, Patriot had total assets of approximately $144.7 million, total consolidated gross portfolio loans of approximately $119.1 million, total consolidated deposits of approximately $121.8 million, and consolidated stockholders’ equity of approximately $12.5 million. Patriot serves businesses, professionals and consumers with a variety of savings and checking products, as well as commercial, residential and consumer lending. A substantial amount of the Patriot’s deposits are interest bearing, and the majority of the bank’s loan portfolio is secured by real estate. The deposits of Patriot are insured by the Deposit Insurance Fund of the FDIC.
Business
Patriot is engaged in the business of retail banking, providing a full range of banking services to individual and small business customers. Patriot’s primary source of revenue is interest income from its lending activities, and specifically its residential real estate loans. It’s other notable sources of revenue are investment securities available for sale at market value, and non-marketable equity securities. The major expenses of Patriot are interest on deposits, FHLB advances and other borrowings, and general operating and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and office occupancy expenses.
Patriot also operates Patriot Asset Management, Inc. (“PAM”), its wholly-owned subsidiary. PAM is a registered investment advisory firm that has been dedicated to helping individuals, professionals and business owners achieve their investment and retirement goals since it began operations in 2012. Patriot anticipates divesting its interest in PAM prior to the consummation of the Merger.
The principal executive office of Patriot is located at 211 Erie Boulevard, Canajoharie, New York 13317, with a telephone number of  (518) 673-4400. Patriot’s website can be accessed at http://www.patriotfederalbank.com. Information contained in Patriot’s website does not constitute part of, and is not incorporated into, this proxy statement/offering circular. Patriot’s common stock is traded on the OTC Pink marketplace under the symbol “PFDB”.
Market Area and Competition
Patriot draws customers from the counties of Fulton and Montgomery in New York. Interstate 90 (the New York Thruway) passes through the trade area and provides efficient access to other regions of the state and beyond. Patriot’s primary market area covers a significant portion of the eastern Mohawk Valley in New York.
Products and Services
Patriot has competition from other banks and financial institutions in the markets they serve. The three (3) offices of Patriot are located in Fulton and Montgomery counties. These counties are served by seven (7) banking institutions operating a total of 27 offices. Patriot has a market share of approximately 5.0% of the deposits in these two counties.
While there are no counties in which both Kinderhook and Patriot have offices, the FRB considers both to compete in what it defines to be the Albany, New York Banking Market, which is comprised of the following counties: Albany, Fulton, Hamilton, Montgomery, Rensselaer, Saratoga, Schenectady, Schoharie,

Warren, and Washington, along with the Columbia County Towns of Austerlitz, Canaan, Chatham, Claverack, Ghent, Hillsdale, Kinderhook, New Lebanon, Stockport, and Stuyvesant, and also the Green County Towns of Ashland, Athens, Cairo, Coxsackie, Durham, Greenville, Jewett, New Baltimore, Prattsville, and Windham, all within New York State.
Such market is served by 23 banks with approximately 408 offices. Patriot is considered to have a 0.37 share of the deposits in such market.
On a combined basis the surviving bank’s share of the deposits in such market will consist of approximately 1.43% of the market, which will continue to be served by 22 institutions. Accordingly, even following the Merger, the surviving bank will face strong competition in a highly competitive market area.
Properties of Patriot
Patriot owns the all three buildings and offices in which it carries out its ordinary course of business. Its headquarters are located at 211 Erie Boulevard, Canajoharie, NY 13317, and its other branch offices are located at 311 N. Comrie Avenue, Johnstown, NY 12095, and at 4781 State Highway 30, Amsterdam, NY 12010, with PAM residing in the Amsterdam branch as well.
Employees of Patriot
Patriot had 28 full-time and four part-time employees as of March 31, 2017. None of its employees is represented by any collective bargaining unit and Patriot believes that relations with its employees are good.
Legal Proceedings
In the ordinary course of its operations, Patriot may be a party to various legal proceedings. As of the date of this proxy statement/offering circular, Patriot is not involved in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on Patriot.
Security Ownership of Management
The following table sets forth, as of the record date for the Patriot Shareholder Meeting (July 17, 2017), certain information with respect to the beneficial ownership of Patriot common stock held by each director and executive officer of Patriot, and all the directors and executive officers of Patriot as a group.
	Amount of Beneficial Ownership	Percent
Name of Beneficial Owner	Common Stock
Philip Beckett	23,269	1.6%
John J. Stewart	19,390	1.3%
Laura Casamento	55,846	3.8%
C. Alfred Santillo(1)	5,900	*
Stanley K. Dickson	151,541	10.4%
Albert V. Turo	640	*
Edward R. Jacksland(1)	35,171	2.4%
Milton J. Schilde(1)	26,000	1.8%
Gordon E. Coleman(1), (2)	42,892	2.9%
Kathleen J. Wolfe(3)	16,728	1.1%
Hans W. Drews(4)	7,045	*
Total	384,422	26.27%

*
Less than one percent (1%).

For purposes of this table, a person is deemed to be the beneficial owner of shares of common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the record date. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. The table includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(1)
Additionally, has 5,000 warrants exercisable within 60 days of the record date. These warrants are exercisable at $10 per share.

(2)
Additionally, has 32,374 shares underlying options exercisable within 60 days of the record date. These options are exercisable at $10 per share.

(3)
Additionally, has 15,108 shares underlying options exercisable within 60 days of the record date. These options are exercisable at $10 per share.

(4)
Additionally, has 6,475 shares underlying options exercisable within 60 days of the record date. These options are exercisable at $10 per share.

Interests in Management and Others in Certain Transactions
Patriot’s organizers advanced funds for organizational and other pre-opening expenses prior to December 200, when Patriot opened for business. The advances were noninterest bearing and had no stated maturity. Patriot repaid the advances by issuing 36,000 shares of common stock at $10.00 per share in amounts equal to the cash advanced. In addition, in exchange for undertaking this obligation, Patriot organizers received the Patriot Organizer Warrants, which were extended to May 31, 2023 at the May 3, 2016 annual meeting of shareholders.
On July 16, 2010, Patriot purchased the land on which its Johnstown branch is located for $450,000 from ECL Reality, Inc., of which Patriot Director Edward Jacksland was a part owner. The sales price was determined based on an appraisal.
Patriot also pays certain fees to Hearn Agency, Inc., an insurance agency of which director Edward Jacksland is president. The Hearn Agency, Inc. provides Patriot with director and officer liability insurance and commercial building insurance. Patriot has determined that director Jacksland’s receipt of such fees does not interfere with his exercise of independent judgment in carrying out the responsibilities of a director of Patriot.
In the ordinary course of business, Patriot makes loans available to its directors, officers and employees. These loans are made on substantially the same terms, including interest rate and collateral, as comparable loans to other borrowers with similar credit profiles. Patriot management believes that these loans neither involve more than the normal credit risk, nor contain other unfavorable features, and they are made in compliance with Federal Reserve Regulation O.

PATRIOT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
This section presents an analysis of the financial condition and results of operations of Patriot on a consolidated basis for the three-month periods ended March 31, 2017 and 2016, and for the years ended December 31, 2016 and 2015. The following discussion and analysis are intended to review the significant factors affecting the financial condition and results of operations of Patriot for such periods, and should be read in conjunction with the financial statements, and financial data presented elsewhere in the proxy statement/offering circular.
Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016
Patriot recorded net income of  $78,000, or $0.05 per share, for the three months ended March 31, 2017 compared to $97,000, or $0.07 per share, for the same period in 2016. Patriot’s return on average assets and return on average equity for the three months ended March 31, 2017 were approximately 0.22% and 2.48%, respectively, on an annualized basis, as compared to approximately 0.30% and 3.14% on an annualized basis, respectively for the same period in 2016.
Adjusted for $110,000 in non-deductible Merger-related expenses during the three months ended March 31, 2017 to arrive at normalized performance, Patriot net income would have been $188,000, or $0.13 per share compared to $0.07 for the same period in 2016. Patriot’s normalized return on average assets and return on average equity for the three months ended March 31, 2017 are calculated at 0.53% and 5.97%, respectively, on an annualized basis, as compared to approximately 0.30% and 3.14% on an annualized basis, respectively, for the same period in 2016.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
For the year ended December 31, 2016, Patriot’s earnings per share increased by $0.11 per share, or approximately 45.8%, to $0.35 compared to $0.24 for the year 2015. These results produced a return on average assets of 0.37% and a return on average equity of 4.03% for 2016, compared to 0.27% and 2.96%, respectively, in 2015.
Net Interest Income
Net interest income is the difference between the interest Patriot earns on its assets, principally loans and investment securities, and the interest Patriot pays on their deposits and borrowings. Net interest income is the principal source of Patriot’s earnings and is materially impacted by fluctuations in interest rates and changes in the volume and mix of earning assets and interest bearing liabilities.
When net interest income is expressed as a percentage of average interest earning assets, it is referred to as net interest margin. The following table sets forth the average amounts outstanding for each category of interest earning assets and average costs of interest bearing liabilities, and the net interest margin for the periods indicated:

	Three months Ended March 31,
	2017			2016
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(dollars in thousands)
Interest earning assets:
Gross loans*	$117,108	$1,359	4.64%	$100,944	$1,177	4.67%
Taxable securities	9,550	54	2.27%	13,310	69	2.09%
Nontaxable securities	10,694	67	2.50%	11,678	70	2.41%
Total interest earning assets	$137,352	$1,480	4.31%	$125,932	$1,317	4.18%
Non-interest earning assets:
Cash and due from banks	2,132			1,736
Bank premises and equipment	2,962			3,088
Other assets	1,176			1,232
Less: Reserve for loan losses	(1,803)			(1,594)
Total non-interest earning assets	4,468			4,462
Total assets	$141,820	$1,480		$130,394	$1,317
Interest bearing liabilities:
MMDA and other savings deposits	$40,234	$41	0.41%	$34,009	$24,537	0.29%
Time deposits	47,923	148	1.23%	46,645	135	1.16%
Demand deposits	17,915	10	0.22%	12,952	8	0.25%
Borrowed money	10,216	31	1.20%	11,690	28	0.95%
Total interest bearing liabilities	$116,289	$230	0.79%	$105,296	$196	0.74%
Non-interest bearing liabilities:
Demand deposits	$12,376			$12,173
Other liabilities	567			528
Total non-interest bearing liabilities	$12,943			$12,701
Total liabilities	$129,232			$117,997
Shareholders’ equity	$12,588			$12,397
Total liabilities and equity	$141,820			$130,394
Interest income; as % of earnings assets		1,480	4.31%		1,317	4.18%
Interest expense; as % of earning assets		230	0.67%		196	0.62%
Net interest income; as % of earnings assets		1,250	3.64%		1,121	3.56%

*
Interest income on gross loans includes loan fee income.

	Year Ended December 31,
	2016			2015
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(dollars in thousands)
Interest earning assets:
Gross loans*	$106,827	$4,977	4.66%	$98,490	$4,591	4.66%
Taxable securities	12,356	246	1.99%	13,586	274	2.02%
Nontaxable securities	11,603	278	2.40%	11,701	311	2.66%
Total interest earning assets	$130,786	$5,501	4.21%	$123,777	$5,176	4.18%
Non-interest earning assets:
Cash and due from banks	$2,379			$3,204
Bank premises and equipment	3,031			3,197
Other assets	1,137			639
Less: Reserve for loan losses	(1,6843)			(4,414)
Total non-interest earning assets	$4,864			$5,625
Total assets	$135,650	$5,501		$129,402	$5,176
Interest bearing liabilities:
MMDA and other savings deposits	$35,772	$124	0.35%	$34,098	$98	0.29%
Time deposits	49,040	589	1.20%	45,565	526	1.15%
Demand deposits	14,013	35	0.25%	11,101	29	0.26%
Borrowed money	10,474	109	1.04%	14,472	124	0.86%
Total interest bearing liabilities	$109,299	$858	0.78%	$105,237	$776	0.74%
Non-interest bearing liabilities:
Demand deposits	$13,162			$11,804
Other liabilities	577			407
Total non-interest bearing liabilities	$13,739			$12,211
Total liabilities	$123,038			$117,448
Shareholders’ equity	$12,612			$11,954
Total liabilities and equity	$135,650			$129,402
Interest income; as % of earnings assets		5,501	4.21%		5,176	4.18%
Interest expense; as % of earning assets		858	0.66%		776	0.63%
Net interest income; as % of earnings assets		4,643	3.55%		4,400	3.55%

*
Interest income on gross loans includes loan fee income.

For the three months ended March 31, 2017, Patriot experienced an increase in net interest income of $139,000 as compared to the three month period ended March 31, 2016. The components were an increase in interest income of  $163,000 only partially offset by a $34,000 increase in interest expense. This increase was primarily attributable to a larger percent of our earning assets being in the higher yielding asset class of loans vs. the lower yielding asset class of investment securities, rather than by material increases in asset yields by class. Yield on earning assets for the three months ended March 31, 2017 increased to 4.31% compared to 4.18% over the same period in 2016. Interest expense also increased to 0.67%, up from 0.62% the prior year. Net interest margin for the three months ended March 31, 2017 was 3.64%, up from 3.56% for the period ended March 31, 2016.
Average earning assets increased to $137.4 million at March 31, 2017 compared to $125.9 million a year earlier. This change was comprised of an increase in loans of  $16.2 million, and a decrease in investment securities of  $4.7 million.
Non-Interest Income
Non-interest income consists of all income, other than interest income and loan fee income, and principally derived from service charges on deposit accounts (including fees from non-sufficient funds and stop payment orders), automated teller machine fees, wire transfer fees, printed check charges, safe deposit rental income, rental of bank property, realized gains (losses) on disposition of assets held as collateral or other assets, and fee income from its wholly owned subsidiary Patriot Asset Management, Inc. (“PAM”). In the third quarter of 2015, Patriot sold approximately $14 million in residential mortgage loan participations as a one-time transaction, at a net gain of  $85,000.
For the three month period ended March 31, 2017, non-interest income increased $20,000, or 17.2% to $134,000 as compared to $114,000 for the corresponding period of 2016. This increase occurred relatively evenly through all categories.
The following table schedules the accounts from which non-interest income was derived for the periods indicated:
	Three months ended March 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in thousands)
Service charges on deposit accounts	$49	$40	$191	$185
Interchange income	31	34	137	127
PAM fee income	23	21	90	69
Commercial loan service charges	2	—	57	—
Net gain on sale of loan participations	0	—	—	85
Net gain on disposal of assets	—	—	21	15
Other non-interest income	29	19	59	46
Total non-interest income	$134	$114	$555	$527

Non-Interest Expense
Non-interest expense is monitored by management and reviewed by the Board of Directors of Patriot on a monthly basis. The level of non-interest expense in the various categories is subject to many variables. Increases or decreases in the number of staff and the timing of salary adjustments will have a corresponding impact on the level of associated expenses. Additional purchases of furniture and equipment will result in an increase in depreciation and maintenance costs. Increases in the number of past due loans and repossessed property will result in increased legal costs. Many area of non-interest expense such as postage, health insurance, and other insurance coverage are subject to inflation and industry trends. Principal categories of non-interest expenses include salaries and employee benefits, equipment, technology and data processing expenses, advertising and entertainment, stationary and supplies, FDIC insurance premiums, OCC supervisory expense, and property taxes.

Non-interest expense for the three months ended March 31, 2017 increased by $150,000 from the same period in 2016, $110,000 of which was Merger-related expenses categorized into legal expense and consulting expense. On a normalized basis, the increase was $40,000, to $1.05 million for the three months ended March 31, 2017 from $1.01 million for the period ended March 31, 2016, or 4.0%.
An objective of Patriot management is for the growth in non-interest expenses to be slower than the growth in footings (asset size of the bank). This is referred to as leveraging of fixed costs. By this metric, the 4.0% normalized growth in non-interest expense for the three months ended March 31, 2017 compares favorably to asset growth of 10.9% to $144.7 million at March 31, 2017 compared to $130.4 million at March 31, 2016. Another common methodology for viewing the productive use of non-interest expense is the efficiency ratio. This measures how effective a bank is in utilizing resources to produce income. For the three months ended March 31, 2016, Patriot’s efficiency ratio of 79.76% compared favorably to peer averages of 83.36%. For the three months ended March 31, 2017, the efficiency ratio increased to 82.10% due to the impact of Merger-related expenses. Normalized to eliminate the impact of these expenses, the ratio was 74.28% compared to peer averages of 81.82%.
The following table sets forth the significant elements of non-interest expense for the periods indicated:
	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015
	(dollars in thousands)
Salaries and employee benefits	$561	$504	$2,108	$1,961
Occupancy and equipment	103	124	402	401
Data processing and IT expense	179	169	682	665
Consulting expense	72	45	180	174
Legal expense	89	3	41	43
Other non-interest expense	153	161	703	664
	$1,157	$1,006	$4,116	$3,908
Merger-related expenses	110	—	—	—
Normalized non-interest	$1,047	$1,006	$4,116	$3,908
Analysis of Financial Condition
Loan Portfolio
Patriot has a broad base of lending activities, with a particular strength in residential real estate lending. The vast majority of Patriot’s loans are made to borrowers who live or conduct business within Patriot’s primary market area. The credit risk of each borrower is evaluated and, where appropriate, collateral and appraisals are obtained. Loan policies are in place, with corresponding reporting, that monitor each segment of the portfolio and aid in optimizing risk associated with the various types of lending.
Over the 12 months ended March 31, 2017, Patriot’s loan portfolio increased by $17.1 million to $119.1 million from $102.0 million at March 31, 2016. This represented a 16.8% increase year over year.

The following table summarizes Patriot’s loan portfolio by major category over the dates indicated:
	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015
	(dollars in thousands)
Residential mortgage loans*	$73,693	$61,877	$69,311	$60,022
Commercial real estate loans	22,731	19,572	24,441	19,933
Other commercial and agricultural loans	14,106	12,460	13,042	11,313
Consumer loans	8,611	8,133	8,787	8,118
Total loans	$119,141	$102,042	$115,581	$99,386

*
Includes residential construction and land loans, and home equity lines of credit.

Real Estate Loans.   Residential real estate loans represent the strongest lending niche of Patriot, which was founded as a federally chartered thrift organization. Also included in this category are residential construction loans and home equity lines of credit. At March 31, 2017, residential mortgage loans of  $73.7 million represented 61.9% of the overall loan portfolio, compared to $61.9 million at March 31, 2016, which was 60.6% of the overall loan portfolio at that time.
Concern over the high concentration of residential real estate loans is mitigated by Patriot’s actual loss history on loans of this type, and collateral and other underwriting requirements. Conservative lending and real estate appraisal policies, and an experienced lending staff, have contributed to the high credit quality and low loss experience of this portfolio. Additionally, on any identified problem credits, aggressively conservative appraisal standards are used, and loans are written down in whole or in part as problems come to management’s attention.
Commercial Real Estate and Other Commercial and Agricultural Loans (Commercial Loans).   Patriot is an active commercial lender — in commercial real estate, other commercial loans, and a niche presence in agricultural lending. At March 31, 2017, commercial loans of  $36.8 million represented 30.9% of the overall loan portfolio, compared to $32.0 million at March 31, 2016, which was 31.4% of the overall loan portfolio at that time. Loss ratios in this portfolio have been low in recent years, due to aggressively conservative credit administration practices, and a conservative and collaborative underwriting process.
Consumer Loans.   Patriot is active in consumer lending. However, footings are not high in relative terms because the bank does not engage in issuing credit cards or indirect automobile lending. Although Patriot makes individual car loans to customers, this is not an area that is actively pursued. Niches which have been cultivated include manufactured housing loans, and pool and spa loans to highly qualified borrowers. At March 31, 2017, consumer loans of  $8.6 million represented 7.2% of the overall loan portfolio, compared to $8.1 million at March 31, 2016, which was 8.0% of the overall loan portfolio at that time. Historical credit losses have been low in this section of Patriot’s loan portfolio.
Loan Quality and Summary of Loan Loss Experience
Patriot’s lending activities are guided by the basic lending policy established by its Board of Directors. Loans must each meet the test of a prudent loan, which includes criteria regarding the character (credit history), capacity and capital of the borrower, as well as collateral provided and global and industry specific economic conditions. On loans supported by real estate as collateral, appraisals are obtained from independent professionals from a list approved by the Board of Directors of Patriot.
Patriot management has an active and senior level credit administration committee. This group maintains a “watch list” system under which early warning signs of potential trouble are investigated. These loans may not be currently delinquent, but may present indications of financial weakness, such as deteriorating financial ratios or other concerns. Identification of financial weaknesses at an early stage allows early implementation of responsive credit strategies.

The allowance for loan loss account is funded from loan loss provision charged to expense. The loan loss allowance represents an amount that Patriot’s management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectability of identified loans and historical loss experience. This evaluation takes into consideration other factors such as changes in the composition of performing and non-performing loans, concentrations of credit, economic conditions, collateral coverage, and the condition of borrowers facing financial pressure.
While the loan loss allowance is Patriot management’s best conservative estimate of loan losses as of the balance sheet date, the process of determining the adequacy of the account is necessarily subjective and subject to changes in external conditions. Accordingly, Patriot cannot guarantee that the existing balance in the loan loss allowance account will ultimately prove adequate to cover actual losses incurred.
Loans are charged against the loan loss allowance account when Patriot’s management believes that the collectability of the principal in unlikely. Patriot also takes a conservative accounting position under which any loan which deteriorates to doubtful status is fully or partially written down. As such, Patriot carries no “impaired loans” on its books, and does not have any specific allowances as part of its loan loss reserve adequacy calculation. Most of the significant charges involve accounts previously identified using the “watch list” early warning system.
The table below shows the activity in the loan loss allowance account since January 1, 2015. The decreases in provisions have occurred as a combination of the account being already strongly funded and to reflect actual loan loss experience. As shown in the table, the allowance for loan losses (1.53% of loans at March 31, 2017) has been consistently well in excess of peer averages on that metric, which was 1.03% on that date.
	Three months ended March 31		Year ended December 31
	2017	2016	2016	2015
	(dollars in thousands)
Balance at January 1	$1,795	$1,550	$1,550	$1,260
Provision charged to expense	30	75	272	503
Loans charged off during period	(7)	(49)	(89)	(236)
Recoveries	0	52	62	23
Ending balance	1,818	1,629	1,795	1,550
Total loans	$119,140	$102,042	$115,581	$99,386
Allowance for loan losses to total loans*	1.53%	1.60%	1.55%	1.56%
Net loan losses during period*	7	(4)	27	213
Net loan losses to loans	0.01%	0.00%	0.02%	0.21%
Allowance account to net losses	262 times	n/a	66 times	7 times

*
Net loan losses mean loans charged off during the period less recoveries on prior loan charge-offs. The number represents the net amount actually charged against the loan loss allowance account during the period.

Non-Performing Loans
Any loan which is 90 days delinquent is automatically with no exceptions placed on non-accrual. When loans are placed on non-accrual status, interest ceases to accrue, and non-accrued interest which is paid is accounted for as a reduction to the book value of the loan rather than taken into interest income.
Once a loan is on non-accrual, it is not placed back on accrual without approval of the credit administration committee, which does so only if it deems that prior weaknesses have been adequately addressed. Additionally, Patriot management is aggressively conservative in placing commercial loans on non-accrual prior to reaching 90 day status when loss of principal or interest exists which the committee deems to be reasonably possible. This conservative classification practice resulted in the fact that at March 31, 2017, Patriot had $421,000 in loans on non-accrual. Of that amount, $116,000 was 90 days past due, $16,000 was 30-89 days delinquent, and $289,000 was current or within 30 days.
At March 31, 2017 non-performing assets totaled $421,000, or 0.35% of total loans, down from $1,089,000, or 1.07% of total loans, at March 31, 2016. At March 31, 2017, Patriot had no repossessed real estate or other repossessed collateral. At December 31, 2016, non-performing assets totaled $644,000, or 0.56% of total loans, down from $1,385,000, or 1.39% of total loans, at December 31, 2015. At December 31, 2016, Patriot had no repossessed real estate or other repossessed collateral.
The table below provides information relating to Patriot’s non-performing assets as of the dates indicated:
	Three months ended March 31		Year ended December 31
	2017	2016	2016	2015
	(dollars in thousands)
Loans on non-accrual status	$421	$964	$644	$1,260
ORE (repossessed real estate)	—	125	—	125
Other repossessed collateral	—	—	—	—
Total non-performing assets*	$421	$1,089	$644	$1,385
Total loans	$119,140	$102,042	$115,581	$99,386
Non-performing loans as % of loans	0.35%	0.94%	0.56%	1.27%
Non-performing assets as % of loans	0.35%	1.07%	0.56%	1.39%

*
Non-performing assets include non-accrual loans and other loan-related assets which are not providing recognized interest income.

Investment Portfolio
Patriot’s investment portfolio plays a primary role in the management of its interest rate sensitivity position and as such, is managed in the context of the overall balance sheet. Within the context of interest rate risk management, the two primary goals of the investment portfolio are to generate interest income and provide liquidity.
Investment securities are classified at the time of purchase as either “available for sale,” “held to maturity” or “held for trading.” Patriot, by practice and by policy, does not purchase investment securities for trading purposes. Patriot policy provides for the possibility for management to purchase a security as “held to maturity” if it has the intent and ability to hold until maturity. Such securities are stated at cost, and adjusted for amortization of premiums and accretion of discounts. Patriot does not have any securities classified as “held to maturity” and does not have any present intent to do so.
All securities in the investment portfolio, therefore, are classified as available for sale. These securities are reflected at fair value, and net unrealized gains and losses are reflected as a separate component of shareholders’ equity, net of income tax effects. See notes to the audited financial statements included in this proxy statement/offering circular for additional information concerning Patriot’s investment securities.
Patriot management chooses to keep credit risk as completely confined to the loan portfolio as possible, and makes no security investments it perceives at time of purchase as having anything more than remote credit risks. The portfolio consists of:
•
Securities issued by the United States government and its agencies, such as FNMA, GNMA, FHLB, and FHLMC. Treasury securities and GNMA securities are backed by the full faith and credit of the United States government. The other agency securities do not carry that guarantee, but they are regarded as carrying an extremely high credit profile. Patriot management does not purchase structured notes.

•
Mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) represent interests in underlying residential (there are other types of collateral, but not in Patriot’s portfolio) mortgage loans. These can be pass-through like MBS, or certain “tranches” in the case of CMO’s. These are carefully analyzed for interest rate risk characteristics, but because the only ones purchased are backed by agency guarantees, there is minimal credit risk.

•
Municipal bonds do have some credit risk, so careful analysis is made at time of purchase and periodically thereafter to ensure that only securities from high grade issuers are purchased. These securities are issued by state and local municipalities and various types of public districts, such as roads, sewers, and hospitals. They may be general obligations of municipalities or supported by specific revenue streams.

Patriot has an investment policy included in its umbrella policy on asset-liability management. This policy provides extensive guidance on parameters for security purchases, including maturity limitations, concentration limits by issuer and by investment category, and credit parameters for municipal securities.
The carrying value of the total investment portfolio has been decreasing by design for several years as management has endeavored to increase the loan to investment ratio on the asset side of the balance sheet. At March 31, 2017, the investment portfolio was $18.3 million, down $5.2 million (22.1%) from March 31, 2016.
The net unrealized loss on the securities portfolio at March 31, 2017 was $173,000. This was reflected net of tax in the accumulated other comprehensive income component of equity as a $143,000 charge against capital. This is entirely a function of interest rates, although Patriot management performs a quarterly review of securities with market values lower than book value to ensure that there were no reasons other than interest rates for the declined valuations. The form of this review is in this proxy statement/offering circular as part of Note 2 to Patriot’s audited financial statements.
The following table presents the book value and fair values of the “available for sale” securities portfolio for the periods presented.
	As of March 31, 2017		As of March 31, 2016
	(dollars in thousands)
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. treasury securities	$1,024	$1,023	$1,031	$1,044
U.S. government agencies	2,145	2,033	1,342	1,352
Municipal securities	9,522	9,510	11,370	11,550
Agency MBS and CMO	5,802	5,754	9,553	9,571
Total AFS securities	$18,493	$18,320	$23,296	$23,517
	As of December 31, 2016		As of December 31, 2015
	(dollars in thousands)
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. treasury securities	$1,026	$1,024	$1,032	$1,028
U.S. government agencies	2,146	2,021	1,342	1,338
Municipal securities	10,905	10,856	11,644	11,701
Agency MBS and CMO	6,058	5,974	9,943	9,867
Total AFS securities	$20,135	$19,875	$23,961	$23,934

The amortized cost and fair value of the “available for sale” securities portfolio at March 31, 2017 classified by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Fair Value
	(dollars in thousands)
Due within one year	$1,661	$1,664
Due after one year through five years	6,573	6,564
Due after five years	10,259	$10,092
	$18,493	$18,320

Deposits
Deposits, which include non-interest bearing deposits, interest bearing demand deposits and savings and time deposits, are Patriot’s primary and most vital source of funds. Patriot offers a variety of products designed to meet the financial needs, and convenience, of their customers. Patriot uses their deposits to fund their loan portfolio and their investment in securities. At March 31, 2017, total deposits were $121.8 million, an increase of  $16.2 million (15.3%) from $105.6 million at March 31, 2016.
The following table sets forth Patriot’s deposit balances by category for the periods indicated:
	As of March 31
	2017		2016
	Balance	Percent	Balance	Percent
	(dollars in thousands)
Non-interest bearing checking	$12,036	9.9%	$10,226	9.7%
Interest-bearing checking	19,549	16.1%	13,104	12.4%
MMDA and savings	41,727	34.3%	34,156	32.3%
Time deposits of <$100,000	25,931	21.3%	20,514	19.4%
Time deposits of $100,000 or more	22,553	18.5%	27,647	26.2%
	$121,796	100.0%	$105,647	100.0%

	As of December 31
	2016		2015
	Balance	Percent	Balance	Percent
	(dollars in thousands)
Non-interest bearing checking	$14,266	12.1%	$10,788	10.2%
Interest-bearing checking	16,741	14.2%	13,429	12.7%
MMDA and savings	39,842	33.7%	35,235	33.4%
Time deposits of <$100,000	21,456	18.2%	19,800	18.7%
Time deposits of $100,000 or more	25,894	21.9%	26,385	25.0%
	$118,199	100.0%	$105,637	100.0%

Liquidity
Liquidity refers to Patriot’s ability to meet contractual obligations as they become due and to fund operations from available funds. Patriot’s primary liquidity need involves the ability to accommodate customers’ demands for deposit withdrawals as well as customers’ requests for credit. Liquidity is primarily achieved through the growth of deposits and liquid assets such as securities available for sale, as well as by interest and principal payments and maturities on loans and securities. Asset and liability management is the process of managing the balance sheet to achieve a mix of earning assets and liabilities that optimize profitability while providing adequate liquidity within a relatively balanced interest rate risk profile.

A fundamental component of Patriot’s business strategy is to manage liquidity to ensure the availability of sufficient resources to meet all financial obligations and to finance prospective business opportunities. Patriot’s liquidity position over any given period of time is a product of operating, financing and investing activities. The extent of such activities is often shaped by such external factors as competition for deposits and loan demand.
Traditionally, funds to originate loans and purchase investments have been derived primarily from deposits, principal and interest payments received on loans, as well as the proceeds from interest payments, principal reductions, maturities and redemptions of securities. Patriot’s most liquid assets at any time are in the form of cash held in the vault and balances held at other banks. Cash and due from banks at March 31, 2017 were $4.2 million, an increase of  $2.8 million from $1.4 million at March 31, 2016. These numbers vary considerably from day to day due to customer deposit behavior and funding and pay-downs on loans. And, it is not a good use of resources to have too much money not being put to productive use.
Therefore, the true liquidity strengths of the bank come from the related areas of securities available for sale, and a line of secured line of credit with the Federal Home Loan Bank. The collateral for this borrowing capacity is comprised of marketable (not municipal) securities available for sale, and loans pledged (primarily residential mortgages). Patriot management regularly monitors this borrowing capacity, which was $42.0 million at March 31, 2017. Policy permits usage of up to 70% of borrowing capacity, but in practice the utilization is far less — 15.3% utilization at March 31, 2017. The most immediately available liquidity available to Patriot is overnight “repo” advances at the FHLB. Repo advances are secured by available for sale securities, whereas term advances from the FHLB can also be secured by pledged loans. Aside from immediacy, the FHLB borrowing capacity removes the need for the bank to sell securities for cash at what might be inopportune times in the market.
As part of its routine asset-liability management practices, management regularly monitors and reports to the Patriot Board of Directors on its various sources of liquidity. Patriot management believes it has readily available access to immediately available and reasonably priced sources of funds to meet its operating needs.
Capital Adequacy
At March 31, 2017, Patriot shareholders’ equity totaled $12.5 million, 8.62% of total assets, compared to $12.3 million and 9.43% of total assets at March 31, 2016. The increase in equity was due to retained earnings, and the decrease in the capital leverage ratio was due to asset size growing faster than retained earnings.
At December 31, 2016, Patriot shareholders’ equity totaled $12.3 million, 8.72% of total assets, compared to $12.0 million and 9.30% of total assets at December 31, 2015. While Patriot experienced growth in its capital, that growth was slower than the growth in assets.
Guidelines issued by the OCC establish capital adequacy guidelines for Federal savings associations. These guidelines focus principally on broad categories of credit risk, although the framework for assigning asset and off-balance sheet risk categories does incorporate elements of transfer risk. The risk-based capital standards do not, however, incorporate other factors that may affect a bank’s financial condition, such as overall interest rate exposure, liquidity, funding and market risks, the quality and level of earnings, investments, the effectiveness of loan and investment policies and management’s ability to monitor and control financial and operating risks.
Patriot’s Board of Directors and management are committed to maintaining Patriot as a “well capitalized” financial institution for regulatory purposes and it intends to maintain its regulatory capital at acceptable levels in light of the regulatory framework within which Patriot operates. Patriot management is aware of no events that have occurred since March 31, 2017 that it believes would cause its status as a “well capitalized” financial institution to change.

The following table sets forth Patriot’s risk-based and leverage capital ratios as of the periods indicated, and compares them to regulatory guidelines for “adequately capitalized” and “well capitalized.” There is also a capital conservation buffer standard which is gradually phased in over years 2016-2019 which requires more capital than “adequately capitalized” for certain administrative actions. For simplicity, and because Patriot is so far in excess of that standard, the table assumes the fully phased in impact of the capital conservation buffer. Note — because 100% of Patriot’s capital is common equity Tier 1 capital, there is no difference between these two measures of capital.
	Adequately	Well	Patriot	Policy		Regulatory
	Capitalized		3/31/17	Guidelines	Minimums	2016	2017	2018	2019
Tier 1 Leverage Ratio	4.000%	5.000%	8.780%	8.000%	6.500%	4.000%	4.000%	4.000%	4.000%
Common Equity Tier 1 / RWA	4.500%	6.500%	13.230%			4.500%	4.500%	4.500%	4.500%
Total Tier 1 Capital / RWA	6.000%	8.000%	13.230%	10.000%	8.000%	6.000%	6.000%	6.000%	6.000%
Capital Conservation Buffer	n/a					0.625%	1.250%	1.875%	2.500%
Tier 1 + Buffer / RWA	n/a					4.625%	5.250%	5.875%	6.500%
Total Capital / RWA	8.000%	10.000%	14.490%	12.000%	10.000%	8.000%	8.000%	8.000%	8.000%
Total + Buffer / RWA	n/a					8.625%	9.250%	9.875%	10.500%
The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time and due to inflation.
The impact of the economy and inflation is reflected in the increased costs of Patriot’s operations. Unlike many industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same magnitude as the prices of goods and services.

SUPERVISION AND REGULATION
Bank holding companies and banks are extensively regulated under both federal and state laws. The following description briefly addresses certain historic and current provisions of federal and state laws and certain regulations, proposed regulations and the potential impacts on KBC and its wholly-owned bank subsidiary, The National Union Bank of Kinderhook. To the extent statutory or regulatory provisions or proposals are described in this proxy statement/offering circular, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.
Regulation of KBC
General
As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), KBC is subject to supervision, regulation and examination by the FRB.
Permitted Activities
A bank holding company is limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the FRB determines by regulation or order to be closely related to banking, managing or controlling banks. In determining whether a particular activity is permissible, the FRB must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Despite prior approval, the FRB may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the FRB has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.
Banking Acquisitions; Changes in Control
The BHCA requires, among other things, the prior approval of the FRB in any case where a bank holding company proposes to (i) acquire direct or indirect ownership or control of more than five percent of the outstanding voting stock of any bank or bank holding company (unless it already owns a majority of such voting shares), (ii) acquire all or substantially all of the assets of another bank or bank holding company, or (iii) merge or consolidate with any other bank holding company. In determining whether to approve a proposed bank acquisition, the FRB will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, the acquiring institution’s performance under the Community Reinvestment Act of 1977 and its compliance with fair housing and other consumer protection laws.
Subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with the applicable regulations, require FRB approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company’s acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered its securities with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or no other person will own a greater percentage of that class of voting securities immediately after the acquisition. Kinderhook does not have any voting securities that are registered under Section 12 of the Exchange Act.
Source of Strength
FRB policy has historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. Under this requirement, KBC is expected to commit resources to support Kinderhook. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.
Safety and Soundness
There are a number of obligations and restrictions imposed on bank holding companies and their subsidiary banks by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance fund in the event of a depository institution default. For example, under the Federal Deposit Insurance Company Improvement Act of 1991, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any subsidiary bank that may become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal bank regulatory agency up to the lesser of  (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.
Under the Federal Deposit Insurance Act (the “FDIA”), the federal bank regulatory agencies have adopted guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines.
Capital Requirements
The FRB imposes certain capital requirements on bank holding companies under the BHCA, including a minimum leverage ratio and a minimum ratio of  “qualifying” capital to risk-weighted assets. Because KBC’s total assets are less than $1.0 billion, it is considered a small bank holding company under the FRB’s capital adequacy regulations and is subject to capital requirements applied on a bank-only basis. The capital requirements imposed on Kinderhook are described below under “— Regulation of Kinderhook — Capital Requirements”. Subject to its capital requirements and certain other restrictions, KBC is able to borrow money to make a capital contribution to Kinderhook, and such loans may be repaid from dividends paid by Kinderhook to KBC.
Limits on Dividends and Other Payments
KBC is a legal entity, separate and distinct from its subsidiaries. A portion of the revenues of KBC may result from dividends paid to it by Kinderhook. There are various legal limitations applicable to the payment of dividends by Kinderhook to KBC and to the payment of dividends by KBC to its shareholders. Kinderhook is subject to various statutory restrictions on its ability to pay dividends to KBC. Under current regulations, prior approval from the OCC is required if cash dividends declared in any given year exceed net income for that year, plus retained net profits of the two preceding years. The payment of dividends by Kinderhook or KBC may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have the authority to prohibit Kinderhook or KBC from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of Kinderhook or KBC, could be deemed to constitute such an unsafe or unsound practice.
Under the FDIA, insured depository institutions such as the bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distributions, the institution would become “undercapitalized” (as such term is used in the statute). Based on the bank’s current financial condition, KBC does not expect this provision will have any impact on its ability to receive dividends from Kinderhook.

Regulation of Kinderhook
General
Kinderhook is supervised and regularly examined by the OCC. The various laws and regulations administered by the bank regulatory agencies affect corporate practices, such as the payment of dividends, incurrence of debt and acquisition of financial institutions and other companies; they also affect business practices, such as the payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices. Certain of these laws and regulations are referenced above under “—  Regulations of KBC.”
Capital Requirements
The federal banking agencies have issued risk-based and leverage capital requirements applicable to U.S. banking organizations. Those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth.
On June 7, 2012, the FRB issued a series of proposed rules intended to revise and strengthen its risk-based and leverage capital requirements and its method for calculating risk-weighted assets. The rules were proposed to implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The proposed rules modified or left unchanged the components of regulatory capital, which are: (i) “total capital”, defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments; (ii) “Tier 1 capital,” which consists principally of common and certain qualifying preferred shareholders’ equity (including grandfathered trust preferred securities) as well as retained earnings, less certain intangibles and other adjustments; and (iii) “Tier 2 capital”, which consists of cumulative preferred stock, long-term perpetual preferred stock, a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments), and a limited amount of the general loan loss allowance. The FRB also has established a minimum leverage capital ratio of Tier 1 capital to average adjusted assets (“Tier 1 leverage ratio”).
In July 2013, the FRB issued final rules that made the changes to its capital rules to align them with the Basel III regulatory capital framework and meet certain requirements of the Dodd-Frank Act. Effective January 1, 2015, the final rules require Kinderhook to comply with the following minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from the prior requirement of 4.0%); (iii) a total capital ratio of 8.0% of risk-weighted assets (unchanged from the prior requirement); and (iv) a leverage ratio of 4.0% of total assets (unchanged from the prior requirement). The following additional capital requirements related to the capital conservation buffer are being phased in over a four-year period beginning January 1, 2016. When fully phased in on January 1, 2019, the rules will require Kinderhook to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets. The capital conservation buffer requirement is being phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing by the same amount each year until fully implemented at 2.5% on January 1, 2019.
The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. As of March 31, 2016, the bank maintained common equity Tier 1 capital of  $44.1 million, Tier 1 capital of  $44.1 million, risk weighted assets of  $347.2 million and total capital of  $48.1 million. As of March 31, 2017, all ratios were in excess of the fully phased-in requirements, with the common equity Tier 1 ratio at 15.23% of risk-weighted assets, the Tier 1 capital ratio at 12.70% of risk-weighted assets, the total capital ratio at 13.84% of risk-weighted assets, and the Tier 1 leverage ratio at 9.56% of total assets.
Deposit Insurance
Kinderhook’s deposits are insured up to applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC and are subject to deposit insurance assessments to maintain the DIF. The deposit insurance assessment is equal to the bank’s average total assets minus average tangible equity, pursuant to a rule issued by the FDIC as required by the Dodd-Frank Act.
The FDIA, as amended by the Federal Deposit Insurance Reform Act and the Dodd-Frank Act, requires the FDIC to set a ratio of deposit insurance reserves to estimated insured deposits of at least 1.35%. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. Effective on the later of July 1, 2016 or the date on which the deposit insurance reserves to estimated deposits reaches 1.15%, deposit insurance assessments for banks with less than $10 billion in assets will be assessed based upon a standardized statistical formula designed to predict the likelihood of failure over the following three (3) years. Factors include, but are not limited to, capital ratios, growth rates and loan portfolio composition.
All FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately one basis point of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.
Transactions with Affiliates
Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of Kinderhook to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an affiliate generally must be collateralized and certain transactions between Kinderhook and its affiliates, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to Kinderhook, as those prevailing for comparable nonaffiliated transactions. In addition, Kinderhook generally may not purchase securities issued or underwritten by affiliates.
Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank (“10% Shareholders”), are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and their corresponding regulations (Regulation O) and Section 13(k) of the Exchange Act relating to the prohibition on personal loans to executives (which exempts financial institutions in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act). Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire Board of Directors. Section 22(h) of the Federal Reserve Act prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the bank’s unimpaired capital and unimpaired surplus. Section 22(g) of the Federal Reserve Act identifies limited circumstances in which Kinderhook is permitted to extend credit to executive officers.
Prompt Corrective Action
Federal banking regulators are authorized and, under certain circumstances, required to take certain actions against banks that fail to meet their capital requirements. The federal bank regulatory agencies have additional enforcement authority with respect to undercapitalized depository institutions. “Well capitalized”

institutions may generally operate without supervisory restriction. With respect to “adequately capitalized” institutions, such banks cannot normally pay dividends or make any capital contributions that would leave it undercapitalized, they cannot pay a management fee to a controlling person if, after paying the fee, it would be undercapitalized, and they cannot accept, renew or roll over any brokered deposit unless the bank has applied for and been granted a waiver by the FDIC.
Immediately upon becoming “undercapitalized,” a depository institution becomes subject to the provisions of Section 38 of the FDIA, which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the DIF, subject in certain cases to specified procedures. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or the sale of the institution to a willing purchase; and (iv) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions. The bank meets the definition of being “well capitalized” as of March 31, 2017.
The new capital requirement rules issued by the FRB incorporate new requirements into the prompt corrective action framework.
Community Reinvestment Act (“CRA”)
Kinderhook is subject to the requirements of the Community Reinvestment Act of 1977, as amended. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of the local communities they serve, including low and moderate income neighborhoods. The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting such credit needs. Furthermore, such assessment is also required of banks that have applied, among other things, to merge or consolidate with or acquire the assets or assume the liabilities of an insured depository institution, or to open or relocate a branch. In the case of a bank holding company applying for approval to acquire a bank or another bank holding company, the record of each subsidiary bank of the applicant bank holding company is subject to assessment in considering the application. Under the CRA, institutions are assigned a rating of  “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance”. Kinderhook received a “satisfactory” CRA rating in its most recent examination.
Privacy Legislation
Several laws, including the Right To Financial Privacy Act, and related regulations issued by the federal bank regulatory agencies, provide protections against the transfer and use of customer information by financial institutions. A financial institution must provide to its customers information regarding its policies and procedures with respect to the handling of customers’ personal information. Each institution must conduct an internal risk assessment of its ability to protect customer information. These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated parties without prior notice and approval from the customer.
USA Patriot Act of 2001
In October 2001, the USA Patriot Act of 2001 (“Patriot Act”) was enacted in response to the September 11, 2001 terrorist attacks in New York, Pennsylvania and Northern New York. The Patriot Act is intended to strengthen U.S. law enforcement and the intelligence communities’ abilities to work cohesively to combat terrorism. The Patriot Act contains anti-money laundering and financial transparency laws, and imposes various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities to identify persons who may be involved in terrorism or money laundering.

Consumer Financial Protection
Kinderhook is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, laws governing flood insurance, federal and state laws prohibiting unfair and deceptive business practices, foreclosure laws and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. If the bank fails to comply with these laws and regulations, it may be subject to various penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required bank regulatory approval for merger or acquisition transactions the bank may wish to pursue or being prohibited from engaging in such transactions even if approval is not required.
The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency, the CFPB, and giving it responsibility for implementing, examining, and enforcing compliance with federal consumer protection laws. The CFPB focuses on (i) risks to consumers and compliance with the federal consumer financial laws, (ii) the markets in which firms operate and risks to consumers posed by activities in those markets, (iii) depository institutions that offer a wide variety of consumer financial products and services, and (iv) non-depository companies that offer one or more consumer financial products or services.
The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB may also institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or injunction.
Ability-to-Repay and Qualified Mortgage Rule
Pursuant to the Dodd-Frank Act, the CFPB issued a final rule on January 10, 2013 (effective on January 10, 2014), amending Regulation Z as implemented by the Truth in Lending Act, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Mortgage lenders are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the mortgage lender to consider the following eight underwriting factors when making the credit decision: (i) current or reasonably expected income or assets; (ii) current employment status; (iii) the monthly payment on the covered transaction; (iv) the monthly payment on any simultaneous loan; (v)the monthly payment for mortgage-related obligations; (vi) current debt obligations, alimony, and child support; (vii) the monthly debt-to-income ratio or residual income; and (viii) credit history. Alternatively, the mortgage lender can originate “qualified mortgages”, which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years. In addition, to be a qualified mortgage the points and fees paid by a consumer cannot exceed 3% of the total loan amount. Qualified mortgages that are “higher-priced” (e.g. subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not “higher-priced” (e.g. prime loans) are given a safe harbor of compliance. Kinderhook is predominantly an originator of compliant qualified mortgages.
Cybersecurity
In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If Kinderhook fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties. To date, Kinderhook has not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, but its systems and those of its customers and third-party service providers are under constant threat and it is possible that Kinderhook could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by Kinderhook and its customers.
Effect of Governmental Monetary Policies
Kinderhook’s operations are affected not only by general economic conditions but also by the policies of various regulatory authorities. In particular, the FRB regulates money and credit conditions and interest rates to influence general economic conditions. These policies have a significant impact on overall growth and distribution of loans, investments and deposits; they affect interest rates charged on loans or paid for deposits. FRB monetary policies have had significant effects on the operating results of commercial banks, including Kinderhook, in the past and are expected to do so in the future.
Regulation of National Banks
Because the continuing bank will be a national bank, it will be subject to the supervision and regulation of the OCC under the National Bank Act and the regulations and guidance promulgated by the OCC. While these banking laws and regulations are similar in most material respects to the law and regulations that currently apply to Kinderhook as a state-chartered, FRB member bank, there are important distinctions. These distinctions include permissible activities, loan to one borrower limitations and the ability of the OCC to preempt state laws under certain circumstances. Patriot is a federal savings association and is subject to the supervision and regulation of the OCC and the regulations and guidance promulgated by the OCC.

MARKET FOR COMMON STOCK AND DIVIDENDS
KBC common stock is traded on the OTCQB under the symbol “NUBK”. As of March 31, 2017 there were 732,761 shares of Kinderhook common stock outstanding, which were held by approximately 425 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others. The closing price of KBC common stock on March 13, 2017, the last trading day before the public announcement of the signing of the Merger Agreement, and on July 11, 2017, the latest practicable date before the date of this proxy statement/offering circular, was $33.15 and $37.00, respectively.
Patriot common stock is traded on the OTC Pink Marketplace of the OTC Markets Group, Inc. under the symbol “PFDB”. As of the record date for the Patriot Shareholder Meeting, there were 1,463,533 shares of Patriot common stock outstanding, which were held by approximately 340 holders of record. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others. The most recent trade of Patriot common stock known to management that occurred on or before March 13, 2017, the last trading day before the public announcement of the signing of the Merger Agreement, and on July 11, 2017, the latest practicable date before the date of this proxy statement/offering circular, was $7.00 and $37.00, respectively.
The following table sets forth the high and low sales prices of KBC and Patriot common stock during the periods indicated as reported on the OTCQB.
The following data regarding shares is provided for information purposes only and should not be viewed as indicative of the actual or market value of shares of KBC common stock or Patriot common stock.
	KBC Common Stock			Patriot Common Stock
	Sales Price		Dividend Declared Per Share	Sales Price		Dividend Declared Per Share
	High	Low		High	Low
2017
Third Quarter (through July 11, 2017)	$37.00	$37.00		$10.44	$10.44	—
Second Quarter	$45.00	$37.00	$0.23	$10.95	$9.13	—
First Quarter	$37.00	$32.95	$0.23	$10.00	$9.45	—
2016
Fourth Quarter	$35.90	$32.00	$0.23	$6.97	$6.87	—
Third Quarter	$35.55	$33.00	$0.22	$7.01	$7.01	—
Second Quarter	$32.50	$32.00	$0.22	$6.97	$6.87	—
First Quarter	$33.00	$29.50	$0.22	$7.18	$7.15	—
2015
Fourth Quarter	$36.00	$25.30	$0.22	$7.19	$7.08	—
Third Quarter	$29.00	$25.30	$0.21	$7.50	$6.99	—
Second Quarter	$30.50	$28.75	$0.21	$7.05	$5.60	—
First Quarter	$32.00	$30.15	$0.21	$5.89	$5.30	—
You are advised to obtain current market quotations for KBC common stock and Patriot common stock. The market price of KBC common stock at the effective date of the Merger or at the time former shareholders of Patriot receive certificates evidencing shares of KBC common stock after the Merger is completed may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this proxy statement/offering circular or at the time of the Patriot Shareholder Meeting.
KBC’s principal sources of funds with which to pay dividends on its stock are dividends it receives from Kinderhook. Both Kinderhook and Patriot are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay.

KBC and Kinderhook, as a bank holding company and a national bank, respectively, will be subject to substantially the same regulatory restrictions on the payment of dividends as currently are applicable to Patriot. As a national bank regulated by the OCC, Kinderhook is subject to certain restrictions on its reserves and capital imposed by federal banking statutes and regulations. Under OCC regulations, a national bank may not declare a dividend in excess of its undivided profits. Additionally, a national bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the national bank in any calendar year exceeds the total of the national bank’s retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the OCC. A national bank may not declare or pay any dividend if, after making the dividend, the national bank would be “undercapitalized,” as defined in regulations of the OCC. In addition, under the current supervisory practices of the FRB, Kinderhook should inform and consult with its regulators reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to KBC’s capital structure.
KBC currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the Merger. Kinderhook has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the Merger, the final determination of the timing, amount and payment of dividends on Kinderhook common stock will be at the discretion of its Board of Directors and will depend upon the earnings of KBC and Kinderhook, the financial condition of Kinderhook and other factors, including general economic conditions and applicable governmental regulations and policies.

LEGAL MATTERS
The validity of the KBC common stock to be issued upon completion of the Merger will be passed upon for KBC by Cranmore, FitzGerald & Meaney. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for KBC by Cranmore, FitzGerald & Meaney, and for Patriot by Hunton & Williams LLP.
EXPERTS
The consolidated financial statements as of December 31, 2016, and for each of the years in the two-year period ended December 31, 2016 for KBC, included beginning on page ____ of this proxy statement/offering circular, have been audited by Baker Newman & Noyes, P.A., LLC, KBC’s independent auditors, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements as of December 31, 2016, and for each of the years in the two-year period ended December 31, 2016 for Patriot, included beginning on page ___ of this proxy statement/offering circular, have been audited by West & Company, CPA, PC, Patriot’s independent auditors, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
OTHER MATTERS
No business may be brought before the Patriot Shareholder Meeting unless it has been properly proposed in accordance with the Charter and Bylaws of Patriot, as amended, and applicable federal and Delaware law. As of the date of this proxy statement/offering circular, the Patriot Board of Directors knows of no matters that will be presented for consideration at the Patriot Shareholder Meeting other than those specifically set forth in the notices for the Patriot Shareholder Meeting. If, however, any other matters properly come before the Patriot Shareholder Meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of Patriot, as applicable.
WHERE YOU CAN FIND MORE INFORMATION
KBC has filed an offering statement on Form 1-A with the SEC that qualifies the KBC common stock to be issued in the Merger. This document is a part of such offering statement and constitutes an offering circular of KBC and a proxy statement of Patriot for the Patriot Shareholder Meeting.
As allowed by SEC rules, this document does not contain all the information that you can find in the offering statement on Form 1-A filed by KBC or the Annexes to such offering statement. Please refer to the offering statement for further information about Kinderhook and the KBC common stock to be issued in the Merger. Statements contained in this proxy statement/offering circular concerning the provisions of certain documents included in the offering statement are not necessarily complete. A complete copy of certain of these documents is filed as an exhibit to the offering statement. You may obtain copies of all or any part of the offering statement, including exhibits thereto, upon payment of the prescribed fees, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. The SEC filings made by KBC are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/offering circular.
In addition, both Kinderhook and Patriot file quarterly Consolidated Reports of Condition and Income (“Call Reports”). All Call Reports are publicly available, free of charge, on the FDIC’s website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. These

reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. Nevertheless, the reports provide important information concerning the bank’s financial condition and results of operations.
KBC has supplied all of the information contained in this proxy statement/offering circular relating to KBC and Kinderhook, and Patriot has supplied all of the information relating to Patriot.
You should rely only on the information contained in this proxy statement/offering circular. KBC and Patriot have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/offering circular. This proxy statement/offering circular is dated [__________], 2017. You should not assume that the information contained in this proxy statement/offering circular is accurate as of any date other than that date. Neither the mailing of this proxy statement/offering circular to you nor the issuance of KBC common stock in the Merger creates any implication to the contrary.

ANNEX A
Execution Copy
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KINDERHOOK BANK CORP.,

THE NATIONAL UNION BANK OF KINDERHOOK,

AND

PATRIOT FEDERAL BANK

DATED AS OF

March 14, 2017

A-i

A-ii

A-iii

Exhibits
A — Form of Voting Agreement
B — Agreement with Kathleen J. Wolfe
C — Agreement with Stanley K. Dickson
D — Agreement with Hans W. Drews
E — Agreement with Gordon Coleman
A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 14, 2017 by and among Kinderhook Bank Corp., a New York corporation (“KBC”), The National Union Bank of Kinderhook, a national banking association with its main office in Kinderhook, New York (“NUBK”) and Patriot Federal Bank, a Federal savings bank with its main office in Canajoharie, New York (“PFDB”).
Recitals
1.   The Board of Directors of each of KBC, NUBK and PFDB: (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders; (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) has approved this Agreement.
2.   In accordance with the terms of this Agreement, PFDB will merge with and into NUBK, the wholly owned subsidiary of KBC (the “Merger”) with NUBK surviving. NUBK, a national banking association chartered by The Office of the Comptroller of the Currency (“OCC”), will be the surviving institution in the bank merger and will continue to have a main office located in Kinderhook, New York.
3.   As a condition to the willingness of KBC and NUBK to enter into this Agreement, each of the directors and executive officers of PFDB have, in their capacity as shareholders of PFDB, entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with KBC (the “Voting Agreement”), pursuant to which each such Person has agreed, among other things, to vote all shares of PFDB Common Stock (as defined herein) owned or controlled by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.
4.   The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
5.   The parties desire to make certain representations, warranties, and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
6.   In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.    As used in this Agreement, the following terms have the following meanings.
“Acquisition Proposal” shall have the meaning set forth in Section 6.10.2.
“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.
“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the NYFS, FRB and OCC, which regulates or has the statutory authority to regulate KBC, NUBK, PFDB, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.
“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.7.1.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the State of New York are authorized or obligated by law or executive order to close.
“Certificate” shall mean a certificate or book entry evidencing shares of PFDB Common Stock.
“Claim” shall have the meaning set forth in Section 7.8.2.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“COBRA” shall have the meaning set forth in Section 4.13.5.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean the confidentiality agreement dated as of October 13, 2016 among KBC, NUBK and PFDB.
“CRA” shall have the meaning set forth in Section 4.12.1.
“Current PFDB Employees” shall have the meaning set forth in Section 7.7.2.
“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.
“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.
“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean Computershare, Limited, or such other bank or trust company or other agent as mutually agreed upon by KBC and PFDB, which shall act as agent for KBC in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.
“Exchange Fund” shall have the meaning set forth in Section 3.2.1.
“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the applicable Federal Home Loan Bank of New York.
“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Reserve Bank.
“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.
“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.
“Indemnified Parties” shall have the meaning set forth in Section 7.8.
“IRS” shall mean the United States Internal Revenue Service.
“KBC” shall mean Kinderhook Bank Corp., a New York corporation, with its principal offices located at 1 Hudson Street, Kinderhook, NY 12106.
“NUBK” shall mean The National Union Bank of Kinderhook, a national banking association chartered by the OCC with its principal offices located at 1 Hudson Street, Kinderhook, NY 12106, which is a wholly owned subsidiary of KBC.
“KBC Benefit Plans” shall have the meaning set forth in Section 5.13.1.
“KBC Confidential Disclosure Schedule” shall mean the collective written confidential disclosure schedules delivered by KBC to PFDB pursuant hereto.
“KBC Common Stock” shall mean the common stock, par value $0.83 per share, of KBC.
“KBC Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of KBC as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of KBC for each of the two (2) years ended December 31, 2016 and 2015, as set forth in KBC’s annual report for the years ended December 31, 2016 and 2015, and (ii) the unaudited interim consolidated financial statements of KBC as of the end of each calendar quarter following December 31, 2014, and for the periods then ended, as filed by KBC in its Securities Documents.
“KBC Loan Property” shall have the meaning set forth in Section 5.15.2.
“KBC Loan Participation” shall have the meaning set forth in Section 5.15.2.
“KBC Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.13.1.
“KBC Observers” shall have the meaning set forth in Section 6.12.
“KBC Preferred Stock” shall have the meaning set forth in Section 5.3.1.
“KBC Regulatory Reports” shall mean the Call Reports of NUBK, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter since December 31, 2014 through the Closing Date.
“KBC Securities Filings” shall have the meaning set forth in Section 5.26.
“KBC Stock” shall have the meaning set forth in Section 5.3.1.
“KBC Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by KBC or NUBK, except any corporation the stock of which is held in the ordinary course of the lending activities of NUBK.
“Knowledge” as used with respect to PFDB shall mean those facts that are known or should have been known by its CEO, CFO, COO and CLO after reasonable inquiry, and with respect to KBC and NUBK, shall mean those facts that are known or should have been known by its CEO, CFO, COO and CLO after reasonable inquiry.

“Material Adverse Effect” shall mean, with respect to a party, any effect that (1) is material and adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or (2) materially impairs the ability of such party to consummate the Merger; provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of  (x) changes in laws, rules or regulations or interpretations thereof by courts or any other Governmental Entity, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to such party or its Subsidiaries, (ii) changes resulting from the announcement or pendency of this Agreement, including its effects on any customers, employees or vendors of such party or on others doing business with such party, (iii) any changes resulting from any action or omission of such party or any of its Subsidiaries (A) required under this Agreement or (B) taken or omitted to be taken with the express written permission of the other party, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, including changes in interest rates, (v) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to such party or any of its Subsidiaries, (vi) any decrease in the trading or market prices of such party’s common stock or the failure of a party to meet any internal or published projections, forecasts or other financial predictions for any period, provided that the underlying cause of any such decrease or failure shall not, by itself, by excluded from consideration by this clause (vi), (vii) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of such party or any of their Subsidiaries resulting from a change in interest rates generally, or (viii) the issuance in and of itself of any informal supervisory action or directive by any Bank Regulator, provided that that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives shall not, in themselves, be excluded from consideration by this clause (viii).
“Material Contracts” shall have the meaning set forth in Section 4.9.1.
“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.
“Merger” shall mean the merger of PFDB with and into NUBK, with NUBK as the surviving institution.
“Merger Consideration” shall mean KBC Common Stock in an aggregate per share amount to be paid by KBC for each share of PFDB Common Stock, as set forth in Section 3.1.
“NYFS” shall mean the New York State Department of Financial Services.
“OCC” shall mean The Office of the Comptroller of the Currency.
“OTCQB” shall mean the OTCQB Markets, operated by OTC Markets Group.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
“PFDB” shall mean Patriot Federal Bank, a Federal savings bank with its principal office located at 211 Erie Boulevard, Canajoharie, New York 13317.
“PFDB Benefit Plans” shall have the meaning set forth in Section 4.13.1.
“PFDB Confidential Disclosure Schedule” shall mean the collective written confidential disclosure schedules delivered by PFDB to KBC pursuant hereto.
“PFDB Common Stock” shall mean the common shares, par value $1.00 per share, of PFDB.
“PFDB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules) of PFDB as of December 31, 2016 and 2015 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any)

of PFDB for each of the two (2) years ended December 31, 2016 and 2015 in PFDB’s annual report for the years ended December 31, 2016 and 2015 and (ii) the unaudited interim consolidated financial statements of PFDB as of the end of each calendar quarter following December 31, 2015, and for the periods then ended.
“PFDB Loan Participation” shall have the meaning set forth in Section 4.15.2.
“PFDB Loan Property” shall have the meaning set forth in Section 4.15.2.
“PFDB Regulatory Reports” shall mean the Call Reports of PFDB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FRB and/or FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2011, through the Closing Date.
“PFDB Securities Filings” shall have the meaning set forth in Section 4.27.
“PFDB Restricted Stock Agreement” shall mean the Restricted Stock Agreement between PFDB and Kathleen J. Wolfe dated May 24, 2016.
“PFDB Shareholder Approval” shall have the meaning set forth in Section 4.4.1.
“PFDB Shareholders Meeting” shall have the meaning set forth in Section 8.1.
“PFDB Stock Option” shall mean an option to purchase shares of PFDB Common Stock granted pursuant to the PFDB Stock Option Plan and the outstanding option agreements, and outstanding as of the date hereof, as set forth in PFDB Disclosure Schedule 3.4.1.
“PFDB Stock Option Plan” shall mean the Patriot Federal Bank Stock Option and Award Plan dated December 2, 2005, as amended.
“PFDB Warrant Agreement” shall mean the Patriot Federal Bank Stock Warrant Agreement dated December 2, 2005, as amended, as set forth in PFDB Disclosure Schedule 3.3.
“Pre-Closing” shall have the meaning set forth in Section 2.2.
“Proxy Statement/Offering Circular” shall mean the Proxy Statement/Offering Circular on Form 1-A, together with all amendments, filed with the SEC under the Securities Act relating to the offer of shares of KBC Common Stock to the holders of PFDB Common Stock in connection with the Merger.
“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.
“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.
“Representative” shall have the meaning set forth in Section 3.2.2.
“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to applicable Securities Laws.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC or the FRB promulgated thereunder, as applicable.
“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either NUBK or PFDB, as applicable.
“Surviving Institution” shall have the meaning set forth in Section 2.1.
“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” shall mean December 31, 2017.
“Termination Fee” shall have the meaning set forth in Section 10.2.2(B).
“Treasury Department” shall mean The United States Department of Treasury.
“Treasury Stock” shall have the meaning set forth in Section 3.1.2.
“Voting Agreement” shall have the meaning set forth in the recitals.
“401(k) Plans” shall have the meaning set forth in Section 7.7.9.
Other terms used herein are defined in the preamble and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1   Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time: (a) PFDB shall merge with and into NUBK, with NUBK as the resulting or surviving institution (the “Surviving Institution”); and (b) the separate existence of PFDB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of PFDB shall be vested in and assumed by NUBK. As part of the Merger, each outstanding share of PFDB Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III. From and after the Effective Time, NUBK may, in its sole discretion, use the PFDB name in connection with regional branding efforts relating to the Surviving Institution’s branches and banking business.
2.2   Closing; Effective Time.    The closing (“Closing”) shall occur no later than the close of business on the fifth (5th) Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions at the Closing), or such other date that may be agreed to in writing by the parties. The Merger shall be effected at the close of business on the date that the Closing occurs (the “Closing Date”). The “Effective Time” means the close of business on the Closing Date or such other time as may be agreed to in writing by the parties and as set forth in the articles of merger filed with the OCC. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Cranmore, FitzGerald & Meaney, at 10:00 a.m. on the day prior to the Closing Date.
2.3   Certificate of Incorporation and Bylaws.    The certificate of incorporation and bylaws of NUBK as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Institution, until thereafter amended as provided therein and by applicable law.

2.4   Directors and Officers of the Surviving Institution.    All officers of KBC and NUBK prior to the Effective Time shall remain officers of KBC and the Surviving Institution following the Effective Time. All directors of KBC and NUBK prior to the Effective Time shall remain directors of KBC and the Surviving Institution following the Effective Time, except that KBC and NUBK shall select and invite one (1) current director of PFDB to serve on the Boards of Directors of KBC and the Surviving Institution and take such action as necessary to increase the size of the Boards of Directors of KBC and NUBK and add such PFDB director immediately following the Effective Time for a term expiring not earlier than one year following the Closing Date.
2.5   Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects as set forth under federal banking laws.
2.6   Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
2.7   Possible Alternative Structures.    Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, KBC may revise the structure for effecting the Merger described in Section 2.1, including, without limitation, by substituting a wholly owned subsidiary for KBC or NUBK, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to KBC, NUBK, PFDB or to the KBC or PFDB shareholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.5 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of PFDB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not materially delay the Closing or jeopardize or materially delay the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.
2.8   Additional Actions.    If, at any time after the Effective Time, KBC shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in KBC its right, title or interest in, to or under any of the rights, properties or assets of PFDB, or (ii) otherwise carry out the purposes of this Agreement, PFDB and its officers and directors shall be deemed to have granted to KBC an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in KBC its right, title or interest in, to or under any of the rights, properties or assets of PFDB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the KBC are authorized in the name of PFDB or otherwise to take any and all such action.
ARTICLE III
CONVERSION OF SHARES
3.1   Conversion of PFDB Common Stock; Merger Consideration.    At the Effective Time, by virtue of the Merger and without any action on the part of KBC, NUBK, PFDB or the holders of any of the shares of PFDB Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1   Each share of KBC Common Stock and NUBK common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.
3.1.2   Any shares of PFDB Common Stock held in the treasury of PFDB, and any unvested or unallocated shares of Common Stock held by PFDB pursuant to the PFDB Restricted Stock Agreement, if any, and any share of PFDB Common Stock owned by KBC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and any such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3   Each outstanding share of PFDB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive 0.3 (the “Exchange Ratio”) shares of validly issued, fully paid and non-assessable KBC Common Stock, subject to possible adjustment as provided in Section 3.1.8 (the “Stock Consideration”).
3.1.4   Each outstanding share of PFDB Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. PFDB shall give KBC prompt notice upon receipt by PFDB of any such demands for payment of the fair value of such shares of PFDB Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and KBC shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. PFDB shall not, except with the prior written consent of KBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.
3.1.5   If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to dissent after the Effective Time, each share of PFDB Common Stock of such holder shall be entitled to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.
3.1.6   Upon the Effective Time, outstanding shares of PFDB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by PFDB on such shares of PFDB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.
3.1.7   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of KBC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to KBC Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of KBC. In lieu of the issuance of any such fractional share otherwise payable in connection with the Merger, KBC shall pay to each former holder of PFDB Common Stock who otherwise would be entitled to receive a fractional share of KBC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the weighted average of the daily closing sales prices of a share of KBC Common Stock as reported on the OTCQB for the twenty (20) consecutive trading days preceding the Closing Date. For purposes of determining any fractional share interest, all shares of PFDB Common Stock owned by a PFDB shareholder shall be combined so as to calculate the maximum number of whole shares of KBC Common Stock issuable to such PFDB shareholder.
3.1.8   If KBC changes (or the KBC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of KBC Common Stock outstanding by way of a stock split, stock dividend, stock issuance (with the exception of up to 5,000 shares of restricted stock pursuant to the existing 2016 restricted stock plan, or issuances of common stock resulting from the exercise of existing conversion rights with respect to currently outstanding shares of preferred stock), recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If PFDB changes (or the PFDB Board sets a related record date that will occur before the

Effective Time for a change in) the number or kind of shares of PFDB Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. This Section 3.1.8 shall not be construed to permit any action that would be a breach of any covenant or other agreement of a party in this Agreement.
3.2   Procedures for Exchange of PFDB Common Stock.
3.2.1   KBC to Make Merger Consideration Available.   Immediately prior to the Effective Time, KBC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of PFDB Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of KBC Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of KBC Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).
3.2.2   Exchange of Certificates.   KBC shall take all steps necessary to cause the Exchange Agent, not later than ten (10) Business Days before the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates a customary letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates or shares held in book entry form, as applicable, in exchange for the Merger Consideration and cash in lieu of fractional shares into which the PFDB Common Stock represented by such Certificates or shares held in book entry form, as applicable, shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with submission of a properly completed letter of transmittal, duly executed, or submission of a properly completed letter of transmittal in respect of shares of PFDB Common Stock in book-entry form, duly executed, as applicable, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.
3.2.3   Rights of Certificate Holders after the Effective Time.   The holder of a Certificate that prior to the Merger represented issued and outstanding PFDB Common Stock shall have no rights, after the Effective Time, with respect to such PFDB Common Stock except the right to receive the Merger Consideration upon surrender of such Certificate as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to KBC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of KBC Common Stock represented by such Certificate.
3.2.4   Surrender by Persons Other than Record Holders.   If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5   Closing of Transfer Books.   From and after the Closing Date, there shall be no transfers on the stock transfer books of PFDB of the PFDB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.
3.2.6   Return of Exchange Fund.   At any time following the nine (9) month period after the Effective Time, KBC shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to KBC (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither KBC, the Surviving Institution nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.
3.2.7   Lost, Stolen, or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.
3.2.8   Withholding.   KBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of PFDB Common Stock such amounts as KBC (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by KBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the PFDB Common Stock in respect of whom such deduction and withholding were made by KBC or the Exchange Agent.
3.3   Treatment of PFDB Warrants.
3.3.1   PFDB Confidential Disclosure Schedule 3.3 sets forth all of the outstanding validly issued and vested PFDB Organizer Warrants (each, a “PFDB Warrant”) as of the date hereof. At the Effective Time, each outstanding PFDB Warrant shall become and be converted into the right to receive, upon election of the PFDB Warrant holder, (i) the PFDB Warrant Cancellation Payment with respect to each PFDB Warrant Share to which such PFDB Warrant relates; or (ii) a Replacement Warrant Certificate with respect to such PFDB Warrant. For the purposes of this Agreement.
(A) “Adjusted PFDB Warrant Exercise Price” means the adjusted per share exercise price of the PFDB Warrants determined by dividing the per share PFDB Warrant exercise price ($10.00) by the Exchange Ratio, provided, that such Adjusted PFDB Warrant Exercise Price shall be rounded up to the nearest whole cent;
(B) “Adjusted PFDB Warrant Number” means, with respect to a PFDB Warrant, that number of shares of KBC Common Stock determined by multiplying (i) the number of PFDB Warrant Shares with respect to such PFDB Warrant by (ii) the Exchange Ratio, provided, that any fractional shares of KBC Common Stock resulting from such multiplication shall be rounded down to the nearest whole share;
(C) “PFDB Warrant Cancellation Payment” means, with respect to a PFDB Warrant, a cash payment in cancellation of such PFDB Warrant equal to (y) the number of PFDB Warrant Shares with respect to such PFDB Warrant multiplied by (z) the difference between $10.50 and the per share PFDB Warrant exercise price ($10.00);

(D) “PFDB Warrant Shares” means, with respect to a PFDB Warrant, the number of shares of PFDB Common Stock that the holder of such PFDB Warrant has the right to acquire, upon payment of the per share PFDB Warrant exercise price ($10.00); and
(E) “Replacement Warrant Certificate” means, with respect to a PFDB Warrant, a replacement warrant certificate issued by KBC and representing the right to acquire prior to the PFDB Warrant expiration date (which expiration date shall not be affected by the Merger) that number of shares of KBC Common Stock equal to the Adjusted PFDB Warrant Share Number, at a price per share equal to the Adjusted PFDB Warrant Exercise Price.
3.3.2   Procedures Regarding Warrants.   PFDB and KBC will cooperate in providing all notices and communications to the holders of PFDB Warrants, and in taking all necessary or appropriate actions to facilitate the exercise of the election referred to in Section 3.3 prior to the Effective Time, and the adjustments and issuance of replacement certificates referenced in Section 3.3.
3.4   Treatment of PFDB Stock Options.
3.4.1   PFDB Confidential Disclosure Schedule 3.4.1 sets forth all of the outstanding validly issued and vested PFDB Stock Options as of the date hereof. At the Effective Time, each PFDB Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled and converted into the right of the holder to receive an amount of cash equal to (i) the number of shares of PFDB Common Stock provided for in such PFDB Stock Option multiplied by (ii) the excess of  $10.50 over the $10.00 exercise price per share of the PFDB Common Stock provided for in such PFDB Stock Option (the “Option Cancellation Payment”). At the Effective Time, PFDB Stock Option Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of PFDB shall be of no further force and effect and shall be deemed to be terminated.
3.4.2   The Board of Directors of PFDB (or, if appropriate, any committee thereof administering the PFDB Stock Option Plan) shall adopt such resolutions and take such other actions as may be required to implement the provisions of this Section 3.4, including, without limitation, approving the cash settlement of outstanding options at the Effective Time and obtaining all necessary approvals and providing any notices required under the PFDB Stock Option Plan.
3.5   Reservation of Shares.   KBC shall reserve for issuance a sufficient number of shares of the KBC Common Stock for the purpose of issuing shares of KBC Common Stock to the holders of PFDB Common Stock and PFDB Warrants in accordance with this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PFDB
PFDB represents and warrants to KBC and NUBK that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the PFDB Confidential Disclosure Schedule delivered by PFDB to KBC and NUBK on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such PFDB Confidential Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.
4.1   Standard.   Except as set forth in the following sentence, no representation or warranty of PFDB contained in this Article IV shall be deemed untrue or incorrect, and PFDB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,”

“materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 4.2 (other than Sections 4.2.3 and 4.2.4 and the last sentence of Section 4.2.1), Sections 4.3 and 4.4 (other than Section 4.4.2(iii)) shall be true and correct in all material respects.
4.2   Organization.
4.2.1   PFDB is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the United States. The deposits in PFDB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by PFDB when due. PFDB has full corporate power and authority to carry on its business as now conducted. PFDB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
4.2.2   PFDB has no subsidiaries, other than Patriot Asset Management, Inc. (“PAM”). PFDB Confidential Disclosure Schedule 4.2.2. sets forth such Subsidiary’s jurisdiction of incorporation or organization and form of legal entity. PAM is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.
4.2.3   The minute books of PFDB and its Subsidiary accurately record all corporate actions of its shareholders and Board of Directors (including committees).
4.2.4   Prior to the date of this Agreement, PFDB has made available to KBC and NUBK true and correct copies of the certificate of incorporation or articles of association or charter, as applicable, and bylaws or other governing documents of PFDB and its Subsidiary.
4.3   Capitalization.
4.3.1   The authorized capital stock of PFDB consists of  (i) 2,000,000 shares of PFDB Common Stock, $1.00 par value (“PFDB Common Stock” or “PFDB Stock”). As of March 14, 2017, there were 1,463,533 shares of PFDB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. Such outstanding shares include 3,000 shares of restricted stock. No shares of PFDB Common Stock were held by PFDB as Treasury Stock as of such date. PFDB does not own, of record or beneficially, any shares of PFDB Stock which are not Treasury Stock. Except as disclosed on PFDB Confidential Disclosure Schedule 4.3.1, PFDB has no and is not bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of PFDB, or any other security of PFDB or any securities representing the right to vote, purchase or otherwise receive any capital stock of PFDB or any other security of PFDB, other than shares of PFDB Common Stock underlying the PFDB Stock Options. As of March 14, 2017 PFDB has outstanding options to acquire 58,274 shares and outstanding warrants to acquire 70,000 shares of PFDB Common Stock each with an exercise price of  $10.00 per share. PFDB Confidential Disclosure Schedule 4.3.1 sets forth: the name of each holder of a PFDB Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the PFDB Stock Option is an incentive stock option or a non-qualified stock option. All shares of PFDB Common Stock issuable pursuant to the PFDB Stock Option Plan will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable. In addition, Schedule 4.3.1 sets forth for each Valid Option the number of shares each grantee may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price, and whether such Valid Option is an incentive stock option or a non-qualified stock option.
4.3.2   Except as set forth in PFDB Confidential Disclosure Schedule 4.3.2, neither PFDB nor its Subsidiary possesses, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolio of PFDB (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities).

4.3.3   To PFDB’s Knowledge, except as set forth on PFDB Confidential Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of PFDB Common Stock.
4.3.4   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which PFDB’s shareholders may vote have been issued by PFDB and are outstanding.
4.4   Authority; No Violation.
4.4.1   PFDB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by PFDB’s shareholders (the “PFDB Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PFDB and the completion by PFDB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of PFDB. This Agreement has been duly and validly executed and delivered by PFDB, and subject to PFDB Shareholder Approval and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by KBC and NUBK, constitutes the valid and binding obligation of PFDB, enforceable against PFDB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
4.4.2   (a) Subject to compliance by KBC and NUBK with the terms and conditions of this Agreement, the execution and delivery of this Agreement by PFDB, subject to receipt of Regulatory Approvals and PFDB’s compliance with any conditions contained therein, and subject to the receipt of PFDB Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by PFDB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association or charter, as applicable, and bylaws of PFDB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFDB or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFDB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which PFDB is a party, or by which it or any of its respective properties or assets may be bound or affected.
4.5   Consents.   Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the OCC, NYFS, the Department of the State of New York, and the FRB, with the OCC and (d) the PFDB Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of PFDB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by PFDB, the completion by PFDB of the Merger and the performance by PFDB of its obligations hereunder. PFDB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by PFDB to result in a Material Adverse Effect on PFDB, or KBC and NUBK, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of PFDB, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.
4.6   Financial Statements.
4.6.1   The PFDB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of PFDB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.
4.6.2   PFDB has previously made available to KBC and NUBK the PFDB Financial Statements. The PFDB Financial Statements, to the extent they are audited year end statements, have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of PFDB as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved. To the extent the PFDB Financial Statements contain unaudited statements for interim periods, such interim period financial statements have been prepared in accordance with GAAP in all material respects, and fairly present in each case in all material respects, subject to normal year-end adjustments, the consolidated financial position, results of operations and cash flows of PFDB as of and for the respective periods ending on the dates thereof.
4.6.3   At the date of the most recent consolidated statement of financial condition included in the PFDB Financial Statements or in the PFDB Regulatory Reports, PFDB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PFDB Financial Statements or in the PFDB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
4.7   Tax Matters.   PFDB has not taken or agreed to take any action, nor has it failed to take any action or know of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. PFDB has timely filed or caused to be filed all Tax Returns required to have been filed by PFDB prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. PFDB and its Subsidiary have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. PFDB and its Subsidiary has declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of PFDB and its Subsidiary did not, as of the most recent PFDB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent PFDB balance sheet (rather than in any notes thereto). PFDB is subject to Tax audits in the ordinary course of business. PFDB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on PFDB. Neither PFDB nor its Subsidiary has been notified in writing by any jurisdiction that the jurisdiction believes that PFDB or its Subsidiary were required to file any Tax Return in such jurisdiction that was not filed. PFDB (A) has not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was PFDB nor (B) has any liability for the Taxes of any Person (other than PFDB) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against PFDB or its Subsidiary for any alleged deficiency in any Tax, and neither PFDB nor its Subsidiary has been notified in writing of any proposed Tax claims or assessments against PFDB or its Subsidiary. PFDB and its Subsidiary have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. PFDB has delivered to KBC true and complete copies of all Income Tax Returns of PFDB for taxable periods ending on or after December 31, 2011. Neither PFDB or its Subsidiary is nor has been a party to any “reportable transaction”, as defined in Code § 6707A(c)(1) and

Treas. Reg. § 1.6011-4(b). PFDB has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. PFDB has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).
4.8   No Material Adverse Effect.   PFDB has not suffered any Material Adverse Effect since December 31, 2016 and, to PFDB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on PFDB.
4.9   Material Contracts; Leases; Defaults.
4.9.1   Except as set forth in PFDB Confidential Disclosure Schedule 4.9.1, PFDB is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of PFDB, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of PFDB; (iii) any collective bargaining agreement with any labor union relating to employees of PFDB; (iv) any agreement which by its terms limits or affects the payment of dividends by PFDB; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of  $10,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PFDB is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PFDB; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates PFDB for the payment of more than $10,000 annually or for the payment of more than $10,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by PFDB (collectively, “Material Contracts”).
4.9.2   Each real estate lease that will require the consent of the lessor or its tenant or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in PFDB Confidential Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge PFDB is not in material default under any Material Contract, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such Material Contracts, insurance policies and other instruments are listed on PFDB Confidential Disclosure Schedule 4.9.2.
4.9.3   True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to KBC and NUBK on or before the date hereof, are listed on PFDB Confidential Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in PFDB Confidential Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of PFDB or upon the occurrence of a subsequent event; (ii) requires PFDB to provide a benefit in the form of PFDB Common Stock or determined by reference to the value of PFDB Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.
4.10   Ownership of Property; Insurance Coverage.
4.10.1   Each of PFDB and its Subsidiary has good and, as to real property, marketable title to all assets and properties owned by PFDB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the PFDB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by PFDB acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PFDB has the right under valid and existing leases of real and personal properties used by PFDB in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the PFDB Financial Statements.
4.10.2   With respect to all material agreements pursuant to which PFDB has purchased securities subject to an agreement to resell, if any, PFDB has a lien or security interest (which to PFDB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.10.3   Each of PFDB and its Subsidiary currently maintains insurance considered by it to be reasonable for its operations. Neither PFDB nor its Subsidiary has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on PFDB Confidential Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance, to PFDB’s Knowledge, and no notices of claim have been given by PFDB under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years each of PFDB and its Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. PFDB Confidential Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by PFDB and its Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. PFDB has made available to KBC and NUBK copies of all of the policies listed on PFDB Confidential Disclosure Schedule 4.10.3.
4.11   Legal Proceedings.   Except as set forth on PFDB Confidential Disclosure Schedule 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting PFDB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by PFDB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.
4.12   Compliance with Applicable Law.   Except as set forth on PFDB Confidential Disclosure Schedule 4.12 and in Section 4.15:
4.12.1   To PFDB’s Knowledge, each of PFDB and its Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home

Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and PFDB has not received any written notice to the contrary.
4.12.2   Each of PFDB and its Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PFDB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
4.12.3   For the period beginning December 31, 2014, except as disclosed in PFDB Confidential Disclosure Schedule 4.12.3, PFDB has not received any written notification or any other communication from any Bank Regulator (i) asserting that PFDB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require PFDB, or indicating that PFDB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of PFDB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of PFDB (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in PFDB Confidential Disclosure Schedule 4.12.3, PFDB has not consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to PFDB as to compliance with the CRA is “Satisfactory” or better.
4.13   Employee Benefit Plans.
4.13.1   PFDB Confidential Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by PFDB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to PFDB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of PFDB are eligible to participate (collectively, the “PFDB Benefit Plans”). PFDB has furnished or otherwise made available to KBC and NUBK true and complete copies of  (i) the plan documents and summary plan descriptions for each written PFDB Benefit Plan, (ii) a summary of each unwritten PFDB Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each PFDB Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified PFDB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the PFDB Benefit Plans (if applicable), (vi) the most recent IRS opinion letter with respect to each tax-qualified PFDB Benefit Plan (or, for a PFDB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any PFDB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each PFDB Benefit Plan that has at any time since January 1, 2005 been subject to Section 409A of the Code (“PFDB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans based on the terms or operation of such plan prior to the Effective Time.
4.13.2   All PFDB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on PFDB Confidential Disclosure Schedule 4.13.2, each PFDB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and PFDB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype or volume submitter plan sponsor. To the Knowledge of PFDB, there exists no fact which would adversely affect the qualification of any of the PFDB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the PFDB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).
4.13.3   Except as set forth on PFDB Confidential Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by PFDB or any of its ERISA Affiliates for the benefit of the employees or former employees of PFDB or its Subsidiaries.
4.13.4   Within the last six (6) years, neither PFDB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a PFDB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither PFDB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither PFDB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on PFDB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on KBC or NUBK.
4.13.5   PFDB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to PFDB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To PFDB’s Knowledge, records with respect to PFDB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To PFDB’s Knowledge, neither PFDB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of PFDB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No PFDB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code.
4.13.6   PFDB has not, with respect to any PFDB Benefit Plan, nor, to PFDB’s Knowledge, has any administrator of any PFDB Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject PFDB, any ERISA Affiliate of PFDB, or any PFDB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.
4.13.7   Except as set forth on PFDB Confidential Disclosure Schedule 4.13.7, PFDB has no liability for retiree health and life benefits under any PFDB Benefit Plan other than any benefits required under COBRA or similar state laws.
4.13.8   Except as set forth on PFDB Confidential Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of PFDB from PFDB under any PFDB Benefit Plan, (B) increase any benefits otherwise payable under any PFDB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on PFDB Confidential Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any PFDB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by PFDB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).
4.13.9   The actuarial present values of all accrued PFDB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of PFDB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the PFDB Financial Statements to the extent required by and in accordance with GAAP.
4.13.10   There is not, and has not been, any trust or fund maintained by or contributed to by PFDB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.
4.13.11   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of PFDB, has been threatened or is anticipated, against any PFDB Benefit Plan (other than routine claims for benefits and appeals of such claims), PFDB or any director, officer or employee thereof, or any of the assets of any trust of any PFDB Benefit Plan.
4.14   Brokers, Finders, and Financial Advisors.    Except as set forth on PFDB Confidential Disclosure Schedule 4.14, neither PFDB nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement. True and correct copies of any such engagement agreement set forth on PFDB Confidential Disclosure Schedule 4.14, setting forth any fees payable by PFDB in connection with the Merger and transactions contemplated by this Agreement, are attached to PFDB Confidential Disclosure Schedule 4.14.
4.15   Environmental Matters.
4.15.1   Except as may be set forth in PFDB Confidential Disclosure Schedule 4.15, with respect to PFDB:
(A) To the Knowledge of PFDB, PFDB and the PFDB Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;
(B) PFDB has not received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of PFDB, no such action is threatened, before any court, governmental agency or other forum against them or any PFDB Loan Property, and (x) for alleged non-compliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by PFDB;
(C) To the Knowledge of PFDB, the properties currently owned or operated by PFDB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;
(D) There are no underground storage tanks on, in or under any properties owned or operated by PFDB or any PFDB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by PFDB or any PFDB Loan Property except as in compliance with Environmental Laws;

(E) During the period of  (a) PFDB’s ownership or operation of any of their respective current properties or (b) PFDB’s participation in the management of any PFDB Loan Property, to the Knowledge of PFDB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of PFDB, prior to the period of  (x) PFDB’s ownership or operation of any of their respective current properties or (y) PFDB’s participation in the management of any PFDB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and
(F) PFDB has not conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it, or with respect to any PFDB Loan Property.
4.15.2    For purposes of this Section 4.15, “PFDB Loan Property” means any property in which PFDB presently holds a direct or indirect security interest securing to a loan or other extension of credit made by it, including through a PFDB Loan Participation, and “PFDB Loan Participation” means a participation interest in a loan or other extension of credit other than by PFDB.
4.16   Loan Portfolio.
4.16.1   The allowances for loan losses reflected in the notes to PFDB’s audited consolidated statements of financial condition at December 31, 2016 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2016 were adequate, as of the dates thereof, under GAAP and regulatory accounting principles.
4.16.2   PFDB Confidential Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than December 31, 2016), by account, of: (A) all loans (including loan participations) of PFDB that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from PFDB to any borrowers, customers or other parties during the past twelve (12) months wherein PFDB has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified PFDB during the past twelve (12) months of, or has asserted against PFDB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of PFDB, each borrower, customer or other party which has given PFDB any oral notification of, or orally asserted to or against PFDB, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of December 31, 2016 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by PFDB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.16.3   All loans receivable (including discounts) and accrued interest entered on the books of PFDB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of PFDB’s businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of PFDB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by PFDB free and clear of any liens.
4.16.4   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid and binding.
4.17   Related Party Transactions.   Neither PFDB nor its Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director or Affiliate of PFDB, except as set forth in PFDB Confidential Disclosure Schedule 4.17 or as described in PFDB’s proxy statement dated March 21, 2016 distributed in connection with its annual meeting of shareholders held on May 3, 2016. Except as described in such proxy statement or in PFDB Confidential Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any executive officer, director or Affiliate of PFDB or its Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified, or extended. PFDB has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.
4.18   Deposits.   Except as set forth on PFDB Confidential Disclosure Schedule 4.18, none of the deposits of PFDB as of December 31, 2016 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).
4.19   Board Approval.   The Board of Directors of PFDB determined that the Merger is fair to, and in the best interests of, PFDB and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of PFDB Common Stock, and directed that this Agreement be submitted to the holders of PFDB Common Stock for their adoption.
4.20   Registration Obligations.   PFDB is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.21   Risk Management Instruments.   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PFDB’s own account, or for the account of one or more of PFDB’s Subsidiaries or their customers, in force and effect as of December 31, 2016 (all of which are set forth in PFDB Confidential Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PFDB, with counterparties believed to be financially responsible at the time; and to PFDB’s Knowledge each of them constitutes the valid and legally binding obligation of PFDB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PFDB, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
4.22   Opinion of Financial Advisor.   The Board of Directors of PFDB has received an opinion of The Bank Advisory Group to the effect that, subject to and based upon the terms, conditions and qualifications set forth therein, as of the date of such opinion, the Exchange Ratio to be used in the Merger is fair, from a financial point of view, to the holders of PFDB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.23   Intellectual Property.   Each of PFDB and its Subsidiary owns or, to PFDB’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither PFDB nor its Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. Each of PFDB and its Subsidiary has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.
4.24   Duties as Fiduciary.   Except as set forth on PFDB Confidential Disclosure Schedule 4.24, each of PFDB and its Subsidiary has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Neither PFDB nor its Subsidiary has received notice of any claim, allegation, or complaint from any Person that PFDB or its Subsidiary failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in PFDB’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude PFDB’s capacity with respect to individual retirement accounts or the PFDB Benefit Plans.
4.25   Employees; Labor Matters.
4.25.1   PFDB Confidential Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of PFDB as of March 14, 2017: job location, job title, current annual base salary, years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.
4.25.2   There are no labor or collective bargaining agreements to which PFDB or its Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of PFDB, threatened against PFDB or its Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage, or lockout pending or, to the Knowledge of PFDB, threatened against PFDB or its Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of PFDB, threatened against PFDB or its Subsidiary (other than routine employee grievances that are not related to union employees). Each of PFDB and its Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. PFDB is not a party to, or bound by, any agreement for the leasing of employees.
4.25.3   To PFDB’s Knowledge, all Persons who have been treated as independent contractors by PFDB for Tax purposes have met the criteria to be so treated under all applicable federal, state, and local Tax laws, rules, and regulations.
4.26   PFDB Information Supplied.   The information relating to PFDB supplied by PFDB to be contained in the Proxy Statement/Offering Circular, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.27   Securities and Regulatory Documents.   Since December 31, 2014, PFDB and its Subsidiary have filed with the appropriate regulatory and government agencies all forms, reports, schedules, definitive proxy statements and information statements or other filings (“PFDB Securities Filings”) required to be filed by them with the appropriate regulatory and government agencies. As of their respective dates, the PFDB Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.

4.28   Internal Controls.
4.28.1   The records, systems, controls, data and information of PFDB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PFDB or its Subsidiaries, vendors or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. PFDB has devised and maintains a system of internal accounting controls that provides reasonable assurances that (a) transactions are executed with management’s authorization, and (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with GAAP.
4.28.2   PFDB’s management has previously disclosed to its auditors and the audit committee of the PFDB Board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting, to the extent PFDB’s management has any Knowledge of such items.
4.28.3   Since December 31, 2014, (A) neither PFDB nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of PFDB has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing PFDB, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary to duty or similar violation by PFDB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors officers.
4.29   Stock Transfer Records.   The stock transfer books and records of PFDB are materially complete and accurate.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF KBC AND NUBK
KBC and NUBK represents and warrants to PFDB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the KBC Confidential Disclosure Schedule delivered by KBC to PFDB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such KBC Confidential Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of KBC shall include the Knowledge of NUBK.
5.1   Standard.   Except as set forth in the following sentence, no representation or warranty of KBC contained in this Article V shall be deemed untrue or incorrect, and KBC shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Sections 5.3 and 5.4 (other than Section 5.4.2(iii)) shall be true and correct in all material respects.

5.2   Organization.
5.2.1   KBC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company. KBC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
5.2.2   NUBK is a national banking association chartered by the OCC. The deposits in NUBK are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. NUBK is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on KBC Confidential Disclosure Schedule 5.2.2.
5.2.3   KBC Confidential Disclosure Schedule 5.2.3 sets forth each KBC Subsidiary and its jurisdiction of incorporation or organization. Each KBC Subsidiary (other than NUBK) is a corporation, limited liability company or other legal entity as set forth on KBC Confidential Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each KBC Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.
5.2.4   The respective minute books of KBC and NUBK accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).
5.2.5   Prior to the date of this Agreement, KBC has made available to PFDB true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of KBC, NUBK and each other KBC Subsidiary.
5.3   Capitalization.
5.3.1   The authorized capital stock of KBC consists of  (i) 2,000,000 shares of KBC Common Stock, $0.83 par value per share and (ii) 100,000 shares of preferred stock, $25.00 par value per share (“KBC Preferred Stock” and collectively with the KBC Common Stock, the “KBC Stock”). As of March 14, 2017, there are (i) 730,861.507 shares of KBC Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) no shares of KBC Common Stock held by KBC as treasury stock, (iii) 1,900 shares of KBC restricted stock validly issued and outstanding, and (iv) shares of KBC Preferred Stock outstanding as follows: Series A, issued and outstanding, 12,087 shares 6% fixed rate non-cumulative convertible perpetual, liquidation value $350.00 per share as of December 31, 2016; Series B, issued and outstanding, 0 shares senior non-cumulative perpetual, liquidation value $1,000 per share at December 31, 2016; and Series C, issued and outstanding, 20,687 shares 5.25% fixed non-cumulative convertible perpetual, liquidation value $357.15 per share as of December 31, 2016. NUBK does not own, of record or beneficially, any shares of KBC Stock, other than shares held as treasury stock. Neither KBC nor any KBC Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of KBC, or any other security of KBC or an KBC Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of KBC or an KBC Subsidiary or any other security of KBC or any KBC Subsidiary, other than shares of KBC Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by KBC.
5.3.2   KBC owns all of the capital stock of each KBC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature. Except for the KBC Subsidiaries and as set forth in KBC Confidential Disclosure Schedule 5.3.2, KBC as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of KBC or any KBC Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of NUBK, including stock in the FHLB.

5.4   Authority; No Violation.
5.4.1   KBC and NUBK have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by KBC and NUBK and the completion by KBC and NUBK of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of KBC and NUBK. This Agreement has been duly and validly executed and delivered by KBC and NUBK, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by PFDB, constitutes the valid and binding obligations of KBC and NUBK, enforceable against KBC and NUBK in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. Immediately after the execution of this Agreement, KBC approved this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of NUBK, which approval is effective and irrevocable.
5.4.2   (a) Subject to compliance of PFDB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by KBC and NUBK, subject to receipt of the Regulatory Approvals, and compliance by PFDB, KBC and NUBK with any conditions contained therein, and subject to the receipt of PFDB Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by KBC and NUBK with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of KBC or any KBC Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to KBC or any KBC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of KBC or any KBC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which KBC or any KBC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.
5.5   Consents.   Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the appropriate regulatory and government agencies, the Department of the State of New York, (d) the filing with the SEC of  (i) the Proxy Statement/Offering Circular and (ii) such reports as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the designation of KBC Common Stock to be issued in the Merger as OTCQB traded securities and (f) the approval of this Agreement by the PFDB Shareholders, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of KBC, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by KBC and NUBK, the completion by KBC and NUBK of the Merger and the performance by KBC and NUBK of their obligations hereunder. KBC has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by KBC and NUBK to result in a Material Adverse Effect on KBC and NUBK, taken as a whole, or PFDB, or that (ii) any public body or authority having jurisdiction over the affairs of KBC and NUBK, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6   Financial Statements.
5.6.1   The KBC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of KBC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.
5.6.2   KBC has previously made available to PFDB the KBC Financial Statements covering periods ended prior to the date hereof. The KBC Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of KBC and the NUBK on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. To the extent the KBC Financial Statements contain unaudited statements for interim periods, such interim period financial statements have been prepared in accordance with GAAP in all material respects, and fairly present in each case in all material respects, subject to normal year-end adjustments, the consolidated financial position, results of operations and cash flows of KBC as of and for the respective periods ending on the dates thereof.
5.6.3   At the date of the most recent consolidated statement of financial condition included in the KBC Financial Statements or in the KBC Regulatory Reports, KBC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such KBC Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
5.7   Tax Matters.   Except as provided in this Agreement, neither KBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. KBC and the KBC Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). KBC, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by KBC and the KBC Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. KBC and the KBC Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. KBC and the KBC Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of KBC and the KBC Subsidiaries did not, as of the most recent KBC Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent KBC balance sheet (rather than in any notes thereto). KBC and its Subsidiaries are subject to Tax audits in the ordinary course of business. KBC management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on KBC. KBC and the KBC Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that KBC or any of the KBC Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither KBC nor any of the KBC Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was KBC or (B) has any liability for the Taxes of any Person (other than KBC or any of the KBC Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against KBC or any KBC Subsidiary for any alleged deficiency in any Tax, and neither KBC nor any KBC Subsidiary has been notified in writing of any proposed Tax claims or assessments against KBC or any KBC Subsidiary. KBC and the KBC Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Income Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. KBC and the KBC Subsidiaries have delivered to PFDB true and complete copies of all Tax Returns of KBC and the KBC Subsidiaries for taxable periods ending on or after December 31, 2011. Neither KBC nor any of the KBC Subsidiaries is or has been a party to any “reportable transaction”, as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither KBC nor any of the KBC Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. KBC has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).
5.8   No Material Adverse Effect.   Neither KBC nor any KBC Subsidiary has suffered any Material Adverse Effect since December 31, 2016 and, to KBC’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on KBC.
5.9   Material Contracts; Leases; Defaults.   True and correct copies of agreements, contracts, arrangements and instruments that would be Material Contracts with respect to KBC and NUBK have been made available to PFDB on or before the date hereof.
5.10   Ownership of Property; Insurance Coverage.
5.10.1   KBC and each KBC Subsidiary has good and, as to real property, marketable title to all assets and properties owned by KBC or such KBC Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the KBC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an KBC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. KBC and the KBC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by KBC and the KBC Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the KBC Financial Statements.
5.10.2   With respect to all material agreements pursuant to which KBC or any KBC Subsidiary has purchased securities subject to an agreement to resell, if any, KBC or such KBC Subsidiary, as the case may be, has a lien or security interest (which to KBC’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
5.10.3   KBC and each KBC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither KBC nor any KBC Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on KBC Confidential Disclosure Schedule 5.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by KBC or any KBC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years KBC and each KBC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.
5.11   Legal Proceedings.   Except as set forth on KBC Confidential Disclosure Schedule 5.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting KBC or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate , is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, KBC’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by KBC, any of its Subsidiaries or the assets of it or any of its Subsidiaries.
5.12   Compliance with Applicable Law.   Except as set forth on KBC Confidential Disclosure Schedule 5.12 and Section 5.15:
5.12.1   To KBC’s Knowledge, KBC and each KBC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither KBC nor any KBC Subsidiary has received any written notice to the contrary.
5.12.2   KBC and each KBC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of KBC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
5.12.3   For the period beginning December 31, 2014, neither KBC nor any KBC Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that KBC or any KBC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require KBC or any KBC Subsidiary, or indicating that KBC or any KBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of KBC or any KBC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of KBC or any KBC Subsidiary. Neither KBC nor any KBC Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to NUBK as to compliance with the CRA is “Satisfactory” or better.
5.13   Employee Benefit Plans.
5.13.1   KBC has made available a list of all material pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase,

restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by KBC or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to KBC and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of KBC are eligible to participate (collectively, the “KBC Benefit Plans”). KBC has furnished or otherwise made available to KBC and NUBK true and complete copies of  (i) the plan documents and summary plan descriptions for each written KBC Benefit Plan, (ii) a summary of each unwritten KBC Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each KBC Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified KBC Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the KBC Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified KBC Benefit Plan (or, for a KBC Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS opinion letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any KBC Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each KBC Benefit Plan that has at any time since January 1, 2005 been subject to Section 409A of the Code (“KBC Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans based on the terms or operation of such plan prior to the Effective Time.
5.13.2   All KBC Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on KBC Confidential Disclosure Schedule 5.13.2, each KBC Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and KBC is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype or volume submitter plan sponsor. To the Knowledge of KBC, there exists no fact which would adversely affect the qualification of any of the KBC Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the KBC Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).
5.13.3   Except as set forth on KBC Confidential Disclosure Schedule 5.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by KBC or any of its ERISA Affiliates for the benefit of the employees or former employees of KBC or its Subsidiaries.
5.13.4   Within the last six (6) years, neither KBC nor any of its ERISA Affiliates maintained or had any obligation to contribute to a KBC Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither KBC nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither KBC nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on KBC or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on KBC or NUBK.

5.13.5   KBC has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to KBC Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To KBC’s Knowledge, records with respect to KBC Benefit Plans have been maintained in compliance with Section 107 of ERISA. To KBC’s Knowledge, neither KBC nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of KBC Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No KBC Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code.
5.13.6   KBC has not, with respect to any KBC Benefit Plan, nor, to KBC’s Knowledge, has any administrator of any KBC Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject KBC, any ERISA Affiliate of KBC, or any KBC Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.
5.13.7   Any material liability that KBC or NUBK has for retiree health and life benefits under any KBC Benefit Plan, other than any benefits required under COBRA or similar state laws, is reflected in the financial statements of KBC or NUBK to the extent required by applicable accounting standards.
5.13.8   The actuarial present values of all accrued KBC Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of KBC and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the KBC Financial Statements to the extent required by and in accordance with GAAP.
5.13.9   There is not, and has not been, any trust or fund maintained by or contributed to by KBC or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.
5.13.10   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of KBC, has been threatened or is anticipated, against any KBC Benefit Plan (other than routine claims for benefits and appeals of such claims), KBC or any director, officer or employee thereof, or any of the assets of any trust of any KBC Benefit Plan.
5.14   Brokers, Finders, and Financial Advisors.   Neither KBC nor any KBC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Endicott Financial Advisors, LLC by KBC and the fee payable thereto.
5.15   Environmental Matters.
5.15.1   Except as may be set forth in KBC Confidential Disclosure Schedule 5.15, with respect to KBC and each KBC Subsidiary:
(A) To the Knowledge of KBC and the KBC Subsidiaries, each of KBC and the KBC Subsidiaries, and the KBC Loan Properties (as defined in Section 5.15.2) are, and have been, in material compliance with any Environmental Laws;
(B) Neither KBC nor any KBC Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of KBC and the KBC Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any KBC Loan Property (x) for alleged non-compliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by KBC, or any of the KBC Subsidiaries;
(C) To the Knowledge of KBC and the KBC Subsidiaries, the properties currently owned or operated by KBC or any KBC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;
(D) No underground storage tanks have been closed or removed from any properties owned or operated by KBC or any of the KBC Subsidiaries or any KBC Loan Property except as in compliance with Environmental Laws;
(E) During the period of  (a) KBC’s or any of the KBC Subsidiaries’ ownership or operation of any of their respective current properties or (b) KBC’s or any of the KBC Subsidiaries’ participation in the management of any KBC Loan Property, to the Knowledge of KBC and the KBC Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of KBC and the KBC Subsidiaries, prior to the period of  (x) KBC’s or any of the KBC Subsidiaries’ ownership or operation of any of their respective current properties or (y) KBC’s or any of the KBC Subsidiaries’ participation in the management of any KBC Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and
(F) Neither KBC nor any other KBC Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any KBC Loan Property.
5.15.2   For purposes of this Section 5.15, “KBC Loan Property” means any property in which KBC or an KBC Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an KBC Loan Participation, and “KBC Loan Participation” means a participation interest in a loan or other extension of credit other than by KBC or an KBC Subsidiary.
5.16   Loan Portfolio.   For purposes of this Section 5.16, KBC and NUBK are collectively referred to as KBC.
5.16.1   The allowances for loan losses reflected in the notes to KBC’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.
5.16.2   KBC Confidential Disclosure Schedule 5.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than December 31, 2016), by account, of: (A) all loans (including loan participations) of KBC that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from KBC to any borrowers, customers or other parties during the past twelve (12) months wherein KBC has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified KBC during the past twelve (12) months of, or has asserted against KBC, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of KBC, each borrower, customer or other party which has given KBC any oral notification of, or orally asserted to or against KBC, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of December 31, 2016 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by KBC as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
5.16.3   All loans receivable (including discounts) and accrued interest entered on the books of KBC arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of KBC’s businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of KBC are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by KBC free and clear of any liens.
5.16.4   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.
5.17   Related Party Transactions.   Neither KBC nor NUBK is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director, or Affiliate of KBC, except as set forth in KBC Confidential Disclosure Schedule 5.17 or as described in KBC’s proxy statement dated May 5, 2016 distributed in connection with its annual meeting of shareholders held on June 23, 2016. Except as described in such proxy statement or in KBC Confidential Disclosure Schedule 5.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any executive officer, director, or Affiliate of KBC is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified, or extended. KBC has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.
5.18   Deposits.   Except as set forth on KBC Confidential Disclosure Schedule 5.18, none of the deposits of KBC as of December 31, 2016 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).
5.19   Board Approval.   The Boards of Directors of KBC and NUBK determined that the Merger is fair to, and in the best interests of, KBC, NUBK and their shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of KBC Common Stock, and directed that this Agreement be submitted to the holders of KBC Common Stock for their adoption.
5.20   Registration Obligations.   Except as set forth on KBC Confidential Disclosure Schedule 5.20, KBC is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
5.21   Risk Management Instruments.   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for KBC’s own account, or for the account of one or more of KBC’s Subsidiaries or their customers, in force and effect as of December 31, 2016 (all of which are set forth in KBC Confidential Disclosure Schedule 5.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of KBC, with counterparties believed to be financially responsible at the time; and to KBC’s Knowledge each of them constitutes the valid and legally binding obligation of KBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither KBC, NUBK, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
5.22   Fairness Opinion.   Prior to the execution of this Agreement, KBC has received an opinion from Endicott Financial Advisors, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to KBC. Such opinion has not been amended or rescinded as of the date of this Agreement.
5.23   Intellectual Property.   KBC owns or, to KBC’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and KBC has not received any notice of breach or conflict with respect thereto that asserts the rights of others. KBC has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.
5.24   Employees; Labor Matters.   There are no labor or collective bargaining agreements to which KBC or NUBK is a party. There is no union organizing effort pending or, to the Knowledge of KBC, threatened against KBC or NUBK. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage, or lockout pending or, to the Knowledge of KBC, threatened against KBC. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of KBC or NUBK, threatened against KBC or NUBK (other than routine employee grievances that are not related to union employees). KBC and NUBK is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither KBC or NUBK are not a party to, or bound by, any agreement for the leasing of employees.
5.25   KBC Information Supplied.   The information relating to KBC to be contained in the Proxy Statement/Offering Circular, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.26   Securities and Regulatory Documents.   Since December 31, 2014, KBC has filed with the appropriate regulatory and government agencies all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“KBC Securities Filings”) required to be filed by it with the appropriate regulatory and government agencies. As of their respective dates, the KBC Regulatory Reports complied with the requirements of the anti-fraud requirements of the Securities Act, and the applicable rules and regulations of the appropriate anti-fraud regulatory and government agencies in all material respects. As of their respective dates and as of the date any information from the KBC Regulatory Reports has been incorporated by reference, the KBC Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. KBC has filed all Material Contracts, agreements and other documents or instruments required to be filed as exhibits to the KBC Regulatory Reports.
5.27   No Prior Regulation A+ Offering; Eligible Issuer.   Within the past 12-month period, KBC has not offered or sold securities exempted from registration with the SEC under the exemption provided by 17 C.F.R. 230.251 through 230.263 (“Regulation A+”) under the Securities Act. KBC further represents and warrants that it meets all the qualifications of an “issuer” under 17 C.F.R. 230.251(b), including: (i) KBC is an entity organized under the laws of the United States or Canada, or any State, Province, Territory or possession thereof, or the District of Columbia, with its principal place of business in the United States or Canada; (ii) KBC is not subject to Section 13 or Section 15(d) of the Exchange Act immediately before this Agreement; (iii) KBC is not a development stage company that either has no specific business plan or purpose, or has indicated that its business plan is to merge with or acquire an unidentified company or companies; (iv) KBC is not an investment company registered or required to be registered under the

Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; (v) KBC is not issuing fractional undivided interests in oil or gas rights, or a similar interest in other mineral rights; (vi) KBC is not, and has not been, subject to any order of the SEC entered pursuant to Section 12(j) of the Exchange Act within five years before this Agreement; (vii) KBC has filed with the SEC all reports required to be filed, if any, pursuant to 17 C.F.R. 230.257 during the two years before this Agreement; and (viii) KBC is not disqualified under the “bad actor” disqualification rules under 17 C.F.R. 230.262.
5.28   Internal Controls.
5.28.1   The records, systems, controls, data and information of KBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of KBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. KBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
5.28.2   Since December 31, 2014, (A) neither KBC nor any of its Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of KBC or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing KBC or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by KBC or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.
5.29   KBC Common Stock.   The shares of KBC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.30   Available Funds.   Immediately prior to the Effective Time, KBC will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.1.
ARTICLE VI
COVENANTS OF PFDB
6.1   Conduct of Business.
6.1.1   Affirmative Covenants.   During the period from the date of this Agreement to the Effective Time, except with the written consent of KBC or NUBK, which consent will not be unreasonably withheld, conditioned or delayed, PFDB will: use commercially reasonable efforts to operate its business only in the ordinary course of business; use commercially reasonable efforts to preserve intact its present business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.
6.1.2   Negative Covenants.   PFDB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by KBC or NUBK in writing (which consent will not be unreasonably withheld, conditioned or delayed), it will not:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(B) change or waive any provision of its certificate of incorporation or bylaws, except as required by law;
(C) change the number of authorized or issued shares of its capital stock, issue any shares of PFDB Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the PFDB Stock Option Plan or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend in cash, stock or property or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that PFDB may issue shares of PFDB Common Stock upon the valid exercise, in accordance with the information set forth in PFDB Confidential Disclosure Schedule 4.3.1, of presently outstanding PFDB Stock Options issued under the PFDB Stock Option Plan;
(D) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $10,000 except as contemplated by this Agreement;
(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(F) grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on PFDB Confidential Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.7 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed three percent (3%), (iii) performance bonuses for calendar year 2017 not to exceed the aggregate amount as set forth in PFDB Confidential Disclosure Schedule 6.1.2(F) hereof, which lists each employee eligible to receive a performance bonus and the aggregate amount of such bonuses, which aggregate amount shall be distributed among employees in accordance with Confidential Disclosure Schedule 6.1.2(F) or by mutual consent of the parties, or (iv) as otherwise contemplated by this Agreement. PFDB shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of  $30,000; provided, however, that that PFDB shall not hire any new employee without first seeking to fill any position internally and providing prior written notice to KBC.
(G) except as set forth on PFDB Confidential Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;
(H) merge or consolidate PFDB with any other Person; sell or lease all or any substantial portion of the assets or business of PFDB; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between PFDB and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by PFDB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;
(I) except as set forth on PFDB Confidential Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of PFDB other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of PFDB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating PFDB;
(K) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which PFDB is a party;
(L) purchase any securities without the prior written consent of KBC;
(M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on PFDB Confidential Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $10,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $10,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan if the aggregate principal amount outstanding to such borrower would be an amount greater than $500,000 without the prior consent of KBC or NUBK; provided that no new loans shall be issued without the personal guarantee of the borrower; provided that KBC will be deemed to have given its consent under this Section unless KBC objects to such transaction no later than three (3) Business Days after actual receipt by KBC of all information relating to the making or acquisition of that loan;
(N) enter into, renew, extend, or modify any other transaction (other than a deposit transaction) with any Affiliate;
(O) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; or asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;
(R) except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any PFDB Benefit Plan;

(S) make any capital expenditures in excess of  $5,000 individually or $20,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on PFDB Confidential Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment;
(T) except as set forth on PFDB Confidential Disclosure Schedule 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies, except as otherwise provided by this Agreement;
(U) except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan unless NUBK has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from NUBK; provided, that in the event PFDB proposes to sell any such participation interest, it will provide the Chief Lending Officer of NUBK with notice of such intent, including underwriting information for such loan. In the event that NUBK has not elected within three (3) Business Days to purchase such participation interests, PFDB shall be free to sell such participation interest to a third party;
(V) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by PFDB of more than $10,000 or containing any financial commitment extending beyond twelve (12) months from the date hereof;
(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of  $5,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;
(X) foreclose upon or take a deed or title to any real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing written notice to, and obtaining written consent from, KBC thereof prior to initiating foreclosure proceedings;
(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with KBC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of KBC (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of KBC (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(AA) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;
(BB) elect or appoint any individuals to the PFDB Board of Directors who are not directors of PFDB as of the date of this Agreement and who have not executed a Voting Agreement substantially in the form set forth as Exhibit A; or
(CC) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2   Current Information.
6.2.1   During the period from the date of this Agreement to the Effective Time, PFDB will cause one or more of its representatives to confer with representatives of KBC to keep KBC reasonably informed regarding PFDB’s operations at such times as KBC may reasonably request. PFDB will promptly notify KBC of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving PFDB. Without limiting the foregoing, senior officers of KBC and PFDB shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of PFDB, and PFDB shall give due consideration to KBC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither KBC nor NUBK shall under any circumstance be permitted to exercise control of PFDB prior to the Effective Time; provided, however, that in order to comply with the forgoing, PFDB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would interfere with the normal conduct of PFDB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would, in the opinion of PFDB’s legal counsel, result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.
6.2.2   PFDB and KBC shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of PFDB to those used by KBC, which planning shall include, but not be limited to, discussion of the possible termination by PFDB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by PFDB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that PFDB shall not be obligated to take any such action prior to the Effective Time and, unless PFDB otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. KBC and NUBK shall promptly reimburse and indemnify PFDB for any reasonable out-of-pocket fees, expenses or charges that PFDB may incur as a result of taking, at the request of KBC or any KBC Subsidiary, any action to facilitate the conversion.
6.2.3   PFDB shall provide KBC, within ten (10) Business Days of the end of each calendar month, a written list of non-performing assets (the term “non-performing assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on non-accrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans). On a monthly basis, PFDB shall provide KBC with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type, and other material features of the loan. PFDB will promptly prepare and provide KBC with the minutes of all PFDB and PFDB officer and director loan committee meetings.
6.2.4   PFDB shall coordinate with KBC to facilitate the coordination of its credit administration practices, consistent with applicable law and prudent banking practices, so that the transition of credit files at the Closing Date will be consistent with those of KBC.
6.2.5   PFDB shall promptly inform KBC, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of PFDB under any labor or employment law.
6.3   Access to Properties and Records.   Subject to Section 12.1, PFDB shall permit KBC or NUBK access upon reasonable notice and at reasonable times to its properties, and shall disclose and make available to KBC or NUBK during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that PFDB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which KBC may have a reasonable interest; provided, however, that PFDB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in PFDB’s reasonable judgment, would or would reasonably be expected to interfere with the normal conduct of PFDB’s business, would violate or prejudice the rights or business interests or confidences of any customer or other Person, would violate a contract or would result in the waiver by it of any privilege protecting work product or communications between it and any of its counsel or contravene any applicable law. PFDB shall provide and shall request its auditors to provide KBC with such historical financial information regarding it (and related audit reports and consents) as KBC may reasonably request for Securities Law disclosure purposes. KBC shall use commercially reasonable efforts to minimize any interference with PFDB’s regular business operations and employee and customer relations during any such access to PFDB’s property, books, and records, and KBC shall request permission for all such access reasonably in advance. PFDB shall permit KBC, at KBC’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by PFDB and (ii) cause an appraisal to be performed in respect of any real property owned by PFDB.
6.4   Financial and Other Statements.
6.4.1   Promptly upon receipt thereof, PFDB will furnish to KBC copies of each annual, interim or special audit of the books of PFDB made by its independent certified public accountants and copies of all internal control reports submitted to PFDB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of PFDB made by such accountants.
6.4.2   As soon as reasonably available, but in no event later than the date such documents are filed with the OCC, FDIC, FRB or NYFS, PFDB will deliver to KBC the PFDB Regulatory Report filed by PFDB. Within five (5) Business Days after the end of each month, PFDB will deliver to KBC a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices. Within twenty-five (25) days of the end of each calendar quarter, PFDB will deliver to KBC a year to date comparison to budget.
6.4.3   PFDB promptly will advise upon receipt and permit review by KBC of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of PFDB, to the extent legally permissible.
6.4.4   With reasonable promptness, PFDB will furnish to KBC such additional financial data that PFDB possesses and as KBC may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.
6.5   Maintenance of Insurance.   PFDB shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by PFDB as of the date of this Agreement and set forth in PFDB Confidential Disclosure Schedule 4.10.3. PFDB will promptly inform KBC if PFDB receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.
6.6   Disclosure Supplements.   From time to time prior to the Effective Time, PFDB will promptly supplement or amend the PFDB Confidential Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PFDB Confidential Disclosure Schedule or which is necessary to correct any information in such PFDB Confidential Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such PFDB Confidential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7   Consents and Approvals of Third Parties.   PFDB shall use its commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.
6.8   All Reasonable Efforts.   Subject to the terms and conditions herein provided, PFDB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.
6.9   Reserved.
6.10   Acquisition Proposals.
6.10.1   PFDB agrees that it will not, and will instruct its officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person (or Representative of such person) concerning any Acquisition Proposal, (iii) provide any confidential or non-public information or data to any person (or Representative of such person) relating to any Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement, as defined below) or (v) publicly propose or agree to do any of the foregoing; provided, that (x) nothing in this Section 6.10 shall restrict PFDB or its Representatives from informing any Person of the terms of this Agreement or from seeking clarification with respect to any Acquisition Proposal or inquiry or proposal with respect thereto and (z) prior to the PFDB shareholders’ approval of this Agreement, in the event (a) PFDB receives an unsolicited bona fide written Acquisition Proposal and (b) PFDB’s Board of Directors concludes in good faith, after consultation with its financial advisor as to financial matters, that such Acquisition Proposal is could reasonably be expected to lead to a Superior Proposal and (y) that, after consultation with it outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to PFDB’s shareholders under applicable law, PFDB may, and may permit its Representatives to, provide or cause to be provided confidential or non-public information or data and engage and participate in negotiations or discussions with the Person (and its Representatives) making such Acquisition Proposal; provided, further, that, prior to providing any confidential or non-public information or data permitted to be provided pursuant to the foregoing proviso, PFDB shall have entered into a confidentiality agreement with such third party on terms with respect to confidentiality that are not materially less favorable to PFDB than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), which Acceptable Confidentiality Agreement shall not provide such third party with any exclusive right to negotiate with PFDB. Upon the execution of this Agreement, PFDB will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any person other than KBC with respect to any Acquisition Proposal. PFDB will promptly (within forty-eight (48) hours) advise KBC following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof  (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep KBC apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.
6.10.2   As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of PFDB and its Subsidiaries or 25% or more of any class of equity or voting securities of PFDB or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of PFDB, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of PFDB or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of PFDB, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PFDB or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of PFDB.
6.10.3   “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that PFDB’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after (1) consultation with its financial advisor as to financial matters, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) consultation with its outside legal counsel as to legal and fiduciary matters, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.
6.10.4   Nothing contained in this Agreement shall prevent PFDB or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or making any other disclosure or communication to PFDB’s shareholders or regulators with respect to an Acquisition Proposal; provided, that any such disclosure that has the effect of withdrawing, modifying or qualifying in a manner adverse to KBC of the PFDB’s Board of Directors recommendation to its shareholders will in no way eliminate or modify the effect that such disclosure under this Agreement for purposes of Article 10 and provided that PFDB has paid KBC the Termination Fee set forth in Section 10.2.2(B).
6.11   Committee Meetings.   PFDB shall permit a representative of KBC or NUBK to attend any meeting of their Board of Directors, loan (or credit) committee and asset liability or any other committee as observers (together, the “KBC Observers”), provided that PFDB shall not be required to permit the KBC Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the KBC Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement, or breach any privilege held by PFDB.
6.12   Resignations.   PFDB shall cause to be delivered to KBC resignations of all the directors, of PFDB and its Subsidiaries, as applicable, to be effective as of the Effective Time. If any supervisory employee of PFDB or any of its Subsidiaries resigns, or the employee’s employment is terminated, on or prior to the Closing Date, PFDB shall notify KBC, as soon as reasonably practicable after obtaining Knowledge of such occurrence.
6.13   Operations of PAM.   From and after the date hereof, PFDB shall, upon KBC’s reasonable request, make available employees of PFDB or PAM for purposes of discussing the future of PAM, including the potential future operations, sale, or dissolution of PAM. Further, upon reasonable written request of KBC, PFDB shall cooperate to effectuate the strategic decisions of KBC with respect to PAM’s continued future operations, or its potential sale, or dissolution at or immediately prior to the Closing.
ARTICLE VII
COVENANTS OF KBC
7.1   Conduct of Business.
7.1.1   Affirmative Covenants.   During the period from the date of this Agreement to the Effective Time, except with the written consent of PFDB, which consent will not be unreasonably withheld, conditioned or delayed, KBC will, and it will cause each KBC Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its present business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.
7.1.2   Negative Covenants.   KBC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by PFDB in writing, it will not, and it will cause NUBK not to:
(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(B) take any action which would materially adversely affect or delay the consummation of the transactions contemplated by this Agreement, including any action which would adversely affect or delay the ability of KBC or NUBK to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby;
(C) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating KBC or NUBK;
(D) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;
(E) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
7.2   Current Information.   KBC will promptly notify PFDB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving KBC, or any event or condition, in each case, that would reasonably be expected to have a Material Adverse Effect on KBC.
7.3   Disclosure Supplements.   From time to time prior to the Effective Time, KBC will promptly supplement or amend the KBC Confidential Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such KBC Confidential Disclosure Schedule or which is necessary to correct any information in such KBC Confidential Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such KBC Confidential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.4   Consents and Approvals of Third Parties.   KBC shall use its commercially reasonable efforts, and shall cause each KBC Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.
7.5   Reasonable Best Efforts.   Subject to the terms and conditions herein provided, KBC and NUBK agree to use and agree to cause each KBC Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.
7.6   Failure to Fulfill Conditions.   In the event that KBC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PFDB.

7.7   Employee Benefits.
7.7.1   Definition.   “Benefit Plan Determination Date” for purposes of this Section shall mean that date or dates selected by KBC and consented to by PFDB, which consent shall not be withheld unreasonably, with respect to each PFDB Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by KBC or NUBK (as used in this Section, KBC and NUBK are collectively referred to as “KBC”) to other employees similarly situated; provided, that, the definition of  “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by KBC after the Closing Date to Current PFDB Employees shall be no less favorable than those provided by KBC to similarly situated employees of KBC.
7.7.2   Benefits.   Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, KBC shall provide (or shall cause to be provided by a Subsidiary of KBC) to all individuals who are employees of PFDB at the Closing Date and who remain so employed immediately following the Effective Time (the “Current PFDB Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by KBC to similarly situated employees of KBC. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current PFDB Employees or the funding of any such duplicate benefit, (ii) be construed to limit the ability of KBC to review employee benefit plans, programs and arrangements from time to time, to make such changes as KBC deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action not otherwise required by this Agreement shall discriminate against Current PFDB Employees relative to similarly situated employees of KBC, or (iii) create third party rights against KBC. KBC will use its best efforts to cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current PFDB Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date. Under all KBC Benefit Plans, service with PFDB shall be deemed to be service with KBC for eligibility and vesting purposes only, but not for purposes of benefit accrual other than for paid time off  (PTO) that is determined by the employee’s period of service.
7.7.3   KBC 401(k) Plan Participation.   Each Current PFDB Employee who becomes a KBC employee shall be eligible to participate in KBC’s 401(k) plan, provided all rights to participate in KBC’s 401(k) plan are subject to KBC’s right to amend or terminate KBC’s 401(k) plan in its sole and absolute discretion and are subject to the terms of KBC’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan (subject to the granting of credit as provided above).
7.7.4   Welfare Benefits.   Each Current PFDB Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of KBC, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of PFDB that KBC determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by KBC, KBC shall, unless materially financially burdensome or resulting in an excise tax payable by KBC under Code Section 4980D, continue such PFDB plan or program in effect for the benefit of the Current PFDB Employees until the later of  (i) the beginning of the plan year following the year in which the Merger occurs or (ii) the date that each Current PFDB Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by KBC (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of KBC to terminate or amend such plan or program) so that each Current PFDB Employee employed by KBC has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by KBC, KBC shall treat, and in the case of an insured plan, shall cause the providers of each such plan, program or arrangement to treat the service with PFDB prior to the Closing Date of any Current PFDB Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of PFDB prior to the Closing) as service rendered to KBC for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current PFDB Employee. Persons who were employed by PFDB or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the PFDB Benefit Plans that are health plans and, in the event of a termination of such plans, KBC shall continue to provide COBRA coverage.
7.7.5   Paid Time Off Programs.   KBC will give each Current PFDB Employee credit, for purposes of KBC’s vacation and/or other paid leave benefit programs, for such Current PFDB Employees’ accrued and unpaid vacation and/or paid leave balance with PFDB as of the Closing Date.
7.7.6   Certain Agreements.
(A) Subject to any required regulatory approval, and subject to the terms and conditions reflected in Schedules 7.7.6 and 7.7.9 and satisfaction of all conditions in any Regulatory Approval, KBC agrees to honor the employment agreements, and change in control agreements that PFDB has with its current employees, which are identified in PFDB Confidential Disclosure Schedule 4.9.1, except to the extent such agreements shall be amended, superseded or terminated with the written consent of the affected individuals. PFDB Confidential Disclosure Schedule 7.7.6(A) sets forth those individuals with whom KBC and/or NUBK will enter into agreements, concurrently with the execution of this Agreement, to be effective upon the consummation of the Merger, which agreements shall replace and supersede any agreements such individuals have with PFDB immediately prior to the Effective Time.
(B) Notwithstanding anything contained in the agreements in PFDB Confidential Disclosure Schedule 4.9.1 or referenced in PFDB Confidential Disclosure Schedule 7.7.6(B) or in this Agreement, PFDB shall use its best effort to cause amendments to be made to each employment, deferred compensation, change of control, severance contract, stock option plan or plan so that no payment will be made thereunder that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”
(C) Except for the agreements described in the preceding sentences of this Section 7.7.6 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the PFDB Benefit Plans shall, in the sole and absolute discretion of KBC, be frozen, terminated or merged into comparable plans of KBC, effective at such time as KBC shall determine in its sole and absolute discretion, provided that KBC shall give PFDB at least thirty (30) days written notice of any desired freezing, termination or merger of any PFDB Benefit Plan.
7.7.7   No Guarantee of Employment.   Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by KBC hereunder or by operation of law, KBC shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of PFDB as of the Closing Date. Each Person who is an employee of PFDB as of the Closing Date and who is terminated by KBC for a reason other than cause within six (6) months subsequent to the Closing Date or is not offered employment with KBC as of the Effective Time, excluding those employees who are entitled to benefits under employment arrangements, shall be entitled to severance benefits from KBC equal to one (1) week of base pay (at the rate in effect on the Termination Date) for each year of service at PFDB, with a minimum payment equal to eight (8) weeks of base pay and a maximum payment equal to twenty-six (26) weeks of base pay, such amount to be paid as promptly as practicable after such employee’s termination date. Further, KBC agrees that it will offer reasonable outplacement services to any terminated PFDB employee terminated by KBC for reasons other than Cause within six (6) months following the Closing Date.
7.7.8   Revisions to Certain Documents and Agreements.   Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, concurrently with the execution of this

Agreement, PFDB shall, in cooperation with KBC, make such amendments to agreements, as appropriate, and take such actions as necessary to give effect to the transaction contemplated by this Agreement, including, without limitation, the provision of any notices, the entering into settlement and release agreements, and the adoption of certain agreements, as applicable, or amendments to agreements as referenced in PFDB Confidential Disclosure Schedule 7.7.6(A) and Exhibits B, C, D, and E hereto; provided, however, that to the extent that the consent of an employee or other third party is required to effectuate amendment, PFDB shall be deemed to have satisfied its obligations hereunder if it uses its best efforts to obtain such consent.
7.7.9   401(k) Plan.   If requested by KBC in writing at least thirty (30) days prior to the Effective Time, and subject to the occurrence of the Effective Time, PFDB shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of PFDB and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by PFDB or any of its Subsidiaries (collectively, the “401(k) Plans”), and to prohibit the entry of new participants to the 401(k) Plans as of the day preceding the Closing Date. In the sole discretion of KBC, the 401(k) Plans may be merged into the KBC 401(k) Plan. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of KBC, which shall not be unreasonably withheld. PFDB shall deliver to KBC an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of PFDB and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 7.7.9, KBC requests in writing that PFDB freeze entry of new participants into the 401(k) Plans, PFDB shall take such actions as KBC may reasonably require in furtherance of the assumption of the 401(k) Plans by KBC, including, but not limited to, adopting such amendments to the 401(k) Plans as may be necessary to effect such assumption.
7.8   Directors and Officers Indemnification and Insurance.
(a) From and after the Effective Time, KBC and NUBK (the “Indemnifying Party”) shall jointly and severally indemnify and hold harmless and advance expenses to each present and former director, officer and employee of PFDB or any of its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Person between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director, officer or employee of PFDB or any of its Subsidiaries or is or was serving at the request of PFDB or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of PFDB or any of its Subsidiaries, including without limitation any matters arising in connection with or related to the negotiation, execution or performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to be indemnified, held harmless or advanced expenses, as applicable under the charter and bylaws of PFDB, comparable organizational documents of its applicable Subsidiaries or any written indemnification agreement with any such Indemnified Party, in each case as in effect on the date of this Agreement as though such charter, bylaws or other organizational documents or such written indemnification agreements continue to remain in effect after the Effective Time, to the full extent permitted by applicable law.
(b) From and after the Effective Time, any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation that is reasonably likely to result in a claim for such indemnification, shall promptly notify the Indemnifying Party, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation that is reasonably likely to result in a claim for such indemnification, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may retain separate counsel, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party is prohibited by applicable laws and regulations.
(c) Prior to the Effective Time, PFDB shall obtain and fully pay the premium for the extension of PFDB’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as PFDB’s current insurance carrier with respect to directors’ and officers’ liability insurance (Agreements A and B) (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as PFDB’s existing D&O Insurance; provided, however, that in no event shall PFDB expend in excess of  $30,000 for such “tail” policy in the aggregate (the “Maximum D&O Tail Premium”); provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, PFDB shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.
(d) If KBC, NUBK or any of their respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of KBC or NUBK shall assume the obligations set forth in this Section 7.8.
(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to PFDB or its officers, directors and employees, and that the indemnification of this Section 7.8 is not a substitute for any claims under any policies.
(f) Any indemnification payments made pursuant to this Section 7.8 are subject to and conditioned upon their compliance with applicable law, including Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).
(g) The obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties are third party beneficiaries of this Section 7.7 and shall be entitled to enforce the covenants contained herein).
7.9   Designation as OTCQB Traded Securities.   KBC agrees to file an application or notice, as applicable, for the designation on the OTCQB (or such other tier of the OTC Markets Group, Inc. on which the shares of KBC Common Stock shall be quoted as of the Closing Date) of the shares of KBC Common Stock to be issued in the Merger as OTCQB traded securities.
7.10   Reservation of Stock.   KBC agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of KBC Common Stock to fulfill its obligations under this Agreement.
7.11   Communications to PFDB Employees; Training.   KBC, NUBK and PFDB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of PFDB shall be held at such locations as KBC and PFDB shall mutually agree, provided that representatives of PFDB shall be permitted to attend such meetings. KBC, NUBK and PFDB shall mutually agree in advance as to the scope and content of all communications to the employees of PFDB. At mutually agreed upon times following execution of this Agreement, representatives of KBC and NUBK shall be permitted to meet with the employees of PFDB to discuss employment opportunities with KBC and NUBK, provided that representatives of PFDB shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the PFDB Shareholder Approval necessary for the consummation of the Merger (disregarding any waiting period) have been obtained, KBC shall also be permitted to conduct training sessions outside of normal business hours or at other times as PFDB may agree, with the employees of PFDB and may conduct such training seminars at any branch location of PFDB; provided that KBC will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with PFDB’s normal business operations.
7.12   Current Information.   During the period from the date of this Agreement to the Effective Time, KBC will cause one or more of its representatives to confer with representatives of PFDB to inform PFDB regarding KBC’s operations at such times as PFDB may reasonably request. KBC will promptly notify PFDB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving KBC or any KBC Subsidiary.
7.13   Payment of Retention Bonuses.   Notwithstanding any other provision hereof, PFDB shall have the right to pay the retention bonuses in an aggregate amount not to exceed $161,500 less any bonus paid pursuant to Section 6.1.2 that is mutually agreed or as set forth on PFDB Confidential Disclosure Schedule 7.13 provided that such employees remain employees of PFDB from the date hereof through the Closing Date; provided, however, with respect to any employee that KBC determines is critical for transition and/or system conversion following the Closing Date, PFDB shall work with KBC to extend the retention period beyond the Closing Date for a period not to exceed sixty (60) days at the sole cost of the KBC.
7.14   Advisory Board.   NUBK shall, as of the Effective Date, establish an advisory board to seek to retain and develop customer relationships in the PFDB region and from among the customers of PFDB. The current members of the PFDB Board of Directors will be invited to join such advisory board, with the exception of the PFDB director chosen by KBC and NUBK to serve on the KBC and NUBK Boards of Directors.
7.15   Maintenance of Insurance.   KBC shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by KBC as of the date of this Agreement and set forth in KBC Confidential Disclosure Schedule 5.10.3.
ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1   Meetings of Shareholders.   PFDB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Proxy Statement/Offering Circular on Form 1-A is declared qualified by the SEC, for the purpose of considering this Agreement and the Merger (the “PFDB Shareholders Meeting”), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the PFDB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the PFDB shareholders, except as otherwise provided for herein; and (iii) cooperate and consult with KBC with respect to each of the foregoing matters. The Board of Directors of PFDB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.
8.2   Proxy Statement/Offering Circular.
8.2.1   For the purposes (i) of registering KBC Common Stock to be offered to holders of PFDB Common Stock in connection with the Merger with the SEC under the Securities Act and Regulation A+, and (ii) of holding the PFDB Shareholders Meeting, KBC shall as promptly as reasonably practicable after the date hereof draft and prepare, and PFDB shall cooperate in the preparation of, the Proxy Statement/Offering Circular, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, the requirements listed in 17 C.F.R. §§ 230.252, 230.253. KBC shall provide PFDB and its counsel with a reasonable opportunity to review and comment on the Proxy Statement/Offering Circular, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. KBC shall file the Proxy Statement/Offering Circular on Form 1-A with the SEC in accordance with the requirements of 17 C.F.R. §§ 230.252, 230.253. Each of KBC and PFDB shall use its reasonable best efforts to have the Proxy Statement/Offering Circular declared qualified under Regulation A+ of the Securities Act as promptly as practicable after such filing, and PFDB shall thereafter promptly mail the Proxy Statement/Offering Circular to its shareholders. KBC shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, or qualify for exemptions thereto, and PFDB shall furnish all information concerning PFDB and the holders of PFDB Common Stock as may be reasonably requested in connection with any such action.
8.2.2   PFDB and KBC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Offering Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Offering Circular that corrects such misstatement or omission, and KBC shall file an amended Proxy Statement/Offering Circular with the SEC, and PFDB shall mail an amended Proxy Statement/Offering Circular to its shareholders.
8.3   Regulatory Approvals.   Each of PFDB and KBC will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the NYFS, OCC, the FDIC, the FRB and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement. PFDB and KBC will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of PFDB, KBC or NUBK to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. PFDB shall have the right to review and approve in advance all characterizations of the information relating to PFDB which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, PFDB and KBC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of PFDB, NUBK and KBC will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, KBC and NUBK shall not be required to comply with any such condition that would result in a Material Adverse Effect on KBC, NUBK or PFDB.
8.4   Voting Agreement.   Contemporaneously with the execution of this Agreement, PFDB shall deliver to KBC copies of a voting agreement signed by each member of the Board of Directors of PFDB and PFDB’s executive officers.
ARTICLE IX
CLOSING CONDITIONS
9.1   Conditions to Each Party’s Obligations Under this Agreement.   The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1   Shareholder Approval.   This Agreement and each transaction contemplated hereby requiring shareholder approval shall have been approved and adopted by the requisite votes of the shareholders of PFDB.

9.1.2   Injunctions.   None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
9.1.3   Regulatory Approvals.   All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.
9.1.4   Qualification of Proxy Statement/Offering Circular on Form 1-A.   The Proxy Statement/Offering Circular shall have become qualified by the SEC and no stop order suspending the effectiveness of same shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of KBC Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.
9.2   Conditions to the Obligations of KBC Under this Agreement.   The obligations of KBC under this Agreement shall be further subject to the satisfaction or, to the extent permitted by law, waiver by KBC of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing Date:
9.2.1   Representations and Warranties.   Each of the representations and warranties of PFDB set forth in this Agreement shall be true and correct as of the date of this Agreement and on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and PFDB shall have delivered to KBC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of PFDB dated as of the Closing Date.
9.2.2   Agreements and Covenants.   PFDB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with at or prior to the Effective Time, and KBC shall have received a certificate signed on behalf of PFDB by the Chief Executive Officer and Chief Financial Officer of PFDB to such effect dated as of the Closing Date.
9.2.3   Permits, Authorizations, Etc.   PFDB shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either PFDB or KBC.
9.2.4   No Material Adverse Effect.   There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of PFDB (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate have had or reasonably would be expected to have a Material Adverse Effect on PFDB.
9.2.5   Tax Opinion.   KBC shall have received an opinion of Cranmore, FitzGerald & Meaney, counsel to KBC, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of KBC, PFDB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
9.2.6   Regulatory Conditions.   No Regulatory Approval required for the consummation of the Merger shall include any condition or requirement that would result in a Material Adverse Effect on KBC and its Subsidiaries, taken as a whole after giving effect to the transactions contemplated by this Agreement.
9.2.7   Limitation on Dissenters’ Rights.   As of the Closing Date, the holders of no more than 10% of the PFDB Common Stock that is issued and outstanding shall have taken the actions as may be required by applicable law to qualify their PFDB Common Stock as Dissenters’ Shares.

9.2.8   Validity of Options and Warrants.   Prior to the Closing Date, PFDB shall provide KBC with a written opinion or comfort letter from legal counsel that the Options and Warrants set forth in PFDB Confidential Disclosure Schedule 3.3.1 are valid and enforceable.
9.2.9   Agreements with Certain Executive Officers and Consultants of PFDB.   As of the date of this Agreement, those individuals identified in PFDB Confidential Disclosure Schedule 7.6.6(a) shall have entered into agreements substantially in the form attached in Exhibits B, C, D, and E, which shall become effective at the Effective Time of the Merger.
9.2.10   Cancellation Payments.   Holders of all outstanding warrants will be provided with elections to receive Warrant Cancellation Payments or Replacement Warrants and holders of all outstanding options will be provided with Option Cancellation Payments, respectively.
9.3   Conditions to the Obligations of PFDB Under this Agreement.   The obligations of PFDB under this Agreement shall be further subject to the satisfaction or, to the extent permitted by law, waiver by PFDB of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:
9.3.1   Representations and Warranties.   Each of the representations and warranties of KBC and NUBK set forth in this Agreement shall be true and correct as of the date of this Agreement and on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and KBC shall have delivered to PFDB a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of KBC dated as of the Closing Date.
9.3.2   Agreements and Covenants.   KBC and NUBK shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and PFDB shall have received a certificate signed on behalf of KBC by the Chief Executive Officer and Chief Financial Officer of KBC to such effect dated as of the Closing Date.
9.3.3   Permits, Authorizations, Etc.   KBC and NUBK shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on KBC and NUBK, taken as a whole.
9.3.4   No Material Adverse Effect.   There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of KBC and the KBC Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on KBC.
9.3.5   Tax Opinion.   PFDB shall have received an opinion of Hunton & Williams, special counsel to PFDB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of KBC, PFDB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.1   Termination.   This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of PFDB (except as otherwise indicated below):
10.1.1   At any time by the mutual written agreement of KBC, NUBK and PFDB;
10.1.2   By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by PFDB) or Section 9.3.1 (in the case of a breach of a representation or warranty by KBC or NUBK);
10.1.3   By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by PFDB) or Section 9.3.2 (in the case of a breach of covenant by KBC or NUBK);
10.1.4   At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by KBC and PFDB; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
10.1.5   By either party, if the shareholders of PFDB shall have voted at the PFDB Shareholder Meeting, on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;
10.1.6   By either party if  (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;
10.1.7   By PFDB, if, prior to receipt of PFDB’s shareholder approval, PFDB has received a Superior Proposal, but only if prior to or concurrently with terminating this Agreement, PFDB pays to KBC the Termination Fee; and
10.1.8   By KBC, if the Board of Directors of PFDB shall have (i) failed to recommend in the Proxy Statement/Offering Circular that the shareholders of PFDB approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to KBC or publicly resolved to do so, or (ii) recommended or endorsed an Acquisition Proposal.
10.2   Effect of Termination.
10.2.1   In the event of termination of this Agreement by either KBC or PFDB pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect. Notwithstanding anything to the contrary contained in this Agreement, neither KBC or NUBK nor PFDB shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
10.2.2   If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) Solely in the event of the following circumstances, PFDB agrees to pay KBC a Termination Fee in the amount of  $525,000 by wire transfer of same day funds on the earlier of  (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by the other party, as applicable, following the occurrence of any of the events set forth below:
(i) PFDB terminates this Agreement pursuant to Section 10.1.7 or KBC terminates this Agreement pursuant to Section 10.1.8; or
(ii) The entering into a definitive agreement by PFDB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving PFDB within twelve (12) months after the occurrence of any of the following: (i) the termination of this Agreement by KBC pursuant to Section 10.1.2 or 10.1.3 because of a breach by PFDB after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of PFDB and not withdrawn at the time of such breach; or (ii) the termination of this Agreement by KBC or PFDB pursuant to Section 10.1.5 because of the failure of the shareholders of PFDB to approve this Agreement at the PFDB Shareholders Meeting after an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of PFDB and such Acquisition Proposal had not been withdrawn at the time of termination.
10.3   Amendment, Extension and Waiver.   Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of PFDB or KBC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of PFDB, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases or increases the amount or value, or changes the form of, the Merger Consideration to be delivered to PFDB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.
ARTICLE XI
MISCELLANEOUS
11.1   Confidentiality.   Except as specifically set forth herein, KBC, NUBK, and PFDB agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.
11.2   Public Announcements.   PFDB and KBC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither PFDB nor KBC shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.
11.3   Survival.   All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4   Notices.   All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:
If to PFDB, to:
Kathleen J. Wolfe
President and Chief Executive Officer
Patriot Federal Bank
211 Erie Blvd
Canajoharie, NY 13317
With required copies (which shall not constitute notice) to:
Peter G. Weinstock
Hunton & Williams
1445 Ross Avenue, Suite 3700
Dallas, TX 75202
If to KBC and NUBK, to:
John Balli, CPA
President and Chief Executive Officer
Kinderhook Bank Corp. and
The National Union Bank of Kinderhook
1 Hudson Street,
Kinderhook, NY 12106
With required copies (which shall not constitute notice) to:
J. J. Cranmore
Cranmore, FitzGerald & Meaney
49 Wethersfield Avenue
Hartford, CT 06114
jcranmore@cfmlawfirm.com
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) Business Day after being delivered to the overnight courier.
11.5   Parties in Interest.   This Agreement and the Voting Agreement shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreement nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except (i) as provided in Sections 7.7.6, 7.7.7, 7.7.8 and 7.8 hereof, (ii) the right from and after the Effective Time of the PFDB shareholders to receive the Merger Consideration, the holders of PFDB Warrants to receive either PFDB Warrant Cancellation Payment or a Replacement Warrant Certificate and the holders of PFDB Stock Options to receive the Option Cancellation Payment and (iii) the right of PFDB on behalf of its shareholder to seek equitable relief or to pursue damages suffered by PFDB and its shareholders (including claims for damages based on loss of the economic benefit of the Merger to PFDB’s shareholders, nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.
11.6   Complete Agreement.   This Agreement, including the Exhibits and Confidential Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.
11.7   Counterparts.   This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.
11.8   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
11.9   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.
11.10   Interpretation.   When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of  “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
11.11   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the posting of bond or other security, in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.
11.12   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.
KINDERHOOK BANK CORP.

John Balli John Balli, CPA President and Chief Executive Officer
THE NATIONAL UNION BANK OF KINDERHOOK

John Balli John Balli, CPA President and Chief Executive Officer
PATRIOT FEDERAL BANK

Kathleen J. Wolfe Kathleen J. Wolfe President and Chief Executive Officer

ANNEX B
VOTING AGREEMENT
VOTING AGREEMENT (this “Agreement’’), dated as of March 14, 2017, by and among Kinderhook Bank Corp., a New York corporation (“KBC’’), and its subsidiary, The National Union Bank of Kinderhook, a national banking association (“NUBK’’), and the undersigned holder ("Shareholder’’) of the common stock, par value $1.00 per share (“Common Stock’’), of Patriot Federal Bank (“PFDB’’).
RECITALS
Concurrently with the execution of this Agreement, KBC, NUBK and PFDB have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement’’), providing for the merger of PFDB with and into NUBK and wholly-owned subsidiary of KBC (the “Merger’’).
The PFDB Board of Directors has (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of PFDB’s shareholders, (ii) approved the Merger Agreement and declared it be advisable and (iii) resolved to recommend that PFDB’s shareholders approve the Merger Agreement.
It is a condition to the willingness of KBC to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement.
Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and KBC agree as follows:
1.
Ownership of Shares, Options and Warrants.   Schedule A attached hereto lists all of the shares of PFDB Common Stock beneficially owned by the Shareholder, including Jointly Owned Shares (as hereinafter defined) (all of such shares, together with all shares of PFDB Common Stock subsequently acquired by Shareholder during the term of this Agreement, are referred to herein as the “Shares’’). Schedules B and C, respectively, attached hereto list all stock Options and Warrants owned of record or beneficially by the Shareholder. For purposes of this Agreement, the Shareholder’s ’’beneficial ownership" of Shares, Options and Warrants shall be determined in accordance with Rule 13d-3 under the Exchange Act.

2.
Agreement to Vote Shares.   The Shareholder agrees that, prior to the Extended Expiration Date (as hereinafter defined), at any meeting of the shareholders of PFDB, or any adjournment(s) or postponement(s) thereof, or in connection with any written consent of the shareholders of PFDB, with respect to the Merger Agreement or any of the transactions contemplated thereby or any Acquisition Proposal (together, the “PFDB Shareholder Meeting’’), the Shareholder shall:

(a)
appear at the PFDB Shareholder Meeting or otherwise cause the Shares to be represented at such meeting and to be counted as present thereat for purposes of calculating a quorum; and

(b)
vote (or cause to be voted), or execute and deliver a written consent (or cause a consent to be executed and delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (including any shares of restricted stock, whether or not vested) (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of PFDB contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to PFDB’s and KBC’s respective obligations to consummate the Merger; and

(iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.
Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
3
Application to Jointly Owned Shares.   The Shareholder shall use his or her reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including the restrictions on transfer set forth in Section 5. For purposes of this Agreement, “Jointly Owned Shares” means any Shares of PFDB Common Shares beneficially owned by the Shareholder as to which the Shareholder has joint or shared voting power with any other person, including such Shareholder’s spouse.

4
Expiration Date and Extended Expiration Date.   As used in this Agreement, (i) the term “Expiration Date” shall mean the earliest to occur of  (x) except as otherwise provided in clause (ii) of this sentence, the day following the PFDB Shareholder Meeting at which the Merger Agreement is approved, (y) such date and time as the Merger Agreement shall be terminated pursuant to Article X thereof, or (z) upon mutual written agreement of the parties hereto to terminate this Agreement; and (ii) the term “Extended Expiration Date” shall mean the earliest to occur of  (x) the Effective Time of the Merger, (y) such date and time as the Merger Agreement shall be terminated pursuant to Article X thereof, or (z) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

5
No Transfer of Shares.   The Shareholder agrees that, prior to the Expiration Date, the Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, (i) sell, assign, transfer, pledge, or otherwise dispose of  (including, without limitation, by the creation of a Lien (as defined in Section 6(c)), any Shares, (ii) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (iii) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto, or (iv) take any action that would immediately or with the passage of time make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of restricting, limiting or interfering with the performance of the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (i) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee; (ii) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to (y) the Shareholder providing at least three (3) Business Days prior written notice to KBC, and (z) the transferee agreeing in writing to be bound by the terms of, and to perform the obligations of the Shareholder under, this Agreement; and (iii) any other transfers that KBC may otherwise agree to in writing in its sole discretion.

6.
Representations and Warranties of Shareholder.   Except as disclosed on Schedule A hereto, the Shareholder hereby represents and warrants to KBC as follows:

(a)
Authority.   The Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder.

(b)
Binding Effect.   This Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of KBC) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

(c)
No Liens.   Except as otherwise disclosed on Schedule A, none of the Shares listed on Schedule A, is subject to any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens’’), and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares.

(d)
Conversion of Shares, Cancellation of Options and Warrants in the Merger.   The Shareholder acknowledges that, at the Effective Time, (i) then outstanding Shares listed on Schedule A shall be cancelled and converted into the right to receive shares of KBC Common Stock in accordance with the Exchange Ratio, subject to the provisions of the Merger Agreement; (ii) any outstanding Options listed on Schedule B will be cancelled in exchange for the Option Cancellation Payment, as provided in Section 3.4 of the Agreement; (iii) and outstanding Warrants (if any) listed on Schedule C will be cancelled in exchange for the Warrant Cancellation Payment as provided in Section 3.3 of the Agreement.

(e)
No Conflict.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw, operating agreement or other organizational document of the Shareholder.

(f)
No Consent Required.   The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Shareholder except for applicable requirements, if any, of the Change in Bank Control Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his or her obligations under this Agreement in any material respect.

(g)
Litigation.   As of the date hereof, to the knowledge of the Shareholder, there is no action, proceeding or investigation pending or threatened against the Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

7.
After Acquired Shares.   The Shareholder shall promptly notify KBC in writing of the nature and amount of any Shares acquired by Shareholder after the date of this Agreement. Upon acquisition by the Shareholder, such after-acquired Shares shall become subject to the terms of this Agreement in all respects, and the Shareholder shall be deemed to have made each of the representations and warranties set forth in Section 6 above as to such Shares as of the date of their acquisition.

8.
Irrevocable Proxy.   Subject to the last sentence of this Section 8, by execution of this Agreement, the Shareholder does hereby appoint KBC with full power of substitution to any executive officer or affiliate of KBC, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote, if the Shareholder is unable or unwilling to perform his or her obligations under this Agreement, each of such Shares that the Shareholder shall be entitled so to vote with respect to the matters set forth in Section 2 hereof at any PFDB Shareholder Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of PFDB taken by written consent. The Shareholder (i) intends this proxy to be irrevocable and coupled with an interest hereafter until the Extended Expiration Date; (ii) hereby revokes any proxy previously granted by the Shareholder with respect to all or any part of the Shares; and (iii) prior to the Extended Expiration Date, at the request of KBC, will acknowledge the renewal of the irrevocable proxy granted herein, on or before any expiration date of such proxy under applicable law. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Extended Expiration Date of this Agreement.
9.
No Solicitation.   From and after the date of this Agreement until the Extended Expiration Date, the Shareholder shall not (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than KBC) any information or data with respect to PFDB or otherwise relating to an Acquisition Proposal, (iii) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (iv) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (v) initiate a shareholders' vote or action by consent of PFDB’s shareholders with respect to an Acquisition Proposal, or (vi) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act), or “act in concert” with others within the meaning of the Change in Bank Control Act, with respect to any voting securities of PFDB for the purpose of taking any action in support of an Acquisition Proposal. Without limiting the generality of the foregoing, the Shareholder further agrees not to authorize, directly or indirectly any representative, advisor or agent of such Shareholder to undertake any of the actions prohibited in the preceding sentence.

10.
Specific Enforcement.   The Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) KBC is relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause KBC irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the Shareholder agrees that KBC shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and shall be KBC’s sole remedy under this Agreement unless KBC shall have sought and been denied injunctive remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

11.
Capacity as Shareholder.   The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of PFDB. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein, including the proxy granted in Section 8 hereof, shall not prevent the Shareholder (i) from exercising his or her duties and obligations as a director of PFDB or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of PFDB, or (ii) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.

12.
Public Disclosure.   The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior written consent of KBC. The Shareholder hereby permits KBC to publish and disclose in any document and/or schedule filed by KBC with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.

13.
No Waivers.   No waivers of any breach of this Agreement extended by KBC to the Shareholder shall be construed as a waiver of any rights or remedies of KBC with respect to any other shareholder of PFDB who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of PFDB. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

14.
Entire Agreement; Amendments; Third Party Beneficiary.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. KBC and The National Union Bank of KBC shall each be entitled to enforce its provisions as a party hereto.

15.
Further Assurances.   From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as KBC may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

16.
Severability.   If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17.
Counterparts.   This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

18.
Effect of Headings.   The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

19.
Assignment.   This Agreement may not be assigned by a party without the prior written consent of the other party. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

20.
Governing Law.   This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the State of New York, or if that court does not have jurisdiction, a federal court sitting in the State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the New York Courts and agree not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.

21.
Waiver of Jury Trial.   The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ANNEX C
May 23, 2017
Board of Directors
Patriot Federal Bank
Canajoharie, New York
Ladies & Gentlemen:
You have requested that The Bank Advisory Group, L.L.C. (“The Bank Advisory Group’’) act as an independent financial analyst and advisor on behalf of Patriot Federal Bank, Canajoharie, New York (“Patriot”). Specifically, we have been asked to render advice and analysis in connection with the proposed merger of Patriot with and into The National Union Bank of Kinderhook (“Kinderhook’’) (the “Merger’’). In our role as an independent financial analyst, you have requested our opinion with regard to the financial fairness — from the perspective of the common shareholders of Patriot — of the financial terms of the Merger pursuant to the provisions of the Agreement and Plan of Merger by and among Kinderhook Bank Corporation, Kinderhook, New York (“KBC”), Kinderhook and Patriot and dated as of March 14, 2017 (the “Agreement’’).
In conjunction with our review of the Agreement, our understanding is that KBC proposes to consummate the Merger pursuant to the following financial terms:
•
Pursuant to the terms of the Agreement, and as a result of the Merger, each share of Patriot common stock issued and outstanding immediately prior to the Effective Date of the Merger will cease to be outstanding and will be converted into the right to receive 0.30 shares of KBC common stock (the “Merger Consideration”). As a result, KBC will issue approximately 439,059 shares of KBC common stock to the holders of Patriot common stock in the Merger (assuming no outstanding options or warrants of Patriot are exercised before the consummation of the Merger). At the completion of the Merger, it is expected that there will be issued and outstanding approximately 1,171,820 shares of KBC common stock, with current KBC shareholders owning approximately 62.5% of KBC’s outstanding common stock and former holders of Patriot common stock owning approximately 37.5% of KBC’s outstanding common stock, and 29.3% of KBC’s fully diluted outstanding common stock, assuming conversion of all outstanding preferred stock of KBC.

•
In the Merger, each Patriot Warrant, at the Effective Time of the Merger, will be converted into the right to receive either:

1.
The Patriot Warrant Cancellation Payment, which comprises a cash payment equal to the number of Patriot Warrant Shares with respect to each Warrant, multiplied by the difference of  $10.50 and the per share Patriot Warrant Exercise Price of  $10.00; or

2.
A Replacement Warrant Certificate with respect to each Patriot Warrant, which is issued by KBC and represents the right to acquire, prior to the Patriot Warrant’s expiration date (which is not affected by the Merger), that number of shares of KBC common stock equal to the number of warrant shares multiplied by 0.30, at a price per share equal to the Patriot Warrant Exercise Price of  $10.00, multiplied by 0.30.

Board of Directors
Patriot Federal Bank
May 23, 2017

•
At the Effective Time of the Merger, the Patriot Stock Option Plan will terminate, and each Patriot stock option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right of the holder to receive an amount of cash equal to the number of Patriot shares provided for by the Patriot stock option, multiplied by the excess of $10.50 over the $10.00 exercise share price per share.

•
Pursuant to the Dissenters' Rights Statute under 12 U.S.C. § 215a, any shareholder of Patriot who dissents from the Merger shall be entitled to receive the fair value of the shares so held by him or her when such transaction is approved by the OCC.

The Bank Advisory Group is a specialized consulting firm focusing on providing stock valuations together with traditional merger & acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions. As part of its line of professional services, The Bank Advisory Group specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide.
Prior to its retention for this assignment, The Bank Advisory Group had not provided any services to nor had it previously received any professional fees from either Patriot or KBC.
In connection with this opinion and with respect to Patriot we have reviewed, among other things:
1.
Comparative audited financial statements, at and for the fiscal years ended December 31, 2015 and 2016;

2.
Reports of Condition and Income at and for the years ended December 31, 2013 – 2016, and at and for the three-month period ended March 31, 2017;

3.
Internal financial statements at and for the four-month period ended April 30, 2017;

4.
Certain internal financial analyses and forecasts prepared by Patriot’s management, including projections of future performance;

5.
Certain other summary materials and analyses with respect to its loan portfolio, securities portfolio, wholesale funding, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the allowance for loan losses, (iii) schedules of  “other real estate owned,” including current carrying values and recent appraisal values, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and,

6.
Such other information that we deemed relevant to this assignment.

In connection with this opinion and with respect to KBC (unless otherwise noted), we have reviewed, among other things:
1.
Comparative audited financial statements, at and for the fiscal years ended December 31, 2015 and 2016;

2.
Internally-compiled financial statements for the quarterly period ended March 31, 2017;

3.
Parent company only financial statements presented on form F.R. Y-9SP, for the years ended December 31, 2013 – 2016, as filed with the Federal Reserve System;

4.
For Kinderhook, Reports of Condition and Income at and for the years ended December 31, 2013 – 2016, and at and for the three-month period ended March 31, 2017;

Board of Directors
Patriot Federal Bank
May 23, 2017

5.
Such other information that we deemed relevant to this assignment.

In connection with this opinion and with respect to the Merger, we have reviewed, among other things:
1.
The Agreement that sets forth, among other items, the terms, conditions to closing, pending litigation against both Patriot and KBC, and representations and warranties of Patriot and KBC;

2.
With regard to Patriot:

a.
The financial terms and price levels for selected commercial banking organizations with assets between $50 million and $500 million, a return on average assets (“ROA”) less than 0.50%, an equity-to assets ratio between 7.50% and 10%, and recently acquired in the United States, together with the financial performance and condition of such banking organizations;

b.
The financial terms and price levels for selected profitable commercial banking organizations with assets between $50 million and $500 million, an equity-to assets ratio between 7.50% and 10%, and recently acquired in the Northeastern US states of New York, Connecticut, Massachusetts, and New Hampshire, together with the financial performance and condition of such banking organizations;

c.
The financial terms and price levels for selected thrifts and savings banks recently acquired in the Northeastern US states of New York, Connecticut, Massachusetts, and New Hampshire with deal values ranging between $1 million and $35 million, together with the financial performance and condition of such banking organizations;

3.
With regard to KBC, market price levels, as of May 16, 2017, and related fundamental financial characteristics, as publicly-available, of selected profitable banking organizations based in New York, Connecticut, Massachusetts, and New Hampshire with exchange-traded common stocks and total assets under $2.6 billion, utilizing financial information as of December 31, 2016;

4.
The three-year growth/decline in the market price levels of the following commercial banking indices: SNL U.S. Banks, SNL Small Cap U.S. Banks, and SNL Mid Cap U.S. Banks; and,

5.
Such other information — including financial studies, analyses, investigations, and economic and market criteria — that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provide a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion — not a certification of value. Furthermore, our opinion is focused exclusively upon the financial fairness of the Merger to shareholders of Patriot, and thus, is not intended, nor should it be construed, to provide specific legal, regulatory, tax, or accounting advice in connection with the subject transaction.
We have relied upon the information provided by the managements of Patriot and KBC, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Patriot or KBC. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Patriot or KBC since the date of the last financial statements made available to us. We have met with the management of Patriot and the Management of KBC regarding the relevant information that has been provided to us, and nothing has come to our attention that would lead us to conclude that the foregoing reliances and assumptions are unfounded or without merit.

Board of Directors
Patriot Federal Bank
May 23, 2017

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, it is our opinion that the terms of the Merger, including, without limitation, the Merger Consideration, are fair, from a financial point of view, to the holders of Patriot Common Stock.
This opinion is available for disclosure to the shareholders of Patriot Federal Bank Accordingly, we hereby consent to the inclusion of, and reference to, this opinion and the reference of our Firm in the joint proxy statement/offering circular to which this opinion is annexed.
Respectfully submitted,
The Bank Advisory Group, L.L.C.
By

ANNEX D
12 U.S.C.
United States Code, 2011 Edition
Title 12 − BANKS AND BANKING
CHAPTER 2 − NATIONAL BANKS
SUBCHAPTER XVI − CONSOLIDATION AND MERGER
Sec. 215a - Merger of national banks or State banks into national banks
From the U.S. Government Printing Office, www.gpo.gov
§215a. Merger of national banks or State banks into national banks
(a)
Approval of Comptroller, board and shareholders; merger agreement; notice; capital stock; liability of receiving association

One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall —
(1)
be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

(2)
be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

(3)
specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

(4)
provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b)
Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)
Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of  (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
(d)
Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of  (and stock owned by them in) a bank or association being merged into the receiving association.
(e)
Status of receiving association; property rights and interests vested and held as fiduciary

The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.
(f)
Removal as fiduciary; discrimination

Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.
(g)
Issuance of stock by receiving association; preemptive rights

Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.
(Nov. 7, 1918, ch. 209, §3, formerly §2, as added Pub. L. 86-230, §20, Sept. 8, 1959, 73 Stat. 463; renumbered §3, Pub. L. 103-328, title I, §102(b)(4)(A), Sept. 29, 1994, 108 Stat. 2351.)
Codification
Provisions similar to those comprising this section were contained in section 4 of act Nov. 7, 1918, ch. 209, as added July 14, 1952, ch. 722, §1, 66 Stat. 599 (formerly classified to section 34b of this title), prior to the complete amendment and renumbering of act Nov. 7, 1918, by Pub. L. 86-230.

ANNEX E

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

E-i

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders
of Patriot Federal Bank
Canajoharie, New York
Report on the Financial Statements
We have audited the accompanying consolidated balance sheets of Patriot Federal Bank (the Bank) and its subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patriot Federal Bank and its subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matter
Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The consolidating balance sheets and consolidating statements of operations on pages F-26 through F-29 are presented for the purpose of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statement as a whole.
Gloversville, New York
March 7, 2017

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share data)
AT DECEMBER 31, 2016 AND 2015
	2016	2015
ASSETS:
Cash and amounts due from depository institutions	$2,775	$2,445
Investment securities available for sale at market value	19,875	23,934
FHLB Stock	637	687
Loans, net of allowance for loan losses of $1,795 and $1,550 at December 31, 2016 and 2015, respectively.	113,785	97,836
Other real estate owned and other repossessed assets	0	125
Office premises and equipment	2,965	3,098
Goodwill and other intangibles	181	181
Other assets	1,028	1,036
TOTAL ASSETS	$141,246	$129,342
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits	$118,198	$105,636
FHLB advances and other borrowings	10,250	11,200
Other liabilities	473	472
Total liabilities	128,921	117,308
Stockholders’ equity:
Common stock $1.00 par value and 2,000,000 authorized; 1,463,533 shares issued and outstanding at end of 2016 and 2015	1,464	1,464
Paid-in capital excess of par	11,559	11,434
Retained earnings (deficit)	(484)	(992)
Stock-based compensation	0	150
Accumulated other comprehensive income (loss)	(214)	(22)
Total stockholders’ equity	12,325	12,034
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$141,246	$129,342

See independent auditors’ report and notes to financial statements.

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share data)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
	2016	2015
INTEREST INCOME:
Interest and fee income on loans	$4,977	$4,591
Interest income on investments	524	556
Total interest income	5,501	5,147
INTEREST EXPENSE:
Interest expense on deposits	748	652
Interest expense on borrowings	109	124
Total interest expense	857	776
Net interest income before provision for loan losses	4,644	4,371
PROVISION FOR LOAN LOSSES	(272)	(503)
NON-INTEREST INCOME	534	427
GAIN ON SALE OF INVESTMENT SECURITIES	13	16
GAIN ON SALE OF LOANS	0	85
GAIN ON SALE OR REVALUATION OF REPOSSESSED ASSETS	36	15
GAIN (LOSS) ON DISPOSITION OF FIXED ASSETS	(14)	0
NON-INTEREST EXPENSE:
Salaries and employee benefits	2,108	1,961
Occupancy and equipment expense	225	218
Depreciation on buildings and equipment	177	183
Data processing and IT expense	682	665
Legal and professional fees	288	288
Other operating expenses	635	592
Total noninterest expense	4,115	3,907
NET INCOME BEFORE TAXES	826	504
INCOME TAX PROVISION	318	150
NET INCOME AFTER TAXES	$508	$354
INCOME PER SHARE:
Basic	$0.35	$0.24
Diluted	0.35	0.24
Weighted average shares	1,463,533	1,463,533
Fully diluted average shares	1,463,533	1,463,533
See independent auditors’ report and notes to financial statements.

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$508	$354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation premises and equipment	177	183
(Increase) decrease in deferred tax asset	31	(17)
Unrealized gain (loss) on AFS Securities	(217)	31
Provision for loan losses	272	503
Increase (decrease) in corporate taxes payable	(28)	76
(Increase) decrease in corporate taxes receivable	(3)	205
Net cash provided by operating activities	740	1,335
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in Federal Home Loan Bank stock owned	50	244
Decrease in securities available-for-sale	4,059	435
(Increase) in loans receivable	(16,221)	(4,412)
(Increase) to premises and equipment	(44)	(48)
(Increase) decrease in other real estate owned and other repossessed assets	125	(85)
(Increase) in other assets	(20)	(60)
Net cash (used) in investing activities	(12,051)	(3,926)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	12,562	8,752
Net (decrease) in borrowings	(950)	(5,634)
Net increase in escrows and other liabilities	29	181
Net cash provided by financing activities	11,641	3,299
NET INCREASE IN CASH AND CASH EQUIVALENTS	330	708
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	2,445	1,737
CASH AND CASH EQUIVALENTS – END OF YEAR	$2,775	$2,445
SUPPLEMENTAL INFORMATION:
Cash paid during the year for:
Income taxes	$225	$0
Interest	857	776
See independent auditors’ report and notes to financial statements.

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands of dollars)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
	Common Stock	Additional Paid In Capital	Retained Earnings	Stock Based Compensation	Accumulated Comprehensive Income (Loss)	Total
Stockholders’ Equity 2014	$1,464	$11,434	$(1,346)	$150	$(53)	$11,649
Net income after tax	0	0	354	0	0	354
Comprehensive income:
Unrealized gain on securities AFS net of deferred tax	0	0	0	0	31	31
Stockholders’ Equity 2015	1,464	11,434	(992)	150	(22)	12,034
Net income after tax	0	0	508	0	0	508
Comprehensive income:
Unrealized gain (loss) on securities AFS net of deferred tax	0	125	0	(150)	(192)	(217)
Stockholders’ Equity 2016	$1,464	$11,559	$(484)	$0	$(214)	$12,325

See independent auditors’ report and notes to financial statements.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Patriot Federal Bank (the Bank) is a federally chartered savings bank which maintains insurance on deposits with the Federal Deposit Insurance Corporation (FDIC). The Bank is engaged in the business of retail banking with operations conducted through its main office located in Canajoharie, New York, and branch offices located in Johnstown and Amsterdam, New York. The Bank provides a full range of banking services to individual and small business customers. The Bank began operations on December 5, 2005.
Prior to December 5, 2005, the proposed Bank operated as another entity. At December 5, 2005, the proposed Bank and its related entity transferred all assets, liabilities and cumulative pre-opening costs to Patriot Federal Bank.
Patriot Asset Management, Inc. (PAM) is a wholly-owned subsidiary of Patriot Federal Bank. PAM is a Registered Investment Advisor firm dedicated to helping individuals, professionals and business owners achieve their investment and retirement goals. PAM began operations in 2012. Total assets under the management of PAM are as follows:
	2016	2015
Discretionary	$11,360,760	$9,504,783
Non-Discretionary	3,011,875	2,353,157
Total	$14,372,635	$11,857,940

Basis of Presentation
Basis of presentation and the accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles in the United States of America and prevailing practices within the banking industry. Such policies have been followed on a consistent basis.
Principles of Consolidation
The consolidated financial statements include the accounts of Patriot Federal Bank and Patriot Asset Management, Inc. after elimination of all intercompany accounts and transactions for 2016 and 2015. Patriot Asset Management, Inc. is a wholly owned subsidiary of Patriot Federal Bank.
Use of Estimates
In the preparation of the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and statements of operations and cash flows for the year. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near-term are related to the determination of the allowance for losses on loans. While management uses available information to recognize losses on loans further additions may be necessary based on changes in the loan portfolio composition.
In addition, the estimation of fair value is significant to a number of assets, including available-for-sale investment securities. These are all recorded at either fair value or at the lower of cost or fair value. Furthermore, accounting principles generally accepted in the United States of America require disclosure of the fair value of financial instruments as a part of the notes to the financial statements. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates and the shape of yield curves.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (CONTINUED)

Cash and Cash Equivalents
Due from depository institutions, cash on hand, federal funds sold and all other highly liquid investments purchased with an original maturity of three months or less are considered to be cash and cash equivalents. Generally, federal funds are purchased and sold for one day periods. From time to time, deposits with correspondent banks will exceed amounts insured by the FDIC. Management does not anticipate any losses and evaluates the financial status of the correspondent banks on a regular basis.
Federal Home Loan Bank Stock
The Bank is required to hold Federal Home Loan Bank stock as part of the membership requirement for the Federal Home Loan Bank. This investment is restricted.
Investment Securities
Available-for-Sale investments are securities held for indefinite periods of time. Those securities are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. They are also adjusted for unrealized gains and losses. These unrealized gains and losses are reported as a separate component of capital, net of estimated income taxes.
The fair value measurements utilized in determining unrealized gains and losses are reported using Level 2 inputs (see Note 18 — Fair Value Measurement). These inputs consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things. Realized gains or losses are recorded using the specific identification method.
Loans Receivable
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding, unpaid, principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans.
Credit and loan decisions are made by management and the board of directors in conformity with loan policies established by the board of directors. The Bank’s practice is to charge-off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower’s failure to meet repayment terms, the borrower’s deteriorated financial condition, the depreciation of the underlying collateral, the loan’s classification as a loss by regulatory examiners, or other reasons.
The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on non-accrual loans (see Interest and Fees on Loans).
The bank’s practice is to charge off all loans or portions of loans which would otherwise be classified as impaired. As such, the bank carries no impaired loans on its balance sheet.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (CONTINUED)

Provision and Allowance for Loan Loss
Implicit in the Bank’s lending activities is the fact that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. The allowance for loan losses represents the Bank’s recognition of the risks of extending credit and its evaluation of the loan portfolio. The allowance for loan losses is maintained at a level considered adequate to provide for probable loan losses based on management’s assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, historical loss experience, evaluation of the quality of the underlying collateral, and holding and disposal costs. The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. Loan losses are charged against the allowance for loan losses when management believes the loan balance is uncollectible.
The Bank has established a formal process for determining an adequate allowance for loan losses. The allowance for loan losses calculation has two components. The first component represents the allowance for loan losses for impaired loans; that is loans where the Bank believes collection of the contractual principal and interest payments is not probable. To determine this component of the calculation, collateral-dependent impaired loans are evaluated using internal analyses as well as third-party information, such as appraisals. If an impaired loan is unsecured, it is evaluated using a discounted cash flow of the payments expected over the life of the loan using the loan’s effective interest rate and giving consideration to currently existing factors that would impact the amount or timing of the cash flows. The Bank’s practice is to charge off impaired loans or impaired portions of loans. Therefore, the bank rarely allocates specific reserves for impaired loans.
The second and primary component of the allowance for loan losses represents contingent losses — the estimated probable losses inherent within the portfolio due to uncertainties. Factors considered by management to estimate inherent losses include, but are not limited to, 1) historical and current trends in downgraded loans; 2) the level of the allowance in relation to total loans; 3) the level of the allowance in relation to the Bank’s peer group; 4) the levels and trends in non-performing and past due loans; and 5) management’s assessment of economic conditions and certain qualitative factors as defined by bank regulatory guidance, including but not limited to, changes in the size, composition and concentrations of the loan portfolio, changes in the legal and regulatory environment, and changes in lending management.
The recorded allowance for loan losses is the aggregate of the impaired loans component and the contingent loss component.
Interest and Fees on Loans
Interest income is recognized daily in accordance with the terms of the note based on the outstanding principal balance. Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. The accrual of interest on loans is discontinued when principal or interest is 90 days past due based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest (see Note 3 — Loans).
Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (CONTINUED)

Loan Sales and Loan Servicing
In 2015, the bank sold $13.059 million in mortgage loan participations to two investors. The bank retained 5% of the ownership of the loans, and retained the servicing. No asset has been booked for the servicing retained, as management has determined that the amounts paid to the bank by the participants for the servicing approximate the costs of providing the service. A gain on the sale of the mortgages was recognized in the amount of  $84.9 thousand.
Office Premises and Equipment
Office premises and equipment are recorded at cost and depreciated over their estimated economic useful lives using the straight-line method of depreciation. Economic useful lives used are:
Premises	40 years
Computer software	3 years
Equipment	3 − 5 years
Signs	10 years
Goodwill
In connection with the purchase of deposits and fixed assets from Trustco Bank at the Bank’s inception, an amount for goodwill was realized. Goodwill represents the excess purchase price over the fair value of the net identifiable assets acquired and is evaluated for impairment on an annual basis. The Bank follows the guidance provided in the Accounting Standards Codification-350 (ASC-350), Intangibles, Goodwill and Other, which prescribes a two-step process to test and measure impairment of goodwill.
Income Taxes
Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carry forwards depends on having sufficient taxable income of an appropriate character within the carry forward periods.
Comprehensive Income
ASC-220, Comprehensive Income, requires the disclosure of comprehensive income and its components. For the years ended December 31, 2016 and 2015, the Bank’s only component of comprehensive income was the fair value adjustment to equity when recording the net gain on the available-for-sale bond portfolio as required by ASC-320-10, Investments — Debt and Equity Securities.
Financial Instruments
In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received (see Note 15 — Fair Value of Financial Assets and Liabilities).
Earnings (Loss) per Share
Basic earnings per common share are based on the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated in a manner similar to basic

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (CONTINUED)

earnings per share except that the weighted average number of common shares outstanding is increased to include the weighted average common shares that would be outstanding if all potentially dilutive common stock equivalents were issued during the year. The Bank’s common stock equivalents relate solely to stock options and warrants (see Note 8 — Income per Share).
Stock-Based Compensation
As more fully described in Note 11, the Bank has a stock-based incentive plan authorizing stock option awards to its executive officers and employees. In accordance with ASC-718-10, Compensation-Stock Compensation, the Bank has recorded share-based compensation expense related to the fair value of outstanding stock options at the date of vesting of such awards.
Fair Value Measurements
The Bank accounts for investment securities in accordance with ASC-820, Financial Instruments. The Bank’s adoption of ASC-820 did not have a material impact on the Bank’s financial position or results of operation (see Note 18 — Fair Value Measurements).
Other-Than-Temporary Impairment
The Bank evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio by type and applying the appropriate OTTI model. Investment securities are evaluated for OTTI under FASB ASC 320, Investments — Debt and Equity Securities.
In determining OTTI under the FASB ASC-320, the Bank considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or it is more likely than not will be required to sell the debt security before its anticipated recovery. When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If the Bank intends to sell or it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If the Bank does not intend to sell the security and it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment. This standard did not have an impact on the Bank’s results of operations or financial position as of December 31, 2016 (see Note 2 — Investment Securities).
Advertising Costs
Advertising costs are expensed in the year incurred. Advertising expenses for the years ended December 31, 2016 and 2015 were $56,662 and $47,362, respectively.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 2 — INVESTMENT SECURITIES
At December 31, all investments have been classified as available for sale (AFS), according to management’s intent. The amortized cost of securities and their approximate fair values are as follows, (in thousands of dollars):
	2016
	Amortized Cost Basis	Gross Unrealized		Fair Value
Securities AFS		Gains	(Losses)
U.S. treasury securities	$1,026	$0	$(2)	$1,024
U.S. government agencies	2,146	0	(125)	2,021
Municipal	10,905	51	(100)	10,856
Agency MBS & CMO	6,058	14	(98)	5,974
Total AFS securities	$20,135	$65	$(325)	$19,875

	2015
	Amortized Cost Basis	Gross Unrealized		Fair Value
Securities AFS		Gains	(Losses)
U.S. treasury securities	$1,032	$0	$(4)	$1,028
U.S. government agencies	1,342	0	(4)	1,338
Municipal	11,644	129	(72)	11,701
Agency MBS & CMO	9,943	25	(101)	9,867
Total AFS securities	$23,961	$154	$(181)	$23,934

At December 31, 2016 and 2015, debt securities with a fair value of  $8.6 million and $11.6 million, respectively, were pledged as collateral to secure Federal Home Loan Bank advances.
The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2016 and 2015 are shown below. Mortgage-backed securities are classified in accordance with their contractual lives. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepay penalties. Additionally, accelerated principal payments are commonly received on mortgage-backed securities making it common for them to mature prior to the contractual maturity date. The table below is the amortized cost and estimated fair value of debt securities by contracted maturity date at December 31, 2016 and 2015, (in thousands of dollars):
	2016		2015
Securities AFS	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within one year	$3,068	$3,058	$2,576	$2,572
Due after one year through five years	8,188	8,143	11,350	11,381
Due after five years through ten years	6,411	6,261	6,726	6,739
Due after ten years	2,468	2,413	3,309	3,242
Total securities AFS	$20,135	$19,875	$23,961	$23,934

At December 31, 2016 and 2015, certain investment securities had fair values below their amortized costs. The following table (in thousands of dollars) shows the gross unrealized losses and fair values of those securities, segregated by category and by whether the securities had been in continuous unrealized loss positions for less than 12 months or for 12 months or more. The Bank does not consider these unrealized losses to be credit related. These unrealized losses primarily relate to changes in interest rates and market spreads subsequent to purchase.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 2 — INVESTMENT SECURITIES — (CONTINUED)

	2016
	Less than 12 months			12 months or more
Securities AFS	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities
U.S. government agencies	$0	$0	0	$0	$0	0
U.S. treasury securities	3,046	126	3	0	0	0
Municipal	5,844	100	17	0	0	0
Agency MBS & CMO	4,825	98	6	0	0	0
Total temporarily-impaired	$13,715	$324	26	$0	$0	0

	2015
	Less than 12 months			12 months or more
Securities AFS	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities
U.S. government agencies	$0	$0	0	$0	$0	0
U.S. treasury securities	2,016	8	2	0	0	0
Municipal	1,054	19	2	2,007	53	5
Agency MBS & CMO	4,414	27	4	3,862	74	4
Total temporarily-impaired	$7,484	$54	8	$5,869	$127	9

NOTE 3 — LOANS
The Bank’s loan portfolio generally consists of loans to borrowers within Fulton and Montgomery Counties in New York State. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and small commercial loans are among the principal loan products the Bank is offering the local community. As a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those product types.
The composition of the loan portfolio at December 31, is as follows (in thousands of dollars):
	2016	2015
Residential real estate loans	$69,311	$60,022
Commercial loans secured by real estate	24,440	19,933
Commercial and agricultural loans	13,042	11,313
Consumer loans	8,787	8,118
Total loans	115,580	99,386
Less allowance for loan losses	1,795	1,550
Net loans	$113,785	$97,836

Loans outstanding to directors, executive officers and their related interests, which are included in loans receivable, as of December 31, are as follows (in thousands of dollars):
	2016	2015
Beginning balance	$469	$590
New loans	3	125
Repayments	(27)	(246)
Ending balance	$445	$469

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 4 — ALLOWANCE FOR LOAN LOSSES
Transactions in the allowance for loan losses are summarized as follows (in thousands of dollars):
	For the Years Ended December 31,
	2016	2015
Balance at the beginning of the period	$1,550	$1,260
Loans charged off:
Residential real estate loans	(89)	(126)
Commercial loans secured by real estate	0	(105)
Commercial and agricultural loans	0	(5)
Totals loans charged-off	(89)	(236)
Recoveries of loans previously charged off:
Residential real estate loans	60	0
Commercial loans secured by real estate	0	0
Commercial and agricultural loans	0	21
Consumer loans	2	2
Total loans recovered	62	23
Net loans charged-off	(27)	(213)
Provision for loan losses	272	503
Balance at the end of the period	$1,795	$1,550

The following table sets forth the Bank’s past-due and non-accrual loans at December 31, (in thousands of dollars):
	2016		2015
	Past-due 30 – 89 days still accruing	Non-accrual	Past-due 30 – 89 days still accruing	Non-accrual
Residential real estate loans	$75	$377	$685	$394
Commercial loans secured by real estate	0	219	123	393
Commercial and agricultural loans	0	48	27	55
Consumer loans	29	0	0	0
Total past-due and non-accrual loans	$104	$644	$835	$842

The Bank has four credits with terms modified from the original terms to improve the Bank’s prospects for repayment of principal and interest. These are categorized as troubled debt restructurings. They totaled $441,000 and $383,000 at December 31, 2016 and December 31, 2015, respectively. No principal forgiveness was involved in any of the credits.
One of the credits included in the Bank’s residential real estate loan portfolio underwent a $175,000 book charge-off to lower the carrying amount to the bank’s estimate of likely realizable value. This loan was modified in 2014 and has been paying according to the modified terms throughout 2015. The modification included an extension of terms, and interest forbearance for a three month period. The foregone interest was approximately $4,000. The carrying value of this loan was $133,000 and $143,000 at December 31, 2016 and 2015, respectively. This loan has been performing for three years, and is now accruing interest.
Another credit consists of two loans in the Bank’s portfolio of commercial loans secured by real estate. One of these underwent a $50,000 book charge-off to lower the carrying amount to the Bank’s estimate of likely realizable value. At the time of this restructuring in 2014, past due interest and late charges totaling $12,000

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

were waived, and the loans are carrying a below-market interest rate for a period of five years. The reduced interest rate had an approximate cost of  $2,000 in both 2016 and 2015. The carrying value of these loans was $219,000 and $240,000 at December 31, 2016 and 2015, respectively. These loans are on non-accrual, so interest payments are applied to lower the Bank’s carrying value rather than applied to interest income.
A third credit, a commercial real estate loan in the amount of  $49,000, was classified in 2016 as a troubled debt restructure because the Bank is not collecting normal principal and interest payments. No ultimate loss is expected as the Bank and borrower undergo a program of collateral disposition. This loan is on non-accrual.
A fourth credit was an $80,000 residential real estate loan. The Bank bi-furcated this loan and the borrower is making principal and interest payments on $40,000 of it. This portion of the loan has been current for nine months, but remains on non-accrual. The other $40,000 was charged off the Bank’s books. The principal has not been forgiven, but interest on this portion has been forgiven as part of the troubled debt restructure.
The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, and current economic trends, among other factors. On a quarterly basis, the Bank loan review process analyzes these loans individually by grading the loans based on credit risk. The Bank uses the following definitions for classified loans:
Special Mention: Special mention loans have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.
Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Non-accrual loans are placed into this category.
Doubtful: Loans classified as doubtful have the weaknesses of those classified as substandard, with the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing factors, conditions, and values, improbable. Once a loan reaches this state, it is bank policy to charge it off, or charge it down to its estimated realizable value. It is therefore, rare and temporary to have any specific allowance against impaired or doubtful loans as part of the calculation for adequacy of the loan loss reserve.
As of December 31, 2016 and 2015, and based on the most recent analysis performed, the risk categories of loans are as follows, (in thousands of dollars):
	At December 31, 2016
	Pass	Special Mention	Substandard	Doubtful	Total Loans
Residential real estate loans	$68,513	$421	$377	$0	$69,311
Commercial loans secured by real estate	22,615	1,606	219	0	24,440
Commercial and agricultural loans	12,217	740	85	0	13,042
Consumer loans	8,787	0	0	0	8,787
Total Loans	$112,132	$2,767	$681	$0	$115,580

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	At December 31, 2015
	Pass	Special Mention	Substandard	Doubtful	Total Loans
Residential real estate loans	$59,628	$0	$394	$0	$60,022
Commercial loans secured by real estate	17,893	1,323	717	0	19,933
Commercial and agricultural loans	10,687	594	32	0	11,313
Consumer loans	8,118	0	0	0	8,118
Total Loans	$96,326	$1,917	$1,143	$0	$99,386

NOTE 5 — PREMISES AND EQUIPMENT
The Bank entered into a purchase agreement with Trustco Bank prior to the initial public stock offering. The agreement to purchase the Canajoharie, New York branch was finalized on December 2, 2005. The purchase and assumption agreement covered the 211 Erie Boulevard banking location, its furniture and equipment including ATM and bank vaults. On April 9, 2007, the Bank opened its second location in the City of Johnstown, Fulton County, New York. On April 3, 2013, the Bank opened its third location in the Town of Amsterdam, Montgomery County, New York. Both branches are full-service locations with ATMs and drive-up teller lanes.
The composition of Bank premises and equipment at December 31, 2016 and 2015, is as follows (in thousands of dollars):
	2016	2015
Main office building and land	$620	$620
Johnstown branch building and land	986	986
Amsterdam office building and land	1,406	1,406
Total building and land	3,012	3,012
Less accumulated depreciation	354	279
Building and land net of depreciation	2,658	2,733
Furniture, fixtures and equipment	988	953
Less accumulated depreciation	681	588
Furniture, fixtures and equipment, net of depreciation	307	365
Total fixed assets net of depreciation	$2,965	$3,098

NOTE 6 — GOODWILL
The carrying value of goodwill at December 31, 2016 and 2015 (in thousands of dollars), was $181.
NOTE 7 — COMMON STOCK
Total shares issued at December 31, 2016 and 2015, were 1,463,533 (see Note 11 — Stock Incentive Plan and Note 13 — Warrants).

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 8 — INCOME PER SHARE
Income per share is determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share are adjusted for the effect of stock options and warrants exercisable into common stock. For 2016 and 2015, the weighted average value of the options and warrants were below the exercise price, therefore having no effect on the diluted number of shares outstanding.
	For the Twelve Months ended December 31,
	2016	2015
Net income as reported	$508,124	$354,000
Weighted average common shares outstanding:
Basic	1,463,533	1,463,533
Diluted	1,463,533	1,463,533
Net income per common share:
Basic	$0.35	$0.24
Diluted	0.35	0.24
NOTE 9 — DEPOSITS
At December 31, the composition of the Bank’s deposits were as follows (in thousands of dollars):
	2016	2015
Checking	$31,007	$24,216
Savings and MMDA	39,842	35,235
Certificates of deposit	47,349	46,185
Totals	$118,198	$105,636

At December 31, the deposits of  $100,000 or more and their maturities were as follows (in thousands of dollars):
	2016
	Certificates of Deposits	MMDA Savings	Transaction Accounts(1)	Deposits Greater Than $100,000
Maturities:
Within one year or less	$17,318	$26,052	$16,483	$59,853
Greater than one less than two years	2,062	0	0	2,062
Greater than two less than three years	3,295	0	0	3,295
Greater than three less than four years	975	0	0	975
Greater than four less than five years	780	0	0	780
Greater than five years	2,463	0	0	2,463
Totals	$26,893	$26,052	$16,483	$69,428

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 8 — INCOME PER SHARE — (CONTINUED)

	2015
	Certificates of Deposits	MMDA Savings	Transaction Accounts(2)	Deposits Greater Than $100,000
Maturities:
Within one year or less	$14,303	$21,375	$11,695	$47,373
Greater than one less than two years	7,471	0	0	7,471
Greater than two less than three years	745	0	0	745
Greater than three less than four years	2,294	0	0	2,294
Greater than four less than five years	770	0	0	770
Greater than five years	703	0	0	703
Totals	$26,286	$21,375	$11,695	$59,356

(1)
Transaction accounts include interest and non-interest bearing checking accounts.

(2)
Transaction accounts include DDA, NOW and other interest bearing checking accounts.

NOTE 10 — BORROWED FUNDS
At December 31, borrowed funds consisted of the following (in thousands of dollars except for weighted average rate):
	2016		2015
	Amount	Weighted	Amount	Weighted
FHLB advances	$10,250	1.11%	$11,200	0.92%
OLOC, ACBB	0	0.00%	0	0.00%
Federal Home Loan Bank of New York advances are secured by pledging qualified collateral consisting primarily of government backed securities and one-to-four-family real estate loans. The collateral pledged for FHLB advances totaled $40.5 million at December 31, 2016.
Additionally, the Bank has an unsecured line of credit with the Atlantic Central Bankers Bank for $2 million, and a $2 million unsecured line of credit with Zions Bank. The outstanding balance with ACCB on December 31, 2016 and 2015 was $-0-. The outstanding balance with Zions Bank on December 31, 2016 and 2015 was $-0-.
At December 31, 2016, the interest rates on FHLB advances ranged from 0.73% to 1.79%. At December 31, 2016, the weighted average interest rate on FHLB advances was 1.11%.
NOTE 11 — STOCK INCENTIVE PLAN
The Bank sponsors a nonqualified stock incentive plan which provides certain key employees with the option to purchase shares of common stock. Under the 2005 Stock Incentive Plan, the Bank may grant options to its employees for up to 138,000 shares of common stock. The stock incentive plan has a minimum of one year of service vesting period. Stock option awards were granted with an option price equal to the market price at the time of the award. As of December 31, 2016, a total of 58.274 options were vested with an option price equal to the market price at grant date of  $10.00 per share maturing May 31, 2023.
The Bank has adopted ASC-718, Stock Compensation. In accordance with ASC-718, the Bank has recorded share-based compensation expense related to stock options based on the fair value of the options according to the vesting period of such awards. The fair value of the option award is determined by subtracting the market value of the Bank’s stock at the time of vesting from the option price at grant date.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 11 — STOCK INCENTIVE PLAN — (CONTINUED)

The stock prices at December 31, 2016 and 2015 were $6.84 and $7.15, respectively. These prices were below the exercise price. The Bank did not record share-based compensation expense in 2016 or 2015 with respect to stock options. The numbers of shares and exercise price of options for the years December 31, 2016 and 2015 are as follows:
	2016
	Number of Shares	Exercise Price	Fair Value
Options exercisable	58,274	$10.00	$0
Options nonexercisable	0	N/A	N/A
Total	58,274	$10.00	$0

	2015
	Number of Shares	Exercise Price	Fair Value
Options exercisable	58,274	$10.00	$0
Options nonexercisable	0	N/A	N/A
Total	58,274	$10.00	$0

NOTE 12 — PENSION PLAN
The Bank has a defined contribution pension plan with a 401(k) provision for all employees. The participants are immediately vested upon entering the plan. For 2016, the Bank matched 100% of employees’ 401(k) contributions up to 3% and for 2015, the Bank matched 100% of employees’ 401(k) contributions up to 3% of compensation. The Bank’s matching contributions for the years ended December 31, 2016 and 2015, were $37,275 and $39,974, respectively.
NOTE 13 — WARRANTS
In connection with the Bank’s initial stock offering, the Bank’s organizers were awarded a total of 70,000 warrants in recognition of the expertise imparted, time expended and the substantial financial risks undertaken by the organizers. The organizer warrants may be exercised any time before their expiration date of May 31, 2023. The exercise price for organizer warrants is $10.00 per share.
As of December 31, 2016, 70,000 organizer warrants were issued and unexercised.
Holders of warrants will be able to profit from any rise in the market price of the Bank’s common stock over the exercise price of the warrants because they will be able to purchase shares of the Bank’s common stock at a price that is less than the current market value.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 14 — FINANCIAL COMMITMENTS
The Bank is party to financial instruments with off-balance sheet risk. This off-balance sheet risk is generated during the normal banking business of assisting customers with their financial needs. These financial instruments include commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest risk in excess of the amount recognized on the balance sheet. The contract or notional amounts of outstanding commitments at December 31, were as follows (in thousands of dollars):
	2016	2015
Commitments to extend credit:
Loan commitments	$4,024	$4,526
Unadvanced construction loans	2,606	1,406
Unadvanced lines of credit	8,064	8,697
Outstanding commitments	$14,694	$14,629

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held is primarily real property. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank did not have standby letters of credit at the years ended December 31, 2016 or 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in a loan commitment. Management does not anticipate any material losses as a result of these commitments.
NOTE 15 — FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES
The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 15 — FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES — (CONTINUED)

The following table reports the carrying value and the estimated fair value of the Bank’s assets and liabilities as of the dates indicated:
	2016		2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
ASSETS:
Cash and due from Banks	$2,775	$2,775	$2,445	$2,445
Federal funds sold	0	0	0	0
Investment securities	20,134	19,875	23,961	23,934
Loans, net of provision for loan losses	113,785	112,935	97,836	98,608
Office premises and equipment	2,965	2,965	3,098	3,098
Other assets	1,846	1,846	2,029	2,029
LIABILITIES:
Deposits	$118,198	$118,359	$105,636	$105,908
FHLB advances and other borrowings	10,250	10,250	11,200	11,200
Other liabilities	473	473	472	472
NOTE 16 — REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency (OCC). Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The OCC regulations require savings institutions to maintain minimum levels of regulatory capital.
At December 31, 2016, the Bank was considered “well capitalized” for regulatory purposes. To be categorized as well capitalized, the Bank must maintain a minimum ratio of Tier 1 (core) capital to total assets of 5.00%; a minimum ratio of Tier 1 capital to risk-weighted assets of 8.00%; and a minimum ratio of total (core and supplemental) capital to risk-weighted assets of 10.00%. The Bank, under its Capital Plan, reviews factors that may significantly affect capital such as potential volatile components of capital, qualitative factors and if need be regulatory mandates. These factors could be material and would bring the Bank’s required capital ratios below well capitalized standards.
The following is a summary of the Bank’s Regulatory Capital at December 31, (in thousands of dollars except ratios):
	2016		2015
	Amount	Ratio	Amount	Ratio
Tier 1 leverage	$12,358	8.84%	$11,875	9.23%
Tier 1 risk-based capital	12,358	13.53%	11,875	14.27%
Total risk-based capital	13,506	14.79%	12,921	15.53%

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 16 — REGULATORY MATTERS — (CONTINUED)

Reconciliation from GAAP capital to regulatory capital (in thousands of dollars):
	2016	2015
GAAP capital	$12,325	$12,034
Other comprehensive (income) loss	214	22
Disallowed deferred tax assets	0	0
Intangible assets	(181)	(181)
Tier 1 capital	12,358	11,875
Portion of allowance for loan and lease losses allowable for calculation of total capital	1,148	1,046
Total regulatory capital	$13,506	$12,921

NOTE 17 — INCOME TAXES
The New York State franchise tax was determined using the average value of assets method for the years ended December 31, 2016 and 2015. The franchise tax (in thousands of dollars) for the years ended December 31, 2016 and 2015 was $3 and $10, respectively.
All items have been charged to income tax provision (benefit) with the exception of the net unrealized holding gain on Available-For-Sale securities which have been charged to other comprehensive income.
Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The details of the Bank’s income tax provision (benefit) are set forth below (in thousands of dollars):
	2016	2015
Current:
Federal	$282	$173
State	3	10
Total current	285	183
Deferred:
Federal	33	(32)
State	0	(1)
Total deferred	33	(32)
Total	$318	$150

Deferred tax assets for 2016 and 2015 are $350 and $356, respectively (in thousands of dollars), net of valuation allowances of  $327 and $195, respectively. The deferred tax assets were comprised of PAM startup costs, allowance for loan losses and net unrealized holding loss on Available-For-Sale securities.
Deferred tax liabilities for 2016 and 2015 are $66 and $81, respectively (in thousands of dollars) and were comprised of depreciation and net unrealized holding gain on Available-For-Sale securities.
Deferred taxes have been calculated with a blended Federal rate of 28% and a New York State rate of 7%.
The Bank follows the provisions of uncertain tax positions as addressed in FASB ASC-740. The Bank has reviewed its operations for uncertain tax positions and believes there are no significant exposures. The Bank will include interest on income tax liabilities in interest expenses and penalties in operations if such amounts arise.
The Bank files income tax returns in the U.S. federal jurisdiction and New York State. The Bank is no longer subject to U.S. federal and State income tax examinations by tax authorities for years before 2013.

PATRIOT FEDERAL BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 18 — FAIR VALUE MEASUREMENTS
As required by FASB ASC, Fair Value Measurements, the Bank is required to value securities based on the valuation measurement techniques and hierarchy established by the FASB ASC.
The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:
Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full value of the financial instrument.
Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The following table presents the financial instruments recorded at fair value by the Bank as of December 31, and no financial instruments with fair value estimates considered to be categorized as “Level 1” or “Level 3” (in thousands of dollars):
	AFS Securities Fair Value Measurements at Reporting Date Using
	Estimated Market Value	Quoted Prices Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
December 31, 2016
Securities AFS	$19,875	$0	$19,875	$0
	Estimated Market Value	Quoted Prices Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
December 31, 2015
Securities AFS	$23,934	$0	$23,934	$0
NOTE 19 — RELATED PARTY TRANSACTION
The Bank obtains insurance through an agency that is partially owned by a director of the Bank. Insurance coverage is reviewed annually to determine that all coverage is competitively priced and, in the opinion of management, the coverage obtained was the most favorable to the Bank. During the fiscal years ended December 31, 2016 and 2015, the Bank paid the agency approximately $27,221 and $33,609, respectively, for insurance coverage.
A former CEO and current Board member of the Bank is serving as a consultant to management and the Board for a period of 10 years. Compensation for the consulting services is $100,000 per year, beginning in 2014 through 2023.
NOTE 20 — SUBSEQUENT EVENTS
The Bank has evaluated subsequent events through the issuance date of the report. None were considered material to the issued financial statements.

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
(in thousands of dollars)
DECEMBER 31, 2016
	Patriot Federal Bank	Patriot Asset Management, Inc.	Total	Eliminations	Consolidated
ASSETS:
Cash and cash equivalents:	$2,535	$64	$2,599	$(64)	$2,535
Interest bearing deposits in banks	240	0	240	0	240
Investment securities available for sale at market value	19,875	0	19,875	0	19,875
Loans, net of allowance for loan losses	113,785	0	113,785	0	113,785
Total fixed assets	2,965	0	2,965	0	2,965
Intangible assets	181	0	181	0	181
Accrued interest receivable	473	0	473	0	473
Deferred tax assets	284	0	284	0	284
Non-marketable equity securities	697	0	697	0	697
Investment in Subsidiary	64	0	64	(64)	0
Total other assets	211	0	211	0	211
TOTAL ASSETS	$141,310	$64	$141,374	$(128)	$141,246
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits	$118,262	$0	$118,262	$(64)	$118,198
FHLB advances and other borrowings	10,250	0	10,250	0	10,250
Total all other liabilities	473	0	473	0	473
Total liabilities	128,985	0	128,985	(64)	128,921
Stockholders’ equity:
Common stock $1.00 par value and 2,000,000 authorized 1,463,533 shares issued and outstanding at end of 2016 and 2015 for Patriot Federal Bank	1,464	0	1,464	0	1,464
Paid-in capital excess of par	11,559	106	11,665	(106)	11,559
Retained earnings (deficit)	(484)	(42)	(526)	42	(484)
Acumulated other comprehensive income	(214)	0	(214)	0	(214)
Total stockholders’ equity	12,325	64	12,389	(64)	12,325
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$141,310	$64	$141,374	$(128)	$141,246

See independent auditors’ report.

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
(in thousands of dollars)
DECEMBER 31, 2015
	Patriot Federal Bank	Patriot Asset Management, Inc.	Total	Eliminations	Consolidated
ASSETS:
Cash and cash equivalents:	$1,854	$39	$1,893	$(39)	$1,854
Interest bearing deposits in banks	591	0	591	0	591
Investment securities available for sale at market value	23,934	0	23,934	0	23,934
Loans, net of allowance for loan losses	97,836	0	97,836	0	97,836
ORE	125	0	125	0	125
Total fixed assets	3,098	0	3,098	0	3,098
Intangible assets	181	0	181	0	181
Accrued interest receivable	441	0	441	0	441
Deferred tax assets	275	0	275	0	275
Non-marketable equity securities	762	0	762	0	762
Investment in Subsidiary	39	0	39	(39)	0
Total other assets	245	0	245	0	245
TOTAL ASSETS	$129,381	$39	$129,420	$(78)	$129,342
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits	$105,675	$0	$105,675	$(39)	$105,636
FHLB advances and other borrowings	11,200	0	11,200	0	11,200
Total all other liabilities	472	0	472	0	472
Total liabilities	117,347	0	117,347	(39)	117,308
Stockholders’ equity:
Common stock $1.00 par value and 2,000,000 authorized 1,463,533 shares issued and outstanding at end of 2015 and 2014 for Patriot Federal Bank	1,464	0	1,464	0	1,464
Common stock $0.01 par value 1,000 shares authorized and issued for Patriot Asset Management, Inc.	0	0	0	0	0
Paid-in capital excess of par	11,434	106	11,540	(106)	11,434
Retained earnings (deficit)	(992)	(67)	(1,059)	67	(992)
Stock-based compensation	150	0	150	0	150
Acumulated other comprehensive income	(22)	0	(22)	0	(22)
Total stockholders’ equity	12,034	39	12,073	(39)	12,034
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$129,381	$39	$129,420	$(78)	$129,342

See independent auditors’ report.

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATING STATEMENT OF OPERATIONS
(in thousands of dollars)
FOR THE YEAR ENDED DECEMBER 31, 2016
	Patriot Federal Bank	Patriot Asset Management, Inc.	Total	Eliminations	Consolidated
INTEREST INCOME:
Total interest and fee income on loans	$4,977	$0	$4,977	$0	$4,977
Interest income on securites investments and DFB	491	0	491	0	491
Dividends on non-marketable equity securities	33	0	33	0	33
Total interest and dividend income income	5,501	0	5,501	0	5,501
INTEREST EXPENSE:
Interest expense on deposits	748	0	748	0	748
Interest expense on borrowings	109	0	109	0	109
Total interest expense	857	0	857	0	857
Net interest income before provision for loan losses	4,644	0	4,644	0	4,644
PROVISION FOR LOAN LOSSES	272	0	272	0	272
NON-INTEREST INCOME
Equity in earnings	25	0	25	(25)	0
PAM income	0	90	90	0	90
Service charge income on deposits	191	0	191	0	191
Mortgage servicing fee income	29	0	29	0	29
Total other non-interest income	224	0	224	0	224
Gain (loss) on disposition of fixed assets	(14)	0	(14)	0	(14)
Gain (loss) on sale of other assets	(14)	0	(14)	0	(14)
Gain (loss) on sale of ORE	50	0	50	0	50
Total non-interest income	491	90	581	(25)	556
GAIN ON SALE OF INVESTMENT SECURITIES	13	0	13	0	13
NON-INTEREST EXPENSE:
Salaries and employee benefits	2,053	55	2,108	0	2,108
Occupancy and equipment expense	402	0	402	0	402
Pam rent expense	(3)	3	0	0	0
Other non-interest expense	1,598	7	1,605	0	1,605
TOTAL NON-INTEREST EXPENSE	4,050	65	4,115	0	4,115
NET INCOME BEFORE TAXES	826	25	851	(25)	826
INCOME TAX PROVISION	318	0	318	0	318
NET INCOME AFTER TAXES	508	25	533	(25)	508
RETAINED EARNINGS (DEFICIT) BEGINNING	(992)	(67)	(1,059)	67	(992)
RETAINED EARNINGS (DEFICIT) ENDING	$(484)	$(42)	$(526)	$42	$(484)

See independent auditors’ report.

PATRIOT FEDERAL BANK AND SUBSIDIARY
CONSOLIDATING STATEMENT OF OPERATIONS
(in thousands of dollars)
FOR THE YEAR ENDED DECEMBER 31, 2015
	Patriot Federal Bank	Patriot Asset Management, Inc.	Total	Eliminations	Consolidated
INTEREST INCOME:
Total interest and fee income on loans	$4,591	$0	$4,591	$0	$4,591
Interest income on securites investments and DFB	514	0	514	0	514
Dividends on non-marketable equity securities	42	0	42	0	42
Total interest and dividend income income	5,147	0	5,147	0	5,147
INTEREST EXPENSE:
Interest expense on deposits	652	0	652	0	652
Interest expense on borrowings	124	0	124	0	124
Total interest expense	776	0	776	0	776
Net interest income before provision for loan losses	4,371	0	4,371	0	4,371
PROVISION FOR LOAN LOSSES	503	0	503	0	503
NON-INTEREST INCOME
Equity in earnings	7	0	7	(7)	0
PAM income	0	69	69	0	69
Service charge income on deposits	185	0	185	0	185
Mortgage servicing fee income	15	0	15	0	15
Total other non-interest income	158	0	158	0	158
Gain (loss) on disposition of fixed assets	0	0	0	0	0
Gain on sale of loans	85	0	85	0	85
Gain (loss) on sale or revaluation of repossessed assets	15	0	15	0	15
Total non-interest income	465	69	534	(7)	527
GAIN ON SALE OF INVESTMENT SECURITIES	16	0	16	0	16
NON-INTEREST EXPENSE:
Salaries and employee benefits	1,910	51	1,961	0	1,961
Occupancy and equipment expense	401	0	401	0	401
Pam rent expense	(3)	3	0	0	0
Other non-interest expense	1,537	8	1,545	0	1,545
TOTAL NON-INTEREST EXPENSE	3,845	62	3,907	0	3,907
NET INCOME BEFORE TAXES	504	7	511	(7)	504
INCOME TAX PROVISION	150	0	150	0	150
NET INCOME AFTER TAXES	354	7	361	(7)	354
RETAINED EARNINGS (DEFICIT) BEGINNING	(1,346)	(74)	(1,420)	74	(1,346)
RETAINED EARNINGS (DEFICIT) ENDING	$(992)	$(67)	$(1,059)	$67	$(992)

See independent auditors’ report.

PATRIOT FEDERAL BANK
CONSOLIDATED STATEMENT OF CONDITION
(in thousands of dollars)
(unaudited)
AT MARCH 31, 2017 AND 2016
	2017	2016
ASSETS:
Cash and amounts due from depository institutions	$4,258	$1,412
Investment securities available for sale at market value	18,320	23,517
FHLB Stock	614	700
Loans, net of allowance for loan losses of $1,795 and $1,550 at December 31, 2016 and 2015, respectively.	117,323	100,413
Other real estate owned and other repossessed assets	—	125
Office premises and equipment	2,937	3,060
Goodwill and other intangibles	181	181
Other assets	1,028	978
TOTAL ASSETS	$144,660	$130,386
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits	$121,796	$105,647
FHLB advances and other borrowings	9,750	11,904
Other liabilities	641	538
Total liabilities	132,187	118,089
Stockholders’ equity:
Common stock $1.00 par value and 2,000,000 authorized; 1,463,533 shares issued and outstanding at March 31, 2017 and 2016	1,464	1,464
Paid-in capital excess of par	11,558	11,434
Retained earnings (deficit)	(406)	(894)
Stock-based compensation	—	150
Accumulated other comprehensive income (loss)	(143)	143
Total stockholders’ equity	12,473	12,297
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$144,660	$130,386

PATRIOT FEDERAL BANK
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of dollars, except share data)
(unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND MARCH 31, 2016
	2017	2016
INTEREST INCOME:
Interest and fee income on loans	$1,359	$1,177
Interest income on investments	121	140
Total interest income	1,480	1,317
INTEREST EXPENSE:
Interest expense on deposits	199	168
Interest expense on borrowings	31	28
Total interest expense	230	196
Net interest income before provision for loan losses	1,250	1,121
PROVISION FOR LOAN LOSSES	(30)	(75)
NON-INTEREST INCOME	129	114
GAIN ON SALE OF INVESTMENT SECURITIES	—	—
GAIN ON SALE OF LOANS	—	—
GAIN (LOSS) ON SALE OR REVALUATION OF REPOSSESSED ASSETS	—	—
GAIN (LOSS) ON DISPOSITION OF FIXED ASSETS	5	—
NON-INTEREST EXPENSE:
Salaries and employee benefits	561	504
Occupancy and equipment expense	59	76
Depreciation on buildings and equipment	44	48
Data Processing and IT Expense	179	169
Legal and professional fees	137	49
Other operating expenses	177	160
Total non-interest expense	1,157	1,006
NET INCOME BEFORE TAXES	197	154
INCOME TAX PROVISION	119	57
NET INCOME AFTER TAXES	$78	$97
INCOME PER SHARE:
Basic	$0.05	$0.07
Diluted	0.05	0.07

ANNEX F
Kinderhook Bank Corp.
and Subsidiaries

Consolidated Financial Statements

December 31, 2016 and 2015
With Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT
The Board of Directors and Stockholders
Kinderhook Bank Corp.
Kinderhook, New York
We have audited the accompanying consolidated financial statements of Kinderhook Bank Corp. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kinderhook Bank Corp. and Subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Peabody, Massachusetts
March 23, 2017

KINDERHOOK BANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015
(In Thousands, Except Share Data)
ASSETS	2016	2015
Cash and due from banks	$4,566	$4,991
Interest-bearing deposits with Federal Home Loan Bank and Federal Reserve Bank	6,510	21,215
Total cash and cash equivalents	11,076	26,206
Investments in available-for-sale securities (at fair value)	97,529	55,229
Investments in held-to-maturity securities (fair values of $1,132 as of December 31, 2016 and $126 as of December 31, 2015)	1,130	125
Federal Home Loan Bank stock, at cost	836	355
Federal Reserve Bank stock, at cost	705	660
Loans, net	328,400	316,289
Premises and equipment, net	8,159	8,509
Cash surrender value of life insurance policies	8,444	8,239
Accrued interest receivable	1,299	1,010
Other assets	2,990	2,370
Total assets	$460,568	$418,992
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$54,216	$50,105
Interest-bearing	344,371	317,437
Total deposits	398,587	367,542
Federal Home Loan Bank advances	10,000	—
Junior subordinated debentures and notes	11,876	11,856
Notes payable	230	298
Accrued interest payable	303	240
Other liabilities	3,223	3,703
Total liabilities	424,219	383,639
Stockholders’ equity:
Preferred stock, par value $25; authorized, 100,000 shares:
Series A, issued and outstanding, 12,087 shares 6% fixed rate non-cumulative convertible perpetual, liquidation value $350.00 per share as of December 31, 2016 and 2015	302	302
Series C, issued and outstanding, 20,687 shares 5.25% fixed rate non-cumulative convertible perpetual, liquidation value $357.15 per share as of December 31, 2016 and 2015	517	517
Common stock, par value $0.83; authorized, 2,000,000 shares; issued and outstanding 730,861.509 shares as of December 31, 2016 and 2015	607	607
Paid-in capital	16,121	16,121
Retained earnings	19,210	17,363
Accumulated other comprehensive (loss) income	(465)	386
Total Kinderhook Bank Corp. stockholders’ equity	36,292	35,296
Noncontrolling interest	57	57
Total stockholders’ equity	36,349	35,353
Total liabilities and stockholders’ equity	$460,568	$418,992

The accompanying notes are an integral part of these consolidated financial statements.

KINDERHOOK BANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2016 and 2015
(In Thousands, Except Share and Per Share Data)
	2016	2015
Interest and dividend income:
Interest and fees on loans	$15,814	$14,050
Interest on debt securities:
Taxable	796	449
Tax-exempt	727	690
Dividends	59	55
Other interest	25	25
Total interest and dividend income	17,421	15,269
Interest expense:
Interest on deposits	2,061	1,671
Interest on advances from Federal Home Loan Bank	—	9
Interest on notes payable	16	21
Interest on junior subordinated debentures	731	144
Total interest expense	2,808	1,845
Net interest and dividend income	14,613	13,424
Provision for loan losses	520	844
Net interest and dividend income after provision for loan losses	14,093	12,580
Noninterest income:
Customer service charges and fees	1,302	1,089
Gain on sales of loans	428	290
Gain on sales of available-for-sale securities	—	103
Gain on sale of The Kleeber Agency, Inc.	—	472
Insurance commissions and fees	—	802
Increase in cash surrender value life insurance	205	206
Other income	128	121
Total noninterest income	2,063	3,083
Noninterest expense:
Salaries and employee benefits	6,710	7,029
Occupancy expense	1,107	1,132
Equipment expense	594	482
Professional and assessment fees	507	503
Director fees	241	237
Advertising	419	371
Data processing	596	525
Federal Deposit Insurance Corp. assessment	280	265
Loss on sale of other real estate owned	—	62
Other expense	1,298	1,424
Total noninterest expense	11,752	12,030
Income before income tax expense	4,404	3,633
Income tax expense	1,256	1,368
Net income attributable to noncontrolling interest and Kinderhook Bank Corp.	3,148	2,265
Less: Net income attributable to noncontrolling interest	6	6
Net income	$3,142	$2,259
Earnings per common share, basic	$3.42	$2.13
Earnings per common share, assuming dilution	$2.97	$2.08

The accompanying notes are an integral part of these consolidated financial statements.

KINDERHOOK BANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2016 and 2015
(In Thousands)
	2016	2015
Net income	$3,142	$2,259
Other comprehensive loss, net of tax:
Net change in unrealized holding gain on available-for-sale securities, net of tax	(851)	(161)
Other comprehensive loss, net of tax	(851)	(161)
Comprehensive income	$2,291	$2,098

The accompanying notes are an integral part of these consolidated financial statements.

KINDERHOOK BANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2016 and 2015
(In Thousands, Except Share and Per Share Data)
	Preferred Stock			Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total
	Series A	Series B	Series C
Balance, December 31, 2014	$302	$175	$517	$607	$22,946	$16,429	$547	$57	$41,580
Net income						2,259			2,259
Other comprehensive loss, net of tax							(161)		(161)
Redemption of Series B preferred stock		(175)			(6,825)				(7,000)
Dividends declared ($0.85 per common share)						(621)			(621)
Dividends declared preferred stock						(704)			(704)
Balance, December 31, 2015	302	—	517	607	16,121	17,363	386	57	35,353
Net income						3,142			3,142
Other comprehensive loss, net of tax							(851)		(851)
Dividends declared ($0.89 per common share)						(650)			(650)
Dividends declared preferred stock						(645)			(645)
Balance, December 31, 2016	$302	$—	$517	$607	$16,121	$19,210	$(465)	$57	$36,349

The accompanying notes are an integral part of these consolidated financial statements.

KINDERHOOK BANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016 and 2015
(In Thousands)
	2016	2015
Cash flows from operating activities:
Net income	$3,142	$2,259
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization on securities, net	460	346
Gain on sales of available-for-sale securities	—	(103)
Provision for loan losses	520	844
Change in net deferred loan origination costs	(8)	(98)
Net gain on loans sold	(428)	(290)
Depreciation and amortization	532	463
Deferred tax benefit	(296)	(324)
(Increase) decrease in accrued interest receivable	(289)	75
Increase in interest payable	63	128
(Decrease) increase in other liabilities	(480)	297
Gain on sale of The Kleeber Agency, Inc.	—	(472)
Amortization of intangible assets	—	90
Amortization of deferred gain on sale of customer lists	—	(81)
Loss on sale of other real estate owned	—	62
Decrease in other assets	55	36
Increase in cash surrender value of life insurance policies	(205)	(206)
Net cash provided by operating activities	3,066	3,026
Cash flows from investing activities:
Purchases of available-for-sale securities	(49,595)	(30,582)
Proceeds from maturities, paydowns and calls of available-for-sale securities	5,441	5,913
Proceeds from sales of available-for-sale securities	—	33,176
Proceeds from maturities of held-to-maturity securities	125	1,139
Purchases of held-to-maturity securities	(1,130)	(125)
Purchases of Federal Home Loan Bank stock	(481)	(2,949)
Redemption of Federal Home Loan Bank stock	—	3,533
Purchases of Federal Reserve Bank stock	(45)	(90)
Payments received on notes receivable	164	140
Loan originations and principal collections, net	(21,215)	(32,215)
Proceeds from sales of loans	10,433	8,911
Loans purchased	(1,567)	(12,964)
Recoveries of loans previously charged off	154	39
Proceeds from sale of The Kleeber Agency, Inc.	—	1,773
Capital expenditures	(162)	(1,628)
Proceeds from sales of other real estate owned	—	377
Net cash used in investing activities	(57,878)	(25,552)

The accompanying notes are an integral part of these consolidated financial statements.

KINDERHOOK BANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016 and 2015
(In Thousands) (continued)
	2016	2015
Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	28,831	22,657
Net increase in time deposits	2,214	31,912
Net change in short-term advances	10,000	(14,000)
Proceeds from issuance of subordinated debt, net of issuance costs	—	9,812
Payments made on notes payable	(68)	(37)
Decrease in securities sold under agreements to repurchase	—	(178)
Redemption of Series B preferred stock	—	(7,000)
Dividends paid – preferred stock	(645)	(704)
Dividends paid – common stock	(650)	(621)
Net cash provided by financing activities	39,682	41,841
Net (decrease) increase in cash and cash equivalents	(15,130)	19,315
Cash and cash equivalents at beginning of year	26,206	6,891
Cash and cash equivalents at end of year	$11,076	$26,206
Supplemental disclosures:
Interest paid	$2,745	$1,717
Income taxes paid	2,110	1,239
Transfer from other real estate owned to other liabilities	—	168
Sale of The Kleeber Agency, Inc.:
Furniture, fixtures and equipment		$(32)
Other assets		(47)
Goodwill		(931)
Intangible assets		(291)
		(1,301)
Proceeds from sale		1,773
Gain on sale		$472

The accompanying notes are an integral part of these consolidated financial statements.

KINDERHOOK BANK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2016 and 2015
NOTE 1 — NATURE OF OPERATIONS
Kinderhook Bank Corp. (Company) is a New York corporation that was organized in 1996 to become the holding company of The National Union Bank of Kinderhook (Bank). The Company’s primary activity is to act as the holding company for the Bank. The Bank is a nationally chartered bank, headquartered in Kinderhook, New York. The Bank operates its business from eight banking offices located in New York. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in business and consumer loans, and in residential and commercial real estate loans.
NOTE 2 — ACCOUNTING POLICIES
The accounting and reporting policies of the Company and its subsidiaries conform to accounting principles generally accepted in the United States of America (GAAP) and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.
USE OF ESTIMATES:
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change are the determination of the allowance for loan losses.
BASIS OF PRESENTATION:
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and The Kleeber Agency, Inc. through December 7, 2015 and Kinderhook Holdings, Inc., which was formed on December 8, 2015, and the Bank’s wholly-owned subsidiary, Kinderhook Realty Holding Corp. The Kleeber Agency, Inc., an insurance agency, was sold on December 8, 2015. Kinderhook Holdings, Inc. was formed on December 8, 2015 upon the completion of the sale of the Kleeber Agency, Inc. Kinderhook Realty Holding Corp., a real estate investment trust, was formed to hold real estate mortgage loans. All significant intercompany accounts and transactions have been eliminated in the consolidation.
Kinderhook Capital Trust, an affiliate of the Company, was formed to sell capital securities to the public through a third party trust pool. In accordance with ASC 810-10, “Consolidation — Overall,” this affiliate has not been included in the consolidated financial statements.
CASH AND CASH EQUIVALENTS:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and interest-bearing deposits with Federal Home Loan Bank and Federal Reserve Bank.
The Bank is required to maintain average balances on hand with the Federal Reserve Bank of New York. As of December 31, 2016 and 2015, these reserve balances amounted to $5,715,000 and $2,239,000, respectively.
SECURITIES:
Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.
The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.
—
Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of stockholders’ equity. They are merely disclosed in the notes to the consolidated financial statements.

—
Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of stockholders’ equity until realized.

—
Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive (loss) income.
NON-MARKETABLE EQUITY SECURITIES:
The Bank is required to own shares of capital stock in the Federal Home Loan Bank of New York and the Federal Reserve Bank as a condition of membership. These securities do not have a readily determinable fair value, as their ownership is restricted. They are carried at cost and evaluated for impairment based on the ultimate recoverability of the cost basis.
LOANS:
Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.
Interest on loans is recognized on a simple interest basis.
Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans.
The accrual of interest on all loans is discontinued at the time the loan is 90 days past due unless the credit is both well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
General Component:
The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, home equity, commercial and consumer and other. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. These historical loss factors are adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; concentrations identified within the portfolio; effects of legal and regulatory requirements; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. Management follows a similar process to estimate its liability for off-balance sheet commitments to extend credit. There were no changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2016.
The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:
Residential real estate secured by first mortgages — The Company generally does not originate loans with a loan-to-value ratio greater than 90 percent and does not grant subprime loans. Loans in this segment are generally collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.
Commercial real estate — Loans in this segment are primarily income-producing properties throughout upstate New York. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management monitors the cash flows of these loans on an annual basis.
Home equity loans and lines — Loans in this segment are generally secured by a second lien position on owner-occupied residential real estate. Lines of credit do not amortize during the draw period of the loan.
Commercial loans — Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.
Consumer and other loans — Loans in this segment are generally secured and repayment is dependent on the credit quality of the individual borrower.
Allocated Component:
The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and certain other loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Although the Company evaluates individual consumer and residential real estate loans for impairment, such loans are generally not disclosed as impaired unless subject to a troubled debt restructuring agreement.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (TDR). All TDRs are initially classified as impaired.
Unallocated Component:
An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.
LOAN SERVICING:
The Company services loans for others. Loan servicing assets are recognized at fair value, as separate assets when rights are acquired through purchase or through sale of financial assets. Initial fair value is determined using prices for similar assets with similar characteristics. Capitalized servicing rights are reported in other assets and are amortized into loan servicing fee income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Fair value is based on a quarterly, third-party valuation model that calculates the present value of estimated future net servicing income. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Changes in the valuation allowance are reported in loan servicing fee income.
PREMISES AND EQUIPMENT:
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.
Premises and equipment are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable Impairment exists when the expected undiscounted future cash flows of premises and equipment are less than their carrying amount. In that event, the Company records a loss equal to the difference between the carrying amount and the fair value of the asset based on quoted market prices, if applicable, or a discounted cash flow analysis.
OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:
Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures. These properties are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure or transfer, establishing a new cost basis. Subsequent to foreclosure or transfer, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.
The Company classifies commercial loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place. An in-substance repossession or foreclosure occurs, and the Company is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either: (1) obtaining legal title to the residential real estate property upon completion of a foreclosure; or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.
BANK-OWNED LIFE INSURANCE:
The Company has purchased insurance policies on the lives of certain directors, executive officers and employees. Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in net cash surrender value of the policies, as well as insurance proceeds received, are reflected in noninterest income on the consolidated statements of income and are not subject to income taxes.
STOCK-BASED COMPENSATION:
Stock-based compensation represents the cost related to stock-based awards to officers and employees. The Company measures stock-based compensation cost at the grant date based upon the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period.
ADVERTISING:
The Company directly expenses costs associated with advertising as they are incurred.
INCOME TAXES:
The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.
FAIR VALUES OF FINANCIAL INSTRUMENTS:
ASC 825, “Financial Instruments,” requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:
Cash and cash equivalents:   The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate those assets’ fair values.
Securities (including mortgage-backed securities):   Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Loans receivable:   For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
Accrued interest receivable:   The carrying amount of accrued interest receivable approximates its fair value.
Deposit liabilities:   The fair values disclosed for interest and non-interest checking, passbook and statement savings, and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts.) Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
Federal Home Loan Bank advances:   Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.
Junior subordinated debentures:   Fair values of junior subordinated debentures are estimated using discounted cash flow analyses, using interest rates currently being offered for debentures with similar terms.
Notes payable:   Fair values of notes payable are estimated using discounted cash flow analyses, using interest rates currently offered for borrowings with similar terms.
Accrued interest payable:   The carrying amount of accrued interest payable approximates its fair value.
Off-balance sheet instruments:   The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.
EARNINGS PER COMMON SHARE:
Basic earnings per common share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
NONCONTROLLING INTEREST:
Noncontrolling interest represents the portion of ownership and interest expense that is attributable to the minority owners of Kinderhook Realty Holding Corp. The minority ownership is in the form of preferred stock. (see Note 10, “NONCONTROLLING INTEREST IN SUBSIDIARY”)
RECENT ACCOUNTING PRONOUNCEMENTS:
In May 2014 and August 2015, respectively, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09 and 2015-14, “Revenue from Contracts with Customers (Topic 606).” The objective of ASU 2014-09 is to clarify principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The guidance in ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, and interim periods within that period. Earlier application is permitted only as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently reviewing ASUs 2014-09 and 2015-14 to determine if they will have an impact on its consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 82510): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this ASU address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments and makes targeted improvements to GAAP as follows:
1.
Require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
2.
Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value.

3.
Eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost.

4.
Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

5.
Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the consolidated financial statements.

6.
Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

The amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption of the amendments in this ASU is permitted as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. In addition, the Bank, as permitted under the ASU, adopted item 3 during fiscal year 2015. The Company is currently reviewing the other amendments in this ASU to determine the impact on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This ASU was issued to increase transparency and comparability among organizations by requiring reporting entities to recognize all leases, including operating, as lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019. Early application is permitted. The Company anticipates that the adoption of this ASU will not have a material impact on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this ASU affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This ASU also requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of a reporting entity’s portfolio. Additionally, this ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this ASU earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company is currently reviewing the amendments in this ASU to determine the impact on its consolidated financial statements.

NOTE 3 — INVESTMENTS IN SECURITIES
Debt securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost basis of securities and their approximate fair values are as follows as of December 31:
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available-for-sale securities:
December 31, 2016:
Debt securities issued by U.S. government corporations and agencies	$37,274	$114	$212	$37,176
Debt securities issued by states of the United States and political subdivisions of the states	32,666	204	428	32,442
Mortgage-backed securities	12,344	53	19	12,378
Collateralized mortgage obligations	16,006	—	473	15,533
	$98,290	$371	$1,132	$97,529
December 31, 2015:
Debt securities issued by U.S. government corporations and agencies	$22,676	$82	$48	$22,710
Debt securities issued by states of the United States and political subdivisions of the states	31,364	596	21	31,939
Mortgage-backed securities	556	24	—	580
	$54,596	$702	$69	$55,229
Held-to-maturity securities:
December 31, 2016:
Debt securities issued by states of the United States and political subdivisions of the states	$1,130	$3	$1	$1,132

December 31, 2015:
Debt securities issued by states of the United States and political subdivisions of the states	$125	$1	$—	$126

The scheduled maturities of debt securities were as follows as of December 31, 2016:
	Available-For-Sale	Held-To-Maturity
	Fair Value	Amortized Cost Basis	Fair Value
	(In Thousands)
Due within one year	$1,490	$1,028	$1,031
Due after one year through five years	47,104	102	101
Due after five years through ten years	20,257	—	—
Due after ten years	767	—	—
Mortgage-backed securities	12,378	—	—
Collateralized mortgage obligations	15,533	—	—
	$97,529	$1,130	$1,132

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders’ equity as of December 31, 2016.

Debt securities with total carrying amounts of  $65,032,000 and $52,189,000 were pledged to secure public funds on deposit, Federal Home Loan Bank advances and available Federal Reserve Bank borrowings as of December 31, 2016 and 2015, respectively.
There were no sales of available-for sale securities during the year ended December 31, 2016. During the year ended December 31, 2015, proceeds from sales of available-for-sale securities amounted to $33,176,000, with gross realized gains of  $108,000 and gross realized losses of  $5,000.
The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows as of December 31:
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2016:
Debt securities issued by U.S. Government corporations and agencies	$19,670	$212	$—	$—	$19,670	$212
Debt securities issued by states of the United States and political subdivisions of the states	25,397	428	355	1	25,752	429
Mortgage-backed securities	5,133	19	—	—	5,133	19
Collateralized mortgage obligations	15,532	473	—	—	15,532	473
Total temporarily impaired securities	$65,732	$1,132	$355	$1	$66,087	$1,133

December 31, 2015:
Debt securities issued by U.S. Government corporations and agencies	$7,137	$48	$—	$—	$7,137	$48
Debt securities issued by states of the United States and political subdivisions of the states	3,677	10	1,190	11	4,867	21
Total temporarily impaired securities	$10,814	$58	$1,190	$11	$12,004	$69

The investments in the Company’s portfolio that are temporarily impaired as of December 31, 2016 consist of sixteen debt securities issued by U.S. Government corporations and agencies, eighty-five debt securities issued by states of the United States and political subdivisions of the states, and six debt securities collateralized by mortgage obligations. The aggregate unrealized loss from amortized cost basis is 1.69%. The unrealized losses in the above table related to debt securities are attributable primarily to changes in market interest rates and current market inefficiencies in the pricing of these types of securities. Company management has the ability and intent to hold these securities until cost recovery occurs and considers these declines to be temporary.

NOTE 4 — LOANS
Loans consisted of the following as of December 31:
	2016	2015
	(In Thousands)
Real estate:
Residential	$78,058	$72,684
Commercial	206,330	195,526
Home equity	11,554	12,529
Commercial	32,569	34,961
Consumer and other	3,424	3,496
	331,935	319,196
Net deferred loan origination costs	193	185
Allowance for loan losses	(3,728)	(3,092)
Net loans	$328,400	$316,289

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 2016 and 2015. Total loans to such persons and their companies amounted to $4,229,000 as of December 31, 2016 and $4,236,000 as of December 31, 2015.
The following tables set forth information regarding the allowance for loan losses by portfolio segment as of and for the years ending December 31:
	Real Estate:			Commercial	Consumer and Other	Unallocated	Total
	Residential	Commercial	Home Equity
	(In Thousands)
December 31, 2016:
Allowance for loan losses:
Beginning balance	$249	$2,184	$118	$515	$26	$—	$3,092
Charge-offs	—	(4)	—	(10)	(24)	—	(38)
Recoveries	—	85	—	53	16	—	154
(Benefit) provision	(10)	478	(25)	(70)	19	128	520
Ending balance	$239	$2,743	$93	$488	$37	$128	$3,728
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance:
Collectively evaluated for impairment	239	2,743	93	488	37	128	3,728
Total allowance for loan losses ending balance	$239	$2,743	$93	$488	$37	$128	$3,728
Loans:
Ending balance:
Individually evaluated for impairment	$27	$3,469	$—	$1,666	$—	$—	$5,162
Ending balance:
Collectively evaluated for impairment	78,031	202,861	11,554	30,903	3,424	—	326,773
Total loans ending balance	$78,058	$206,330	$11,554	$32,569	$3,424	$—	$331,935

	Real Estate:			Commercial	Consumer and Other	Unallocated	Total
	Residential	Commercial	Home Equity
	(In Thousands)
December 31, 2015:
Allowance for loan losses:
Beginning balance	$215	$1,855	$140	$490	$41	$54	$2,795
Charge-offs	—	(273)	—	(285)	(28)	—	(586)
Recoveries	—	1	—	20	18	—	39
Provision (benefit)	34	601	(22)	290	(5)	(54)	844
Ending balance	$249	$2,184	$118	$515	$26	$—	$3,092
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance:
Collectively evaluated for impairment	249	2,184	118	515	26	—	3,092
Total allowance for loan losses ending balance	$249	$2,184	$118	$515	$26	$—	$3,092
Loans:
Ending balance:
Individually evaluated for impairment	$24	$5,729	$—	$1,699	$—	$—	$7,452
Ending balance:
Collectively evaluated for impairment	72,660	189,797	12,529	33,262	3,496	—	311,744
Total loans ending balance	$72,684	$195,526	$12,529	$34,961	$3,496	$—	$319,196

The following is a summary of past due and non-accrual loans as of December 31:
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Past Due	Total Current	Total Loans	90 Days or More Past Due and Accruing	Nonaccrual Loans
	(In Thousands)
December 31, 2016:
Real estate:
Residential	$233	$95	$—	$328	$77,730	$78,058	$—	$219
Commercial	4,224	100	330	4,654	201,676	206,330	—	3,045
Home equity	4	—	—	4	11,550	11,554	—	15
Commercial	1,207	—	180	1,387	31,182	32,569	—	1,666
Consumer and other	—	—	—	—	3,424	3,424	—	—
Total	$5,668	$195	$510	$6,373	$325,562	$331,935	$—	$4,945
December 31, 2015:
Real estate:
Residential	$375	$100	$95	$570	$72,114	$72,684	$—	$242
Commercial	3,301	210	3,055	6,566	188,960	195,526	—	4,969
Home equity	45	—	7	52	12,477	12,529	—	16
Commercial	463	36	57	556	34,405	34,961	—	1,395
Consumer and other	19	6	—	25	3,471	3,496	—	—
Total	$4,203	$352	$3,214	$7,769	$311,427	$319,196	$—	$6,622

Information about loans that meet the definition of an impaired loan in ASC 310-10-35 is as follows as of and for the years ended December 31:
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
December 31, 2016:
With no related allowance recorded:
Real estate:
Residential	$27	$27	$—	$28	$1
Commercial	3,469	3,573	—	4,358	121
Commercial	1,666	1,666	—	1,746	9
Total impaired with no related allowance	$5,162	$5,266	$—	$6,132	$131
With an allowance recorded:
Real estate:
Residential	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—
Commercial	—	—	—	—	—
Total impaired with an allowance recorded	$—	$—	$—	$—	$—
Total
Real estate:
Residential	$27	$27	$—	$28	$1
Commercial	3,469	3,573	—	4,358	121
Commercial	1,666	1,666	—	1,746	9
Total impaired loans	$5,162	$5,266	$—	$6,132	$131
December 31, 2015:
With no related allowance recorded:
Real estate:
Residential	$24	$24	$—	$26	$1
Commercial	5,729	6,803	—	5,107	74
Commercial	1,699	2,239	—	1,028	37
Total impaired with no related allowance	$7,452	$9,066	$—	$6,161	$112
With an allowance recorded:
Real estate:
Residential	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—
Commercial	—	—	—	—	—
Total impaired with an allowance recorded	$—	$—	$—	$—	$—
Total
Real estate:
Residential	$24	$24	$—	$26	$1
Commercial	5,729	6,803	—	5,107	74
Commercial	1,699	2,239	—	1,028	37
Total impaired loans	$7,452	$9,066	$—	$6,161	$112

Credit Quality Information
The Company utilizes a nine grade internal loan rating system for commercial real estate and commercial loans. This risk rating system has been established to provide a consistent measure of the credit quality for all commercial credit exposures in the loan portfolio, and allows management to monitor the portfolio’s quality. A risk rating system is designed to provide an early warning signal of a deteriorating credit, is integral to pricing decisions and acts as a vital link in the process by which the Company determines the size of its allowance for loan losses. All commercial loan relationships must have a risk rating grade and be updated at least annually. Impaired loans are not formally risk rated since they are individually evaluated and assigned a specific allocation. Certain consumer loans, residential 1-4 family and home equity loans or any other open end credit must be risk rated if they become delinquent 90 days or more.
Loans rated 1 – 4:   Loans in these categories are considered “pass” rated loans with low to average risk.
Loans rated 5:   Loans in this category are considered “watch list” with marginal risk. These loans are to borrowers with strained liquidity and fully-leveraged balance sheets with a low equity cushion, and are closely monitored by management.
Loans rated 6:   Loans in this category are considered “special mention.” These loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date.
Loans rated 7:   Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the deficiency is not corrected.
Loans rated 8:   Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values highly questionable and improbable.
Loans rated 9:   Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as Company assets is not warranted.
It is the policy of the Company to review the ratings on all commercial and commercial real estate loan relationships annually. The Company also engages an independent third-party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

The following tables present the Company’s loans by risk rating at December 31:
	Real Estate			Commercial	Consumer and Other	Total
	Residential	Commercial	Home Equity
	(In Thousands)
December 31, 2016:
Loans rated 1 – 5	$—	$194,203	$—	$30,575	$—	$224,778
Loans rated 6	—	6,729	—	311	—	7,040
Loans rated 7	219	1,929	15	17	—	2,180
Performing loans not rated(A)	77,812	—	11,539	—	3,424	92,775
Impaired loans not rated(A)	27	3,469	—	1,666	—	5,162
Total	$78,058	$206,330	$11,554	$32,569	$3,424	$331,935
December 31, 2015:
Loans rated 1 – 5	$—	$187,239	$—	$32,974	$—	$220,213
Loans rated 6	275	2,206	—	87	—	2,568
Loans rated 7	276	352	181	201	—	1,010
Performing loans not rated(A)	72,109	—	12,348	—	3,496	87,953
Impaired loans not rated(A)	24	5,729	—	1,699	—	7,452
Total	$72,684	$195,526	$12,529	$34,961	$3,496	$319,196

(A)
Residential, home equity, consumer and other, and impaired loans are not formally risk rated.

The following tables set forth information regarding troubled debt restructurings that were restructured during the years ended December 31:
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars In Thousands)
December 31, 2016:
Troubled Debt Restructurings:
Real estate:
Residential	1	$7	$7
Commercial	2	903	903
Commercial	1	302	302
	4	$1,212	$1,212
December 31, 2015:
Troubled Debt Restructurings:
Real estate:
Commercial	3	$1,669	$1,669
Commercial	2	1,153	1,153
	5	$2,822	$2,822

There were four loans modified in 2016 as troubled debt restructurings. Two loans, with a recorded investment of  $903,000, were secured by commercial real estate. One modification extended the maturity date and one modification recast the loan’s amortization from 13 years to 20 years. One loan, with a recorded investment of  $302,000, was secured by non-real estate assets and was modified to extend the maturity date of the loan. One loan, with a recorded investment of  $7,000, was secured by residential real estate and was modified to reduce the interest rate and extend the maturity date.

The loans were individually evaluated for impairment and it was determined that no specific allocation was necessary. The loans were reported as impaired and all of the loans were on non-accrual status as of December 31, 2016.
There were five loans modified in 2015 as troubled debt restructurings. Two loans, with a recorded investment of  $1,153,000, were secured by non-real estate assets. The modifications allow the borrower to defer the principal portion of payments for a period of six months. Three loans, with a recorded investment of  $1,669,000, were secured by commercial real estate. Two modifications allow the borrower to defer the principal portion of payments for a period of six months, and one loan was modified to reduce the interest rate and extend the maturity date.
The loans were individually evaluated for impairment and it was determined that no specific allocation was necessary. The loans were reported as impaired and all of the loans were on non-accrual status as of December 31, 2015.
As of December 31, 2016 and 2015, there were no commitments to lend additional funds to borrowers whose loans were modified in troubled debt restructurings.
There were no loans modified as troubled debt restructurings during the years ended December 31, 2016 and 2015, for which a payment default occurred within twelve months of the restructuring.
As of December 31, 2016 and 2015, there were no consumer mortgage loans collateralized by residential real estate in the process of foreclosure.
Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others were $41,539,000 and $48,068,000 at December 31, 2016 and 2015, respectively.
The balance of capitalized net loan servicing rights included in other assets at December 31, 2016 and 2015 was $286,000 and $337,000, respectively. Mortgage servicing rights of  $164,000 and $122,000 were capitalized in 2016 and 2015, respectively. Amortization of capitalized mortgage servicing rights was $215,000 and $131,000 in 2016 and 2015, respectively. At December 31, 2016 and 2015, the fair value of the mortgage servicing rights exceeded their carrying value.
NOTE 5 — PREMISES AND EQUIPMENT
The following is a summary of premises and equipment as of December 31:
	2016	2015
	(In Thousands)
Land	$98	$98
Buildings and leasehold improvements	9,331	9,270
Furniture and equipment	3,601	3,500
	13,030	12,868
Accumulated depreciation and amortization	(4,871)	(4,359)
	$8,159	$8,509

Depreciation and amortization expense was $512,000 and $459,000 for the years ended December 31, 2016 and 2015, respectively.
NOTE 6 — DEPOSITS
The aggregate amount of time deposit accounts in denominations that meet or exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit of  $250,000 at December 31, 2016 and 2015 was $13,656,000 and $13,393,000, respectively.

As of December 31, 2016, the scheduled maturities of time deposits are as follows:
(In Thousands)
2017	$57,492
2018	22,709
2019	1,908
2020	800
2021	8
Total	$82,917

Deposits from related parties held by the Company as of December 31, 2016 and 2015 amounted to $13,671,000 and $11,701,000, respectively.
NOTE 7 — FEDERAL HOME LOAN BANK ADVANCES
Advances consist of funds borrowed from the Federal Home Loan Bank of New York (FHLB).
At December 31, 2016, there was one FHLB advance outstanding in the amount of  $10,000,000 with an interest rate of 0.74% and a maturity date of January 6, 2017. At December 31, 2015, there were no FHLB advances outstanding.
Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.
NOTE 8 — JUNIOR SUBORDINATED DEBENTURES AND NOTES
On September 27, 2004, Kinderhook Capital Trust (“Trust”), a Delaware statutory trust formed by the Company, completed the sale of  $2,000,000 of Trust Preferred Securities due December 15, 2034, adjustable every three months at three month LIBOR plus 2.70% (“Capital Securities”). At December 31, 2016 and 2015, the three month LIBOR was 1.00% and 0.61%, respectively. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $2,062,000 of Junior Subordinated Deferrable Interest Debentures (“Debentures”) of the Company. The Debentures are the sole assets of the Trust. Total expenses associated with the offering of  $33,000 were netted against the carrying value of the Debentures and are being amortized on a straight-line basis over the life of the Debentures.
The Capital Securities accrue and pay distributions quarterly based on the stated liquidation amount of $1,000 per Capital Security. The Company has fully and unconditionally guaranteed all of the obligations of the Trust. The guaranty covers the quarterly distributions and payments on liquidation or redemption of the Capital Securities, but only to the extent that the Trust has funds necessary to make these payments.
The Capital Securities are mandatorily redeemable upon the maturity of the Debentures on December 15, 2034 or upon earlier redemption as provided in the Indenture. The Company has the right to redeem the Debentures, in whole or in part, at the liquidation amount plus any accrued but unpaid interest to the redemption date.
In November 2016, the Bank borrowed $10,000,000 from other financial institutions in the form of subordinated notes. The subordinated notes are subordinate and junior in right of payment to the Bank’s obligations to its depositors, and its other obligations to its general and secured creditors, except such other creditors holding obligations of the Bank ranking on a parity with or junior to these subordinated notes. The subordinated notes carry an interest rate of 6.375%. Interest is paid quarterly with principle due on the maturity date of November 18, 2025. Total expenses associated with the offering of  $188,000 were netted against the carrying value of the subordinated notes and are being amortized on a straight-line basis over the contractual term of the notes. The subordinated notes qualify as Tier 2 capital for regulatory purposes.

NOTE 9 — NOTES PAYABLE
The Company had the following notes payable as of December 31:
	2016	2015
	(In Thousands)
Note payable to a third party maturing August 2022, payable in 180 equal monthly installments of $1,075, bearing interest at a rate of 7.00% as of December 31, 2016 and 2015	$60	$68
Note payable to a third party maturing November 2019, payable in 48 equal monthly installments of $5,391, bearing interest at a rate of 5.00% as of December 31, 2016 and 2015	170	230
	$230	$298

At December 31, 2016, scheduled repayments of notes payable obligations are as follows:
(In Thousands)
2017	$66
2018	67
2019	66
2020	11
2021	12
Thereafter	8
Total	$230

NOTE 10 — NONCONTROLLING INTEREST IN SUBSIDIARY
The Bank owns 100% of the common stock of its subsidiary, Kinderhook Realty Holding Corp (KRHC). The Bank also owns 94.6% of the KRHC preferred stock. Minority interest in KRHC consists of 114 shares of the preferred stock as of December 31, 2016 and 2015. All voting rights of KRHC vest exclusively with its common stockholder, the Bank. The preferred stock has a liquidation value of  $500 per share. The holders of the preferred stock are entitled to receive dividends, when, and if declared by the Board of Directors of KRHC. Such dividends declared are paid on such date as determined by the Board of Directors of KRHC.
NOTE 11 — INCOME TAXES
The components of the income tax expense are as follows for the years ended December 31:
	2016	2015
	(In Thousands)
Current:
Federal	$1,393	$1,515
State	159	177
	1,552	1,692
Deferred:
Federal	(263)	(298)
State	(33)	(26)
	(296)	(324)
Total income tax expense	$1,256	$1,368

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:
	2016	2015
	% of Income	% of Income
Federal income tax at statutory rate	34.0%	34.0%
Increase (decrease) in tax resulting from:
Tax-exempt income	(7.2)	(8.4)
Unallowable expenses	0.6	1.8
Goodwill write-off	—	7.4
Other	(0.7)	0.2
State tax expense, net of federal tax benefit	1.9	2.7
Effective tax rates	28.6%	37.7%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:
	2016	2015
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,520	$1,293
Phantom stock appreciation rights	436	423
Interest on nonperforming loans	167	94
Deferred gain	72	103
Lease step-up	13	2
Net unrealized holding loss on available-for-sale securities	296	—
Gross deferred tax assets	2,504	1,915
Deferred tax liabilities:
Depreciation	(336)	(319)
Servicing asset	(109)	(129)
Net unrealized holding gain on available-for-sale securities	—	(247)
Gross deferred tax liabilities	(445)	(695)
Net deferred tax asset	$2,059	$1,220

Deferred tax assets as of December 31, 2016 and 2015 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.
It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2016 and 2015, there were no material uncertain tax positions related to federal and state income tax matters. Interest and penalties, if any, are recorded as income tax expense.
NOTE 12 — EMPLOYEE BENEFITS
Defined Contribution Pension Plan
The Company has a 401(k) plan whereby substantially all employees participate in the plan. The Company matches employee contributions at a rate of 50% of up to 6% of employee salaries for employees enrolled in the plan. In addition, the Company may, in its sole and absolute discretion, make discretionary employer contributions to the plan. For the years ended December 31, 2016 and 2015 the Company made 401(k) contributions of  $257,000 and $268,000, respectively.

Phantom Stock Appreciation Rights Plan
In July 2006, the Company established the National Union Bank of Kinderhook Phantom Stock Appreciation Rights Plan (the “Plan”). Under the Plan, the Company may award Phantom Stock Appreciation rights (“PSARs”), as defined in the Plan, to certain officers and directors. The purpose of the Plan is to provide deferred compensation to officers and directors of the Company and to provide performance incentives for such persons. Such deferred compensation is based upon the award of PSARs, the value of which is related to the appreciation in the book value of the Bank.
Upon reaching the Normal Retirement Age, as defined in the Plan, the Company shall distribute to each participant the PSARs account value determined as of the end of the plan year immediately preceding the Normal Retirement Age. If a participant’s separation from service occurs prior to attaining Normal Retirement Age, he/she will receive a benefit equal to 100% of the PSARs account value determined as of the end of the plan year immediately preceding separation from service.
During the years ended December 31, 2016 and 2015, 16,830 and 18,830 PSARs were granted under the Plan, respectively. The total liability for PSARs included in other liabilities was $1,139,000 at December 31, 2016 and $1,104,000 at December 31, 2015. The related expense recognized in 2016 and 2015 was $232,000 and $210,000, respectively.
Employment and Change in Control Agreements
Effective January 1, 2006 and subsequently amended January 27, 2014, the Company entered into Change in Control Agreements (“Agreements”) with certain officers of the Company. In accordance with the Agreements, in the event of a change in control, as defined in the Agreements, the officers shall be entitled to a termination payment equal to a multiple, ranging from 1 to 2.99, of their average annual base compensation from the Company over the preceding five years.
Other Postretirement Benefits
In 2008, the Company adopted ASC 715 - 60, “Compensation — Retirement Benefits — Defined Benefit Plans,” and recognized a liability for the Company’s future postretirement benefit obligations under the Officer Supplemental Life Insurance Plan. The total liability for the arrangements included in other liabilities was $599,000 at December 31, 2016 and $550,000 at December 31, 2015. Expense under this arrangement was $49,000 for 2016 and $147,000 for 2015.
2016 Restricted Stock Plan
The Company adopted the Kinderhook Bank Corp. 2016 Restricted Stock Plan (the “Plan”), to provide officers and employees of the Company with additional incentives to further the success of the Company. In addition, the Plan is intended to further align the interest of officers and employees with the interests of the Company’s shareholders. Subject to permitted adjustments for certain corporate transactions, the Plan authorizes the issuance or delivery to participants of up to 30,000 shares of Kinderhook Bank Corp. common stock. The Plan shall be administered and interpreted by a committee (the “Committee”), which shall consist of either the board of directors (the “Board”) of the Company or two or more directors appointed by the Board, all of whom (unless the Board determines otherwise) shall be “non-employee directors” of the Board as defined in the plan. The Committee may determine the type and terms and conditions of the awards under the Plan, which shall be set forth in an award agreement delivered to each participant. The Plan was effective upon approval at the June 23, 2016 annual meeting. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders. However, any termination of the Plan will not affect outstanding awards. On January 2, 2017, 1,900 shares of restricted stock awards were issued or granted. (See Note 22)
NOTE 13 — PERPETUAL PREFERRED STOCK
Preferred stock has certain preferential rights with respect to cash dividends and upon liquidation of the Company. The 12,087 shares of preferred stock issued during 2009 are designated as Series A. All of the shares are non-voting except for certain matters that affect their rights. Holders of the stock are eligible to receive non-cumulative cash dividends in an amount per share equal, on an annual basis, to 6% applied to the Series A issue price of  $350, payable on a quarterly basis to holders of record of shares on the dividend record date. In the event of liquidation the holders of these shares are entitled to a preference in liquidation equal to the Series A issue price of  $350 per share plus an amount equal to all accrued but unpaid dividends on such shares. If elected by a holder (an Initial Offering Holder) of the Series A preferred stock who acquired his/her interest on or prior to September 30, 2009, or a holder (a Successor Holder) who acquired his/her shares from an Initial Holder, each share of Series A preferred stock can be converted to common shares at a conversion price of  $35 per share of common stock for each share of preferred, subject to adjustment in certain circumstances. If a Series A preferred stock holder who is not an Initial Offering Holder or Successor Holder elects to convert Series A preferred stock to common shares after August 15, 2013, the term “Conversion Price” shall mean, with respect to assigned per share value of the common stock, the greater of A) an amount equal to one hundred twenty five percent (125.0%) of the tangible common book value of the Company as determined by the Company’s total equity at the most recent quarter-end less any goodwill assets less any accumulated other comprehensive income adjustment (other than for investments marked-to-market) less any non-common equity components (such as preferred stock) divided by the number of common shares outstanding, or B) $35.00 per share of common stock, subject to adjustment. The Company has the right to redeem all or any lesser portion of the outstanding shares after five years of issue at 108% of the liquidation preference of  $350 plus accrued but unpaid dividends, but is under no obligation to redeem the preferred shares. At December 31, 2016 and 2015, there are 67,226 of shares authorized as preferred stock that are undesignated as to series and not included in the balance sheet within stockholders’ equity.
On August 9, 2012, as part of the United States Department of the Treasury (the Treasury) Small Business Lending Fund program (the SBLF), the Company entered into a Small Business Lending Fund — Securities Purchase Agreement (the Purchase Agreement) with the Secretary of the Treasury (the Secretary), pursuant to which the Company agreed to issue and sell, and the Secretary agreed to purchase, 7,000 shares of the Company’s Senior Non-cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of  $1,000 per share (the SBLF Preferred Stock), for a purchase price of  $7,000,000. The SBLF Preferred Stock was issued pursuant to the SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small business by providing capital to qualified community banks with assets of less than $10 billion.
The transaction described above closed on August 9, 2012. The SBLF Preferred Stock had no maturity date and ranked senior to the Company’s common stock and Series A and Series C preferred stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution or winding up of the Company.
The SBLF Preferred Stock qualified as Tier 1 capital and received non-cumulative dividends quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2012. The dividend rate fluctuated on a quarterly basis during the first 10 quarters during which the SBLF Preferred Stock was outstanding, based upon changes in the level of  “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement). Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, at December 31, 2014 and through the redemption date of November 19, 2015 (see below), the dividend rate payable by the Company on the Series B Preferred Stock was 1%.
The SBLF Preferred Stock was non-voting, except in limited circumstances.
On November 19, 2015, the Company redeemed all of the 7,000 outstanding shares of the Company’s SBLF Preferred Stock for the liquidation amount of  $1,000 per share. The aggregate redemption price of the SBLF Preferred Stock was $7,009,000, including dividends accrued but unpaid through, but not including, the redemption date.
In April 2014, the Company offered 22,400 shares of preferred stock designated as Series C for private placement. As a result of the offering, 20,687 shares were issued, raising $7,311,000 in capital, net of offering costs. All of the shares are non-voting except for certain matters that affect their rights. Holders of the stock are eligible to receive non-cumulative cash dividends in an amount per share equal, on an annual basis, to 5.25% applied to the Series C issue price of  $357.15, payable on a quarterly basis to holders of record of shares on the dividend record date. The Company may not declare or pay dividends on the Series C preferred stock unless all accrued and unpaid dividends on Series A and Series B preferred stock have been paid. In the event of liquidation the holders of these shares are entitled to a preference in liquidation equal to the Series C issue price of  $357.15 per share plus an amount equal to all accrued but unpaid dividends on such shares. The shares of Series C preferred stock are convertible at any time into shares of common stock at a rate of 10 shares of common stock for each share of preferred stock, subject to certain anti-dilution provisions. The Company has the right to redeem all or any lesser portion of the outstanding shares after five years of issue at 108% of the liquidation preference of  $357.15 plus accrued but unpaid dividends, but is under no obligation to redeem the preferred shares.
NOTE 14 — EARNINGS PER COMMON SHARE
Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income available to common stockholders are as follows:
	2016	2015
	(In Thousands, Except Share Data)
Basic earnings per common share computation:
Net income	$3,142	$2,259
Preferred stock dividends	(645)	(704)
Net income available to common stockholders	$2,497	$1,555
Weighted average common shares outstanding, basic	730,861.509	730,861.509
Basic earnings per common share	$3.42	$2.13
Diluted earnings per common share computation:
Net income available to common stockholders	$2,497	$1,555
Effect on income of assumed conversion of preferred stock	645	642
Net income available to common stockholders and assumed conversions	$3,142	$2,197
Weighted average common shares outstanding, basic	730,861.509	730,861.509
Assumed conversion of preferred stock	327,740.000	327,740.000
Weighted average common shares outstanding, assuming dilution	1,058,601.509	1,058,601.509
Diluted earnings per common share	$2.97	$2.08
NOTE 15 — OFF-BALANCE SHEET ACTIVITIES
The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2016 and 2015, the maximum potential amount of the Company’s obligation was $1,658,000 and $1,496,000, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.
Financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:
	2016	2015
	(In Thousands)
Commitments to originate loans	$10,737	$22,664
Unused commitments on commercial loans	28,877	28,699
Standby letters of credit	1,658	1,496
Credit cards, unused credit lines	2,675	2,670
Home equity lines	9,919	8,763
	$53,866	$64,292

Allowances for possible losses of  $241,000 and $284,000 on the above commitments are included in other liabilities at December 31, 2016 and 2015, respectively.
NOTE 16 — FAIR VALUE MEASUREMENTS
ASC 820-10, “Fair Value Measurement — Overall,” provides a framework for measuring fair value under generally accepted accounting principles. This guidance also allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.
In accordance with ASC 820-10, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.
Level 3 — Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value for December 31, 2016 and 2015. There were no significant transfers of assets between levels 1 and 2 of the fair value hierarchy during the year ended December 31, 2016.
The Company’s investment in securities available-for-sale is generally classified within level 2 of the fair value hierarchy. For these securities, we obtain fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.
Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.
The following summarizes assets and liabilities measured at fair value as of December 31.
ASSETS MEASURED AT FAIR VALUE ON A RECURRING BASIS
	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(In Thousands)
December 31, 2016:
Debt securities issued by U.S. government corporations and agencies	$37,176	$—	$37,176	$—
Debt securities issued by states of the United States and political subdivisions of the states	32,442	—	32,442	—
Mortgage-backed securities	12,378	—	12,378	—
Collateralized mortgage obligations	15,533	—	15,533	—
Totals	$97,529	$—	$97,529	$—
December 31, 2015:
Debt securities issued by U.S. government corporations and agencies	$22,710	$—	$22,710	$—
Debt securities issued by states of the United States and political subdivisions of the states	31,939	—	31,939	—
Mortgage-backed securities	580	—	580	—
Totals	$55,229	$—	$55,229	$—

There were no gains or losses for the periods ending December 31, 2016 and 2015 included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting dates.
There were no assets or liabilities carried on the consolidated balance sheets at December 31, 2016 and 2015 for which a nonrecurring change in fair value has been recorded.

The estimated fair values of the Company’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:
	December 31, 2016
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In Thousands)
Financial assets:
Cash and cash equivalents	$11,076	$11,076	$—	$—	$11,076
Available-for-sale securities	97,529	—	97,529	—	97,529
Held-to-maturity securities	1,130	—	1,132	—	1,132
Federal Home Loan Bank stock	836	836	—	—	836
Federal Reserve Bank stock	705	705	—	—	705
Investment in unconsolidated affiliate	62	—	62	—	62
Loans, net	328,400	—	—	332,319	332,319
Notes receivable	283	—	308	—	308
Accrued interest receivable	1,299	1,299	—	—	1,299
Financial liabilities:
Deposits	398,587	—	398,882	—	398,882
Federal Home Loan Bank advances	10,000	—	10,000	—	10,000
Junior subordinated debentures and notes	11,876	—	11,623	—	11,623
Notes payable	230	—	239	—	239
Accrued interest payable	303	303	—	—	303
	December 31, 2015
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In Thousands)
Financial assets:
Cash and cash equivalents	$26,206	$26,206	$—	$—	$26,206
Available-for-sale securities	55,229	—	55,229	—	55,229
Held-to-maturity securities	125	—	126	—	126
Federal Home Loan Bank stock	355	355	—	—	355
Federal Reserve Bank stock	660	660	—	—	660
Investment in unconsolidated affiliate	62	—	44	—	44
Loans, net	316,289	—	—	325,000	325,000
Notes receivable	447	—	456	—	456
Accrued interest receivable	1,010	1,010	—	—	1,010
Financial liabilities:
Deposits	367,542	—	367,625	—	367,625
Junior subordinated debentures and notes	11,856	—	11,711	—	11,711
Notes payable	298	—	306	—	306
Accrued interest payable	240	240	—	—	240

The carrying amounts of financial instruments shown in the above tables are included in the consolidated balance sheets under the indicated captions, except for investment in unconsolidated affiliate and notes receivable which are included in other assets. Accounting policies related to financial instruments are described in Note 2.
NOTE 17 — COMMITMENTS
As of December 31, 2016, the Company was obligated under non-cancelable operating leases for premises and equipment expiring between September 2017 and October 2025. The total minimum rental due in future periods under these existing agreements is as follows as of December 31, 2016:
(In Thousands)
2017	$328
2018	209
2019	128
2020	64
2021	69
Thereafter	265
Total	$1,063

Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. Certain leases contain options to extend for periods from five to thirty-eight years. One of the land leases contains a provision for additional rent based upon the balance of deposit accounts attributable to that branch. The cost of such rentals is not included above. The total rental expense amounted to $504,000 and $473,000 for the years ended December 31, 2016 and 2015, respectively.
At December 31, 2016 and 2015, the Company had $6,250,000 of letters of credit issued by the FHLB of New York to secure municipal deposits. As of December 31, 2016, the letters of credit have terms of less than one year and expire between February 7, 2017 and March 22, 2017. As of December 31, 2015, the letters of credit had terms of less than one year and expired between March 17, 2016 and May 2, 2016.
The Company entered into an agreement with a third party to provide the Company with account processing, item processing and other services. The term of the agreement commenced in August 2016 and expires in March 2021. The Company is obligated to pay minimum monthly charges per the agreement. The Company has the option to terminate the agreement subject to a penalty equal to eighty percent (80%) of the Company’s largest monthly invoice for each service received by the Company during the term multiplied by the remaining unused term of the agreement, not to exceed $500,000. As of December 31, 2016, the Company had no intent on terminating the agreement.
NOTE 18 — SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
Most of the Company’s business activity is with customers located within the state of New York. The majority of the Company’s loan portfolio is comprised of loans collateralized by real estate located in the state of New York.
NOTE 19 — OTHER COMPREHENSIVE LOSS
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of other comprehensive loss, included in stockholders’ equity are as follows during the years ended December 31:
	2016	2015
	(In Thousands)
Unrealized losses on securities:
Net unrealized holding losses on available-for-sale securities	$(1,394)	$(161)
Reclassification adjustment for realized gains in net income(1)	—	(103)
Other comprehensive loss before income tax effect	(1,394)	(264)
Income tax benefit	543	103
Other comprehensive loss, net of tax	$(851)	$(161)

(1)
Reclassification adjustments are comprised of realized securities gains. The gains during the year ended December 31, 2015 have been reclassified out of accumulated other comprehensive income and have affected certain lines in the consolidated statements of income as follows; the pre-tax amount is included in gain on sales of available-for-sale securities, the tax expense in the amount of  $40,000 is included in income tax expense and the after tax amount is included in net income.

Accumulated other comprehensive (loss) income consists of the following as of December 31:
	2016	2015
	(In Thousands)
Net unrealized holding (loss) gains on available-for-sale securities, net of tax	$(465)	$386
Accumulated other comprehensive (loss) income	$(465)	$386

NOTE 20 — REGULATORY MATTERS
The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 2016 and 2015, that the Bank could declare amounted to $4,231,000 and $3,695,000, respectively.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Effective January 1, 2015 (with a phase-in period of two to four years for certain components), the Bank became subject to capital regulations adopted by the Board of Governors of the Federal Reserve System (FRB) and the FDIC, which implement the Basel III regulatory capital reforms and the changes required by the Dodd-Frank Act. The regulations require a common equity Tier 1 (CET 1) capital ratio of 4.5%, a minimum Tier 1 capital to risk-weighted assets ratio of 6.0%, a minimum total capital to risk-weighted assets ratio of 8.0%, and a minimum Tier 1 leverage ratio of 4.0%. CET1 generally consists of common stock and retained earnings, subject to applicable adjustments and deductions. Under prompt corrective action regulations, in order to be considered “well capitalized,” the Bank must maintain a CET 1 capital ratio of 6.5%, a Tier 1 risk based capital ratio of 8.0%, a total risk based capital ratio of 10.0% and a Tier 1 leverage ratio of 5.0%. In addition, the regulations establish a capital conservation buffer above the required capital ratios that phases in beginning January 1, 2016 at 0.625% of risk-weighted assets and increases each year by 0.625% until it is fully phased in at 2.5% effective January 1, 2019. Failure to maintain the capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses. At December 31, 2016, the Bank exceeded the fully phased in regulatory requirement for the capital conservation buffer.
Management believes, as of December 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2016, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, Common Equity risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts and ratios are also presented in the table.
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of December 31, 2016:
Total Capital (to risk-weighted assets)	$47,914	13.59%	$28,202	8.0%	$35,253	10.0%
Tier 1 Capital (to risk-weighted assets)	43,945	12.47	21,152	6.0	28,202	8.0
Common Equity Tier 1
Capital (to risk-weighted assets)	43,945	12.47	15,864	4.5	22,914	6.5
Tier 1 Capital (to average assets)	43,945	9.61	18,291	4.0	22,863	5.0
As of December 31, 2015:
Total Capital (to risk-weighted assets)	$43,719	12.92%	$27,070	8.0%	$33,838	10.0%
Tier 1 Capital (to risk-weighted assets)	40,343	11.92	20,303	6.0	27,070	8.0
Common Equity Tier 1
Capital (to risk-weighted assets)	40,343	11.92	15,227	4.5	21,995	6.5
Tier 1 Capital (to average assets)	40,343	9.82	16,441	4.0	20,551	5.0
NOTE 21 — GOODWILL AND INTANGIBLE ASSETS
On December 8, 2015, the Company sold The Kleeber Agency, Inc., a wholly-owned subsidiary, for a total sales price of  $1,869,000, less commissions and working capital totaling $96,000. The Company received $1,773,000 in cash proceeds at closing. The assets sold consisted primarily of intangible assets. The Company recognized a gain on sale of  $472,000 as follows:
(In Thousands)
Net sales price	$1,773
Tangible assets sold	(79)
Intangible assets sold (including goodwill)	(1,222)
Gain on sale	$472

Amortization of covenants not to compete was being calculated on a straight-line basis and amortization of customer lists was being calculated using the sum-of-the-years’ digits method. During the year ended December 31, 2015, aggregate amortization expense was $90,000.

NOTE 22 — AGREEMENT AND PLAN OF MERGER
On March 14, 2017, the Company signed an Agreement and Plan of Merger (Agreement) with Patriot Federal Bank (Patriot). The proposed merger is an all-stock transaction. Pursuant to the terms of the Agreement, Patriot would merge into the Bank and Patriot shareholders would receive 0.3 shares of Company common stock for each share of Patriot common stock. Upon closing, Patriot shareholders will own approximately 29% of the stock of the combined company, on a fully-diluted basis. The transaction is subject to receipt of state and federal regulatory approvals and approval by the requisite votes of the shareholders of Patriot, and is expected to close in the fourth quarter of 2017. The Agreement contains certain provisions which state that in the event the Agreement is terminated, Patriot shall pay the Company a termination fee of  $525,000.
NOTE 23 — SUBSEQUENT EVENTS
Management has evaluated subsequent events through March 23, 2017, which is the date the consolidated financial statements were available to be issued. Management has not evaluated subsequent events after that date for inclusion in the consolidated financial statements.
On January 2, 2017, the Company issued 1,900 shares of restricted stock awards to certain officers and employees under the Restricted Stock Plan at $33.78 per share. (See Note 12).
On January 6, 2017, the Company entered into an agreement to purchase real estate in the amount of $2,500,000. This transaction is expected to close in the first quarter of 2017.
NOTE 24 — RECLASSIFICATIONS
Certain amounts in the prior years have been reclassified to be consistent with the current year’s statement presentation.

Kinderhook Bank Corp. and Subsidiaries
Consolidated Statement of Condition (unaudited)
March 31, 2017
CONSOLIDATED KBC March 31, 2017
Assets
Cash & due	$15,777,305.17
Investments	99,687,052.78
Investment in Kinderhook Capital Trust	62,000.00
Loans, net	328,262,486.50
Interest receivable	1,429,679.56
Fixed assets, net	10,578,117.67
Other assets	10,816,581.00
Total assets	$466,613,222.68
Liabilities and capital
Deposits	$404,918,047.93
Interest payable	157,661.25
FHLB borrowings	10,000,000.00
Dividends payable	158,231.34
Subordinated debt	9,837,826.76
Trust-preferred borrowing	2,042,750.00
Notes payable	213,742.14
Deferred income	167,602.98
Other liabilities	2,487,735.14
Total liabilities	429,983,597.54
Common stock	608,192.05
Preferred stock	819,350.00
Additional paid-in-capital, preferred stock	10,706,051.88
Unearned compensation – restricted stock	(60,963.88)
Unrealized loss on investments, net of taxes	(204,490.00)
Additional paid-in-capital	5,480,034.78
Retained earnings	19,281,450.31
Total capital	36,629,625.14
Total liabilities and capital	$466,613,222.68

Kinderhook Bank Corp. and Subsidiaries
Consolidated Statements of Operations (unaudited)
three months ended March 31, 2017
CONSOLIDATED KBC March 31, 2017
Interest income
Loans	$3,763,918.80
Securities	485,679.33
Federal funds sold & other	19,236.74
Total interest income	4,268,834.87
Interest expense	681,837.08
Net interest income	3,586,997.79
Provision for loan losses	10,000.00
Net interest income after provision for loan losses	3,576,997.79
Noninterest income
Service charges	396,976.56
Dividends	567.85
Other	83,463.48
Total noninterest income	481,007.89
Noninterest expense
Salaries and employee benefits	1,903,230.12
Occupancy	452,737.56
Merger and acquisition related expenses	242,913.19
Other	749,723.67
Total noninterest expense	3,348,604.54
Income before income taxes	709,401.14
Income tax expense	311,573.31
Net income	$397,827.83
Basic earnings per share	$0.33
Diluted earnings per share	$0.33

Annex G
March 14, 2017
Board of Directors
Kinderhook Bank Corporation
1 Hudson Street
Kinderhook, NY 12106
Ladies and Gentlemen:
Kinderhook Bank Corporation (“KBC”), its wholly owned subsidiary The National Union Bank of Kinderhook (“NUBK”) and Patriot Federal Bank (“Patriot”) intend to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Patriot will merge with and into NUBK, with NUBK continuing as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time, each share of Patriot common stock, $1.00 par value, issued and outstanding immediately prior to the Effective Time (“Patriot Common Stock”), other than certain shares described in the Agreement, will be converted into the right to receive 0.30 shares (the “Merger Consideration”) of the common stock, par value $0.83 per share, of KBC (the “KBC Common Stock”). The other terms and conditions of the Merger are more fully set forth in the Agreement and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. Solely in your capacity as members of the Board of Directors, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid by KBC .
Endicott Financial Advisors, L.L.C. (“Endicott”), as part of its consulting business, is periodically engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the draft of the Agreement, dated March 14, 2017; (ii) certain publicly available financial statements and other historical financial information for each of KBC and Patriot that we deemed relevant; (iii) financial analyses and forecasts for each of KBC and Patriot prepared by their respective management teams; (iv) certain other publicly available business and financial information relating to each of KBC and Patriot; (v) the views of senior management of each of KBC and Patriot of their respective past and current business operations, results thereof, financial condition and future prospects; (vi) the pro forma financial impact of the Merger on KBC based on assumptions related to transaction expenses, certain cost savings, purchase accounting adjustments and other synergies discussed with the senior management of KBC; (vii) a comparison of certain financial and other information for KBC and Patriot with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the publicly disclosed financial terms of certain other recent merger and acquisition transactions in the banking sector; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.
In performing our review, we have relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources, that was provided to us by KBC and Patriot, or that was otherwise reviewed by us and we have assumed accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the senior management of KBC and Patriot that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of KBC or Patriot, nor have we reviewed any individual credit files of KBC or Patriot. We did

March 14, 2017
Page — 2

not make an independent evaluation of the adequacy of the allowance for loan losses of KBC or Patriot and we have assumed, with your consent that the respective allowances for loan losses for both KBC and Patriot are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial forecast and cost savings information (including the amount, timing and achievability thereof) reviewed with KBC and Patriot management, we have assumed that they reflect the best currently available estimates and good faith judgements of the senior management as to the future performance of KBC and Patriot. We express no opinion as to any such estimates or the assumptions on which they are based. We have also assumed that there has been no material change in KBC or Patriot’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that KBC and Patriot will remain as going concerns for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.
For the purposes of rendering this opinion, we have assumed that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the “documents”) that are referred to therein are true and correct, that each party to the documents will perform all the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger will be obtained without the imposition of any delay, limitation, or restriction, including any divestiture requirement or amendment or modification, that would have an adverse effect on the future results of operations or financial condition of the combined entity or on the contemplated benefits of the Merger.
Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.
We have acted as a financial consultant to the Board of Directors of KBC in connection with the Merger and will receive a fee for our services, none of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, none of which is contingent upon the closing of the Merger. We also act as a consultant to KBC on an ongoing basis for which we receive customary fees and expense reimbursement. In addition, KBC has agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of KBC and Patriot for our and our affiliates’ own accounts and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.
This letter is directed to the Board of Directors of KBC in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of KBC or Patriot as to how that shareholder should vote on the proposed Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by KBC and does not address the underlying business decision of KBC to engage in the Merger, the form or structure of the Merger or the relative merits of the Merger as compared to alternatives that may exist for KBC. We also do not express any opinion as to the fairness of the amount or nature of any compensation to any officers, directors, or employees of KBC or Patriot or any class of such persons relative to the holders of KBC Common Stock or Patriot Common Stock. This opinion shall not be disclosed to any person without Endicott’s prior written consent and is not to be quoted or referred to, in whole or in part, or used or relied upon for any other purpose, without our prior written consent; provided, however, that Endicott will provide its consent for the opinion to be included in required regulatory filings to be completed in connection with the Merger. Any description or reference to us in any publicly available document or regulatory filing will be subject to our prior review and approval.

March 14, 2017
Page — 3

This opinion was approved by our internal fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to KBC.
Very truly yours,
Endicott Financial Advisors, L.L.C.

PATRIOT FEDERAL BANK IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card A Proposals — The Board of Directors recommends a vote “FOR” each of the listed proposals. 1. To approve and adopt the Agreement and Plan of Merger, dated as of March 14, 2017, by and among Kinderhook Bank Corp. (“KBC”), The National Union Bank of Kinderhook (“Kinderhook”) and Patriot Federal Bank (“Patriot”), pursuant to which Patriot will merge with and into Kinderhook (the “Merger Agreement”), as more fully described in the proxy statement/offering circular. 2. To elect three (3) Directors, each to serve for a term of three (3) years: For Withhold For Withhold For Withhold 01 - C. Alfred Santillo ☐ ☐ 02 - Stanley K. Dickson ☐ ☐ 03 - Albert V. Turo ☐ ☐ INSTRUCTION: - To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) on the line below. ________________________________________________ 3. To consider and vote on a proposal to the adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve and adopt the Merger Agreement. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box + For Against Abstain ☐ ☐ ☐ / / + For Against Abstain ☐ ☐ ☐ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY - PATRIOT FEDERAL BANK ANNUAL MEETING OF SHAREHOLDERS — AUGUST 29, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby appoints the official proxy committee, consisting of the Board of Directors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Bank which the undersigned is entitled to vote at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Canajoharie Library and Art Gallery, 2 Erie Blvd., Canajoharie, NY 13317, on August 29, 2017, at 10:00 a.m. local time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows: THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. Should the above signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the secretary of the Bank at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the secretary of the Bank at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. The above signed acknowledges receipt from the Bank prior to the execution of this proxy of notice of the Annual Meeting, a Proxy Statement dated [_______], 2017 and audited financial statements. PLEASE COMPLETE AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PART III
EXHIBIT INDEX
Exhibit No.	Description
2.1	Certificate of Incorporation of Kinderhook Bank Corp.*
2.1.1	Amendments to the Certificate of Incorporation of Kinderhook Bank Corp.*
2.2	Bylaws of Kinderhook Bank Corp.*
2.2.1	Amendments to the Bylaws of Kinderhook Bank Corp.*
3.1	See Exhibit 2.1 and 2.1.1 defining the rights of holders of common stock.*
6.1	Employment Agreement, dated as of March 14, 2017, by and between Kinderhook Bank Corp. and Kathleen J. Wolfe.*
6.2	Employment Agreement, dated as of March 8, 2017, by and between Kinderhook Bank Corp. and Hans W. Drews.*
6.3	Settlement Agreement, dated as of March 14, 2017, by and between Kinderhook Bank Corp. and Kathleen J. Wolfe.*
6.4	Settlement Agreement, dated as of March 14, 2017, by and between Kinderhook Bank Corp. and Stanley K. Dickson.*
6.5	Assignment, Consent and Assumption of Consulting Agreement, dated as of March 14, 2017, by and between The National Union Bank of Kinderhook, Patriot Federal Bank and Gordon E. Coleman.*
6.6	Amended Employment Agreement By and Among Kinderhook Bank Corp, National Union Bank of Kinderhook and John A. Balli dated June 5, 2014.*
6.7	Amended Employment Agreement by and Among Kinderhook Bank Corp, National Union Bank of Kinderhook and Thomas H. Signor dated January 27, 2014.*
6.8	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Mary Barford dated July 26, 2006.*
6.9	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated July 26, 2006 for Mary Barford dated November 20, 2007.*
6.10	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Carl A. Florio dated January 1, 2017.*
6.11	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with David Ginsberg dated July 26, 2006.*
6.12	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated July 26, 2006 for David Ginsberg dated November 20, 2007.*
6.13	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Brian C. Hart dated April 21, 2009.*
6.14	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Jennifer K. Harvey dated January 1, 2015.*
6.15	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Thomas Hunt dated July 26, 2006.*
6.16	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated July 26, 2006 for Thomas Hunt dated November 20, 2007.*
6.17	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Brian Kelly dated July 26, 2006.*
6.18	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated July 26, 2006 for Brian Kelly dated November 20, 2007.*
6.19	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Anthony S. Maney dated April 19, 2007.*

Exhibit No.	Description
6.20	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated April 19, 2007 for Anthony S. Maney dated November 20, 2007.*
6.21	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with James Monahan dated July 26, 2006.*
6.22	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated July 26, 2006 for James Monahan dated November 20, 2007.*
6.23	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Nancy K. Patzwahl dated January 1, 2015.*
6.24	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Scott Shallo dated July 31, 2007.*
6.25	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement for Scott Shallo dated November 20, 2007.*
6.26	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Robert Sherwood dated December 22, 2015.*
6.27	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with John Balli dated July 26, 2006.*
6.28	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated July 26, 2006 for John Balli dated November 7, 2007.*
6.29	The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement with Thomas Signor dated July 26, 2006.*
6.30	First Amendment to The National Union Bank of Kinderhook Phantom Stock Appreciation Rights Agreement Dated July 26, 2006 for Thomas Signor dated November 7, 2007.*
6.31	Kinderhook Bank Corp. Restricted Stock Agreement with John A. Balli dated January 2, 2017.*
6.32	Kinderhook Bank Corp. Restricted Stock Agreement with Edward J. Campanella dated January 2, 2017.*
6.33	Kinderhook Bank Corp. Restricted Stock Agreement with Thomas H. Signor dated January 2, 2017.*
7.1
Agreement and Plan of Merger, dated March 14, 2017, by and among Kinderhook Bank Corp., The National Union Bank of Kinderhook, and Patriot Federal Bank (filed as Annex A of the Proxy Statement/Offering Circular included in Part II of this Form 1-A).*

10.1	Power of Attorney (contained as part of the signature pages to this proxy statement/offering circular).
11.1	Consent of Baker Newman & Noyes, P.A., LLC, independent registered public accounting firm for Kinderhook Bank Corp.
11.2	Consent of West & Company, CPA, P.C., independent registered public accounting firm for Patriot Federal Bank.
11.3	Consent of Cranmore FitzGerald & Meaney, legal counsel to Kinderhook Bank Corp. (included in Exhibits 12.1 and 12.2).*
11.4	Consent of Hunton & Williams, legal counsel to Patriot Federal Bank (included in Exhibit 12.3).*
11.5	Consent of The Bank Advisory Group, financial advisor to Patriot Federal Bank.
11.6	Consent of Endicott Financial Advisors, LLC, financial advisor to Kinderhook Bank Corp.
12.1	Legal Opinion of Cranmore, FitzGerald & Meaney, legal counsel to Kinderhook Bank Corp.*
12.2	Opinion of Cranmore, FitzGerald & Meaney regarding certain tax matters.*
12.3	Opinion of Hunton & Williams regarding certain tax matters.*

*
Previously filed

SIGNATURES
Pursuant to the requirements of Regulation A under the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Kinderhook, State of New York, on July 14, 2017.
KINDERHOOK BANK CORP.
By:	/s/ John A. Balli
John A. Balli,
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes John A. Balli, or his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within offering statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities stated and on the 14th day of July, 2017.
/s/ John A. Balli
John A. Balli, President and Chief Executive Officer (Principal Executive Officer)
/s/ Edward J. Campanella
Edward J. Campanella Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Scott D. Shallo
Scott D. Shallo Chair, Director
/s/ Mary L. Barford
Mary L. Barford Director
/s/ Carl A. Florio
Carl A. Florio Director

/s/ David M. Ginsberg
David M. Ginsberg Director
/s/ Brian C. Hart
Brian C. Hart Director
/s/ Jennifer K. Harvey
Jennifer K. Harvey Director
/s/ Thomas W. Hunt
Thomas W. Hunt Director
/s/ Brian F. Kelly
Brian F. Kelly Director
/s/ Anthony S. Maney
Anthony S. Maney Director
/s/ James M. Monahan
James M. Monahan Director
/s/ Nancy K. Patzwahl
Nancy K. Patzwahl Director
/s/ Robert Sherwood
Robert Sherwood Director